 Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-291759

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of 1st Colonial Bancorp, Inc.:
On behalf of the board of directors of 1st Colonial Bancorp, Inc. (“1st Colonial”), we are pleased to enclose the accompanying proxy statement/prospectus relating to the proposed acquisition by Mid Penn Bancorp, Inc. (“Mid Penn”) of 1st Colonial. We are requesting that you take certain actions as a holder of 1st Colonial common stock (a “1st Colonial shareholder”).
On September 24, 2025, Mid Penn and 1st Colonial entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which Mid Penn will acquire 1st Colonial. The transaction will create a combined entity with pro forma total assets of more than $7.1 billion, total deposits of approximately $6.1 billion, gross loans of more than $5.4 billion and an expanded product and service offering and operational footprint across the Philadelphia market and a shared commitment to community engagement as of September 30, 2025.
At the effective time of the merger (the “effective time”), each share of common stock, par value $0.0 per share, of 1st Colonial (“1st Colonial common stock”) issued and outstanding immediately prior to the effective time, other than certain shares held by 1st Colonial, will be converted into the right to receive, at the election of the holder of such shares of 1st Colonial common stock and subject to adjustment and proration as described in the merger agreement, either (a) 0.6945 of a share of common stock, par value $1.00 per share, of Mid Penn (“Mid Penn common stock”) and cash in lieu of fractional shares (the “stock consideration”) or (b) $18.50 per share of 1st Colonial common stock (the “cash consideration”). Sixty percent (60%) of 1st Colonial common stock outstanding as of the effective time will be converted into the stock consideration and the remaining forty percent (40%) will be converted into the cash consideration. Following the completion of the merger, former 1st Colonial shareholders will hold approximately eight percent (8%) of Mid Penn’s outstanding common stock.
The common stock of Mid Penn trades on the Nasdaq Global Market under the symbol “MPB.” 1st Colonial common stock is quoted on the OTC Pink Limited Market under the symbol “FCOB.” On September 23, 2025, the last full trading day preceding the public announcement of the merger, the closing price of Mid Penn common stock was $30.31 per share and the closing price of 1st Colonial common stock was $17.32 per share. On December 18, 2025, the latest practicable trading day before the date of the accompanying proxy statement/prospectus, the closing price of Mid Penn common stock was $32.89 per share and the closing price of 1st Colonial common stock was $20.50 per share.
Based on the stock consideration and cash consideration mix, and on the closing stock price of Mid Penn common stock of $30.31 as of September 23, 2025, the last full trading day prior to public announcement of the merger, the value of the per share merger consideration payable to holders of 1st Colonial common stock was approximately $20.03 as of such date.
As a result of the foregoing, based on the number of shares of Mid Penn common stock and 1st Colonial common stock, outstanding as of September 24, 2025, the date of the merger agreement, it is expected that Mid Penn shareholders will hold approximately ninety-two percent (92%), and 1st Colonial shareholders will hold approximately eight percent (8%), of the shares of the combined company outstanding immediately after the effective time.
The value of Mid Penn common stock at the completion of the merger could be greater than, less than or the same as the value of Mid Penn common stock on the date of this proxy statement/prospectus. We urge you to obtain current market quotations for Mid Penn common stock.
We expect the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, 1st Colonial shareholders generally will only recognize gain (but not loss) in an amount not to exceed the cash (if any) received as part of the merger consideration but will recognize gain or loss (1) if such holder received the entirety of its consideration in cash or (2) with respect to any cash received in lieu of fractional shares of Mid Penn common stock.
Before we complete the merger, the 1st Colonial shareholders must approve and adopt the merger agreement. The special virtual meeting of 1st Colonial shareholders (the “1st Colonial special meeting”) will be held virtually via live webcast at https://web.viewproxy.com/FCOB/2026 at 10:00 a.m., Eastern Time, on February 11, 2026. At the 1st Colonial special meeting, in addition to other business, 1st Colonial will ask its shareholders to adopt and approve and adopt the merger agreement. Information about the 1st Colonial special meeting and the merger is contained in the accompanying proxy statement/prospectus. We urge you to read this document carefully and in its entirety.

The 1st Colonial board of directors has determined that the merger is advisable and in the best interests of 1st Colonial and the 1st Colonial board of directors unanimously recommends that the 1st Colonial shareholders vote “FOR” each of the proposals to be considered at the special meeting.
This document, which serves as a proxy statement for the 1st Colonial special meeting and as a prospectus for the shares of Mid Penn common stock to be issued in the merger to 1st Colonial shareholders, describes the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including the section entitled “Risk Factors,” beginning on page 21. You can also obtain information about Mid Penn from documents that Mid Penn has filed with the Securities and Exchange Commission that are incorporated into the accompanying proxy statement/prospectus.
If you have any questions concerning the proposed merger or the vote being solicited herein, please contact 1st Colonial’s proxy solicitor at:
Laurel Hill Advisory Group
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and Brokers Call (516) 933-3100
All Others Call Toll-Free (888) 742-1305
On behalf of 1st Colonial, thank you for your prompt attention to this important matter.
Sincerely,
Robert B. White
President and Chief Executive Officer
1st Colonial Bancorp, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Mid Penn or 1st Colonial, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The accompanying proxy statement/prospectus is dated December 19, 2025, and it is first being mailed or otherwise delivered to 1st Colonial shareholders on or about December 29, 2025.

1st Colonial Bancorp, Inc.
1000 Atrium Way, Suite 200
Mount Laurel, New Jersey 08054
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To the shareholders of 1st Colonial Bancorp, Inc.:
On September 24, 2025, Mid Penn Bancorp, Inc. (“Mid Penn”) and 1st Colonial Bancorp, Inc. (“1st Colonial”) entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special virtual meeting of shareholders of 1st Colonial common stock (such holders referred to as the “1st Colonial shareholders,” and such meeting, the “1st Colonial special meeting”) will be held virtually via live webcast at https://web.viewproxy.com/FCOB/2026 at 10:00 a.m. Eastern Time, on February 11, 2026, to consider and vote on:
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a proposal to approve and adopt the merger agreement, which provides for, among other things, the merger of 1st Colonial with and into Mid Penn (the “1st Colonial merger proposal”); and

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a proposal to adjourn the 1st Colonial special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the 1st Colonial special meeting to approve and adopt the 1st Colonial merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to 1st Colonial shareholders (the “1st Colonial adjournment proposal”).

You will be able to attend the 1st Colonial special meeting by first registering at https://web.viewproxy.com/FCOB/2026. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the 1st Colonial special meeting date. 1st Colonial shareholders will be able to listen, vote and submit questions during the virtual meeting.
The board of directors of 1st Colonial (the “1st Colonial board of directors”) has fixed the close of business on December 15, 2025 as the record date for the 1st Colonial special meeting (the “1st Colonial record date”). Only holders of record of 1st Colonial common stock as of the close of business on the 1st Colonial record date are entitled to notice of, and to vote at, the 1st Colonial special meeting, or any adjournment or postponement thereof. Holders of 1st Colonial common stock have appraisal rights under Pennsylvania law entitling them to obtain payment in cash for the fair value of their shares of 1st Colonial common stock, provided they comply with each of the requirements under Pennsylvania law, including not voting in favor of the 1st Colonial merger proposal and providing timely notice to 1st Colonial. For more information regarding appraisal rights, please see the section entitled “Appraisal Rights” beginning on page 91.
The 1st Colonial board of directors has unanimously determined that the merger is advisable and in the best interests of 1st Colonial and unanimously recommends that 1st Colonial shareholders vote “FOR” the 1st Colonial merger proposal and “FOR” the 1st Colonial adjournment proposal. In accordance with the terms of the merger agreement, each director and executive officer of 1st Colonial has entered into an affiliate letter with Mid Penn pursuant to which they have agreed to vote “FOR” the approval and the adoption of the merger agreement, subject to the terms of the affiliate letter.
Your vote is very important, regardless of the number of shares of 1st Colonial common stock that you own. We cannot complete the transactions contemplated by the merger agreement unless 1st Colonial shareholders approve and adopt the 1st Colonial merger proposal. The affirmative vote of at least a majority of the votes cast at the 1st Colonial special meeting is required to approve and adopt the 1st Colonial merger proposal. Whether or not you plan to attend the 1st Colonial special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
By Order of the Board of Directors
Mary Kay Shea Secretary of 1st Colonial Bancorp, Inc. Mount Laurel, New Jersey
December 19, 2025

REFERENCES TO ADDITIONAL INFORMATION
The accompanying proxy statement/prospectus incorporates important business and financial information about Mid Penn from documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this document. You can obtain any of the documents filed with or furnished to the SEC by Mid Penn at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, free of charge, from Mid Penn at www.midpennbank.com, under the heading “Investors,” or by contacting Mid Penn at the following address:
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, Pennsylvania 17110
Attention: Investor Relations
Telephone: (866) 642-7736
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, 1st Colonial shareholders must request them no later than five (5) business days before the date of the 1st Colonial special meeting. This means that 1st Colonial shareholders requesting documents must do so by February 4, 2026, in order to receive them by the 1st Colonial special meeting.
1st Colonial does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC. If you are a shareholder of 1st Colonial and have questions about the merger or the special meeting of 1st Colonial, would like additional copies of this document or proxy cards, or need any other information related to the proxy solicitations, you may contact 1st Colonial or 1st Colonial’s proxy solicitor at:
1st Colonial Bancorp, Inc. 1000 Atrium Way Suite 200 Mount Laurel, New Jersey 08054 Attention: Mary Kay Shea Telephone: (856) 885-2391	Laurel Hill Advisory Group 2 Robbins Lane, Suite 201 Jericho, New York 11753 Banks and Brokers Call (516) 933-3100 All Others Call Toll-Free (888) 742-1305
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated December 19, 2025, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference to another document into this proxy statement/prospectus is accurate as of the date of such document. Neither the mailing of this proxy statement/prospectus to 1st Colonial shareholders, nor the issuance by Mid Penn of shares of Mid Penn common stock in connection with the merger, will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Mid Penn has been provided by Mid Penn and information contained in this proxy statement/prospectus regarding 1st Colonial has been provided by 1st Colonial.
For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” on page 96.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following are some questions that you may have about the merger (as defined below) and the 1st Colonial special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger or the 1st Colonial special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 96.
Q:
What is the merger?

A:
Mid Penn Bancorp, Inc. (“Mid Penn”) and 1st Colonial Bancorp, Inc. (“1st Colonial”) have entered into an Agreement and Plan of Merger, dated September 24, 2025 (the “merger agreement”). Under the merger agreement, 1st Colonial will merge with and into Mid Penn, with Mid Penn continuing as the surviving corporation (the “merger”). Promptly following the merger, 1st Colonial Community Bank, a New Jersey-chartered bank and wholly owned subsidiary of 1st Colonial (“1st Colonial Bank”), will merge with and into Mid Penn Bank, a Pennsylvania banking institution and wholly owned subsidiary of Mid Penn (“Mid Penn Bank”), with Mid Penn Bank continuing as the surviving bank (the “bank merger”). The boards of directors of each of Mid Penn and 1st Colonial have unanimously approved the merger agreement. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

Subject to the terms and conditions of the merger agreement, at the effective time of the merger (the “effective time”), each share of common stock, par value $0.0 per share, of 1st Colonial (“1st Colonial common stock”) issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement, including 1st Colonial common stock held by a holder who has properly exercised dissenters’ rights in respect of such shares) will be converted into the right to receive, at the election of the holder of such shares of 1st Colonial common stock and subject to adjustment and proration as described in the merger agreement, either (a) 0.6945 of a share of common stock, par value $1.00 per share, of Mid Penn (“Mid Penn common stock”) and cash in lieu of fractional shares (the “stock consideration”) or (b) $18.50 per share of 1st Colonial common stock (the “cash consideration” and together with the stock consideration, the “merger consideration”). Sixty percent (60%) of 1st Colonial common stock outstanding as of the effective time will be converted into the stock consideration and the remaining forty percent (40%) will be converted into the cash consideration.
Based on the stock consideration and cash consideration mix, and on the closing stock price of Mid Penn common stock of $30.31 as of September 23, 2025, the last full trading day prior to public announcement of the merger, the value of the per share merger consideration payable to holders of 1st Colonial common stock was approximately $20.03.
As a result of the foregoing, based on the number of shares of Mid Penn common stock and 1st Colonial common stock outstanding as of September 24, 2025, the date of the merger agreement, it is expected that Mid Penn shareholders will hold approximately ninety-two percent (92%), and 1st Colonial shareholders will hold approximately eight percent (8%), of the shares of the combined company outstanding immediately after the effective time.
The merger cannot be completed, unless, among other things, 1st Colonial shareholders approve and adopt the merger agreement (the “requisite 1st Colonial shareholder approval”).
Q:
Why am I receiving this proxy statement/prospectus?

A:
We are delivering this document to you because it is a proxy statement being used by the board of directors of 1st Colonial (the “1st Colonial board of directors”) to solicit proxies of holders of 1st Colonial common stock (the “1st Colonial shareholders”) in connection with a proposal to adopt and approve the merger agreement (the “1st Colonial merger proposal”). In addition, 1st Colonial shareholders will also be asked to approve a proposal to adjourn the special meeting of 1st Colonial shareholders (the “1st Colonial special meeting”), if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the 1st Colonial special meeting to adopt and approve the 1st Colonial merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to 1st Colonial shareholders (the “1st Colonial adjournment proposal”).
The 1st Colonial merger proposal is being included as part of 1st Colonial’s special meeting. This document serves as the proxy statement for the 1st Colonial special meeting and describes the proposals to be presented at the 1st Colonial special meeting.
This document is also a prospectus that is being delivered to 1st Colonial shareholders because, in connection with the merger, Mid Penn will be issuing shares of Mid Penn common stock to 1st Colonial shareholders as part of the merger consideration.
This proxy statement/prospectus contains important information about the merger agreement, the merger and the other proposals being voted on at the 1st Colonial special meeting, and important information to consider in connection with an investment in Mid Penn common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of 1st Colonial common stock voted by proxy without attending the 1st Colonial special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible, whether or not you intend to attend the 1st Colonial special meeting.
Q:
What are 1st Colonial shareholders being asked to vote on at the 1st Colonial special meeting?

A:
At the 1st Colonial special meeting, 1st Colonial shareholders will be asked to consider and vote on the following proposals:

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Proposal 1: the 1st Colonial merger proposal; and

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Proposal 2: the 1st Colonial adjournment proposal.

Q:
What will 1st Colonial shareholders receive in the merger, and how will this affect holders of Mid Penn common stock?

A:
Pursuant to the terms and subject to the conditions set forth in the merger agreement, 1st Colonial shareholders will have the right, with respect to each of their shares of 1st Colonial common stock (other than certain excluded shares as described in the merger agreement, including 1st Colonial common stock held by a holder who has properly exercised dissenters’ rights in respect of such shares), to elect to receive, subject to certain proration, adjustment and other provisions as described in the merger agreement, either (A) 0.6945 of a share of Mid Penn common stock or (B) $18.50. Mid Penn will not issue any fractional shares of Mid Penn common stock in the merger. In lieu of the issuance of any such fractional share, Mid Penn will pay to each 1st Colonial shareholder who otherwise would be entitled to receive such fractional share an amount in cash rounded to the nearest cent without interest, equal to the product of the fractional share interest as such 1st Colonial shareholder would otherwise be entitled multiplied by $18.50. Sixty percent (60%) of 1st Colonial common stock outstanding as of the effective time will be converted into the stock consideration and the remaining forty percent (40%) will be converted into the cash consideration.

The trading price of Mid Penn common stock will continue to fluctuate until the date the merger is consummated. For further information, see the section entitled “The Merger ― Terms of the Merger Agreement” on page 28.
Because of the number of shares of Mid Penn common stock being issued in the merger, the percentage ownership interest in Mid Penn represented by the existing shares of Mid Penn common stock will be diluted. Mid Penn shareholders will not receive any merger consideration and will continue to own their existing shares of Mid Penn common stock after the merger.
It is intended that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), as described below. For further information, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 71.

Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. With respect to the merger consideration, although the exchange ratio is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Mid Penn common stock. Any fluctuation in the market price of Mid Penn common stock after the date of this proxy statement/prospectus will change the value of the shares of Mid Penn common stock that Mid Penn shareholders will receive.

The common stock of Mid Penn trades on the Nasdaq Global Market under the symbol “MPB.” 1st Colonial common stock is quoted on the OTC Pink Limited Market under the symbol “FCOB.” On September 23, 2025, the last full trading day preceding the public announcement of the merger, the closing price of Mid Penn common stock was $30.31 per share and the closing price of 1st Colonial common stock was $17.32 per share. On December 18, 2025, the latest practicable trading day before the date of the accompanying proxy statement/prospectus, the closing price of Mid Penn common stock was $32.89 per share and the closing price of 1st Colonial common stock was $20.50 per share. The value of Mid Penn common stock at the completion of the merger could be greater than, less than or the same as the value of Mid Penn common stock on the date of this proxy statement/prospectus. We urge you to obtain current market quotations for Mid Penn.
Q:
How will the merger affect 1st Colonial equity awards?

A:
1st Colonial equity awards will be affected as follows:

1st Colonial Options:   At the effective time, each option granted by 1st Colonial to purchase shares of 1st Colonial common stock (“1st Colonial option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time will be cancelled and converted into the right to receive a single lump sum cash payment by Mid Penn, equal to the product of (i) the number of shares of 1st Colonial common stock subject to such 1st Colonial option immediately prior to the effective time, and (ii) the excess, if any, of (A) $18.50 over (B) the exercise price per share of such 1st Colonial option, less any applicable withholding taxes and less applicable payroll deductions; provided, however, that if the exercise price per share of any such 1st Colonial option is equal to or greater than $18.50, such 1st Colonial option will be cancelled at the effective time without any cash payment being made in respect thereof.
1st Colonial Restricted Stock Units:   The merger agreement also provides that 1st Colonial will take all actions necessary, such that (i) within five (5) days prior to the closing of the merger (the “closing date”), (a) any vesting restrictions on each then outstanding restricted stock unit granted by 1st Colonial (“1st Colonial restricted stock unit”) granted under 1st Colonial’s equity compensation plans will automatically lapse, (b) each then outstanding 1st Colonial restricted stock unit will be cancelled at the time of acceleration and settled (with one share of 1st Colonial common stock being issued in settlement of each 1st Colonial restricted stock unit then being settled), provided, that the number of shares of 1st Colonial common stock issued in settlement of any 1st Colonial restricted stock unit will be net of any applicable tax withholding obligations in accordance with applicable law and (c) all accrued but unpaid dividend equivalents on the 1st Colonial restricted stock units settled pursuant to the preceding clause (b) have been paid to the holder of such 1st Colonial restricted stock unit (less all applicable withholding taxes and payroll deductions) and (ii) on the closing date, no 1st Colonial restricted stock units will be outstanding.
Q:
Does Mid Penn pay regular dividends on its shares of common stock?

A:
Yes, Mid Penn pays quarterly cash dividends on shares of Mid Penn common stock. Mid Penn paid cash dividends on shares of Mid Penn common stock in 2024, 2023 and 2022 totaling $0.80 per share, respectively. However, declaration of future dividends is at the discretion of the board of directors of Mid Penn (the “Mid Penn board of directors”) and will depend, among other factors, on earnings, prospects, financial condition, regulatory capital levels, applicable covenants under any credit agreements and other contractual restrictions, Pennsylvania law, federal and Pennsylvania bank regulatory law. The Mid Penn board of directors makes the dividend determination quarterly.

Q:
Who will be the directors and officers of Mid Penn and Mid Penn Bank following the merger?

A:
At the effective time, Mid Penn will take all action necessary to appoint or elect Thomas Brugger, a current member of the 1st Colonial board of directors who was nominated by the 1st Colonial board of directors after consultation with Mid Penn, (the “1st Colonial nominee”) as a Class A director of Mid Penn and the directors of Mid Penn and Mid Penn Bank as of immediately prior to the effective time and the effective time of the bank merger (the “bank merger effective time”) will continue to serve on the Mid Penn board of directors and the board of directors of Mid Penn Bank (the “Mid Penn Bank board of directors”) following the merger and the bank merger. Mid Penn will offer all directors of 1st Colonial in office as of the effective time, other than the 1st Colonial nominee, a one-year paid advisory board position. For additional information, see the section entitled “The Merger — Governance of Mid Penn and Mid Penn Bank Following the Merger” beginning on page 49.

Q:
What are the United States federal income tax consequences of the merger to 1st Colonial shareholders?

A:
The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to complete the merger that each of Mid Penn and 1st Colonial receive a written opinion from their respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, 1st Colonial shareholders generally will only recognize gain (but not loss) in an amount not to exceed the cash (if any) received as part of the merger consideration but will recognize gain or loss (1) if such holder received the entirety of its consideration in cash or (2) with respect to any cash received in lieu of fractional shares of Mid Penn common stock. See the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 71.

This tax treatment may not apply to all 1st Colonial shareholders. Determining the actual tax consequences of the merger to 1st Colonial shareholders can be complicated. 1st Colonial shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder. For further discussion of the material United States federal income tax consequences of the merger, see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 71.
Q:
Should I send in my stock certificates now?

A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent selected by Mid Penn reasonably acceptable to 1st Colonial (the “exchange agent”) will send you instructions for exchanging 1st Colonial stock certificates. See the section entitled “The Merger Agreement — Election Procedures; Exchange of Shares” beginning on page 56.

Q:
What should I do if I hold my shares of 1st Colonial common stock in book-entry form?

A:
You are not required to take any additional actions if your shares of 1st Colonial common stock are held in book-entry form. You will receive separate instructions from the brokerage firm holding your shares on how to select the form of merger consideration you wish to receive (i.e., cash consideration, stock consideration, or a mix of both). Promptly following the completion of the merger, shares of 1st Colonial common stock held in book-entry form automatically will be exchanged for the merger consideration.

Q:
How does the 1st Colonial board of directors recommend that I vote at the 1st Colonial special meeting?

A:
The 1st Colonial board of directors unanimously recommends that you vote “FOR” the 1st Colonial merger proposal and “FOR” the 1st Colonial adjournment proposal.

Q:
Who is entitled to vote at the 1st Colonial special meeting?

A:
The record date for the 1st Colonial special meeting is December 15, 2025 (the “1st Colonial record date”). All 1st Colonial shareholders who held shares of 1st Colonial common stock at the close of business on the 1st Colonial record date are entitled to receive notice of, and to vote at, the 1st Colonial special meeting.

Each holder of 1st Colonial common stock is entitled to cast one vote on each matter properly brought before the 1st Colonial special meeting for each share of 1st Colonial common stock that such holder owned of record as of the 1st Colonial record date. As of the close of business on the 1st Colonial record date, there were 4,903,232 outstanding shares of 1st Colonial common stock.
Q:
When and where is the 1st Colonial special meeting?

A:
The 1st Colonial special meeting will be held virtually via live webcast at https://web.viewproxy.com/FCOB/2026 at 10:00 a.m. Eastern Time on February 11, 2026.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares of 1st Colonial common stock, please vote your shares promptly so that your shares are represented and voted at the 1st Colonial special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, or submit your proxy card using the internet as described in the instructions thereon, as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the voting instruction card.

Q:
What constitutes a quorum for the 1st Colonial special meeting?

A:
The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares entitled to vote at the 1st Colonial special meeting shall constitute a quorum for the special meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum. If you do not attend the meeting either virtually or by proxy, it will be more difficult for 1st Colonial to obtain the necessary quorum to hold the 1st Colonial special meeting.

Q:
What is the vote required to approve each proposal at the 1st Colonial special meeting?

Each holder of record of shares of 1st Colonial shares as of the record date is entitled to cast one vote per share at the special meeting on each proposal.
A:
Proposal 1: 1st Colonial merger proposal

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Standard:   Approval of the 1st Colonial merger proposal requires the affirmative vote of at least a majority of the votes cast at the 1st Colonial special meeting.

•
Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the 1st Colonial merger proposal, you will be deemed not to have cast a vote with respect to the 1st Colonial merger proposal.

Proposal 2: 1st Colonial adjournment proposal
•
Standard:   Approval of the 1st Colonial adjournment proposal requires the affirmative vote of at least a majority of the votes cast at the 1st Colonial special meeting; provided that, in the absence of a quorum, a majority of 1st Colonial shareholders present in person or by proxy and entitled to vote is required for the adjournment proposal.

•
Effects of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the 1st Colonial adjournment proposal, you will be deemed not to have cast a vote with respect to the 1st Colonial adjournment proposal. (assuming the presence of a quorum), however, in the absence of a quorum, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal.

Q:
Are there any 1st Colonial shareholders already committed to voting in favor of the 1st Colonial merger proposal?

A:
Each of the directors and executive officers of 1st Colonial have entered into an affiliate letter with Mid Penn (the “affiliate letters”), pursuant to which each such shareholder has agreed, among other things, to vote his or her shares of 1st Colonial common stock in favor of the approval and adoption of the merger agreement, subject to the terms and conditions of the affiliate letters. As of the 1st Colonial record date, such directors and officers collectively and beneficially owned 18.5% of 1st Colonial common stock. For information regarding the affiliate letters and certain holders of shares of 1st Colonial common stock, see the section entitled “The 1st Colonial Special Meeting — Shares Subject to 1st Colonial Affiliate Letter Agreements.”

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for 1st Colonial to obtain the necessary quorum to hold the 1st Colonial special meeting.

Approval of the 1st Colonial merger proposal requires the affirmative vote of at least a majority of the votes cast at the 1st Colonial special meeting. The 1st Colonial board of directors unanimously recommends that 1st Colonial shareholders vote “FOR” the 1st Colonial merger proposal and “FOR” the 1st Colonial adjournment proposal.
Q:
How can I vote my shares of 1st Colonial common stock?

A:
1st Colonial shareholders of record may vote their 1st Colonial shares by mail, online, or in person as follows:

Voting by Mail.   If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this document, your proxy will be voted in favor of that proposal.
Voting Online.   If you hold your shares in your name as a shareholder of record, you may submit your vote online up until 11:59 p.m. EDT the day before the cut-off date or 1st Colonial special meeting date by following the instructions provided on your proxy card as soon as possible.
At the 1st Colonial special meeting.   You may virtually attend the 1st Colonial special meeting and vote. If your shares are registered in the name of a broker or other nominee and you wish to vote at the 1st Colonial meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote at the 1st Colonial special meeting.
Q:
If my shares of 1st Colonial common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other nominee, you must provide the record holder of your shares of 1st Colonial common stock with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to 1st Colonial, or by voting virtually at the 1st Colonial special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Further, brokers, banks, or other nominees who hold shares of 1st Colonial common stock on behalf of their customers may not give a proxy to 1st Colonial to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on these matters.

Q:
What is a broker “non-vote”?

A:
Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the 1st Colonial special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the 1st Colonial special meeting. If your bank, broker, trustee or other nominee holds your shares of 1st Colonial common stock in “street name,” such entity will vote your shares of 1st Colonial common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.
Q:
How will proxies be solicited and who will bear the cost of soliciting votes for the 1st Colonial special meeting?

A:
To assist in the solicitation of proxies, 1st Colonial has engaged Laurel Hill Advisory Group (“Laurel Hill”) as proxy solicitor for the 1st Colonial special meeting, for a fee of $7,500 plus reimbursement of certain costs and expenses incurred in the solicitation. The proxy for the 1st Colonial special meeting is being solicited on behalf of the 1st Colonial board of directors. 1st Colonial will bear the entire cost of soliciting proxies from you. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of 1st Colonial in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of 1st Colonial common stock represented by your proxy will be voted as recommended by the 1st Colonial board of directors with respect to such proposals.

Q:
Can I revoke my proxy or change my vote after I have delivered my proxy or voting instruction card?

A:
If you directly hold shares of 1st Colonial common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the 1st Colonial special meeting. You can do this by:

•
submitting a written statement that you would like to revoke your proxy to the corporate secretary of 1st Colonial;

•
signing and returning a proxy card with a later date;

•
voting by internet as indicated on your proxy card; or

•
virtually attending the 1st Colonial special meeting and voting at the 1st Colonial special meeting.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:
•
contacting your bank, broker, trustee or other nominee; or

•
attending the 1st Colonial special meeting and voting your shares. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
1st Colonial shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of 1st Colonial common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of 1st Colonial common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of 1st Colonial common stock that you own.

Q:
Are 1st Colonial shareholders entitled to appraisal rights?

A:
Yes. 1st Colonial shareholders will be entitled to dissenters’ rights with respect to the merger, entitling them to request the “fair value” of their shares of 1st Colonial common stock. For more information, see the section entitled “Appraisal Rights” and Annex C attached to this proxy statement/prospectus.

Q:
Are there any risks that I should consider in deciding whether to vote for the adoption and approval of the 1st Colonial merger proposal or the other proposals to be considered at the 1st Colonial special meeting?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 21. You also should read and carefully consider the risk factors of Mid Penn contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:
When is the merger expected to be completed?

A:
Neither Mid Penn nor 1st Colonial can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Subject to the satisfaction or waiver of the closing conditions as contemplated by the merger agreement, including approval of the merger agreement by the 1st Colonial shareholders by the requisite 1st Colonial shareholder vote and the receipt of all requisite regulatory approvals, we currently expect to complete the merger late in the first quarter or early in the second quarter of 2026. It is possible, however, that the transaction may not be completed when expected or at all because required regulatory, shareholder or other approvals or conditions to closing are not received or satisfied on a timely basis.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, 1st Colonial shareholders will not receive any consideration for their shares of 1st Colonial common stock in connection with the merger. Instead, 1st Colonial will remain an independent company and its common stock will continue to be quoted on the OTC Pink Limited Market. Under specified circumstances, 1st Colonial may be required to pay to Mid Penn a fee with respect to the termination of the merger agreement. For more information, please review the sections entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 69 and “The Merger Agreement — Termination Fee” beginning on page 70.

Q:
Whom should I contact if I have additional questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of 1st Colonial common stock, please contact Laurel Hill at:

Laurel Hill Advisory Group
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and Brokers Call (516) 933-3100
All Others Call Toll-Free (888) 742-1305

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/ prospectus, including the annexes and exhibits, and the other documents to which we refer in order to fully understand the merger. See the section entitled “Where You Can Find More Information” beginning on page 96 of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
Information about the Companies (pages 76 and 77)
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, Pennsylvania 17110
1-866-642-7736
Mid Penn is a financial holding company for Mid Penn Bank, a full-service Pennsylvania chartered bank and trust company originally organized in 1868. In addition to Mid Penn Bank, Mid Penn maintains five wholly-owned nonbanks subsidiaries: MPB Financial Services, LLC, which serves as the mid-tier holding company for MPB Risk Services, LLC, a licensed insurance producer, MPB Wealth Management, LLC (which ceased operating during the first quarter of 2024), and MPB Launchpad Fund I, LLC, which was formed to hold certain financial holding company eligible investments; and MPB Realty Holding, LLC, which was formed for purposes of holding certain assets acquired for debts previously contracted. Mid Penn is regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Mid Penn Bank is regulated by the Pennsylvania Department of Banking and Securities (the “PDB”) and the Federal Deposit Insurance Corporation (the “FDIC”).
Headquartered in Millersburg, Pennsylvania, Mid Penn Bank services its customers and communities through fifty-nine retail banking locations located throughout Pennsylvania and central and southern New Jersey. Mid Penn Bank engages in full-service commercial banking and trust business, making available to the community a wide range of financial services, including, but not limited to, mortgage and home equity loans, secured and unsecured commercial and consumer loans, lines of credit, construction financing, farm loans, community development loans, loans to non-profit entities and local government loans, and various types of deposits and IRAs. In addition, Mid Penn Bank provides a full range of trust and wealth management services through its Trust Department. Deposits are insured by the FDIC to the extent provided by law. The financial services are provided to individuals, partnerships, non-profit organizations, and corporations through its retail banking offices located throughout Pennsylvania and two counties in New Jersey.
Mid Penn also fulfills the insurance needs of both existing and potential customers through a wholly owned subsidiary, MPB Risk Services, LLC, doing business as MPB Insurance and Risk Management. In 2021, Mid Penn established MPB Launchpad Fund I, LLC to hold certain financial holding company eligible investments.
Mid Penn’s principal business is to supervise and coordinate the business of Mid Penn Bank and its nonbank subsidiaries, and to provide those subsidiaries with the capital and resources necessary to fulfill their respective missions.
Mid Penn common stock is traded on The Nasdaq Global Market (“Nasdaq”) under the symbol “MPB.”
1st Colonial Bancorp, Inc.
1000 Atrium Way, Suite 200
Mount Laurel, New Jersey 08054
(856) 885-2391
1st Colonial is the parent company of 1st Colonial Bank, a New Jersey state-chartered bank that provides a wide range of business and consumer financial products and services through its three (3) full-service branch locations and one loan production office in the greater Philadelphia metropolitan area.

1st Colonial is regulated by the Federal Reserve Board and 1st Colonial Bank is regulated by the New Jersey Department of Banking and Insurance (the “NJDB”) and the FDIC.
Headquartered in Collingswood, New Jersey, 1st Colonial Bank has branches in Westville, New Jersey and Limerick, Pennsylvania. 1st Colonial Bank also has administrative offices in Mount Laurel, New Jersey.
1st Colonial common stock is quoted on the OTC Pink Limited Market under the symbol “FCOB.”
The Merger and The Merger Agreement (pages 28 and 53)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
Pursuant to the merger agreement, 1st Colonial will be merged with and into Mid Penn, with Mid Penn continuing as the surviving corporation, which we refer to as the merger. Promptly following the merger, 1st Colonial Bank, a wholly owned subsidiary of 1st Colonial, will be merged with and into Mid Penn Bank, a wholly owned subsidiary of Mid Penn, with Mid Penn continuing as the surviving bank, which we refer to as the bank merger.
Consideration to be Received in the Merger (page 54)
Subject to the terms and conditions of the merger agreement, at the effective time of the merger, 1st Colonial shareholders will have the right, with respect to each of their shares of 1st Colonial common stock (other than certain excluded shares as described in the merger agreement, including 1st Colonial common stock held by a holder who has properly exercised dissenters’ rights in respect of such shares), to elect to receive, subject to certain proration, adjustment and other provisions as described below, either (A) 0.6945 of a share of Mid Penn common stock or (B) $18.50. 1st Colonial shareholders will have the opportunity to elect the form of consideration to be received for each of their shares of 1st Colonial common stock, subject to proration and allocation procedures set forth in the merger agreement, which may result in your receiving a portion of the merger consideration in a form other than that which such shareholder elected. No fractional shares of Mid Penn common stock will be issued to any holder of 1st Colonial common stock upon completion of the merger. In lieu of the issuance of any such fractional share, Mid Penn will pay to each 1st Colonial shareholder who otherwise would be entitled to receive such fractional share an amount in cash rounded to the nearest cent without interest, equal to the product of the fractional share interest as such 1st Colonial shareholder would otherwise be entitled by $18.50.
Mid Penn common stock is listed for trading on Nasdaq under the symbol “MPB,” and 1st Colonial is listed on the OTC Pink Limited Market under the symbol “FCOB.” Following the merger, shares of Mid Penn common stock will continue to be traded on Nasdaq. In connection with the completion of the merger, 1st Colonial common stock currently listed on the OTC Pink Limited Market will be delisted from the OTC Pink Limited Market.
The following table sets forth the closing sale prices per share of Mid Penn common stock as reported on Nasdaq and 1st Colonial common stock as reported on the OTC Pink Limited Market, as well as the value of Mid Penn common stock received per share of 1st Colonial common stock based upon the exchange ratio, on September 23, 2025, the last full trading day prior to the public announcement of the merger agreement and on December 18, 2025, the last practicable trading date before the date of this proxy statement/prospectus.
	1st Colonial Common Stock	Mid Penn Common Stock	Exchange Ratio	Implied Value of One Share of 1st Colonial Common Stock
September 23, 2025	$17.32	$30.31	0.6945	$20.03
December 18, 2025	$20.50	$32.89	0.6945	$21.11
Because the exchange ratio is fixed and will be adjusted only in certain circumstances, including if Mid Penn effects a stock split or reverse stock split, and the market price of Mid Penn common stock will fluctuate prior to the merger, the pro forma equivalent price per share of 1st Colonial common stock will also fluctuate prior to the merger. 1st Colonial shareholders will not know the final equivalent price per share of 1st Colonial common stock when they vote on the merger. This information relates to the value of shares of 1st Colonial common stock that will be converted into shares of Mid Penn common stock in the merger. You should obtain current stock price quotations for the shares.
Following the completion of the merger, existing Mid Penn shareholders will hold approximately ninety-two percent (92%) of the outstanding shares of Mid Penn common stock and 1st Colonial shareholders will hold approximately eight percent (8%) of the outstanding shares of Mid Penn common stock.
Election Procedures for 1st Colonial Shareholders (page 56)
Not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated closing date, unless Mid Penn and 1st Colonial have mutually agreed to another period, each holder of record of 1st Colonial common stock will be sent an election form to indicate whether their preference is to receive cash or shares of Mid Penn common stock. The election deadline will be 5:00 p.m., Eastern Time, on February 13, 2026, the 25th day following the mailing date of the election form to 1st Colonial shareholders, unless Mid Penn and 1st Colonial have mutually agreed to another date and time as the election deadline. To make an election, a 1st Colonial shareholder holder must submit a properly completed election form and return it so that the form is actually received at or before the election deadline in accordance with the instructions on the election form.
Non-Electing 1st Colonial Shareholders (page 54)
1st Colonial shareholders who make no election to receive the cash consideration or stock consideration in the merger or who do not make a valid election (the “non-election shares”) will be deemed to have elected either stock consideration or cash consideration depending on the proration adjustments required by the merger agreement (discussed below).
Proration (page 54)
The total number of shares of 1st Colonial common stock (including shares of 1st Colonial common stock issued prior to the effective time for exercises of 1st Colonial options and vesting of 1st Colonial restricted stock units) entitled to receive the stock consideration will be equal to sixty percent (60%) of the number of shares of 1st Colonial common stock outstanding immediately prior to the effective time. Similarly, the total number of shares of 1st Colonial common stock (including restricted stock) to be entitled to receive the cash consideration will be equal to forty percent (40%) of the number of shares of 1st Colonial common stock outstanding immediately prior to the effective time.
To achieve this, if the aggregate number of shares of 1st Colonial common stock with respect to which an election to receive the cash consideration (the “cash election shares”) exceeds forty percent (40%) of all issued and outstanding shares of 1st Colonial immediately prior to the effective time, proration mechanisms will be applied to each 1st Colonial shareholder electing the form of merger consideration that is over-elected so that the cash election shares and the stock election shares equal sixty-forty (60 – 40). The non-election shares factor into the proration formula and will receive the form of merger consideration that is under-elected so that the cash election shares equal forty percent (40%) of the aggregate number of shares of 1st Colonial common stock immediately prior to the effective time and the stock election shares equal sixty percent (60%) of the aggregate number of shares of 1st Colonial common stock immediately prior to the effective time. The specifics of the proration adjustments are described herein at “The Merger Agreement ― Consideration to Be Received in the Merger ― Proration.”
Treatment of 1st Colonial Equity Awards (page 55)
1st Colonial Options
At the effective time, each 1st Colonial option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time will be cancelled and converted into the right to receive a single lump sum cash payment by Mid Penn, equal to the product of (i) the number of shares of 1st Colonial common stock subject to such 1st Colonial option immediately prior to the effective time, and (ii) the excess, if any, of (A) $18.50 over (B) the exercise price per share of such 1st Colonial option, less any applicable withholding taxes and less applicable payroll deductions; provided, however, that if the exercise price per share of any such 1st Colonial option is equal to or greater than $18.50, such 1st Colonial option will be cancelled at the effective time without any cash payment being made in respect thereof.
1st Colonial Restricted Stock Units
The merger agreement also provides that 1st Colonial will take all actions necessary, such that (i) within five (5) days prior to the closing date, (a) any vesting restrictions on each then outstanding 1st Colonial restricted stock units granted under 1st Colonial’s equity compensation plans will automatically lapse, (b) each then outstanding 1st Colonial restricted stock unit will be cancelled at the time of acceleration and settled (with one share of 1st Colonial common stock being issued in settlement of each 1st Colonial restricted stock unit then being settled), provided, that the number of shares of 1st Colonial common stock issued in settlement of any 1st Colonial restricted stock unit will be net of any applicable tax withholding obligations in accordance with applicable law and (c) all accrued but unpaid dividend equivalents on the 1st Colonial restricted stock units settled pursuant to the preceding clause (b) have been paid to the holder of such 1st Colonial restricted stock unit (less all applicable withholding taxes and payroll deductions) and (ii) on the closing date, no 1st Colonial restricted stock units will be outstanding.
Expected Material United States Federal Income Tax Treatment as a Result of the Merger (page 71)
The merger is structured to be treated as a reorganization within the meaning of Section 368(a) of the Code. for United States federal income tax purposes. Each of Mid Penn and 1st Colonial has conditioned the consummation of the merger on its receipt of a legal opinion that this will be the case. As such, 1st Colonial shareholders generally will only recognize gain (but not loss) in an amount not to exceed the cash (if any) received as part of the merger consideration but will recognize gain or loss (A) if such holder received the entirety of its consideration in cash or (B) with respect to any cash received in lieu of fractional shares of Mid Penn common stock.
This tax treatment may not apply to all 1st Colonial shareholders. Determining the actual tax consequences of the merger to 1st Colonial shareholders can be complicated. 1st Colonial shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder. For further information, please refer to the section entitled “Material United States Federal Income Tax Consequences of the Merger” on page 71.
1st Colonial’s Reasons for the Merger; Recommendation of the 1st Colonial Board of Directors (page 30)
The 1st Colonial board of directors has unanimously determined that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of 1st Colonial and the 1st Colonial shareholders and unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement. The 1st Colonial board of directors unanimously recommends that the 1st Colonial shareholders vote “FOR” the 1st Colonial merger proposal and “FOR” the 1st Colonial adjournment proposal. For the factors considered by the 1st Colonial board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger — 1st Colonial’s Reasons for the Merger; Recommendation of the 1st Colonial Board of Directors” beginning on page 30.
Opinion of 1st Colonial’s Financial Advisor (page 32 and Annex B)
1st Colonial’s financial advisor Stephens, Inc. (“Stephens”), delivered an opinion, dated September 24, 2025, to the 1st Colonial board of directors to the effect that, as of the date of the opinion and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stephens as set forth in such opinion, the consideration to be received by 1st Colonial shareholders in the proposed merger was fair from a financial point of view.
The full text of the opinion of Stephens is attached as Annex B to this proxy statement/prospectus. 1st Colonial shareholders should read that opinion and the summary description of the opinion of Stephens contained in this proxy statement/prospectus in their entirety. The opinion of Stephens does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. The opinion of Stephens was for the information of, and directed to, 1st Colonial’s board of directors (in its capacity as such) in connection with the board’s consideration of the financial terms of the merger. The opinion of Stephens is not a recommendation as to how any 1st Colonial shareholder should vote with respect to the merger or any other matter.
For more information, see the section entitled “The Merger — Opinion of 1st Colonial’s Financial Advisor” beginning on page 32 and Annex B to this proxy statement/prospectus.
Board of Directors and Executive Officers of Mid Penn after the Merger (page 49)
At the effective time, Mid Penn will take all action necessary to appoint or elect the 1st Colonial nominee as a Class A director of Mid Penn and the directors of Mid Penn and Mid Penn Bank as of immediately prior to the effective time and the bank merger effective time will continue to serve on the Mid Penn board of directors and Mid Penn Bank board of directors following the merger and the bank merger. Mid Penn will offer all directors of 1st Colonial in office as of the effective time, other than the 1st Colonial nominee, a one-year paid advisory board position.
Interests of Certain 1st Colonial Directors and Executive Officers in the Merger (page 49)
The directors and executive officers of 1st Colonial have interests in the merger that differ from, or are in addition to, the interests of 1st Colonial shareholders. These interests include, among other things, the following:
•
the continued indemnification of current directors and executive officers of 1st Colonial and its subsidiaries pursuant to the terms of the merger agreement and providing these individuals with continued director’s and officer’s liability insurance;

•
the retention of Mr. Robert White, the president and chief executive officer of 1st Colonial, and payment of compensation to such executive officer, pursuant to an employment agreement and change in control severance agreement between Mid Penn and Mr. White that will become effective at the closing of the merger;

•
1st Colonial’s executive officers will be entitled to severance or change-in-control benefits upon the closing of the merger;

•
accelerated vesting of 1st Colonial restricted stock units and 1st Colonial stock options to executive officers and directors of 1st Colonial; and

•
the retention of one director of 1st Colonial to serve on the Mid Penn board of directors and to be compensated in accordance with Mid Penn policies.

The 1st Colonial board of directors was aware of these interests and considered them, among other matters, in making its recommendation that 1st Colonial shareholders vote to approve the 1st Colonial merger proposal. For more information, see the sections entitled “The Merger — Background of the Merger” beginning on page 28 and “The Merger — 1st Colonial’s Reasons for the Merger; Recommendation of the 1st Colonial Board of Directors” beginning on page 32. These interests are described in more detail, and certain of them are quantified in the narrative and the section entitled “The Merger — Interests of Certain 1st Colonial Directors and Executive Officers in the Merger” beginning on page 49.
Regulatory Approvals (page 50)
Subject to the terms of the merger agreement, both Mid Penn and 1st Colonial have agreed to use their commercially reasonable efforts and cooperate to promptly prepare and file all necessary documentation to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These include approvals from, among others, the Federal Reserve Board, the FDIC, the PDB and the NJDB. The initial filing of these regulatory applications occurred on November 24, 2025. Additional notifications and/or applications requesting approval may be submitted to various other federal, state, and non-U.S. regulatory authorities and self-regulatory organizations.

Although neither Mid Penn nor 1st Colonial knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Mid Penn and 1st Colonial cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger.
Expected Timing of the Merger
Neither Mid Penn nor 1st Colonial can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. 1st Colonial must first obtain the requisite 1st Colonial shareholder approval and Mid Penn and 1st Colonial must also obtain the requisite regulatory approvals and satisfy certain other closing conditions. Mid Penn and 1st Colonial expect the merger to be completed once 1st Colonial has obtained the requisite 1st Colonial shareholder approval, the requisite regulatory approvals have been obtained and other closing conditions are satisfied.
Conditions to Complete the Merger (page 68)
As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived. These conditions include:
•
approval of the merger agreement by the 1st Colonial shareholders by the requisite 1st Colonial shareholder vote; see the section entitled “The Merger Agreement ― 1st Colonial Shareholder Meeting; Adverse Recommendation Change” beginning on page 67 for additional information regarding the 1st Colonial shareholder approval;

•
the filing by Mid Penn with Nasdaq of a notification of listing shares of Mid Penn common stock to be issued in the merger and the absence of any objection by Nasdaq to the listing of such shares of Mid Penn common stock;

•
the receipt of all requisite regulatory approvals without the imposition of any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the board of directors of either Mid Penn or 1st Colonial, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise or materially impair the value of 1st Colonial to Mid Penn or the value of Mid Penn to 1st Colonial; see the section entitled “The Merger ― Regulatory Approvals” beginning on page 50 for additional information regarding the “requisite regulatory approvals;”

•
the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of such registration statement or proceedings for such purpose initiated or threatened by the SEC;

•
the absence of any order, injunction or decree prohibiting or making illegal the consummation of the merger;

•
the accuracy of the representations and warranties of each party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate signed on behalf of the other party by its chief executive officer or its chief financial officer to the foregoing effect);

•
the performance in all material respects by each party of all obligations required to be performed by it under the merger agreement at or prior to the effective time (and the receipt by each party of a certificate signed on behalf of the other party by its chief executive officer and its chief financial officer to the foregoing effect);

•
the absence of a material adverse effect with respect to the other party since the execution of the merger agreement; and

•
receipt by each party of an opinion of its legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions described or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Mid Penn’s obligation to complete the merger is also subject to the following additional condition:
•
no more than five percent (5%) of the outstanding shares of 1st Colonial common stock having properly exercised their dissenters’ rights under applicable law

1st Colonial’s obligation to complete the merger is also subject to the following additional condition:
•
Mid Penn delivered the merger consideration to the exchange agent and the exchange agent has provided 1st Colonial with a certificate evidencing such delivery.

Neither Mid Penn nor 1st Colonial can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement (page 69)
The merger agreement can be terminated before the closing date in the following circumstances:
•
at any time by the mutual written agreement of Mid Penn and 1st Colonial;

•
by either Mid Penn or 1st Colonial if there is a breach by the other party of any of its representations or warranties set forth in the merger agreement that would constitute, together with all other such breaches, the failure of any applicable closing condition of the terminating party and that is not cured within thirty (30) days following written notice, or that by its nature cannot be cured prior to September 30, 2026 (the “termination date”);

•
by either Mid Penn or 1st Colonial if there is a material failure by the other party to perform or comply with any of its covenants or agreements set forth in the merger agreement that would constitute, together with all other such breaches, the failure of any applicable closing condition of the terminating party and that is not cured within thirty (30) days following written notice, or that by its nature cannot be cured prior to the termination date;

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by either Mid Penn or 1st Colonial if the merger has not been consummated by the termination date, or such later date as agreed to in writing by Mid Penn and 1st Colonial, unless the failure to consummate the merger was due to the terminating party’s material breach of any representation, warranty, covenant or agreement contained in the merger agreement;

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by either Mid Penn or 1st Colonial if the 1st Colonial shareholders fail to approve and adopt the merger agreement at the 1st Colonial special meeting (including any adjournment thereof); provided, however, that no termination right will exist for 1st Colonial if, prior to the vote of 1st Colonial shareholders, the 1st Colonial board of directors fails to make, withdraws, modifies or changes the 1st Colonial board recommendation in a manner adverse in any respect to the interests of Mid Penn;

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by either Mid Penn or 1st Colonial if (i) final action has been taken by any regulatory authority whose approval is required in connection with the merger agreement and the transactions contemplated thereby, which final action (a) has become nonappealable and (b) does not approve the merger agreement or the transactions contemplated thereby, or (c) such approval has resulted in a materially burdensome regulatory condition, or (ii) any court of competent jurisdiction or any other governmental entity has issued an order, decree, ruling or taking any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree ruling or other action has become final and nonappealable;

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by the Mid Penn board of directors if 1st Colonial has received a superior proposal, the 1st Colonial board of directors has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the superior proposal, withdrawn the 1st Colonial board recommendation or failed to make the 1st Colonial board recommendation or modified or qualified such 1st Colonial board recommendation in a manner adverse to Mid Penn, or has otherwise made a determination to accept a superior proposal; or

•
by the 1st Colonial board of directors if 1st Colonial has received a superior proposal and has determined to accept such superior proposal.

For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 69.
Termination Fee (page 70)
If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of the 1st Colonial board of directors, 1st Colonial may be required to pay to Mid Penn a termination fee equal to $4,040,000. For more information, see the section entitled “The Merger Agreement — Termination Fee” beginning on page 70.
Accounting Treatment of the Merger (page 49)
The merger will be accounted for as an acquisition of 1st Colonial by Mid Penn under the acquisition method of accounting in accordance with the U.S. generally accepted accounting principles (“GAAP”).
The Rights of 1st Colonial Shareholders Will Change After the Merger (page 85)
The rights of 1st Colonial shareholders will change as a result of the merger due to differences in Mid Penn’s and 1st Colonial’s governing documents and the statutes governing each. The rights of 1st Colonial’s shareholders are governed under Pennsylvania law and by the 1st Colonial articles of incorporation (the “1st Colonial articles”) and the 1st Colonial bylaws (the “1st Colonial bylaws”). Upon completion of the merger, 1st Colonial shareholders who become Mid Penn shareholders will be governed under Pennsylvania law and by the Mid Penn articles of incorporation (the “Mid Penn articles”) and the Mid Penn bylaws (the “Mid Penn bylaws”). A description of shareholder rights under each of the Mid Penn and 1st Colonial governing documents, and the material differences between them, is included in the section entitled “Comparison of Shareholders’ Rights” found on page 85.
The 1st Colonial Special Meeting (page 78)
The 1st Colonial special meeting will be held virtually via live webcast at https://web.viewproxy.com/FCOB/2026 at 10:00 a.m., Eastern Time, on February 11, 2026. 1st Colonial shareholders of record are being asked to consider and vote on the 1st Colonial merger proposal and the 1st Colonial adjournment proposal.
Record Date.   The record date for the 1st Colonial special meeting is December 15, 2025. All 1st Colonial shareholders who held shares of 1st Colonial common stock at the close of business on the 1st Colonial record date are entitled to receive notice of, and to vote at, the 1st Colonial special meeting. Each holder of 1st Colonial common stock is entitled to cast one vote on each matter properly brought before the 1st Colonial special meeting for each share of 1st Colonial common stock that such holder owned of record as of the 1st Colonial record date. As of the close of business on the 1st Colonial record date, there were 4,903,232 outstanding shares of 1st Colonial common stock.
Required Vote.
1st Colonial Merger Proposal. Approval of the 1st Colonial merger proposal requires the affirmative vote of at least a majority of the votes cast at the 1st Colonial special meeting. Abstentions and broker “non-votes” will have no effect on the 1st Colonial merger proposal.
1st Colonial Adjournment Proposal. The 1st Colonial adjournment proposal requires the affirmative vote of at least a majority of the votes cast at the 1st Colonial special meeting; provided that, in the absence of a quorum, a majority of 1st Colonial shareholders present in person or by proxy and entitled to vote is required for the adjournment proposal. Abstentions and broker “non-votes” will have no effect with respect to the vote on the 1st Colonial adjournment proposal (assuming the presence of a quorum), however, in the absence of a quorum, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal.
Each of the directors and executive officers of 1st Colonial entered into an affiliate letter with Mid Penn, pursuant to which each such shareholder has agreed, among other things, to vote his or her shares of 1st Colonial common stock in favor of the approval and adoption of the merger agreement, subject to the terms of the affiliate letter. As of the 1st Colonial record date, such directors and officers held approximately 18.5% of the outstanding shares of the 1st Colonial common stock entitled to vote at the 1st Colonial special meeting. For information regarding the affiliate letters and certain holders of shares of 1st Colonial common stock, see the section entitled “The 1st Colonial Special Meeting — Shares Subject to 1st Colonial Affiliate Letter Agreements” beginning on page 81.
For further information, see the section entitled “The 1st Colonial Special Meeting” beginning on page 78.
Appraisal Rights (page 91 and Annex C)
1st Colonial shareholders have the right under Pennsylvania law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”). The statutorily determined “fair value” could be more or less than the value of the merger consideration. If you intend to exercise dissenters’ rights, you should read the statute carefully and consult with your own legal counsel. Failure to strictly comply with the procedures set forth in the PBCL will result in the loss of dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See the section entitled “Appraisal Rights” on page 91 and Annex C.
Risk Factors (page 21)
You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described in the section entitled “Risk Factors” on page 21. You also should read and carefully consider the risk factors of Mid Penn contained in the documents that are incorporated by reference into this proxy statement/prospectus.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDENDS
Market Prices
Mid Penn common stock is listed on Nasdaq under the symbol “MPB.” As of December 18, 2025, the latest practicable trading day before the date of this proxy statement/prospectus, there were 23,042,389 shares of Mid Penn common stock outstanding, held by 2,410 holders of record of Mid Penn common stock.
1st Colonial common stock is quoted on the OTC Pink Limited Market under the symbol “FCOB,” however, the shares do not have an active trading market and are not frequently traded. The OTC Pink Limited Market prices are quotations, which reflect interdealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. As of December 18, 2025, the latest practicable trading day before the date of this proxy statement/prospectus, there were 4,903,490 shares of 1st Colonial common stock outstanding, held by 147 holders of record of 1st Colonial common stock.
The following table sets forth the closing sale prices per share of Mid Penn common stock as reported on Nasdaq and 1st Colonial common stock as reported on the OTC Pink Limited Market on September 23, 2025, the last full trading day prior to the public announcement of the merger agreement and on December 18, 2025, the last practicable trading date before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of 1st Colonial common stock, which was calculated by multiplying the closing price of Mid Penn common stock on those dates by the exchange ratio of 0.6945 rounded to the nearest cent.
	1st Colonial Common Stock	Mid Penn Common Stock	Exchange Ratio	Implied Value of One Share of 1st Colonial Common Stock(1)
September 23, 2025	$17.32	$30.31	0.6945	$20.03
December 18, 2025	$20.50	$32.89	0.6945	$21.11

(1)
The information presented does not reflect the actual value of the merger consideration that will be received by holders of 1st Colonial common stock in the merger. The exchange ratio is fixed and therefore the value of the merger consideration at the closing date will be based on the price of Mid Penn common stock on the date the merger is completed. The information presented above solely illustrates the implied value of the merger consideration based on the share price of Mid Penn common stock on the dates set forth above.

The market prices of Mid Penn common stock and 1st Colonial common stock have fluctuated since the date of the announcement of the merger agreement, and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the 1st Colonial special meeting and the date the merger is completed and thereafter.
The number of shares of Mid Penn common stock that 1st Colonial shareholders will receive as consideration per share of 1st Colonial common stock in the merger is fixed and will not change.
The value of the shares of Mid Penn common stock to be received in exchange for each share of 1st Colonial common stock, when received by 1st Colonial shareholders after the merger is completed, could be greater than, less than or the same as shown in the table above. Accordingly, 1st Colonial shareholders are advised to obtain current market quotations for Mid Penn common stock and 1st Colonial common stock in determining whether to vote in favor of the proposals at the 1st Colonial special meeting.
Dividend Information
On October 22, 2025, Mid Penn announced that the Mid Penn board of directors declared a quarterly cash dividend of $0.22 per share of Mid Penn common stock payable on November 24, 2025 to Mid Penn shareholders of record as of November 10, 2025. Dividends from Mid Penn Bank are Mid Penn’s primary source of funds to pay dividends on its common stock. Any further dividends paid on Mid Penn’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Mid Penn’s liquidity, financial condition, results of operations, capital requirements and such other factors as the Mid Penn board of directors may deem relevant.
1st Colonial has not paid a cash dividend since its inception in June 2000.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference into this proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Any statement that does not describe historical or current facts if a forward-looking statement, including statements with respect to Mid Penn’s and 1st Colonial’s beliefs, goals, intentions, plans, projections and expectations regarding the merger; revenues, earnings, loan production, asset quality, and capital levels, among other matters; Mid Penn’s and 1st Colonial’s estimates of future costs and benefits of the actions they may take; Mid Penn’s and 1st Colonial’s ability to achieve their respective or joint financial and other strategic goals; the expected timing of completion of the merger; the expected cost savings, synergies and other anticipated benefits from the merger; and other statements that are not historical facts.
Forward-looking statements may be identified by words such as “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current expectations, estimates and projections about Mid Penn’s and 1st Colonial’s businesses, beliefs of Mid Penn’s and 1st Colonial’s managements and assumptions made by Mid Penn’s and 1st Colonial’s managements. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions (“future factors”), which are difficult to predict, change over time, and are often beyond the control of Mid Penn and 1st Colonial. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
While there is no assurance that any list of factors is complete, in addition to the factors related to the merger discussed under the section entitled “Risk Factors” and the risk factors previously discussed in Mid Penn’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements, below are future factors among others:
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the occurrence of any event, change or other circumstances that could give rise to the right of one or both parties to terminate the merger agreement;

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the outcome of any legal proceedings that may be instituted against Mid Penn or 1st Colonial;

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the possibility that the requisite shareholder or other approvals or other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect Mid Penn or 1st Colonial or the expected benefits of the merger);

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the possibility that the merger will not close when expected or at all for any other reason;

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the ability of Mid Penn and 1st Colonial to meet expectations regarding the timing, completion and accounting and tax treatments of the merger;

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the risk that any announcement relating to the merger could have adverse effects on the market price of Mid Penn common stock, including as a result of the financial performance of 1st Colonial prior to closing;

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the possibility that the anticipated benefits of the merger will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Mid Penn and 1st Colonial do business;

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the possibility that the transactions contemplated by the merger agreement may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

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the diversion of management’s attention from ongoing business operations and opportunities;

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the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time frames or at all and to successfully integrate 1st Colonial’s operations into those of Mid Penn;

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such integration may be more difficult, time consuming, or costly than expected;

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revenues following the merger may be lower than expected;

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the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with the merger;

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effects of the announcement, pendency or completion of the merger on the ability of Mid Penn and 1st Colonial to retain customers and retain and hire key personnel and maintain relationships with their suppliers and other business partners, and on their operating results and businesses generally;

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risks related to the potential impact of general economic, political, industry and market factors, including the impact of proposed or imposed tariffs by the U.S. government and retaliatory tariffs proposed or imposed by U.S. trading partners and the risk of any recession or slowdown in economic growth, particularly in the markets where Mid Penn and 1st Colonial operate, on the parties or the merger and other factors that may affect future results of Mid Penn and 1st Colonial;

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continued pressures and uncertainties within the banking industry and Mid Penn’s and 1st Colonial’s markets, including changes in interest rates and deposit amounts and composition, adverse developments in the level and direction of loan delinquencies, charge-offs, and estimates of the adequacy of the allowance for loan losses, increased competitive pressures, asset and credit quality deterioration, legislative, regulatory, and fiscal policy changes and related compliance costs;

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uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board or the effects of continued or renewed inflation;

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volatility and disruptions in global or national capital, currency, and credit markets;

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the impact of bank failures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks;

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the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory reforms, as well as those involving the Federal Reserve Board, the FDIC, and the Consumer Financial Protection Bureau; and

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other changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Mid Penn and 1st Colonial claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, 27A of the Securities Act and 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus. Except as required by applicable law, neither Mid Penn nor 1st Colonial undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Mid Penn has filed with the SEC as described under the section entitled “Where You Can Find More Information” beginning on page 96.
Mid Penn and 1st Colonial expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained in, referred to, or incorporated in this proxy statement/prospectus.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also read and consider the risk factors relating to the business of Mid Penn and ownership of Mid Penn common stock described in Part I, Item 1A of Mid Penn’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 13, 2025, as well as any subsequent documents filed by Mid Penn with the SEC, which are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 96.
Risks Relating to the Consummation of the Merger and Mid Penn Following the Merger
Because the market price of Mid Penn common stock may fluctuate prior to the effective time, including as a result of 1st Colonial’s financial performance prior to the effective time, shareholders cannot be certain of the market value of the merger consideration to be received by 1st Colonial shareholders.
At the effective time of the merger, each share of 1st Colonial common stock issued and outstanding at the effective time of the merger (other than certain excluded shares as described in the merger agreement, including 1st Colonial common stock held by a holder who has properly exercised dissenters’ rights in respect of such shares) will be converted into the right to elect to receive, subject to adjustment and proration, the cash consideration or the stock consideration. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Mid Penn common stock or 1st Colonial common stock. Changes in the price of Mid Penn common stock between now and the effective time will affect the value that 1st Colonial shareholders will receive in the merger. Neither Mid Penn nor 1st Colonial is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Mid Penn common stock or 1st Colonial common stock.
Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Mid Penn’s and 1st Colonial’s businesses, operations and prospects, the performance of peer companies and other financial companies, volatility in the prices of securities in global financial markets, including market prices of Mid Penn, 1st Colonial and other banking companies, the effects of proposed or imposed tariffs by the U.S. government and retaliatory tariffs proposed or imposed by U.S. trading partners and the risk of any recession or slowdown in economic growth, particularly in the states of New Jersey and Pennsylvania, and regulatory considerations and tax laws, many of which are beyond Mid Penn’s and 1st Colonial’s control. Therefore, at the time of the 1st Colonial special meeting, 1st Colonial shareholders will not know the market value of the merger consideration that 1st Colonial shareholders will receive at the effective time. You should obtain current market quotations for shares of Mid Penn common stock (Nasdaq trading symbol MPB).
1st Colonial shareholders may receive a form of consideration different from what they elect.
While each 1st Colonial shareholder may elect to receive the cash consideration, the stock consideration or a mix of both, sixty percent (60%) of the 1st Colonial stock outstanding at the completion of the merger will be converted into the stock consideration and forty percent (40%) will be converted into the cash consideration. Therefore, if 1st Colonial shareholders elect more cash or stock than is available under the merger agreement, their elections will be prorated so that sixty percent (60%) of the 1st Colonial common stock outstanding at the completion of the merger is converted into the stock consideration and the remaining forty percent (40%) is converted into the cash consideration. As a result, a 1st Colonial shareholder’s ability to receive cash or stock in accordance with their election may depend on the election of other 1st Colonial shareholders.
Because 1st Colonial common stock is traded infrequently and is listed on OTC Pink Limited Market, it is difficult to determine how the market value of 1st Colonial common stock compares with the merger consideration.
1st Colonial’s common stock is listed on OTC Pink Limited Market, a decentralized market where securities not listed on major exchanges are traded directly by a network of dealers. Instead of providing an order matchmaking service, these dealers carry inventories of securities in order to facilitate any buy and sell orders. Because OTC Pink Limited Market is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience, investors may have difficulty determining how the market value of 1st Colonial compares with the merger consideration.
The market price of Mid Penn common stock after the merger may be affected by factors different from those currently affecting the independent businesses of Mid Penn and 1st Colonial.
As a result of the merger, 1st Colonial shareholders will become Mid Penn shareholders. Mid Penn’s business differs from that of 1st Colonial and certain adjustments may be made to Mid Penn’s business as a result of the merger. Accordingly, the results of operations of Mid Penn and the market price of Mid Penn common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Mid Penn and 1st Colonial. For a discussion of the businesses of Mid Penn and 1st Colonial and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information.”
The opinion delivered by Stephens to the 1st Colonial board of directors prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the date of such opinion.
The opinion of Stephens, 1st Colonial’s financial advisor, to the 1st Colonial board of directors, was delivered on and dated September 24, 2025. Changes in the operations and prospects of 1st Colonial, general market and economic conditions and other factors which may be beyond the control of 1st Colonial, including the ongoing effects of proposed or imposed tariffs by the U.S. government and retaliatory tariffs proposed or imposed by U.S. trading partners and the risk of any recession or slowdown in economic growth, particularly in New Jersey and Pennsylvania, on such market and economic conditions, and the market prices of 1st Colonial common stock, may have altered the value of 1st Colonial or the share price of 1st Colonial common stock as of the date of this proxy statement/prospectus, or may alter such values and prices by the effective time. The opinion does not speak as of the date of this proxy statement/prospectus or as of any other date subsequent to the date of such opinion.
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board, the FDIC, the PDB and the NJDB and other regulatory authorities in the United States. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party. These approvals could be delayed or not obtained at all, including due to an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political, or community group inquiries, investigations, or opposition; or changes in legislation or the political environment generally.
The approvals that are granted may impose terms and conditions, limitations, obligations, or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations, or restrictions and that such conditions, limitations, obligations, or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reducing the anticipated benefits of the merger if the merger was consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations, or restrictions will not result in the delay or abandonment of the merger. Additionally, the merger is conditioned on the absence of any order, injunction or decree that enjoins or prohibits consummation of the transactions contemplated by the merger agreement.
Mid Penn and 1st Colonial are expected to incur substantial costs related to the merger and integration, and these costs may be greater than anticipated due to unexpected events.
Mid Penn and 1st Colonial have incurred and expect to incur a number of significant non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either Mid Penn or 1st Colonial regardless of whether or not the merger is completed.
In addition, Mid Penn will incur integration costs following the completion of the merger as Mid Penn and 1st Colonial integrate their businesses, including facilities and systems consolidation costs and employment-related costs. Mid Penn and 1st Colonial may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Mid Penn and 1st Colonial have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in Mid Penn taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.
Combining Mid Penn and 1st Colonial may be more difficult, costly or time-consuming than expected, and Mid Penn and 1st Colonial may fail to realize the anticipated benefits and cost savings of the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Mid Penn and 1st Colonial. To realize the anticipated benefits and cost savings from the merger, Mid Penn and 1st Colonial must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized without adversely affecting current revenues and future growth. If Mid Penn and 1st Colonial are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.
An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of Mid Penn following the completion of the merger, which may adversely affect the value of the common stock of Mid Penn following the completion of the merger.
Mid Penn and 1st Colonial have operated and, until the effective time, must continue to operate, independently. It is possible that the integration process could result in the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Mid Penn and 1st Colonial during this transition period and for an undetermined period after completion of the merger on Mid Penn.
The future results of Mid Penn following the completion of the merger may suffer if Mid Penn does not effectively manage its expanded operations.
Following the merger, the size of the business of Mid Penn will increase beyond the current size of either Mid Penn’s or 1st Colonial’s business. Mid Penn’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. Mid Penn may also face increased scrutiny from governmental entities as a result of the increased size of its business. There can be no assurances that Mid Penn will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the merger.
Mid Penn may be unable to retain legacy 1st Colonial personnel successfully after the completion of the merger.
The success of the merger will depend in part on Mid Penn’s ability to retain the talent and dedication of key employees currently employed by 1st Colonial. It is possible that these employees may decide not to remain with 1st Colonial while the merger is pending or after the completion of the merger. If Mid Penn and 1st Colonial are unable to retain key employees, including management, who are critical to the successful integration and future operations of Mid Penn following the merger, Mid Penn and 1st Colonial could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the completion of the merger, if key employees terminate their employment, Mid Penn’s business activities following the merger may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause Mid Penn’s business following the merger to suffer. Mid Penn and 1st Colonial also may not be able to locate or retain suitable replacements for key employees who leave either company.
The prospective financial information presented in this proxy statement/prospectus is based on various assumptions and may not be realized.
While presented with numeric specificity, there can be no assurance that the prospective financial information presented in this proxy statement/prospectus will be realized, and actual results may vary materially from those shown in the prospective financial information. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The prospective financial information and the assumptions underlying the prospective financial information reflect numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Mid Penn and 1st Colonial operate. For more information, see the section entitled “The Merger — Certain Unaudited Prospective Financial Information” beginning on page 44.
Certain of 1st Colonial’s directors and executive officers may have interests in the merger that may differ from, or are in addition to, the interests of 1st Colonial shareholders.
1st Colonial shareholders should be aware that some of 1st Colonial’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of 1st Colonial shareholders. These interests and arrangements may create potential conflicts of interest. The 1st Colonial board of directors was aware of these respective interests and arrangements and considered these interests and arrangements, among other matters, when making their decisions to adopt and approve the merger agreement, and in recommending that 1st Colonial shareholders vote to adopt and approve the 1st Colonial merger proposal and the 1st Colonial adjournment proposal. For more information, see the section entitled, “Interests of Certain 1st Colonial Directors and Executive Officers in the Merger” beginning on page 45.
If the requisite 1st Colonial shareholder approval is not obtained, or other conditions to the closing of the merger are not met, the merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include (i) the receipt of the 1st Colonial shareholder approval; (ii) the filing of a notification of listing of the shares of Mid Penn common stock to be issued in the merger with Nasdaq and non-objection by Nasdaq to such listing; (iii) the receipt of required regulatory approvals, including the approval of the Federal Reserve Board, the FDIC, the PDB and the NJDB; without the imposition of any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the board of directors of either Mid Penn or 1st Colonial, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise or materially impair the value of 1st Colonial to Mid Penn or the value of Mid Penn to 1st Colonial; (iv) the effectiveness of the registration statement on Form S-4 relating to the shares of Mid Penn common stock to be issued in the merger and no stop order, or related proceedings, suspending the effectiveness of the registration statement on Form S-4 will have been initiated or threatened; and (v) the absence of any order, injunction or decree prohibiting or making illegal the consummation of the merger. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (1) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (2) performance in all material respects by the other party of its obligations under the merger agreement, (3) receipt by such party of an opinion from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (4) the absence of a material adverse effect with respect to the other party since the execution of the merger agreement. Mid Penn’s obligation to complete the merger is also subject to the condition that holders of not more than five percent (5%) of the outstanding shares of 1st Colonial common stock have properly exercised their dissenters’ rights under Pennsylvania law.
These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite 1st Colonial shareholder approval, or Mid Penn or 1st Colonial may elect to terminate the merger agreement in certain other circumstances.
Each of the officers and directors of 1st Colonial have executed an affiliate letter that requires each such shareholder to vote in favor of the approval and adoption of the merger agreement.
Each of the officers and directors of 1st Colonial have entered into an affiliate letter with Mid Penn. Pursuant to the affiliate letters, each such shareholder has agreed, among other things, to vote his or her shares of 1st Colonial common stock in favor of the approval and adoption of the merger agreement, and against any action or agreement that would reasonably be expected to prevent, impede, or delay the consummation of the merger. As of the 1st Colonial record date, these shareholders collectively and beneficially owned approximately 18.5% of the outstanding shares of 1st Colonial common stock. See the section entitled “The 1st Colonial Special Meeting — Shares Subject to 1st Colonial Affiliate Letters Agreements” beginning on page 81 and “Beneficial Ownership of 1st Colonial Common Stock by Management, Directors and Principal Shareholders of 1st Colonial.”
Failure to complete the merger could negatively impact Mid Penn or 1st Colonial.
If the merger is not completed for any reason, including as a result of 1st Colonial shareholders’ failure to approve and adopt the 1st Colonial merger proposal, there may be various adverse consequences and Mid Penn and/or 1st Colonial may experience negative reactions from the financial markets and from their respective customers and employees. For example, Mid Penn’s or 1st Colonial’s respective businesses may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Mid Penn common stock or 1st Colonial common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. If the merger agreement is terminated under certain circumstances, 1st Colonial may be required to pay a termination fee of $4,040,000 million to Mid Penn.
Additionally, each of Mid Penn and 1st Colonial has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, Mid Penn and 1st Colonial would have to pay some of these expenses without realizing the expected benefits of the merger.
Mid Penn and 1st Colonial will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Mid Penn and 1st Colonial. These uncertainties may impair Mid Penn’s or 1st Colonial’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Mid Penn or 1st Colonial to seek to change existing business relationships with Mid Penn or 1st Colonial. In addition, subject to certain exceptions, Mid Penn and 1st Colonial have each agreed to operate its business only in the usual, regular and ordinary course in all material respects and to refrain from taking certain actions that may adversely affect or delay its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent Mid Penn and/or 1st Colonial from pursuing attractive business opportunities that may arise prior to the completion of the merger.

The announcement of the proposed merger could disrupt Mid Penn’s and 1st Colonial’s relationships with their employees, customers, suppliers, business partners and others, as well as their operating results and business generally.
Whether or not the merger is ultimately consummated, as a result of uncertainty related to the proposed transaction, risks relating to the impact of the announcement of the merger on Mid Penn’s and 1st Colonial’s business include the following:
•
their employees may experience uncertainty about their future roles, which might adversely affect Mid Penn’s and 1st Colonial’s ability to retain and hire key personnel and other employees;

•
customers, suppliers, business partners and other parties with which Mid Penn and 1st Colonial maintain business relationships may experience uncertainty about their future and seek alternative relationships with third parties, seek to alter their business relationships with Mid Penn and 1st Colonial or fail to extend existing relationships with Mid Penn and 1st Colonial; and

•
Mid Penn and 1st Colonial have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.
The merger agreement limits 1st Colonial’s ability to pursue alternatives to the merger.
The merger agreement contains “no shop” covenants that, subject to specified exceptions, restrict 1st Colonial’s ability to, directly or indirectly, among other things, initiate, solicit, induce or encourage or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to an acquisition proposal. These provisions, which could result in a $4,040,000 termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of 1st Colonial from considering or making that acquisition proposal, even if it were prepared to pay consideration with a higher per share value than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire 1st Colonial than it might otherwise have proposed to pay, if the merger with Mid Penn had not been announced.
The shares of Mid Penn common stock to be received by 1st Colonial shareholders as a result of the merger will have different rights from the shares of 1st Colonial common stock.
Upon completion of the merger, the rights of former 1st Colonial shareholders who receive shares of Mid Penn common stock in the merger and thereby become Mid Penn shareholders will be governed by the Mid Penn articles and the Mid Penn bylaws. The rights associated with 1st Colonial common stock are different from the rights associated with Mid Penn common stock. See the section entitled “Comparison Shareholders Rights.”
Mid Penn has various provisions in the Mid Penn articles and Mid Penn bylaws that could impede a takeover of Mid Penn.
The Mid Penn articles and Mid Penn bylaws contain provisions providing for, among other things, a supermajority vote requirement for mergers, the staggered election of Mid Penn’s board of directors, and the absence of cumulative voting. Although these provisions were not adopted for the express purpose of preventing or impeding the takeover of Mid Penn, without the approval of the Mid Penn board of directors, such provisions may have that effect. Such provisions may prevent former 1st Colonial shareholders who receive shares of Mid Penn common stock in the merger from taking part in a future transaction in which such shareholders could realize a premium over the current market price of Mid Penn common stock.
1st Colonial shareholders will have a reduced ownership and voting interest in Mid Penn after the consummation of the merger and will exercise less influence over management.
1st Colonial shareholders currently have the right to vote in the election of the board of directors and on other matters affecting 1st Colonial. When the merger is completed, each 1st Colonial shareholder will become a Mid Penn shareholder, with a percentage ownership of the shares of common stock of Mid Penn that is smaller than the holder’s percentage ownership of 1st Colonial prior to the consummation of the merger. Based on the number of shares of Mid Penn common stock outstanding as of September 24, 2025, the date of the merger agreement, and based on the number of shares of Mid Penn common stock expected to be issued in the merger, we estimate that existing Mid Penn shareholders will own approximately ninety-two percent (92%) and former 1st Colonial shareholders will own approximately eight percent (8%) of the common stock of Mid Penn following the completion of the merger. Because of this, 1st Colonial shareholders may have less influence on the management and policies of Mid Penn than they now have on the management and policies of 1st Colonial.
1st Colonial shareholders have appraisal rights in the merger.
If the merger agreement is adopted and approved by 1st Colonial shareholders, 1st Colonial shareholders who do not vote in favor of the adoption and approval of the merger agreement have the right under Pennsylvania law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the PBCL. In addition, under the terms of the merger agreement, if more than five percent (5%) of the aggregate outstanding shares of 1st Colonial common stock have properly notified Mid Penn of their intent to exercise appraisal rights under applicable law, then Mid Penn will not be obligated to complete the merger. Neither 1st Colonial nor Mid Penn can predict the number of 1st Colonial shareholders who will seek payment of cash fair value of their shares. See the section entitled “Appraisal Rights.”
Issuance of shares of Mid Penn common stock in connection with the merger may adversely affect the market price of Mid Penn common stock.
Pursuant to the merger agreement, 1st Colonial shareholders may elect to receive either the cash consideration or the stock consideration. The dilution that may be caused by the issuance of new shares of Mid Penn common stock to 1st Colonial shareholders in connection with the payment of the stock consideration may result in fluctuations in the market price of Mid Penn common stock, including a Mid Penn common stock price decrease. In addition, if former 1st Colonial shareholders sell substantial amounts of the combined company’s common stock in the public market following consummation of the merger, this could decrease the market price of the combined company’s common stock.
Mid Penn or 1st Colonial or both may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.
Any lawsuits filed in connection with the merger could prevent or delay completion of the merger and result in additional costs to Mid Penn and 1st Colonial, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against 1st Colonial, the 1st Colonial board of directors or Mid Penn or the Mid Penn board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect Mid Penn’s business, financial condition, results of operations and cash flows. There has not been any litigation against Mid Penn, 1st Colonial or the directors or officers of either company, but such litigation could be instigated.
Risks Relating to Mid Penn’s Business
You should read and consider risk factors specific to Mid Penn’s business that will also affect Mid Penn after the merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Mid Penn’s Annual Report on Form 10-K for the year ended December 31, 2024 and in any updates to those risk factors set forth in Mid Penn’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 96 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

THE MERGER
This section of the proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Terms of the Merger
Each of the 1st Colonial board of directors and the Mid Penn board of directors has unanimously adopted the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, 1st Colonial will merge with and into Mid Penn, with Mid Penn continuing as the surviving corporation, which is referred to as the merger. Promptly following the merger, 1st Colonial Bank, a wholly owned subsidiary of 1st Colonial, will be merged with and into Mid Penn Bank, a wholly owned subsidiary of Mid Penn, with Mid Penn Bank continuing as the surviving bank, which is referred to as the bank merger.
Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each share of 1st Colonial common stock issued and outstanding at the effective time of the merger (other than certain excluded shares as described in the merger agreement, including 1st Colonial common stock held by a holder who has properly exercised dissenters’ rights in respect of such shares) will be converted into the right to elect to receive, subject to adjustment and proration, the cash consideration or the stock consideration. See the section entitled “The Merger Agreement — Consideration to Be Received in the Merger.”
1st Colonial shareholders are being asked to adopt and approve the merger agreement. See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to complete the merger and provisions for terminating or amending the merger agreement. Mid Penn shareholders are not entitled to voting rights in connection with the merger.
Background of the Merger
The 1st Colonial board of directors and management periodically evaluate the competitive environment, regulatory dynamics, and strategic alternatives in light of evolving market conditions and the company’s performance. In late February, Stephens introduced Robert B. White, the President and Chief Executive Officer of 1st Colonial, to the Chief Executive Officer of a certain financial institution (“Financial Institution A”) initiating discussions about a potential business combination. In late March, Stephens shared a preliminary merger analysis with both parties, held several one-on-one and joint meetings, and circulated the first model deck on March 20, 2025.
On March 26, 2025, Stephens presented “Strategic Optionality in a Shifting Environment” to the 1st Colonial board of directors, covering the overall market backdrop, 1st Colonial’s financial and operating performance during the most recent fiscal year, and strategic options including acquisitions, mergers, and an outright sale.
Following this presentation, the 1st Colonial board of directors authorized Mr. White and Stephens to engage with Financial Institution A, Mid Penn, and another financial institution (“Financial Institution B”) about potential business combinations. Financial Institution A’s discussions were already underway and authorized to continue; Stephens and Mr. White reached out to Mid Penn to gauge interest, and Mid Penn indicated an interest in engaging. Financial Institution B had a weaker stock currency at that time, so discussions with Financial Institution B were deferred until progress was made with the other two parties.
Throughout April and May 2025, 1st Colonial and Financial Institution A held multiple in-person and virtual meetings to evaluate a potential business combination, executed a non-disclosure agreement on April 28, 2025, and subsequently began exchanging non-public information. During April and into early May, at the request of Mid Penn and 1st Colonial, Stephens provided analysis of a potential Mid Penn-1st Colonial combination, including financial modeling and the sharing of non-public information.
By mid-May 2025, 1st Colonial received non-binding letters of intent from Financial Institution A and Mid Penn. Mid Penn’s proposal contemplated merger consideration of eighty percent (80%) stock and twenty percent (20%) cash with an indicative value of $17.50 to $18.50 per 1st Colonial share, based on an exchange ratio range of 0.4798x to 0.5072x and $3.50 to $3.70 in cash per share, using Mid Penn’s $29.18 per share five-day volume weighted average price (“VWAP”) as of May 9, 2025.
Financial Institution A’s proposal was all-stock consideration with an indicative value of $18.37 per share, with both Financial Institution A and Mid Penn valued at 1.1x tangible book value.
On May 15, 2025, the 1st Colonial board of directors convened a meeting to review the letters-of-intent authorized the soliciting of best-and-final bids from Financial Institution A and Mid Penn, and approved initiating contact with Financial Institution B.
On May 19, 2025, the non-disclosure agreement between 1st Colonial and Mid Penn was executed.
On May 30, 2025, a meeting with the 1st Colonial board of directors occurred.
With respect to Financial Institution A, the 1st Colonial board of directors expressed concerns about post-close execution risk related to Financial Institution A’s illiquid profile and the effective transition to a public company structure as part of the transaction. These concerns were communicated to Financial Institution A and its advisor, together with a request to add a cash component to the structure and to arrange for Financial Institution A to conduct a capital raise to fund that cash consideration component, with commitments obtained prior to any public merger announcement.
On June 10, 2025, the 1st Colonial board of directors met to review updated combination offers from Financial Institution A and Mid Penn, consider a Financial Institution B non-binding indication of interest, and hear a presentation and Q&A from Financial Institution A’s Chief Executive Officer.
At that meeting, the revised terms presented were as follows:
•
Financial Institution A at $18.37 per share with a 70/30 stock-and-cash mix;

•
Mid Penn at $18.50 per share with 60/40 stock-and-cash mix; and

•
Financial Institution B at $15.01 per share, all stock.

On June 11, 2025, 1st Colonial executed Financial Institution A’s term sheet with exclusivity, incorporating the following items requested by the 1st Colonial board of directors:
•
targeting a transaction announcement around July 21 or 22 of 2025, subject to satisfactory diligence;

•
determining the pro forma brand strategy before signing;

•
securing signed capital commitments before announcement; and

•
supporting a post-closing capital raise (a formal initial public offering) within roughly a year of closing, market permitting, with a contemplated $30 – $50 million primary raise to improve float, liquidity and shareholder composition.

In support of the proposed transaction with Financial Institution A, due diligence continued through June and July of 2025 concurrent with the drafting and negotiation of the merger agreement. In late June 2025, concerns emerged regarding reverse due diligence of Financial Institution A, particularly around credit quality and credit philosophy. In early to mid-July, the 1st Colonial board of directors determined not to proceed with the Financial Institution A opportunity after identifying significant credit risk factors that would substantially increase the execution risk associated with the business combination. Notice of this determination was provided to Financial Institution A on July 16, 2025. A revised offer was submitted by Financial Institution A on July 17, 2025, including a fifty percent (50%) increase in cash as part of the updated terms. Following review by the 1st Colonial board of directors and management, the revised offer of Financial Institution A was rejected by a 1st Colonial letter dated July 21, 2025. Following the expiration of exclusivity on July 25, 2025, Stephens contacted Mid Penn’s President and Chief Executive Officer, Rory G. Ritrievi, to gauge continued interest in pursuing a transaction with Mid Penn.
On July 31, 2025, an updated letter-of-intent was shared by Mid Penn reflecting a sixty percent (60%) stock forty percent (40%) cash consideration structure, an indicative value of $18.78 per share, an exchange ratio of 0.4167 and $7.40 in cash per share.
On August 22, 2025, representatives from 1st Colonial conducted on-site due diligence at Mid Penn headquarters, including interviews of management and representatives.
On August 26, 2025, Mid Penn’s legal counsel, Holland & Knight LLP (“Holland & Knight”), circulated an initial draft of the merger agreement to 1st Colonial and its counsel, Stradley Ronon Stevens & Young, LLP (“Stradley Ronon”). Between August 26, 2025, and September 24, 2025, representatives of 1st Colonial and Mid Penn, with the assistance of Holland & Knight and Keefe Bruyette & Woods, Inc. (“KBW”), on behalf of Mid Penn, and Stradley Ronon and Stephens, on behalf of 1st Colonial, negotiated the specific terms of the merger agreement. These negotiations included a mechanism, proposed by Stradley Ronon, allowing 1st Colonial shareholders to elect to receive either cash or stock as merger consideration, as well as the related ancillary documents and agreements, including disclosure schedules and the form of affiliate letter. In addition, between September 12, 2025 and September 24, 2025 1st Colonial and Mid Penn engaged in open dialogue and negotiations relating to the employment agreements to be entered into by Mid Penn Bank and Robert B. White.
Throughout the course of negotiations, legal counsel for both parties had several conversations with management of their respective clients regarding the developments and progress of the negotiations and received continued input from management regarding the issues emerging from such negotiations, including the terms most important to each respective management team.
On September 19, 2025, the 1st Colonial board of directors held a special meeting to review and consider the merger proposal as set forth in the definitive merger agreement and related documents negotiated by 1st Colonial and Mid Penn and their respective advisors. The 1st Colonial board of directors received a presentation regarding the results of due diligence conducted on Mid Penn from 1st Colonial’s management.
On September 24, 2025, after careful and deliberate consideration of the presentations as well as consideration of the best interests of 1st Colonial’s shareholders, customers, employees and communities served by 1st Colonial, the 1st Colonial board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby were advisable and fair to and in the best interests of 1st Colonial, (ii) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby and (iii) subject to the 1st Colonial board of director’s need to properly discharge its fiduciary duties, recommended the approval and adoption of the merger agreement and the transactions contemplated thereby by the 1st Colonial shareholders.
Also on September 24, 2025, the Mid Penn board of directors met in a special session to analyze and consider the merger agreement and the transactions and agreements contemplated thereby. Mid Penn’s legal counsel, Holland & Knight, reviewed the key financial and legal terms of the merger agreement. Representatives of KBW reviewed with the Mid Penn board of directors’ financial matters regarding the proposed merger transaction. After additional discussion and deliberation, the Mid Penn board of directors unanimously approved and adopted the merger agreement and the transactions and agreements contemplated thereby and determined that such transactions were in the best interests of Mid Penn and its shareholders. Following the respective meetings of the Mid Penn board of directors and the 1st Colonial board of directors, Mid Penn and 1st Colonial exchanged signature pages to the merger agreement and executed the merger agreement on September 24, 2025. Shortly thereafter 1st Colonial and Mid Penn issued a joint press release announcing the parties had entered into a definitive agreement for a proposed merger, providing for the material terms of the merger, including the consideration structure, and that subject to customary closing conditions, the closing is expected to occur in the first or second quarter of 2026.
1st Colonial’s Reasons for the Merger; Recommendation of the 1st Colonial Board of Directors
In reaching its conclusion to adopt and approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and related transaction documents, and to recommend that the 1st Colonial shareholders vote “FOR” adoption and approval of the merger agreement, the 1st Colonial board of directors, at its meeting held on September 24, 2025, considered the merger and the merger agreement and determined it to be fair, advisable and in the best interests of 1st Colonial, its shareholders and its other constituencies. The 1st Colonial board of directors unanimously voted in favor of the merger and the merger agreement and the transactions contemplated thereby. In evaluating the merger, the 1st Colonial board of directors consulted with management, as well as 1st Colonial’s legal and financial advisors, and considered a number of factors, including:
•
a review of 1st Colonial’s current business, operations, earnings, financial condition and prospects and of Mid Penn’s current business, operations, earnings, financial condition and prospects, taking into account its familiarity with Mid Penn, its management and the results of 1st Colonial’s due diligence review of Mid Penn;

•
knowledge of the current environment in the financial services industry, including economic conditions, the continuing consolidation, increasing operating costs resulting from regulatory initiatives and compliance mandates, increasing competition from larger regional institutions, the growing private lending sector and current financial market conditions and the likely effects of these factors on 1st Colonial’s potential growth, productivity and strategic options;

•
the terms and conditions of the merger, including both the amount and nature of the consideration proposed to be paid in connection with the merger and assessment of the likelihood by the 1st Colonial board of directors that the merger would be completed in a timely manner;

•
the financial presentation of Stephens, including its opinion, dated September 24, 2025, as more fully described below under the section entitled “Opinion of 1st Colonial’s Financial Advisor;”

•
the review with 1st Colonial’s outside legal counsel of the material terms of the merger agreement, including the representations, warranties, covenants, deal protection and termination provisions;

•
the fact that the merger permits a portion of the consideration to be paid in cash;

•
the fact that 1st Colonial shareholders will receive a significant premium;

•
the fact that structure of the merger is intended to qualify as a tax-free reorganization which means the Mid Penn stock can be received tax-free while any cash received will be taxable

•
the strong capital base the resulting combined institution would have after the merger;

•
the expansion of the Mid Penn board of directors to include one member of the 1st Colonial board of directors;

•
the fact that 1st Colonial’s stock has limited liquidity and that Mid Penn’s stock trades on The Nasdaq Stock Market which provides greater liquidity;

•
the fact that the merger is not expected to result in significant employment loss for current 1st Colonial employees;

•
the fact that no 1st Colonial Bank branch closings are anticipated; and

•
the opportunity to offer 1st Colonial’s customers additional products and services through Mid Penn’s product and service offerings.

The 1st Colonial board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including, without limitation, the following factors:
•
the risk that potential benefits of the merger, including possible synergies, might not be realized;

•
the possibility that the consummation of the merger may be delayed, or not occur;

•
the incurrence of substantial expenses related to the merger, including transaction expenses and integration costs;

•
the time commitment of and dedication of resources by management to effectuate the merger;

•
the risk of potential adverse effects on business and customer relationships as a result of the merger; and

•
the other potential risks described under the section entitled “Risk Factors” in this proxy statement/prospectus and the risks included in Mid Penn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 incorporated by reference into this proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the 1st Colonial board of directors is not exhaustive. In view of the wide variety of factors considered by the 1st Colonial board of directors in connection with its evaluation of the merger and the complexity of these matters, the 1st Colonial board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The 1st Colonial board of directors evaluated the factors described above.
In considering the factors described above, individual members of the 1st Colonial board of directors may have given different weights to different factors. It should also be noted that this explanation of the reasoning of the 1st Colonial board of directors and all other information presented in this section and many other statements throughout the proxy/prospectus are forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 19.
Recommendation of the 1st Colonial Board of Directors
The 1st Colonial board of directors believes that the terms of the transaction are in the best interests of 1st Colonial and its shareholders and has unanimously approved the merger and the merger agreement. Accordingly, the 1st Colonial board of directors unanimously recommends that the 1st Colonial shareholders vote “FOR” the approval of the 1st Colonial merger.
Opinion of 1st Colonial’s Financial Advisor
On August 1, 2025, 1st Colonial engaged Stephens to act as financial adviser to 1st Colonial in connection with the proposed sale of 1st Colonial and/or its subsidiary bank, 1st Colonial Bank. In connection with its engagement, and following the negotiation of the proposed merger with Mid Penn, Stephens was requested to undertake a study of the fairness, from a financial point of view, of the proposed merger of 1st Colonial and its bank subsidiary with and into Mid Penn and its bank subsidiary. 1st Colonial engaged Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in similar transactions. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of Stephens’ engagement, representatives of Stephens participated in a meeting of the 1st Colonial board of directors held on September 24, 2025, in which the 1st Colonial board of directors considered and approved the proposed merger. At this meeting, Stephens reviewed the financial aspects of the proposed merger and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the 1st Colonial board of directors dated as of September 24, 2025, that, as of such date, the consideration to be received by the common stockholders of 1st Colonial (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion.
The full text of Stephens’ written opinion letter (the “Opinion Letter”) is attached as Annex B to this proxy statement/prospectus. The Opinion Letter outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of such written Opinion Letter. Investors are urged to read the entire Opinion Letter carefully in connection with their consideration of the proposed merger. 1st Colonial did not give any instruction to or impose any limitations on Stephens as it related to the issuance of its opinion.
Stephens’ opinion speaks only as of the date of the opinion, and Stephens has undertaken no obligation to update or revise its opinion. The opinion was directed to the 1st Colonial board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the proposed merger. The opinion only addresses whether the consideration to be received by the common stockholders of 1st Colonial (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view as of the date of the opinion. The opinion does not address the underlying business decision of 1st Colonial to engage in the proposed merger or any other term or aspect of the merger agreement or the transactions contemplated thereby. Stephens’ opinion does not constitute a recommendation to the 1st Colonial board of directors or any of the 1st Colonial shareholders as to how such person should vote or otherwise act with respect to the proposed merger or any other matter. 1st Colonial and Mid Penn determined the merger consideration through a negotiation process.
In connection with developing its opinion, Stephens:
(i)
reviewed certain publicly available financial statements and reports of Mid Penn;

(ii)
reviewed certain audited financial statements regarding 1st Colonial and Mid Penn;

(iii)
reviewed certain internal financial statements, management reports and other financial and operating data concerning 1st Colonial and Mid Penn prepared by management of 1st Colonial and management of Mid Penn, respectively;

(iv)
reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning 1st Colonial and Mid Penn provided by management of 1st Colonial and management of Mid Penn, as applicable, and upon consensus research estimates concerning Mid Penn, the effect of the proposed merger on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of Mid Penn;

(v)
reviewed the reported prices and trading activity for the common stock of 1st Colonial and Mid Penn;

(vi)
compared the financial performance of 1st Colonial and Mid Penn with that of certain other publicly-traded companies and their securities that Stephens deemed relevant to Stephens’ analysis of the proposed merger;

(vii)
reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to Stephens’ analysis of the proposed merger;

(viii)
reviewed the then most recent draft of the merger agreement and related documents provided to Stephens by 1st Colonial;

(ix)
discussed with management of 1st Colonial and management of Mid Penn the operations of and future business prospects for 1st Colonial and Mid Penn, respectively and the anticipated financial consequences of the proposed merger to 1st Colonial and Mid Penn, respectively;

(x)
assisted in 1st Colonial’s deliberations regarding the material terms of the proposed merger and 1st Colonial’s negotiations with Mid Penn; and

(xi)
performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information, financial data and financial forecasts provided to Stephens by 1st Colonial and Mid Penn and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion was based upon such information. Stephens did not independently verify or undertake any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of 1st Colonial assured Stephens that it was not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of 1st Colonial or of Mid Penn, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of 1st Colonial or of Mid Penn under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of 1st Colonial or Mid Penn. Stephens did not receive or review any individual loan or credit files nor did Stephens make an independent evaluation of the adequacy of the allowance for credit losses of 1st Colonial or Mid Penn. Stephens did not make an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities or any other disaster or adversity, on the business or prospects of 1st Colonial or Mid Penn. With respect to the financial projections or forecasts prepared by management of 1st Colonial and management of Mid Penn, including the forecasts of potential cost savings and potential synergies, Stephens also assumed that such financial projections or forecasts had been reasonably prepared and reflected the best then currently available estimates and judgments of management of 1st Colonial and management of Mid Penn, respectively, as to the future financial performance of 1st Colonial and Mid Penn, respectively, and provided a reasonable basis for Stephens’ analysis. Stephens recognized that such financial projections or forecasts were based on numerous variables, assumptions and judgments that were inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such projections or forecasts, and Stephens expressed no opinion as to the reliability of such financial projections, forecasts or estimates or the assumptions upon which they were based.
Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens relied solely, and without independent verification, on the assessments of 1st Colonial and its other advisors with respect to such matters. Stephens assumed, with 1st Colonial’s consent, that the proposed merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for 1st Colonial or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed merger will be resolved favorably to 1st Colonial and its shareholders. Stephens did not express any opinion as to any tax or other consequences that might result from the proposed merger.
Stephens’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and on the information made available to Stephens as of the date of the opinion. Market price data used by Stephens in connection with its opinion was based on reported market closing prices as of September 23, 2025. It should be understood that subsequent developments may affect the opinion and that Stephens did not undertake any obligation to update, revise or reaffirm the opinion or otherwise comment on events occurring after the date of the opinion. Stephens further noted that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities or any other disaster or adversity, may or may not have an effect on 1st Colonial or Mid Penn, and Stephens did not express an opinion as to the effects of such volatility or disruptions on the proposed merger or any party to the proposed merger. Stephens further expressed no opinion as to the prices at which shares of 1st Colonial common stock or Mid Penn common stock may trade at any time subsequent to the announcement of the proposed merger.
In connection with developing its opinion, Stephens assumed that, in all respects material to its analyses:
(i)
the proposed merger and any related transactions will be consummated on the terms of the latest draft of the merger agreement provided to Stephens, without material waiver or modification;

(ii)
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

(iii)
each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)
all conditions to the completion of the proposed merger will be satisfied within the time frames contemplated by the merger agreement without any waivers;

(v)
that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the proposed merger and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the proposed merger to the common stockholders of 1st Colonial;
(vi)
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of 1st Colonial or Mid Penn since the date of the most recent financial statements made available to Stephens, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact 1st Colonial or Mid Penn; and

(vii)
the proposed merger will be consummated in a manner that complies with applicable law and regulations.

Stephens’ opinion was limited to whether the consideration to be received by the common stockholders of 1st Colonial (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view as of the date of the opinion. Stephens was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the proposed merger or any aspect of the proposed merger, other than the fairness, from a financial point of view, of the consideration to be received in the proposed merger by the common stockholders of 1st Colonial (solely in their capacity as such). The opinion did not address the merits of the underlying decision by 1st Colonial to engage in the proposed merger, the merits of the proposed merger as compared to other alternatives potentially available to 1st Colonial or the relative effects of any alternative transaction in which 1st Colonial might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the proposed merger, including with respect to how to vote or act with respect to the proposed merger. Moreover, Stephens did not express any opinion as to the fairness of the amount or nature of the compensation to any of 1st Colonial’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of 1st Colonial or otherwise.
The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with developing its opinion. In performing the financial analyses described below, Stephens relied on the financial and operating data, projections and other financial information and assumptions concerning 1st Colonial and Mid Penn provided by management of 1st Colonial and management of Mid Penn, as applicable, and Stephens reviewed with 1st Colonial’s executive management certain assumptions concerning 1st Colonial and Mid Penn upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens, it does set forth those analyses considered by Stephens to be material in arriving at its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses summarized below. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Stephens’ analyses and opinion.
Summary of Proposed Merger:
Pursuant to the merger agreement, and subject to the terms, conditions and limitations set forth therein, and for purposes of its opinion, Stephens understood that, subject to potential adjustments as described in the merger agreement, the aggregate consideration expected to be received by the holders of the outstanding common stock, options and warrants of 1st Colonial is approximately $101.1 million, based on the closing price of Mid Penn’s common stock of $30.31 as of September 23, 2025. Such consideration, subject to potential adjustment, will consist of (i) the obligation to pay approximately $2.3 million in cash in respect of the cancellation of outstanding options on 1st Colonial common stock, and (ii) with respect to each outstanding share of 1st Colonial common stock (including restricted shares), the right to receive, at the election of the holder thereof, either $18.50 in cash or 0.6945 shares of Mid Penn common stock, with such elections subject to proration such that, in the aggregate, 40% of 1st Colonial’s common stock will be converted into cash consideration and 60% into stock consideration. Based upon the unaudited financial information of 1st Colonial as of and for the twelve months ended June 30, 2025, and market data as of September 23, 2025, Stephens calculated the following transaction multiples:
Transaction Value / Reported Tangible Book Value (at June 30, 2025)	1.16x
Transaction Value / Most Recent Quarter Annualized (“MRQA”) Core Earnings(1)	15.5x
Transaction Value / Last-Twelve-Months (“LTM”) Core Earnings(1)	13.5x
Transaction Value / 2025 Estimated Earnings(2)	12.8x
Transaction Value / 2026 Estimated Earnings(2)	11.5x
Core Deposit Premium(3)	2.7%

Source: S&P Global Market Intelligence, Management Guidance.
Note: Market data as of September 23, 2025.
(1)
Core assumes a normalized provision and adjusts for nonrecurring items using data sourced from S&P Global Market Intelligence and company documents; 2025 LTM and 2025Q2 utilize a normalized corporate tax rate of 21%.

(2)
Estimated 2025 and 2026 net income provided by and approved for use by 1st Colonial management.

(3)
Core deposit premium calculated using tangible common equity and deposits less time deposits > $100,000.

Relevant Regional Major Exchange-Traded Public Companies Analysis — 1st Colonial:
Stephens compared the financial condition, operating statistics and market valuation of 1st Colonial to certain public companies selected by Stephens and their respective public trading values. Stephens selected the public companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to 1st Colonial; however, no selected company below was identical or directly comparable to 1st Colonial. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.
Stephens selected the following fourteen (13) public companies based on the criteria set forth below:
Includes major exchange-traded(1) banks and thrifts headquartered in the Mid-Atlantic(2), Northeast(3), and Midwest(4), with 2025Q2 assets between $250 million and $1.55 billion and NPAs / Assets less than 1.00%(5), excluding NY metro-focused banks(6), niche business models(7), merger targets, merger-of-equals(8) participants and mutuals
CB Financial Services Inc. (CBFV)	BV Financial Inc. (BVFL)
ECB Bancorp Inc. (ECBK)	IF Bancorp Inc. (IROQ)
Ohio Valley Banc Corp. (OVBC)	United Bancorp Inc. (UBCP)
Richmond Mutl Bncp Inc. (RMBI)	Central Plains Bancshares (CPBI)
Pathfinder Bancorp Inc. (PBHC)	Glen Burnie Bancorp (GLBZ)
SB Financial Group Inc (SBFG)	NSTS Bancorp (NSTS)
First Capital Inc. (FCAP)

Note:

(1)
Major exchanges include NYSE, NYSEAM, NASDAQGS, NASDAQGM and NASDAQCM.

(2)
Defined as DE, DC, MD, NJ, NY and PA.

(3)
Defined as CT, ME, MA, NH, RI and VT.

(4)
Defined as IL, IN, IA, KS, KY, MI, MO, NE, ND, OH, SD and WI.

(5)
NPAs / Assets excludes restructured loans from nonperforming assets.

(6)
Excludes SRBK and MGYR.

(7)
Excludes ASRV and FSEA.

(8)
As defined by S&P Global Market Intelligence.

To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve month period ended June 30, 2025, or the most recently reported period available, and the market trading multiples of the selected public companies based on September 23, 2025 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:
	Company	Ticker	Total Assets ($M)	Loans / Deposits (%)	TCE / TA (%)	NIB / Total Deposits (%)	NPAs / Assets (%)	Core ROAA (%)	Market Cap ($M)	Price /
										Tang. BV (x)	MRQ Core EPS (x)
1	CB Financial Services Inc.	CBFV	$1,518	84.9%	9.2%	21%	0.13%	1.06%	$169	1.21x	11.4x
2	ECB Bancorp Inc.	ECBK	$1,515	121.1%	11.1%	8%	0.08%	0.39%	$143	0.85x	23.5x
3	Ohio Valley Banc Corp.	OVBC	$1,510	86.3%	10.2%	26%	0.31%	1.11%	$179	1.18x	10.7x
4	Richmond Mutl Bncp Inc.	RMBI	$1,508	108.0%	8.8%	10%	0.37%	0.72%	$149	1.15x	13.2x
5	Pathfinder Bancorp Inc.	PBHC	$1,505	74.7%	7.6%	16%	0.78%	0.61%	$98	0.84x	8.8x
6	SB Financial Group Inc	SBFG	$1,486	88.6%	7.2%	19%	0.41%	1.03%	$132	1.24x	8.5x
7	First Capital Inc.	FCAP	$1,243	59.5%	9.4%	19%	0.32%	1.25%	$149	1.30x	9.8x
8	BV Financial Inc.	BVFL	$908	114.1%	20.5%	20%	0.50%	1.28%	$173	0.94x	14.2x
9	IF Bancorp Inc.	IROQ	$888	88.8%	9.2%	14%	0.02%	0.65%	$87	1.06x	14.4x
10	United Bancorp Inc.	UBCP	$848	77.9%	7.0%	23%	0.60%	0.93%	$83	1.39x	10.3x
11	Central Plains Bancshares	CPBI	$501	103.1%	13.2%	16%	0.09%	0.79%	$68	1.04x	15.6x
12	Glen Burnie Bancorp	GLBZ	$351	67.2%	5.4%	34%	0.30%	0.02%	$14	0.72x	NM
13	NSTS Bancorp	NSTS	$276	71.8%	28.2%	6%	0.10%	(0.37)%	$62	0.79x	NM
	75th Percentile		$1,508	74.7%	11.1%	21%	0.10%	1.06%	$149	1.21x	14.3x
	Median		$1,243	86.3%	9.2%	19%	0.31%	0.79%	$132	1.06x	11.4x
	25th Percentile		$848	103.1%	7.6%	14%	0.41%	0.61%	$83	0.85x	10.1x
	1st Colonial Bancorp, Inc.	FCOB	$877	85.9%	9.4%	11%	0.52%	0.75%(1)	$83	1.01x	13.4x(1)

Source: S&P Global Market Intelligence.
Note: Market data as of 9/23/2025. Financial data as of 6/30/2025. Bank -level data used where consolidated BHC data not available. Core defined by S&P Global Market Intelligence. Any Price / Earnings ratio less than 0.0x or greater than 30.0x is “Not Material.”
(1)
MRQ Core EPS for 1st Colonial calculated by Stephens Investment Banking using data sourced from S&P Global Market Intelligence.

Relevant Mid-Atlantic Over-the-Counter Public Companies Analysis — 1st Colonial:
Stephens compared the financial condition, operating statistics and market valuation of 1st Colonial to certain public companies selected by Stephens and their respective public trading values. Stephens selected the public companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to 1st Colonial; however, no selected company below was identical or directly comparable to 1st Colonial. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.
Stephens selected the following fourteen (23) public companies based on the criteria set forth below:
Includes OTC-traded(1) banks and thrifts headquartered in the Mid-Atlantic(2) with 2025Q2 assets between $500 million and $1.5 billion and NPAs / Assets less than 1.00%(5), excluding NY metro-focused banks(6), niche business models(7), merger targets, merger-of-equals(8) participants and mutuals
1ST SUMMIT BANCORP Johnstown (FSMK)	Juniata Valley Financial Corp. (JUVF)
First Keystone Corp. (FKYS)	Farmers & Merchants Bcshs Inc. (FMFG)
Bank of Utica (BKUT)	Harford Bank (HFBK)
Solvay Bank (SOBS)	National Capital Bancorp (NACB)
FNB Bancorp Inc. (FBIP)	First Resource Bancorp (FRSB)
Community Heritage Finl Inc (CMHF)	First Community Finl Corp. (FMFP)
Honat Bancorp (HONT)	Jeffersonville Bancorp (JFBC)
American Bank Inc. (AMBK)	New Tripoli Bancorp Inc. (NTBP)
JBT Bancorp (JBTC)	Steele Bancorp (STLE)
Calvin B. Taylor Bankshares (TYCB)	Peoples Ltd. (PPLL)
Ballston Spa Bancorp Inc. (BSPA)	NBC Bancorp (NCXS)
Harleysville Financial Corp. (HARL)

Note:
(1)
OTC exchanges include OCT, OTCBB, OTCEM, OTCNO, OTCPK, OTCQB and OTCQX.

(2)
Defined as DE, DC, MD, NJ, NY and PA.

(3)
NPAs / Assets excludes restructured loans from nonperforming assets.

(4)
Excludes NMBF and ESBS.

(5)
Excludes MCHT and QNTO.

(6)
As defined by S&P Global Market Intelligence.

To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve month period ended June 30, 2025, or the most recently reported period available, and the market trading multiples of the selected public companies based on September 23, 2025 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:
	Company	Ticker	Total Assets ($M)	Loans / Deposits (%)	TCE / TA (%)	NIB / Total Deposits (%)	NPAs / Assets (%)	Core ROAA (%)	Market Cap ($M)	Price /
										Tang. BV (x)	MRQ Core EPS (x)
1	1ST SUMMIT BANCORP Johnstown	FSMK	$1,444	68.8%	6.8%	10%	0.23%	0.37%	$58	0.58x	11.2x
2	First Keystone Corp.	FKYS	$1,437	90.8%	7.5%	19%	0.29%	0.78%	$105	0.98x	9.3x
3	Bank of Utica	BKUT	$1,414	12.3%	24.1%	6%	0.01%	1.00%	$128	0.38x	9.2x

	Company	Ticker	Total Assets ($M)	Loans / Deposits (%)	TCE / TA (%)	NIB / Total Deposits (%)	NPAs / Assets (%)	Core ROAA (%)	Market Cap ($M)	Price /
										Tang. BV (x)	MRQ Core EPS (x)
4	Solvay Bank	SOBS	$1,181	69.8%	7.4%	24%	0.06%	0.42%	$72	0.83x	14.6x
5	FNB Bancorp Inc.	FBIP	$1,151	48.7%	7.5%	51%	0.01%	1.04%	$63	0.73x	5.4x
6	Community Heritage Finl Inc	CMHF	$1,096	89.3%	7.5%	26%	0.13%	0.94%	$88	1.05x	8.7x
7	Honat Bancorp	HONT	$1,072	91.3%	12.9%	32%	0.25%	1.37%	$172	1.26x	11.6x
8	American Bank Inc.	AMBK	$1,017	100.1%	9.9%	9%	0.35%	1.65%	$104	1.02x	24.8x
9	JBT Bancorp	JBTC	$975	97.4%	8.7%	18%	0.03%	0.89%	$66	0.78x	7.6x
10	Calvin B. Taylor Bankshares	TYCB	$968	76.7%	12.7%	30%	0.12%	1.62%	$151	1.24x	9.8x
11	Ballston Spa Bancorp Inc.	BSPA	$913	109.7%	7.2%	21%	0.04%	0.55%	$51	0.77x	NM
12	Harleysville Financial Corp.	HARL	$902	102.7%	9.9%	15%	0.11%	1.18%	$87	0.98x	8.7x
13	Juniata Valley Financial Corp.	JUVF	$866	73.3%	4.9%	25%	0.06%	0.87%	$70	1.69x	9.4x
14	Farmers & Merchants Bcshs Inc.	FMFG	$842	82.8%	6.4%	16%	0.40%	0.58%	$53	1.00x	11.0x
15	Harford Bank	HFBK	$728	75.7%	9.3%	24%	0.83%	0.95%	$59	0.87x	8.7x
16	National Capital Bancorp	NACB	$703	83.3%	9.0%	29%	0.59%	1.08%	$74	1.17x	NM
17	First Resource Bancorp	FRSB	$697	104.2%	7.7%	17%	0.03%	1.14%	$53	0.97x	7.1x
18	First Community Finl Corp.	FMFP	$676	74.9%	6.0%	18%	0.48%	0.44%	$34	0.83x	NM
19	Jeffersonville Bancorp	JFBC	$664	63.0%	14.5%	35%	0.26%	2.00%	$91	0.94x	6.9x
20	New Tripoli Bancorp Inc.	NTBP	$660	90.0%	7.0%	17%	0.53%	0.54%	$73	1.57x	20.4x
21	Steele Bancorp	STLE	$629	90.9%	9.4%	16%	0.04%	1.24%	$49	0.81x	6.4x
22	Peoples Ltd.	PPLL	$616	75.2%	9.7%	34%	0.15%	1.47%	$88	1.47x	10.1x
23	NBC Bancorp	NCXS	$522	84.8%	6.5%	25%	0.33%	0.10%	$31	0.90x	NM
	75th Percentile		$1,084	74.1%	9.8%	28%	0.05%	1.21%	$90	1.11x	11.1x
	Median		$902	83.3%	7.7%	21%	0.15%	0.95%	$72	0.97x	9.3x
	25th Percentile		$686	91.1%	7.1%	16%	0.34%	0.56%	$56	0.82x	8.1x
	1st Colonial Bancorp, Inc.	FCOB	$877	85.9%	9.4%	11%	0.52%	0.75%(1)	$83	1.01x	13.4x(1)

Source: S&P Global Market Intelligence.
Note: Market data as of 9/23/2025. Financial data as of 6/30/2025. Bank -level data used where consolidated BHC data not available. Core defined by S&P Global Market Intelligence. Any Price / Earnings ratio less than 0.0x or greater than 30.0x is “Not Material.”
(1)
MRQ Core EPS for 1st Colonial calculated by Stephens Investment Banking using data sourced from S&P Global Market Intelligence.

Relevant Mid-Atlantic Transactions Analysis:
Stephens reviewed certain publicly available transaction multiples and related financial data for bank and thrift transactions announced since January 1st, 2024, where (i) the target was headquartered in the Mid-Atlantic, (ii) target total assets were less than $5 billion, (iii) and deal value was publicly disclosed, excluding credit unions, digital banks, mutuals, and merger-of-equals transactions (as defined by S&P Global Market Intelligence). The following transactions were selected by Stephens because each target’s relative asset size, financial performance and operations, among other factors, was reasonably similar to 1st Colonial; however, no selected company or transaction below was identical or directly comparable to 1st Colonial or the proposed merger (in each transaction, the acquirer is listed first, the target is listed second and the transaction announcement date is noted parenthetically):
•
ENB Financial Corp / Cecil Bancorp Inc. (8/13/2025)

•
Norwood Financial Corp. / PB Bankshares (7/7/2025)

•
Citizens & Northern Corp. / Susquehanna Community Finl Inc (4/23/2025)

•
CNB Financial Corp. / ESSA Bancorp Inc. (1/10/2025)

•
Northwest Bancshares, Inc. / Penns Woods Bancorp Inc. (12/17/2024)

•
Mid Penn Bancorp Inc. / William Penn Bancorp. (11/1/2024)

•
NBT Bancorp Inc. / Evans Bancorp Inc. (9/9/2024)

•
ConnectOne Bancorp Inc. / The Frst of Long Island Corp. (9/5/2024)

•
ACNB Corp. / Traditions Bancorp (7/24/2024)

•
Princeton Bancorp / Cornerstone Financial Corp. (1/18/2024)

Stephens considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed merger. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the proposed merger to the 25th percentile, median, and 75th percentile transaction multiples of the selected transactions:
Acquirer	Target	Annc. Date	Deal Value ($M)	Transaction Multiples				Target Financial Data
				Target Price/ TBV (x)	Price/ MRQ EPS (x)	Price/ LTM EPS (x)	Core Deposit Prem. (%)	Total Assets ($M)	TCE/ TA (%)	NPAs/ Assets (%)	LTM ROAA (%)
ENB Financial Corp	Cecil Bancorp Inc.	8/13/2025	29	1.00x	NM	26.7x	0.0%	222	13.0%	0.64%	0.48%
Norwood Financial Corp.	PB Bankshares	7/7/2025	55	1.07x	19.2x	24.9x	2.5%	467	10.6%	0.23%	0.43%
Citizens & Northern Corp.	Susquehanna Community Finl Inc	4/23/2025	44	1.33x	13.9x	19.0x	2.6%	588	5.7%	0.26%	0.39%
CNB Financial Corp.	ESSA Bancorp Inc.	1/10/2025	210	0.96x	12.6x	11.6x	(0.4)%	2,188	10.0%	0.56%	0.78%
Northwest Bancshares, Inc.	Penns Woods Bancorp Inc.	12/17/2024	270	1.39x	13.5x	13.1x	8.6%	2,259	8.3%	0.20%	0.88%
Mid Penn Bancorp Inc.	William Penn Bancorp.	11/1/2024	126	1.01x	NM	NM	0.6%	812	15.2%	0.38%	(0.00)%
NBT Bancorp Inc.	Evans Bancorp Inc.	9/9/2024	236	1.32x	19.9x	12.2x	3.7%	2,257	7.8%	1.31%	0.88%
ConnectOne Bancorp Inc.	The Frst of Long Island Corp.	9/5/2024	281	0.74x	14.8x	12.7x	(3.1)%	4,209	8.9%	0.06%	0.52%
ACNB Corp.	Traditions Bancorp	7/24/2024	87	1.28x	11.8x	16.4x	3.1%	859	7.8%	0.51%	0.62%
Princeton Bancorp	Cornerstone Financial Corp.	1/18/2024	18	0.75x	NM	NM	(2.3)%	321	7.4%	0.14%	0.08%
75th Percentile			230	1.31x	17.0x	20.5x	3.0%	2,240	10.4%	0.21%	0.74%
Median			106	1.04x	13.9x	14.7x	1.5%	835	8.6%	0.32%	0.50%
25th Percentile			47	0.97x	13.0x	12.5x	(0.3)%	497	7.8%	0.55%	0.40%
Mid Penn Bancorp, Inc.	1st Colonial Bancorp, Inc.		$101	1.16x	15.5x(1)	13.3x(1)	2.7%	$877	9.4%	0.85%	0.88%(1)

Source: S&P Global Market Intelligence, Company documents. Note: Transaction data as of deal announcement date. “—” means data not available or not applicable. NM means not material. Only includes whole bank M&A.
(1)
Core Price / MRQ EPS and Core Price / LTM EPS for the proposed merger and Core LTM ROAA for 1st Colonial calculated by Stephens Investment Banking using data sourced from S&P Global Market Intelligence.

Relevant Philadelphia / New Jersey / New York City Transactions Analysis:
Stephens reviewed certain publicly available transaction multiples and related financial data for nationwide bank and thrift transactions announced since January 1, 2021, where the target was headquartered in New Jersey, the Philadelphia-Camdem-Wilmington MSA, or the New York-Newark-Jersey City MSA, excluding credit unions, non-bank buyers, and merger-of-equals transactions (as defined by S&P Global Market Intelligence). The following transactions were selected by Stephens because each target’s relative asset size, financial performance and operations, among other factors, was reasonably similar to 1st Colonial; however, no selected company or transaction below was identical or directly comparable to 1st Colonial or the proposed merger (in each transaction, the acquirer is listed first, the target is listed second and the transaction announcement date is noted parenthetically):
•
ENB Financial Corp / Cecil Bancorp Inc. (8/13/2025)

•
Norwood Financial Corp. / PB Bankshares (7/7/2025)

•
Mid Penn Bancorp Inc. / William Penn Bancorp. (11/1/2024)

•
ConnectOne Bancorp Inc. / The Frst of Long Island Corp. (9/5/2024)

•
Princeton Bancorp / Cornerstone Financial Corp. (1/18/2024)

•
Mid Penn Bancorp Inc. / Brunswick Bancorp (12/20/2022)

•
Provident Financial Services / Lakeland Bancorp (9/27/2022)

•
SR Bancorp / Regal Bancorp Inc. (7/25/2022)

•
Citizens Financial Group Inc. / Investors Bancorp Inc (7/28/2021)

•
Spencer Savings Bank SLA / Mariner’s Bank (7/16/2021)

•
Lakeland Bancorp / 1st Constitution Bancorp (7/12/2021)

•
First Bank / Malvern Bancorp Inc (12/14/2022)

•
The Bank of Princeton / Noah Bank (10/20/2022)

•
Citizens Financial Services / HV Bancorp Inc. (10/19/2022)

•
Brookline Bancorp Inc. / PCSB Financial Corp. (5/24/2022)

•
Fulton Financial Corp. / Prudential Bancorp Inc. (3/2/2022)

•
Valley National Bancorp / Bank Leumi Le-Israel Corp. (9/23/2021)

•
Valley National Bancorp / Westchester Bank Holding Corp. (6/29/2021)

•
WSFS Financial Corp. / Bryn Mawr Bank Corp. (3/10/2021)

Stephens considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed merger. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the proposed merger to the 25th percentile, median, and 75th percentile transaction multiples of the selected transactions:

Acquirer	Target	Annc. Date	Deal Value ($M)	Transaction Multiples				Target Financial Data
				Target Price/ TBV (x)	Price/ MRQ EPS (x)	Price/ LTM EPS (x)	Core Deposit Prem. (%)	Total Assets ($M)	TCE/ TA (%)	NPAs/ Assets (%)	LTM ROAA (%)
ENB Financial Corp	Cecil Bancorp Inc.	8/13/2025	29	1.00x	NM	26.7x	0.00%	222	13.0%	0.64%	0.48%
Norwood Financial Corp.	PB Bankshares	7/7/2025	55	1.07x	19.2x	24.9x	2.5%	467	10.6%	0.23%	0.43%
Mid Penn Bancorp Inc.	William Penn Bancorp.	11/1/2024	126	1.01x	NM	NM	0.6%	812	15.2%	0.38%	(0.00)%
ConnectOne Bancorp Inc.	The Frst of Long Island Corp.	9/5/2024	281	0.74x	14.8x	12.7x	(3.1)%	4,209	8.9%	0.06%	0.52%
Princeton Bancorp	Cornerstone Financial Corp.	1/18/2024	18	0.75x	NM	NM	(2.3)%	321	7.4%	0.14%	0.08%
Mid Penn Bancorp Inc.	Brunswick Bancorp	12/20/2022	54	1.20x	14.3x	13.1x	5.4%	382	11.3%	—	1.08%
Provident Financial Services	Lakeland Bancorp	9/27/2022	1,263	1.54x	10.9x	12.4x	5.7%	10,374	8.0%	0.24%	0.97%
SR Bancorp	Regal Bancorp Inc.	7/25/2022	70	1.45x	19.7x	22.5x	6.3%	492	11.7%	0.11%	0.70%
Citizens Financial Group Inc.	Investors Bancorp Inc	7/28/2021	3,654	1.33x	10.8x	11.8x	5.3%	26,802	10.2%	0.35%	1.10%
Spencer Savings Bank SLA	Mariner’s Bank	7/16/2021	51	1.24x	11.2x	14.3x	3.1%	422	9.7%	2.27%	1.07%
Lakeland Bancorp	1st Constitution Bancorp	7/12/2021	244	1.52x	11.8x	11.5x	5.9%	1,789	9.1%	0.97%	1.16%
First Bank	Malvern Bancorp Inc	12/14/2022	150	1.02x	14.4x	21.4x	0.6%	1,044	14.0%	0.57%	0.63%
The Bank of Princeton	Noah Bank	10/20/2022	25	0.81x	(62.9x)	9.2x	(4.9)%	256	12.3%	3.87%	0.93%
Citizens Financial Services	HV Bancorp Inc.	10/19/2022	68	1.55x	21.0x	21.8x	5.7%	571	7.2%	0.49%	0.49%
Brookline Bancorp Inc.	PCSB Financial Corp.	5/24/2022	320	1.18x	21.6x	20.3x	3.3%	1,985	13.7%	0.44%	0.79%
Fulton Financial Corp.	Prudential Bancorp Inc.	3/2/2022	138	1.07x	18.2x	17.9x	1.7%	1,084	11.8%	1.21%	0.69%
Valley National Bancorp	Bank Leumi Le-Israel Corp.	9/23/2021	1,181	1.35x	13.5x	19.3x	4.5%	8,351	10.5%	0.61%	0.79%
Valley National Bancorp	Westchester Bank Holding Corp.	6/29/2021	220	1.69x	13.6x	18.1x	8.7%	1,313	10.1%	0.21%	1.07%
WSFS Financial Corp.	Bryn Mawr Bank Corp.	3/10/2021	990	2.29x	15.6x	29.8x	13.6%	5,432	8.1%	0.23%	0.64%
75th Percentile			300	1.48x	18.5x	21.8x	5.7%	3,097	12.1%	0.23%	1.02%
Median			138	1.20x	14.4x	18.1x	3.3%	1,044	10.5%	0.41%	0.70%
25th Percentile			55	1.02x	11.6x	12.7x	0.6%	445	9.0%	0.63%	0.51%
Mid Penn Bancorp, Inc.	1st Colonial Bancorp, Inc.		$101	1.16x	15.5x(1)	13.3x(1)	2.7%	$877	9.4%	0.85%	0.88%(1)

Source: S&P Global Market Intelligence, Company documents. Note: Transaction data as of deal announcement date. “—” means data not available or not applicable. NM means not material.
(1)
Core Price / MRQ EPS and Core Price / LTM EPS for the proposed merger and Core LTM ROAA for Presence calculated by Stephens Investment Banking using data sourced from S&P Global Market Intelligence.

Discounted Cash Flow Analysis — 1st Colonial:
Stephens performed a standalone discounted cash flow analysis of 1st Colonial to estimate a range of implied equity values for 1st Colonial based upon the discounted net present value of the projected after-tax free cash flows for 1st Colonial for the projected period. In this analysis, Stephens used (i) financial information and data provided by 1st Colonial and (ii) financial forecasts and projections provided by the executive management team of 1st Colonial. See the section entitled “Certain Unaudited Prospective Financial Information” for additional information regarding the unaudited prospective financial information provided to Stephens by 1st Colonial management and approved by 1st Colonial for Stephens’ use and reliance in performing its analysis. Stephens determined the projected amount of cash flow for 1st Colonial based on (i) annual dividend payments for earnings and excess capital (if any) above a tangible common equity to tangible asset ratio of 9.0% from 2025 to 2030, and (ii) a range of standalone terminal values derived by applying price to last-twelve-months earnings per share multiples ranging from 10.0x to 14.0x to 1st Colonial’s estimated end of period net income at December 31, 2030. To reconcile net income to future cash flow, Stephens applied adjustments for (a) a pre-tax opportunity cost of cash of 4.33% and (b) a marginal tax rate of 21%.
In selecting the terminal price to earnings per share multiples, Stephens considered the trading multiples of 1st Colonial and of the comparable publicly traded banks and thrifts discussed in the sections entitled “Relevant Regional Major Exchange-Traded Public Companies” and “Relevant Mid-Atlantic Over-the-Counter Public Companies Analysis”. Exercising its professional judgment, Stephens selected a range of 10.0x to 14.0x as the terminal price to earnings per share multiples. The following table summarizes the range of terminal values of 1st Colonial that Stephens calculated based upon 1st Colonial’s estimated end of period net income at December 31, 2030 and the range of terminal price to earnings per share multiples of 10.0x to 14.0x:
2030 1st Colonial End of Period Net Income	$11.8	$11.8	$11.8	$11.8	$11.8
x Terminal Multiple	10.0x	11.0x	12.0x	13.0x	14.0x
Terminal Value	$117.7	$129.5	$141.2	$153.0	$164.8
Stephens then discounted the projected future cash flows and terminal values to present value using discount rates ranging from 13.0% to 15.0%, which Stephens selected to reflect estimates of 1st Colonial’s cost of equity. Based on this analysis, Stephens derived a range for the implied equity value of 1st Colonial from $15.70 per share to $22.07 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of 1st Colonial. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
Miscellaneous:
The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens.
In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of 1st Colonial. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.
Stephens is serving as financial adviser to 1st Colonial in connection with the proposed merger and is entitled to receive from 1st Colonial reimbursement of its expenses and a fee in the amount of 1.50% of the aggregate transaction consideration received by 1st Colonial or its common stockholders at the closing of the proposed merger for Stephens’ services as financial advisor to 1st Colonial, a significant portion of which is contingent upon the consummation of the proposed merger. Stephens also received a fee in the amount of $500,000 from 1st Colonial upon rendering its fairness opinion, which opinion fee will be credited in full against the fee which will become payable to Stephens upon the closing of the proposed merger. 1st Colonial has also agreed to indemnify Stephens against certain claims and liabilities that could arise out of Stephens’ engagement, including certain liabilities that could arise out of Stephens’ providing its fairness opinion.
Stephens issues periodic research reports regarding the business and prospects of Mid Penn, and Stephens makes a market in the stock of Mid Penn. Stephens has provided investment banking services to Mid Penn in recent years, including serving as financial advisor in connection with Mid Penn’s acquisitions of Brunswick Bancorp and William Penn Bancorporation, which closed on May 19, 2023 and April 30, 2025, respectively, and as an underwriter on a follow-on offering of Mid Penn’s common stock which priced on November 1, 2024. Stephens received the following fees for providing such investment banking services to Mid Penn: (i) $400,000 for Mid Penn’s acquisition of Brunswick Bancorp, (ii) $1,000,000 for Mid Penn’s acquisition of William Penn Bancorporation and (iii) $2,215,730 for Mid-Penn’s follow-on offering. Stephens has not received fees for providing investment banking services to 1st Colonial within the past two years. Stephens expects to pursue future investment banking services assignments with participants in the proposed merger.
In the ordinary course of its business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of participants in the proposed merger.
Certain Unaudited Prospective Financial Information
Prospective Financial Information Regarding 1st Colonial
In performing its financial analysis with respect to 1st Colonial on a standalone basis, Stephens used the following prospective financial information regarding 1st Colonial: (i) estimated earnings per share for 1st Colonial of $0.79 for the period from July 1, 2025 to December 31, 2025; (ii) $0.43 for the period from January 1, 2025 to March 31, 2025; (iii) $1.73 for the year ending 2026 and $2.12 for the year ending 2027; (ii) an estimated annual earnings per share and balance sheet growth rate thereafter through the year ending 2030 of 5.7%.
The following table presents certain unaudited prospective financial information regarding 1st Colonial on a stand-alone basis from July 1, 2025 through December 31, 2030, which Stephens used in its net present value analysis in connection with developing its fairness opinion.
	6 Months Ended	3 Months Ended	Full Year Projections Ended
	To Year End 12/31/2025	To Close 3/31/2026	12/31/2026	12/31/2027	12/31/2028	12/31/2029	12/31/2030
Net Income ($000s)	$3,974	$2,190	$8,760	$10,702	$11,312	$11,957	$12,638
Earnings per Share	$0.79	$0.43	$1.73	$2.12	$2.24	$2.37	$2.50
Total Assets ($000s)	$900,486	$913,871	$955,021	$1,011,819	$1,071,855	$1,135,312	$1,202,386
The foregoing prospective financial information regarding 1st Colonial was provided to Stephens by the executive management team of 1st Colonial and was approved by 1st Colonial for use by Stephens in connection with developing its fairness opinion.
Prospective Financial Information Regarding Mid Penn
In performing its financial analysis with respect to Mid Penn on a standalone basis, Stephens used the following prospective financial information regarding Mid Penn: (i) estimated earnings per share for Mid Penn of $1.45 for the period from July 1, 2025 to December 31, 2025, per median research analyst consensus estimates; (ii) $0.74 for the period from January 1, 2025 to March 31, 2025, per median research analyst consensus estimates; (iii) $3.36 for the year ending 2026, per median research analyst consensus estimates; (ii) an estimated annual earnings per share and balance sheet growth rate thereafter through the year ending 2030 of 5.0%.
The following table presents certain unaudited prospective financial information regarding Norwood on a stand-alone basis from July 1, 2025 through December 31, 2030, which Stephens used in its net present value analysis in connection with developing its fairness opinion.
	6 Months Ended	3 Months Ended	Full Year Projections Ended
	To Year End 12/31/2025	To Close 3/31/2026	12/31/2026	12/31/2027	12/31/2028	12/31/2029	12/31/2030
Net Income ($000s)	$33,547	$17,120	$77,736	$81,622	$85,704	$89,989	$94,488
Earnings per Share	$1.45	$0.74	$3.36	$3.53	$3.70	$3.89	$4.08
Total Assets ($000s)	$6,475,418	$6,555,749	$6,811,081	$7,164,592	$7,536,842	$7,928,769	$8,341,357
The foregoing prospective financial information regarding Mid Penn was based on internal company estimates provided to Stephens by the executive management team of Mid Penn and on median research analyst consensus estimates and was approved by Mid Penn for use by Stephens in connection with developing its fairness opinion.
Interests of Certain 1st Colonial Directors and Executive Officers in the Merger
In addition to their interests as 1st Colonial shareholders, directors and executive officers of 1st Colonial may have interests in the merger that are different from or in addition to interests of other 1st Colonial shareholders. These interests include, among others, provisions in the merger agreement regarding officer titles, as well as change in control agreements, employment agreements, indemnification, insurance, and eligibility to participate in employee benefit plans.
For purposes of the 1st Colonial agreements and plans, the completion of the merger will constitute a change in control. These additional interests may create potential conflicts of interest and cause some of these persons to view the merger differently than a 1st Colonial shareholder may view it. The financial interests of 1st Colonial’s directors and executive officers in the merger include the following:
•
the continued indemnification of current directors and executive officers of 1st Colonial and its subsidiaries pursuant to the terms of the merger agreement and providing these individuals with continued director’s and officer’s liability insurance;

•
the retention of Mr. Robert White, the President and Chief Executive Officer of 1st Colonial, and payment of compensation to such executive officer, pursuant to an employment agreement and change in control severance agreement between Mid Penn and Mr. White that will become effective at the closing of the merger;

•
1st Colonial’s executive officers will be entitled to severance or change-in-control benefits upon the closing of the merger;

•
accelerated vesting of 1st Colonial restricted stock units and 1st Colonial options to executive officers and directors of 1st Colonial; and

•
the retention of one director of 1st Colonial to serve on the Mid Penn board of directors and to be compensated in accordance with Mid Penn policies.

The 1st Colonial board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and the merger and in recommending to the 1st Colonial shareholders that they vote “FOR” the 1st Colonial merger proposal and the 1st Colonial adjournment proposal. For more information, see the sections entitled “The Merger — Background of the Merger” beginning on page 28 and “The Merger — 1st Colonial’s Reasons for the Merger; Recommendation of the 1st Colonial Board of Directors” beginning on page 30. Such interests are described in more detail below.

For purposes of this disclosure, the only executive officers of 1st Colonial are Mr. White and Ms. Mary Kay Shea, Chief Financial Officer of 1st Colonial.
Treatment of 1st Colonial Equity Awards
The 1st Colonial executive officers and directors hold equity awards granted by 1st Colonial.
Under the terms of the merger agreement, at the effective time, each 1st Colonial option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time will be cancelled and converted into the right to receive a single lump sum cash payment by Mid Penn, equal to the product of (i) the number of shares of 1st Colonial common stock subject to such 1st Colonial Option immediately prior to the effective time of the merger, and (ii) the excess, if any, of (A) $18.50 over (B) the exercise price per share of such 1st Colonial Option (the “option merger consideration”), less any applicable taxes required to be withheld with respect to such payment and less all applicable payroll deductions; provided, however, that if the exercise price per share of any such 1st Colonial option is equal to or greater than $18.50, such 1st Colonial option will be cancelled at the effective time without any cash payment being made in respect thereof. The option merger consideration (less all applicable payroll deductions and tax withholdings) will be paid on the first or second payroll date after the closing of the merger. Ten (10) days prior to the closing date, 1st Colonial will accelerate the vesting of all unvested 1st Colonial options that are then outstanding, and will provide the holders of all 1st Colonial options with notice of their right to exercise such 1st Colonial options at any time prior to the effective time and the consequences of not exercising their 1st Colonial options prior to the effective time.
In addition, under the terms of the merger agreement, 1st Colonial will take all actions necessary, such that (i) within (5) five days prior to the closing date, (a) any vesting restrictions on each then outstanding 1st Colonial restricted stock unit granted under a 1st Colonial’s equity compensation plans will automatically lapse, (b) each then outstanding 1st Colonial restricted stock unit will be cancelled at the time of such acceleration and settled (with one share of 1st Colonial common stock being issued in settlement of each 1st Colonial restricted stock unit then being settled), provided, that the number of shares of 1st Colonial common stock issued in settlement of any such 1st Colonial restricted stock unit be net of any applicable tax withholding obligations in accordance with appliable law and (c) all accrued but unpaid dividend equivalents on the 1st Colonial restricted stock units settled pursuant to the preceding clause (d) have been paid to the holder of such 1st Colonial restricted stock units less all applicable tax withholdings and payroll deductions) and (ii) on the closing date, no 1st Colonial restricted stock units will be outstanding.
The following table sets forth the aggregate number of unvested 1st Colonial options and 1st Colonial restricted stock units held by each of 1st Colonial executive officers and directors, plus an approximation of the value that each of them may become entitled to receive in connection with their outstanding unvested equity awards, assuming continued employment or service through the completion of the merger:
Name	Number of Unvested 1st Colonial Options (#)	Value of Unvested 1st Colonial Options ($)(1)	Number of shares underlying 1st Colonial restricted stock units subject to acceleration (#)(2)(3)	Value of shares of underlying 1st Colonial restricted stock units subject to acceleration ($)(4)	Total value to be received in connection with outstanding unvested 1st Colonial equity awards
Thomas R. Brugger	—	—	5,525	102,213	102,213
Curt Byerley	1,700	16,429	5,525	102,213	118,662
Thomas A. Clark III	1,700	16,429	5,525	102,213	118,662
John J. Donnelly, IV	1,700	16,429	5,525	102,213	118,662
Michael C. Haydinger	1,700	16,429	5,525	102,213	118,662
Harvey Johnson	1,700	16,429	5,525	102,213	118,662
Stanley H. Molotsky	1,700	16,429	5,525	102,213	118,662
Linda M. Rohrer	1,700	16,429	5,525	102,213	118,662
Mary Kay Shea	3,500	33,945	9,606	177,711	211,656
Shelley Y. Simms	—	—	5,525	102,213	102,213
Robert B. White	5,000	49,225	31,222	577,607	626,832

For more information regarding the treatment of 1st Colonial equity awards in the merger, see the section entitled “The Merger Agreement — Treatment of 1st Colonial Equity Awards” beginning on page 55.
(1)
Option value represents the option merger consideration; exercise prices range from $8.8014 to $8.86550.

(2)
Includes 1,700 unvested 1st Colonial restricted stock units for each director that will vest in December 2025 in accordance with the time-based vesting schedule.

(3)
Does not include 1,250 1st Colonial restricted stock units that will be granted to each director in December 2025 (11,250 restricted stock units in the aggregate) in accordance with 1st Colonial’s annual restricted stock grant schedule, all of which will be subject to vesting acceleration as a result of the completion of the merger. The estimated value of such 1st Colonial restricted stock units to each director in connection with the completion of the merger is $23,125, calculated by multiplying 1,250 shares underlying each 1st Colonial restricted stock unit grant times $18.50 per share.

(4)
Calculated by multiplying the number of shares underlying each director’s and officer’s unvested 1st Colonial restricted stock units subject to acceleration times $18.50 per share.

Existing Employment Agreements
Each of Mr. White and Ms. Shea are parties to an employment agreement with 1st Colonial Bank pursuant to which they are entitled to receive a payment upon the occurrence of a change in control of 1st Colonial, subject to their continued employment with 1st Colonial Bank through the closing of such change in control. Mr. White’s payment equals 2.99 times the sum of his base salary and target bonus for the year of the change in control, while Ms. Shea’s bonus equals 2.00 times the sum of her base salary and target bonus for the year of the change in control. Based on their respective base salaries and target bonus opportunities, Mr. White’s change in control bonus is expected to be approximately $1,883,700, and Ms. Shea’s change in control bonus is expected to be approximately $784,000. These bonuses are required to be paid promptly after the closing of the merger, but 1st Colonial has decided to pay at least $1,100,000 of Mr. White’s bonus in December 2025 subject to a requirement that he repay the after-tax portion of such amounts back to 1st Colonial if the merger does not occur. Mr. White and Ms. Shea must remain employed by 1st Colonial on the date of the change in control as a condition to receiving their change in control bonus.
Under the terms of Ms. Shea’s employment agreement with 1st Colonial, if her employment terminates for any reason on or after the occurrence of a change in control, then she is not entitled to receive any severance benefits other than if she is not offered continued employment following the change in control, in which case she is entitled to up to 18 months of the payment of her and her eligible dependents’ monthly medical, dental and vision insurance premiums pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (or a monthly cash payment equal to 1.7 times such amount). In addition, Ms. Shea is entitled to reimbursement of her legal fees in the event that she prevails in any claim under the agreement. Ms. Shea’s COBRA payments are expected to be approximately $93,416 based on Mid Penn Bank’s current COBRA rates and Ms. Shea’s existing healthcare elections, and are payable only if she timely executes and does not revoke a release of claims.
Mr. White’s employment agreement with 1st Colonial will terminate at the closing of the merger, at which time Mr. White’s employment agreement with Mid Penn Bank (as described below) will become effective, provided that Mr. White will remain eligible to receive his change in control bonus described above.
New Robert B. White Agreements
Robert B. White Employment Agreement
In connection with the execution of the merger agreement, Mid Penn Bank entered into an employment agreement with Robert B. White, to be effective as of the closing of the merger.
The employment agreement provides that Mr. White will be appointed by Mid Penn Bank as a Senior Executive Vice President of Mid Penn Bank, and will serve as Market President for the Greater Philadelphia Metro Area, and Senior Risk Advisor. The term of employment begins on the closing of the merger and lasts for two (2) years, with automatic two-year renewals on each anniversary of the effective date unless either party gives at least sixty (60) days’ written notice of non-renewal or the agreement is otherwise terminated. Both Mr. White and Mid Penn Bank may terminate Mr. White’s employment prior to the end of the term, as provided in the employment agreement.
Under the terms of the employment agreement, Mr. White’s annual base salary is initially set at $425,000.16, and he is eligible to participate in any short-term performance plan made available to executives of Mid Penn Bank. In addition, within thirty (30) days after the closing of the merger, Mr. White will receive a $10,000 sign-on bonus (subject to repayment if employment ends within ninety (90) days after the closing of the merger, other than due to a termination by Mid Penn Bank without cause). Mr. White also is eligible for at least twenty-six (26) days of paid time off per year, stock-based incentives, participation in employee benefit plans, use of a company automobile (with Mid Penn Bank covering maintenance, insurance, and fuel), and a paid country club membership (initiation fee and annual dues) if approved by Mid Penn Bank in its discretion.
In the event that Mr. White’s employment is terminated by Mid Penn Bank without cause or by Mr. White for good reason (as the terms “cause” and “good reason” are defined in Mr. White’s employment agreement with Mid Penn Bank), Mr. White is entitled to continued base salary for the greater of six (6) months and the remainder of the term of his employment agreement, and reimbursement for (or payment of a monthly cash amount equal to 1.7 times) his and his eligible dependents’ monthly medical, prescription drug, dental and vision premiums pursuant to COBRA for the duration of his severance period (but not in excess of eighteen (18) months). Payment of such severance benefits is subject to Mr. White’s execution and non-revocation of a release of claims, and compliance with his restrictive covenants. The estimated amount of this severance is $920,892 (with the COBRA portion being based on Mid Penn Bank’s current COBRA rates and Mr. White’s existing healthcare elections). In addition, in the case of a termination of Mr. White’s employment by Mid Penn Bank without cause, he has the option of buying his company car from Mid Penn Bank at its reported value, assuming the lease (if such car is leased and such assumption is permitted under the terms of the lease agreement) or returning such car to Mid Penn Bank with no further liability to Mr. White.
Mr. White is also entitled to certain rights to indemnification under his employment agreement relating to the business of Mid Penn Bank or Mid Penn.
Robert B. White Change in Control Severance Agreement
In connection with the execution of the merger agreement, Mid Penn Bank entered into a change in control severance agreement with Mr. White, to be effective as of the closing of the merger.
The term of the agreement will commence upon the closing of the merger and will continue for a period of three (3) years thereafter (with automatic one-year renewals on each anniversary of the effective date unless at least ninety (90) days prior to any renewal date, notice of non-renewal is provided). However, if a change in control (as defined in the agreement) occurs during the term of the agreement, then the agreement will continue in effect for a limited period of two (2) years after the date of such change in control, unless terminated sooner in accordance with the terms of the agreement.
Under the terms of the agreement, if Mr. White’s employment is terminated by Mid Penn Bank without cause or by Mr. White for good reason (as the terms “cause” and “good reason” are defined in the agreement), in either case, on or within two years after a change in control of Mid Penn, Mr. White is entitled to (x) a lump sum cash payment within 60 days after such termination of employment equal to 2.5 times his highest base salary during the 12 months prior to the change in control, (y) reimbursement for (or payment of a monthly cash amount equal to 1.7 times) his and his eligible dependents’ monthly medical, dental and vision premiums pursuant to COBRA for up to 18 months and (z) a payment equal to 1.7 times his and his eligible dependents’ monthly medical, dental and vision premiums pursuant to COBRA for up to twelve (12) months after the end of the eighteen (18) month period described in clause (y). Payment of such severance benefits is subject to Mr. White’s execution and non-revocation of a release of claims, and compliance with his restrictive covenants. The estimated amount of such severance is $1,180,653 (with the COBRA portion being based on Mid Penn Bank’s current COBRA rates and Mr. White’s existing healthcare elections).

In addition, Mr. White is entitled to reimbursement of his legal fees in the event that he prevails in any claim under the agreement following a change in control.
Director Appointment and Compensatory Arrangements
Mid Penn has agreed in the merger agreement that, upon completion of the merger, Thomas Brugger, the 1st Colonial nominee, will be appointed to serve on the Mid Penn board of directors and will be compensated in accordance with the policies of Mid Penn, which are anticipated to be substantially similar to the current policies of Mid Penn as described in its definitive proxy statement filed with the SEC on March 28, 2025, under the heading “Compensation of the Board.”
Additionally, Mid Penn shall offer members of the 1st Colonial board of directors (other than the 1st Colonial Nominee) a one-year paid advisory board position in accordance with Mid Penn compensation authorities and policies. Certain members of the 1st Colonial board of directors may accept the annual cash payment in lieu of service on the advisory board.
Director and Officer Indemnification and Insurance
The merger agreement provides that Mid Penn is required to indemnify, defend, and hold harmless all current and former officers, directors, and employees of the 1st Colonial and its subsidiaries against any losses, claims, damages, costs (including attorneys’ fees), liabilities, or settlements arising from their service prior to September 24, 2025.
Additionally, Mid Penn must maintain, or cause Mid Penn Bank to maintain, 1st Colonial’s current directors’ and officers’ liability insurance policies for six (6) years following the effective time, covering acts or omissions occurring at or prior to the effective time. Mid Penn may substitute equivalent coverage, but is not required to spend more than 200% of 1st Colonial’s current annual premium (the “maximum amount”) necessary to maintain or procure such directors’ and officers’ liability insurance coverage. If equivalent coverage cannot be obtained for a premium equal to the maximum amount, Mid Penn must secure the best available coverage for that amount. Alternatively, a six-year “tail” policy under the 1st Colonial’s existing directors’ and officers’ insurance policy may be purchased, with Mid Penn’s consent, provided it may be obtained for an amount that does not exceed the maximum amount.
For information on the indemnification and insurance being offered to the 1st Colonial directors and officers please see the section entitled “The Merger Agreement — Director and Officer Indemnification and Insurance” beginning on page 65.
Accounting Treatment of the Merger
Mid Penn and 1st Colonial prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of 1st Colonial by Mid Penn under the acquisition method of accounting, and Mid Penn will be treated as the acquirer for accounting purposes.
Governance of Mid Penn and Mid Penn Bank Following the Merger
The Mid Penn articles and the Mid Penn bylaws in effective immediately prior to the effective time will be the articles of incorporation and bylaws, respectively, of Mid Penn, as the surviving corporation, at the effective time, until thereafter amended as provided therein and in accordance with applicable law.
The Mid Penn Bank articles of incorporation and the Mid Penn Bank bylaws in effect immediately prior to the effective time of the bank merger will be the articles of incorporation and bylaws, respectively, of Mid Penn Bank, as the surviving bank, at the bank merger effective time, until thereafter amended as provided therein and in accordance with applicable law.
At the effective time, Mid Penn will take all action necessary to appoint or elect the 1st Colonial nominee as a Class A director of Mid Penn and the directors of Mid Penn and Mid Penn Bank as of immediately prior to the effective time and the bank merger effective time will continue to serve on the Mid Penn board of directors and Mid Penn Bank board of directors following the merger and the bank merger. Mid Penn will offer all directors of 1st Colonial in office as of the effective time, other than the 1st Colonial nominee, a one-year paid advisory board position.
Robert B. White, the current President and Chief Executive Officer of 1st Colonial and 1st Colonial Bank, will be appointed as Senior Executive Vice President, Greater Philadelphia Metro Area Market President and Senior Risk Advisor of Mid Penn Bank at the bank merger effective time and each of the executive officers of Mid Penn and Mid Penn Bank as of immediately prior to the effective time and the bank merger effective time will continue to serve in the same positions of Mid Penn and Mid Penn Bank following the merger and the bank merger.
Public Trading Markets
Mid Penn common stock is listed for trading on Nasdaq under the symbol “MPB” and 1st Colonial common stock is quoted on the OTC Markets Group Pink Limited Market under the symbol “FCOB.” Following the merger, shares of Mid Penn common stock will continue to be traded on Nasdaq. In connection with the completion of the merger, 1st Colonial common stock currently listed on the OTC Markets Group Pink Limited Market will be delisted from the OTC Markets Group Pink Limited Market.
Under the merger agreement, Mid Penn will file a notification of listing of additional shares of Mid Penn common stock to be issued in the merger prior to the effective time and in accordance with Nasdaq’s rules, and Mid Penn will also take all other action required to effectuate the listing of such additional shares pursuant to such rules. The merger agreement provides that neither Mid Penn or 1st Colonial will be required to complete the merger if such notification is not filed or if further action is required to authorize such additional shares for listing.
Regulatory Approvals
To complete the merger and the bank merger, Mid Penn and 1st Colonial need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, Mid Penn and 1st Colonial have agreed to cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to obtain as promptly as practicable all permits, consents, waivers approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger, the bank merger and the other transactions contemplated by the merger agreement, and to use their reasonable best efforts to address any conditions in any regulatory approval. The term “requisite regulatory approvals” means all regulatory consents, registrations, approvals (and the expiration or termination of all statutory waiting periods in respect thereof), permits and authorizations required to be obtained prior to and in order to effect the consummation of the merger and the bank merger from the Federal Reserve Board, the FDIC, the PDB and the NJDB and as otherwise set forth in the merger agreement that are necessary to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, or those the failure of which to be obtained would reasonably be expected to have a material adverse effect; and no such approval, authorization or consent will include any condition or requirement excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the either the Mid Penn board of directors or the 1st Colonial board of directors, materially reduce the benefits of the merger to such a degree that either 1st Colonial or Mid Penn would not have entered into the merger agreement had such condition, restriction or requirement been known at the date of the merger agreement (a “materially burdensome regulatory condition”).
Under the terms of the merger agreement, Mid Penn and 1st Colonial and their subsidiaries will not voluntarily take any action, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would, or would be reasonably likely to, materially adversely affect or delay that ability of the parties to obtain any such approvals or materially increase the period of time necessary to obtain such approvals, or materially adversely affect or delay its ability to perform its covenants and agreements under the merger agreement.
The approval of an application means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by 1st Colonial shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
Mid Penn and 1st Colonial believe that the merger and the bank merger do not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of Mid Penn following the completion of the merger. There can likewise be no assurances that United States federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board
The transactions contemplated by the merger agreement require approval of the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), unless the Federal Reserve Board waives that requirement. Mid Penn submitted a waiver request to the Federal Reserve Board on or around November 24, 2025.
If the Federal Reserve Board does not grant Mid Penn’s waiver request, Mid Penn will seek prior approval of the merger pursuant to and in accordance with the requirements of Section 3 of the BHC Act. The Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and its managerial resources (including the competence, experience, and integrity of the officers, directors and principal shareholders, as well as their record of compliance with applicable laws and regulations). The Federal Reserve Board also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
In considering an application under Section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of Mid Penn and 1st Colonial in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board frequently receives protests from community groups and others. In their most recent CRA performance evaluations, Mid Penn Bank received an overall “Satisfactory” rating and 1st Colonial Bank received an overall “Satisfactory” rating.
In addition, in connection with interstate merger and bank merger transactions, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended, including the capital position of the acquiring bank holding company, or bank, as the case may be, relevant state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.
Federal Deposit Insurance Corporation
The bank merger is subject to the prior approval of the FDIC under Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”). In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) the financial and managerial resources of the depository institutions party to the bank merger and the future prospects of the resulting institution, (3) the depository institutions’ effectiveness in combating money-laundering activities, (4) the convenience and needs of the communities to be served, and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the United States banking or financial system. The FDIC also reviews the performance records of the relevant depository institutions under the CRA, including their CRA ratings.
The initial submission of the application under the Bank Merger Act to the FDIC occurred on or around November 24, 2025.
Pennsylvania Department of Banking and Securities and New Jersey Department of Banking and Insurance
The bank merger is subject to the approval by the Commissioner of the PDB pursuant to the Pennsylvania Banking Code of 1965 and the Commissioner of the NJDB pursuant to the New Jersey Banking Act of 1948, as amended. The PDB will review to determine whether the bank merger complies with Pennsylvania law and the NJDB will review to determine whether the bank merger complies with New Jersey law. The criteria considered by the PDB and the NJDB are similar to those considered by the FDIC.
The initial submissions to the PDB and NJDB occurred on or around November 24, 2025.
Public Notice and Comments
The BHC Act, the Bank Merger Act as well as Federal Reserve Board and FDIC regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board and the FDIC. The Federal Reserve Board and the FDIC take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. These agencies are also authorized to hold one or more public hearings or meetings if these agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the application is under review by these agencies.
Department of Justice Review and Waiting Periods
In addition to the Federal Reserve Board, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the competitive effects of the merger and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board or the FDIC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the FDIC regarding the merger’s effect on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
Additional notifications and/or applications requesting approval may be submitted to various other federal, state and non-U.S. regulatory authorities and self-regulatory organizations, including but not limited to notifications and/or applications to certain state financial services and banking regulators with respect to Mid Penn Bank maintaining the existing 1st Colonial Bank offices in those states.

THE MERGER AGREEMENT
This section of the proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Mid Penn and 1st Colonial contained in this proxy statement/prospectus and/or in the public reports of Mid Penn filed with the SEC (as described in the section entitled “Where You Can Find More Information” beginning on page 96) may supplement, update or modify the factual disclosures about Mid Penn contained in the merger agreement. The merger agreement contains representations and warranties by Mid Penn, on the one hand, and representations and warranties by 1st Colonial, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Mid Penn and 1st Colonial were qualified and subject to important limitations agreed to by Mid Penn and 1st Colonial in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and some were qualified by the matters contained in the confidential disclosure schedules that Mid Penn and 1st Colonial each delivered in connection with the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Mid Penn and 1st Colonial at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus.
Structure of the Merger
Each of the 1st Colonial board of directors and the Mid Penn board of directors has unanimously adopted the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, 1st Colonial will merge with and into Mid Penn, with Mid Penn continuing as the surviving corporation in the merger. Promptly following the merger, 1st Colonial Bank, a wholly owned subsidiary of 1st Colonial, will be merged with and into Mid Penn Bank, a wholly owned subsidiary of Mid Penn, with Mid Penn Bank continuing as the surviving bank in the bank merger.
The merger agreement provides that Mid Penn, with the written consent of 1st Colonial, may change the method of effecting the merger if and to the extent it deems such change to be desirable, except that no such change will (i) alter the amount or kind of merger consideration provided for in the merger agreement, (ii) materially impede or delay the completion of the merger, (iii) result in any adverse federal or state income tax or other adverse tax consequences to 1st Colonial shareholders or (iv) require submission to or approval of 1st Colonial shareholders after the merger agreement has been approved by 1st Colonial shareholders.
Closing and Effective Time of the Merger
The merger will become effective as set forth in the statement of merger to be filed with the Department of State of the Commonwealth of Pennsylvania. It currently is anticipated that the effective time of the merger will occur in the first quarter or early in the second quarter of 2026, but we cannot guarantee when or if the merger will be completed.
Consideration to Be Received in the Merger
The merger agreement provides that 1st Colonial shareholders will have the right, with respect to each of their shares of 1st Colonial common stock, to elect to receive, subject to certain proration, adjustment and other provisions as described below, either (A) 0.6945 of a share of Mid Penn common stock or (B) $18.50. Sixty percent (60%) of 1st Colonial common stock outstanding as of the effective time will be converted into the stock consideration and the remaining forty percent (40%) will be converted into the cash consideration.
No guarantee can be made that you will receive the form of merger consideration that you elect. As a result of the proration provisions and other limitations described in this proxy statement/prospectus and in the merger agreement, you may receive Mid Penn common stock or cash in amounts that vary from the amounts you elect to receive. The proration of stock and cash to be issued in the merger is also subject to potential adjustment to ensure that the merger will qualify as a reorganization under the Code (i.e., to satisfy the continuity of interest test).
Non-Electing 1st Colonial Shareholders
1st Colonial shareholders who make no election for cash consideration or stock consideration in the merger or who do not make a valid election will be deemed to have elected either stock consideration or cash consideration depending on the proration adjustments required by the merger agreement (discussed below under the section entitled “― Proration”).
Proration
The total number of shares of 1st Colonial common stock (including shares of 1st Colonial common stock issued prior to the effective time for exercises of 1st Colonial options and vesting of 1st Colonial restricted stock units) entitled to receive the stock consideration will be equal to sixty percent (60%) of the number of shares of 1st Colonial common stock outstanding immediately prior to the effective time. Similarly, the total number of shares of 1st Colonial common stock (including restricted stock) entitled to receive the cash consideration will be equal to forty percent (40%) of the number of shares of 1st Colonial common stock outstanding immediately prior to the effective time.
To achieve this, if the aggregate number of shares of 1st Colonial common stock with respect to which an election to receive the cash consideration (the “cash election shares”) exceeds forty percent (40%) of all issued and outstanding shares of 1st Colonial common stock immediately prior to the effective time, all shares of 1st Colonial common stock to which an election to receive the stock consideration (the “stock election shares”) applies and all non-election shares will be converted into the right to receive stock consideration and the cash election shares will be converted into the right to receive the cash consideration by multiplying such shares by a fraction, the numerator of which is forty percent (40%) of all issued and outstanding shares of 1st Colonial common stock and the denominator of which is the number of cash election shares, with the remaining cash election shares being converted into the right to receive stock consideration.
Conversely, if the number of cash election shares is less than forty percent (40%) of the all issued and outstanding shares of 1st Colonial common stock immediately prior to the effective time (this amount being referred to as the “shortfall number”), then all cash election shares will be converted into the right to receive the cash consideration and the non-election shares and the stock election shares will be treated in the following manner:
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if the shortfall number is less than or equal to the number of non-election shares, then all stock election shares will be converted into the right to receive stock consideration and the non-election shares will be converted into the right to receive cash consideration by multiplying the number of non-election shares by a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of non-election shares, with the remaining non-election shares being converted into the right to receive the stock consideration; or

•
if the shortfall number exceeds the number of non-election shares, all non-election shares will be converted into the right to receive the cash consideration and the stock election shares will be converted into the right to receive the cash consideration by multiplying the number of stock election shares by a fraction, the numerator of which is the amount by which the shortfall number exceeds the total number of non-election shares and the denominator of which is the total number of stock election shares, with the remaining stock election shares being converted into the right to receive the stock consideration.

Treatment of Fractional Shares
No fractional shares of Mid Penn common stock will be issued upon the surrender for exchange of certificates representing shares of 1st Colonial common stock or book-entry shares of 1st Colonial common stock, no dividend or distribution with respect to Mid Penn common stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Mid Penn. In lieu of the issuance of any such fractional share, Mid Penn will pay to each 1st Colonial shareholder who otherwise would be entitled to receive such fractional share an amount in cash rounded to the nearest cent without interest, equal to the product of the fractional share interest as such 1st Colonial shareholder would otherwise be entitled multiplied by $18.50.
Treatment of 1st Colonial Equity Awards
1st Colonial Options
At the effective time, each 1st Colonial option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time will be cancelled and converted into the right to receive a single lump sum cash payment by Mid Penn, equal to the product of (i) the number of shares of 1st Colonial common stock subject to such 1st Colonial option immediately prior to the effective time, and (ii) the excess, if any, of (A) $18.50 over (B) the exercise price per share of such 1st Colonial option, less any applicable withholding taxes and less applicable payroll deductions; provided, however, that if the exercise price per share of any such 1st Colonial option is equal to or greater than $18.50, such 1st Colonial option will be cancelled at the effective time without any cash payment being made in respect thereof.
1st Colonial Restricted Stock Units
The merger agreement also provides that 1st Colonial will take all actions necessary, such that (i) within five (5) days prior to the closing date, (a) any vesting restrictions on each then outstanding 1st Colonial restricted stock units granted under 1st Colonial’s equity compensation plans will automatically lapse, (b) each then outstanding 1st Colonial restricted stock unit will be cancelled at the time of acceleration and settled (with one share of 1st Colonial common stock being issued in settlement of each 1st Colonial restricted stock unit then being settled), provided, that the number of shares of 1st Colonial common stock issued in settlement of any 1st Colonial restricted stock unit will be net of any applicable tax withholding obligations in accordance with applicable law and (c) all accrued but unpaid dividend equivalents on the 1st Colonial restricted stock units settled pursuant to the preceding clause (b) have been paid to the holder of such 1st Colonial restricted stock unit (less all applicable withholding taxes and payroll deductions) and (ii) on the closing date, no 1st Colonial restricted stock units will be outstanding.
Governance of Mid Penn and Mid Penn Bank Following the Merger
The Mid Penn articles and the Mid Penn bylaws in effect immediately prior to the effective time will be the articles of incorporation and bylaws, respectively, of Mid Penn, as the surviving corporation, at the effective time, until thereafter amended as provided therein and in accordance with applicable law.
The Mid Penn Bank articles of incorporation and the Mid Penn Bank bylaws in effect immediately prior to the effective time of the bank merger will be the articles of incorporation and bylaws, respectively, of Mid Penn Bank, as the surviving bank, at the bank merger effective time, until thereafter amended as provided therein and in accordance with applicable law.
At the effective time, Mid Penn will take all action necessary to appoint or elect the 1st Colonial nominee as a Class A director of Mid Penn and the directors of Mid Penn and Mid Penn Bank as of immediately prior to the effective time and the bank merger effective time will continue to serve on the Mid Penn board of directors and Mid Penn Bank board of directors following the merger and the bank merger. Mid Penn will offer all directors of 1st Colonial in office as of the effective time, other than the 1st Colonial nominee, a one-year paid advisory board position.
Robert B. White, the current President and Chief Executive Officer of 1st Colonial and 1st Colonial bank, will be appointed as Senior Executive Vice President, Greater Philadelphia Metro Area Market President and Senior Risk Advisor of Mid Penn Bank at the bank merger effective time and each of the executive officers of Mid Penn and Mid Penn Bank as of immediately prior to the effective time and the bank merger effective time will continue to serve in the same positions of Mid Penn and Mid Penn Bank following the merger and the bank merger.
Election Procedures; Exchange of Shares
Election Procedures
If you own 1st Colonial common stock, you will receive under separate cover an election form. The election form entitles the record holder of 1st Colonial common stock to specify (A) the number of shares of 1st Colonial common stock owned by such holder for which the holder elects to receive stock consideration and (B) the number of shares of 1st Colonial common stock owned by such holder for which the holder elects to receive cash consideration. If no election is made, then such holders will be deemed a non-electing shareholder and such non-election shares will be treated as set forth above.
To make an effective election, a 1st Colonial shareholder of record must submit a properly completed election form to Computershare, Inc., which will be acting as the exchange agent, on or before 5:00 p.m., Eastern Time, on the 25th day following the mailing date of the election form to 1st Colonial (the “election deadline”). Any 1st Colonial shareholder may, at any time prior to the election deadline, change or revoke his or her election by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed, revised election form. All elections will be revoked automatically if the merger agreement is terminated.
Elections may not be revoked or changed following the election deadline.
If a properly completed election form is not submitted or the election form is not revoked, prior to the election deadline, such shares of 1st Colonial common stock will be designated as non-election shares and treated as set forth above.
Exchange Procedures
Promptly after the effective time of but in no event later than five (5) business days thereafter, Mid Penn will cause the exchange agent to mail or deliver to each person who was, immediately prior to the effective time, a holder of record of 1st Colonial common stock, notice advising such holder of the effectiveness of the merger, including a form of letter of transmittal (in a form satisfactory to Mid Penn and 1st Colonial) containing instructions for use in effecting the surrender of certificates representing shares of 1st Colonial common stock in exchange for the merger consideration, as well as cash in lieu of fractional shares and any dividends or distributions to be paid as described in “― Dividends and Distributions” below. Upon surrender to the exchange agent of a certificate or book-entry shares for cancellation, together with a duly executed and completed letter of transmittal, such 1st Colonial shareholder will be provided in exchange therefor, a Mid Penn stock certificate, or at the election of Mid Penn, a statement reflecting shares issued in book-entry form, representing the stock consideration to which such 1st Colonial shareholder is entitled to pursuant to the terms of the merger agreement, plus a check for the cash consideration (including cash in lieu of fractional shares and any dividends or other distributions to be paid as described in the section entitled “― Dividends and Distributions” below).
Withholding
The exchange agent, Mid Penn, 1st Colonial and their respective affiliates will be entitled to deduct and withhold from the cash consideration, any cash in lieu of fractional shares of Mid Penn and any other amounts or property otherwise payable or distributable to any 1st Colonial shareholder pursuant to the merger agreement (including with respect to any 1st Colonial option or 1st Colonial restricted stock unit) such amounts as they are required to deduct and withhold under the Code or any provision of federal, state, local or non-U.S. tax law. To the extent that such amounts are withheld by the exchange agent, Mid Penn, 1st Colonial or their respective affiliates, as the case may be, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder in respect of whom such deduction and withholding was made by the exchange agent, Mid Penn, 1st Colonial or their respective affiliates, as the case may be.
Dividends and Distributions
No dividends or other distributions declared after the effective time with respect to Mid Penn common stock will be paid to the holder of any unsurrendered certificate representing shares of 1st Colonial common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive, without any interest thereon, any such dividends or other distributions with a record date after the effective time, which theretofore had become payable with respect to shares of Mid Penn common stock.
Appraisal Rights
To the extent that 1st Colonial shareholders are entitled to appraisal rights under Subchapter D of Chapter 15 of the PBCL, dissenting shares will not be converted into the right to receive the merger consideration, but the holders of such dissenting shares will be entitled to receive such consideration as will be determined pursuant to Subchapter D of Chapter 15 of the PBCL (it being understood and acknowledged that at the effective time, such dissenting shares will no longer be outstanding, will automatically be cancelled and will cease to exist and such holder will cease to have any rights with respect thereto other than the right to receive the “fair value” of such dissenting shares as determined in accordance with Subchapter D of Chapter 15 of the PBCL). If any dissenting shareholder fails to perfect or effectively withdraws or loses his, her or its right to appraisal and payment under the PBCL (whether occurring before, at or after the effective time), such holder’s shares of 1st Colonial common stock will be deemed to have been converted as of the effective time into the right to receive the merger consideration, without any interest thereon, and such shares will not be deemed to be dissenting shares.
Under the terms of the merger agreement, if more than five percent (5%) of the aggregate outstanding shares of 1st Colonial common stock have properly notified Mid Penn of their intent to exercise appraisal rights under applicable law, then Mid Penn will not be obligated to complete the merger.
See the section entitled “Appraisal Rights” and Annex C to this proxy statement/prospectus.
Representations and Warranties
The merger agreement contains representations and warranties made by each of Mid Penn and 1st Colonial relating to a number of matters. With respect to 1st Colonial, these representations and warranties address the following matters, among others:
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corporate matters, including due organization and qualification;

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capitalization;

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authority relative to execution and delivery of the merger agreement and the absence of breaches or violations of organizational documents or other obligations as a result of the merger;

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required governmental filings and consents;

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the timely filing of reports with governmental entities;

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financial statements and the absence of undisclosed liabilities;

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tax matters;

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the absence of circumstances and events reasonably likely to have a material adverse effect on the business of 1st Colonial;

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certain material contracts;

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ownership of property and insurance coverage;

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legal proceedings, and the absence of investigations by regulatory agencies;

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compliance with applicable laws;

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employee matters, including employee benefit plans;

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environmental matters;

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brokers, finders and financial advisors;

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loan related matters;

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related party transactions;

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credit card accounts and merchant processing matters;

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the vote required to approve the merger;

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securities registration obligations;

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risk management instruments;

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the receipt of the respective financial advisor’s fairness opinion;

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absence of fiduciary or trust accounts;

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intellectual property and information security;

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labor matters;

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inapplicability of takeover statutes;

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absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code; and

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the accuracy of information for inclusion in this proxy statement/prospectus and other similar documents.

Mid Penn’s representations and warranties address the following matters, among others:
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corporate matters, including due organization and qualification;

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capitalization;

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authority relative to execution and delivery of the merger agreement and the absence of breaches or violations of organizational documents or other obligations as a result of the merger;

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required governmental filings and consents;

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the timely filing of reports with governmental entities;

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financial statements and the absence of undisclosed liabilities;

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tax matters;

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the absence of circumstances and events reasonably likely to have a material adverse effect on the business of Mid Penn;

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certain material contracts;

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insurance coverage;

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legal proceedings, and the absence of investigations by regulatory agencies;

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compliance with applicable laws;

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employee matters, including employee benefit plans;

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environmental matters;

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brokers, finders and financial advisors;

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loan related matters;

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no beneficial ownership of 1st Colonial common stock;

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SEC reports;

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the vote required to approve the merger;

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securities registration obligations;

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inapplicability of takeover statutes;

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absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

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no financing;

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inapplicability of takeover statues; and

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the accuracy of information for inclusion in this proxy statement/prospectus and other similar documents.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by Mid Penn and 1st Colonial, respectively, and (ii) in the case of Mid Penn, qualified by the reports of Mid Penn filed with or furnished to the SEC prior to the date of the merger agreement and on or after the date on which Mid Penn filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (excluding, in each case, any risk factor disclosures contained under the heading “Risk Factors,” disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature).
In addition, certain representations and warranties of Mid Penn and 1st Colonial are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” means, with respect to Mid Penn or 1st Colonial, respectively, any event, circumstance, change, condition, development or occurrence that either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect that (i) is material and adverse to the assets, liabilities, financial condition, results of operations, properties or business of Mid Penn and its subsidiaries taken as a whole or 1st Colonial and its subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either 1st Colonial, on the one hand, or Mid Penn, on the other hand, to perform its obligations under the merger agreement or otherwise materially threaten or materially impede the timely consummation of the transactions contemplated by the merger agreement.
However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of the following on the assets, liabilities, business, properties, financial condition or results of operations of the parties and their respective subsidiaries:
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changes in laws and regulations after the date of the merger agreement affecting banks or their holding companies generally, or interpretations thereof by courts or governmental entities that do not have a materially disproportionate impact on such party;

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changes, after the date of the merger agreement, in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies (and, in either case, any authoritative interpretations thereof) that do not have a materially disproportionate impact on such party;

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actions and omissions of a party to the merger agreement (or any subsidiaries of 1st Colonial or Mid Penn, as applicable) taken with the prior written consent of the other party in furtherance of the transactions contemplated by the merger agreement or which are otherwise required by the terms thereof;

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the announcement of the merger agreement and the transactions contemplated thereby and the impact thereof on relationships with customers, vendors or employees, and compliance with the merger agreement, including reasonable expenses incurred by the parties in consummating the transactions contemplated by the merger agreement;
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changes in national or international political or social conditions, including any outbreak or escalation of major hostilities or any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States, declarations of any national or global epidemic, pandemic or disease outbreak or the material worsening of such conditions threatened or existing as of the date of the merger agreement that do not have a materially disproportionate impact on such party and its subsidiaries, taken as a whole, as compared to other companies in the banking and financial services industry;

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economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other companies in the banking and financial services industry;

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changes in the trading price or trading volume of either party’s common stock;

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any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect, unless such facts are otherwise included in an exception set forth in the merger agreement); or

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changes in the banking industry after the date of the merger agreement, including changes in prevailing interest rates, credit availability and liquidity, that do not have a materially disproportionate impact on such party.

The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of 1st Colonial’s Business Prior to the Effective Time
Prior to the effective time or earlier termination of the merger agreement, except with the written consent of Mid Penn (such consent not to be unreasonably withheld, conditioned or delayed), or as expressly contemplated by the merger agreement (including as set forth in the confidential disclosure schedules), 1st Colonial will, and will cause its subsidiaries to (i) operate its business only in the usual, regular and ordinary course of business in all material respects, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect or delay the ability of the parties to obtain the requisite regulatory approvals or other approvals of governmental entities required for the transactions contemplated by the merger agreement or materially increase the period of time necessary to obtain such approvals, or materially adversely affect or delay its ability to perform its covenants and agreements under the merger agreement.
Additionally, prior to the effective time or earlier termination of the merger agreement, subject to specified exceptions or otherwise required by law or any regulatory authority, 1st Colonial will not and will not permit any of its subsidiaries to, without the prior written consent of Mid Penn (such consent not to be reasonably withheld, conditioned, or delayed):
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change or waive any provision of its certificate of incorporation or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws or as required in certain contracts;

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except as set forth in the merger agreement, change the number of authorized or issued shares of its capital stock, issue any shares of capital stock, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any 1st Colonial employee benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;
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enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

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make application for the opening or closing of any, or open or close any, branch or automated banking facility or administrative office;

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grant or agree to pay any bonus, severance, termination, retention, change in control or similar payment to, or enter into, renew or amend any employment agreement, severance agreement, retention agreement, change in control agreement, supplemental executive agreement or similar agreement with, or increase in any manner the compensation or benefits of, any of its or their current or former directors, officers, consultants, individual independent contractors or employees, except (i) as may be required by the terms of any 1st Colonial employee benefit plan as in effect immediately prior to the date of the merger agreement (ii) for increases in base salary, hourly wages and annual or more short-term cash bonus opportunities, in each case of this clause (ii), in the ordinary course of business consistent with past practice to employees whose annualized base salary does not exceed $100,000, provided that such increases are not material in the aggregate, and (iii) as required by statute, regulations or regulatory guidance;

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promote any employee to a rank having a title of senior vice president or other more senior rank or hire or offer to hire any new employee at an annual rate of compensation in excess of $100,000 except as expressly permitted under the merger agreement, provided that, in any event, 1st Colonial will not enter into, renew or amend any employment agreement, severance agreement, retention agreement, change in control agreement and/or supplemental executive agreement in connection with any such hiring or promotion, and provided, further, that 1st Colonial may hire at will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

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terminate, or provide a notice of termination to, any employee other than for cause;

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adopt, amend, establish or terminate any 1st Colonial employee benefit plan or any plan, program, agreement, contract, practice, policy or arrangement that would be a 1st Colonial employee benefit plan if it was in effect on the date of the merger agreement (except as expressly permitted under the merger agreement), or grant (or promise to grant) any option, restricted stock unit or other equity or equity-based award to any person; make any contributions to any defined benefit plan not in the ordinary course of business consistent with past practice;

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merge or consolidate it or any of its subsidiaries with any other corporation; sell or lease all or any substantial portion of its assets or businesses or that of any of its subsidiaries; make any acquisition of all or any substantial portion of the business or assets of any other person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between it or any of its subsidiaries, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

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sell or otherwise dispose of its capital stock or that of any of its subsidiaries (except that 1st Colonial may issues shares of 1st Colonial common stock upon the exercise of 1st Colonial options and settlement of 1st Colonial restricted stock units, in each case, that were outstanding on the date of the merger agreement) (provided that any such settlement is required by the terms of the applicable 1st Colonial restricted stock unit) or sell or otherwise dispose of any of its assets or those of any of its subsidiaries other than in the ordinary course of business consistent with past practice; except for transactions with the Federal Home Loan Bank and Atlantic Community Bankers Bank, subject any of its assets or those of any of its subsidiaries to a lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), unless such lien is subject to a stay or appeal proceeding, other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;
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voluntarily take any action that would result in any of its representations and warranties becoming untrue in any material respect or any of the conditions set forth in the merger agreement not being satisfied, except in each case as may be required by applicable law or any regulatory authority;

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change any method, practice or principle of accounting, except as may be required from time to time by GAAP or any regulatory authority responsible for regulating it or its respective banking subsidiary or its independent accounting firm;

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waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of $1,000,000 or greater to which it or any of its subsidiaries is a party;

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purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to its investment securities portfolio policies approved by the 1st Colonial board of directors in effect on the date of the merger agreement; provided that any such individual purchase does not exceed $1,500,000 per trade, provided, further, that all such purchases do not exceed $2,500,000 in the aggregate and, provided, further, that no individual security purchased has a maturity date greater than two (2) years;

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issue or sell any equity or debt securities of it or any its subsidiaries (except that 1st Colonial may issue shares of 1st Colonial common stock upon the exercise of 1st Colonial options and settlement of 1st Colonial restricted stock units, in each case, outstanding on the date of the merger agreement);

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make or acquire any loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan other credit facility commitment, or amend or modify in any material respect any loan or other credit facility commitment (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by 1st Colonial), except (i) in accordance with past practice pursuant to policies approved by the 1st Colonial board of directors and in effect as of the date of the merger agreement and (ii) with respect to each such loan or other commitment for any new borrower, the aggregate borrowings from 1st Colonial of such relationship does not exceed $500,000 and for any existing borrower such aggregate amount of the increase does not exceed $1,000,000; enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

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enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest other than in the ordinary course of business consistent with past practice;

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except for the execution of the merger agreement, and actions taken or that will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement other than wages and bonuses accrued in the ordinary course of business;

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enter into any new line of business;

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make any material change in policies in existence as of the date of the merger agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations, GAAP or by a regulatory authority;

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except for the execution of the merger agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any 1st Colonial employee benefit plan;

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make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing as of the date of the merger agreement and other than expenditures necessary to maintain existing assets in good repair;

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purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

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undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving (i) a payment by 1st Colonial or 1st Colonial Bank of more than $25,000 annually, (ii) containing any financial commitment extending beyond twenty-four (24) months from the date of the merger agreement, or (iii) any affiliate of 1st Colonial or 1st Colonial Bank; provided that the aggregate payments under clauses (i) and (ii) shall not exceed $50,000;

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pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent and provided that it may not charge-off through settlement, compromise or discharge more than $50,000 of the outstanding principal balance of any loan that is ninety (90) or more days contractually past due without first discussing the decision with Mid Penn;

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foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of certain environmental materials;

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purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

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take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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make any promise, commitment, representation, guarantee or other communication to any employee (including general communications relating to benefits and compensation) relating to post-closing employment, benefits or compensation without the prior written consent of Mid Penn (such consent not to be unreasonably withheld, conditioned or delayed);

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issue any broadly distributed communication of a general nature to customers regarding the merger without the prior approval of Mid Penn (such consent not to be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger or other transactions contemplated by the merger agreement; or

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agree to do any of the foregoing.

Conduct of Mid Penn’s Business Prior to the Effective Time
Prior to the effective time or earlier termination of the merger agreement, except with the written consent of 1st Colonial (such consent not to be unreasonably withheld, conditioned or delayed), Mid Penn will, and will cause its subsidiaries to (i) operate its business only in the usual, regular and ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect or delay the ability of the parties to obtain the requisite regulatory approvals or other approvals of governmental entities required for the transactions contemplated by the merger agreement or materially increase the period of time necessary to obtain such approvals, or materially adversely affect or delay its ability to perform its covenants and agreements under the merger agreement.
Additionally, prior to the effective time or earlier termination of the merger agreement, subject to specified exceptions or otherwise required by law, Mid Penn will not and will not permit any of its subsidiaries to, without the prior written consent of 1st Colonial (such consent not to be reasonably withheld, conditioned, or delayed):

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amend its articles of incorporation or bylaws or similar governing documents of any of its subsidiaries in a manner that would materially and adversely affect the economic benefits of the merger to the 1st Colonial shareholders or that would materially impede its ability to consummate the transactions contemplated by the merger agreement;

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take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in the merger agreement not being satisfied or prevent or materially delay the consummation of the transactions contemplated thereby, except, in every case, as may be required by applicable law;

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prior to the receipt of (i) the requisite regulatory approvals and (ii) the approval of the transactions contemplated by the merger agreement by the 1st Colonial shareholders at the 1st Colonial special meeting, publicly announce or discuss with any regulatory authority any transaction involving the acquisition of all or any substantial portion of the equity interests, business or assets of any other person, other than (x) acquisitions of the equity interests or assets of a nonbank entity or (y) acquisitions in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between it, any of its subsidiaries or any other person;

•
take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

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agree to any of the foregoing.

Each of Mid Penn and 1st Colonial has agreed to additional covenants which include, among other things, commitments to provide certain financial and regulatory information upon request and maintain insurance in reasonable amounts.
Regulatory Matters
Mid Penn and 1st Colonial have agreed to cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to use their reasonable best efforts to address any conditions in any regulatory approval.
Mid Penn and 1st Colonial have also agreed to furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of 1st Colonial or Mid Penn to any regulatory authority or governmental entity in connection with the merger, and the other transactions contemplated by the merger agreement.
Mid Penn has also agreed to notify 1st Colonial promptly of the receipt of any comments from any regulatory agency with respect to such filings.
Employee Matters
Pursuant to the terms of the merger agreement, and subject to the requirements of the Code and ERISA and the terms of 1st Colonial’s employee benefit plans, Mid Penn may elect to continue to maintain separately, consolidate, merge, freeze or terminate 1st Colonial’s employee benefit plans.
The merger agreement provides that employees of 1st Colonial or any of its subsidiaries immediately prior to the effective time (each, a “continuing employee”) who become participants in Mid Penn’s employee benefit plans will be given prior service credit for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels (but not benefit accrual) under such plans, except as expressly provided otherwise in the merger agreement.
In the event of any termination or consolidation of any 1st Colonial employee benefit plan, Mid Penn will make available to employees of 1st Colonial or any of its subsidiaries and their dependents health coverage on the same basis it provides such coverage to Mid Penn employees. With respect to any continuing employee, Mid Penn will use commercially reasonable efforts to cause any coverage limitation under Mid Penn’s employee benefit plans due to any pre-existing conditions to be waived by the Mid Penn employee benefit plan to the degree that such condition was waived or satisfied under the corresponding 1st Colonial employee benefit plan. Solely with respect to the plan year that includes the closing date, Mid Penn will use commercially reasonable efforts to cause the applicable Mid Penn employee benefit plan that is a medical, prescription drug, dental or vision plan to recognize any expenses incurred by a continuing employee (or any dependent thereof) under the corresponding medical, prescription drug, dental or vision plan of 1st Colonial in the plan year that includes the closing date for purposes of determining any applicable deductible and annual out of pocket expense under such Mid Penn employee benefit plan.
In the event (i) Mid Penn terminates the employment (other than for circumstances reasonably constituting cause) of any continuing employee (other than continuing employees who are subject to employment, change of control or similar contracts), or (ii) such continuing employee is not offered or retained in substantially comparable employment, with respect to job description, responsibilities, work location (it being understood that any work location that is located within thirty-five (35) miles of the continuing employee’s work location as of the closing date will be deemed “substantially comparable” for purposes of the merger agreement) and pay, with Mid Penn or Mid Penn Bank, as applicable, then Mid Penn will pay severance benefits to such individuals as follows: (A) in the event employment is terminated on the closing date or within one (1) year after the closing date, two (2) weeks’ salary for each full year of continuous service with 1st Colonial, with a minimum severance benefit of four (4) weeks and a maximum severance benefit of twenty-six (26) weeks; or (B) in the event employment is terminated after the one (1) year anniversary of the closing date, in accordance with the then existing severance policy of Mid Penn or its successor; provided, however, that Mid Penn’s obligation to pay severance to any continuing employee pursuant to the foregoing will be expressly conditioned on the timely receipt by Mid Penn of a release in such form and substance as deemed acceptable by Mid Penn in its sole and absolute discretion. From and after the effective time, Mid Penn will permit all continuing employees whose employment is terminated without cause as of the effective time by Mid Penn, 1st Colonial or any of its subsidiaries to participate in Mid Penn’s outplacement services plan for employees of Mid Penn and its subsidiaries, which outplacement services will be provided for a period of not less than six (6) months following the termination of employment by an outplacement agency selected by Mid Penn.
Director and Officer Indemnification Insurance
Following the effective time, to the fullest extent permitted under Pennsylvania law and the 1st Colonial articles of incorporation and the 1st Colonial bylaws, Mid Penn will indemnify, defend and hold harmless, and subject to the indemnified party providing an undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification, will advance expenses as incurred to (to the fullest extent as permitted by Pennsylvania law and under 1st Colonial’s articles of incorporation and 1st Colonial’s bylaws as in effect as of the date of the merger agreement) each current and former director, officer or employee of 1st Colonial or 1st Colonial Bank against all losses, claims, damages, liabilities, costs, expenses (including attorney’s fees), judgments or amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, whether before or after the effective time, arising out of the fact that such person is or was a director, officer or employee of 1st Colonial or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including transactions contemplated by the merger agreement.
The merger agreement provides that Mid Penn will, or will cause Mid Penn Bank to, maintain in effect for a period of six (6) years following the effective time, 1st Colonial’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger. However, Mid Penn is not required to expend more than two hundred percent (200%) of the annual cost currently expended by 1st Colonial with respect to such insurance (the “maximum amount”), and if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the maximum amount, Mid Penn will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the maximum amount. In lieu of the foregoing, Mid Penn or 1st Colonial, in consultation with, but only upon the consent of Mid Penn, may (and at the request of Mid Penn, 1st Colonial will use its reasonable best efforts to) obtain at or prior to the effective time a six (6) year “tail” policy under 1st Colonial’s existing directors’ and officers’ insurance policy provided equivalent coverage to that described in the preceding sentence and to the extent that the same may be obtained for an amount that does not exceed the maximum amount.
Agreement Not to Solicit Other Offers
Subject to specified exceptions summarized below, 1st Colonial has agreed that it will not, and will cause any of its subsidiaries and cause its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes or could reasonably be expected to lead to an acquisition proposal; (ii) respond to any inquiry relating to an acquisition proposal or acquisition transaction (each as defined below); (iii) recommend or endorse an acquisition transaction; (iv) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Mid Penn) any confidential or nonpublic information or data with respect to 1st Colonial or any of its subsidiaries or otherwise relating to a 1st Colonial acquisition proposal; (v) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which 1st Colonial is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
For purposes of the merger agreement:
•
an “acquisition proposal” means, with respect to 1st Colonial, any inquiry, offer or proposal (other than an inquiry, offer or proposal from Mid Penn), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction;

•
an “acquisition transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving 1st Colonial or any of its subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of 1st Colonial or any of its subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of 1st Colonial and each of its subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of 1st Colonial or any of its subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of 1st Colonial or any of its subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; and

•
a “superior proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an acquisition transaction on terms that the 1st Colonial board of directors determines in its good faith judgment, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its financial advisor (i) would, if consummated, result in the acquisition of greater than fifty percent (50%), of the issued and outstanding shares of 1st Colonial common stock or all, or substantially all, of the assets of 1st Colonial and its subsidiaries on a consolidated basis; (ii) would result in a transaction that involves consideration to the holders of the shares of 1st Colonial common stock that is more favorable, from a financial point of view, than the consideration to be paid to 1st Colonial’s shareholders pursuant to the merger agreement taking into account all factors relating to such proposed transaction deemed relevant by 1st Colonial’s board of directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Mid Penn in response to such acquisition proposal); and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
However, the 1st Colonial board of directors will be permitted to engage in discussions or negotiations with any person that makes an acquisition proposal, but only if, (i) 1st Colonial has received a bona fide unsolicited written acquisition proposal that did not result in a breach of the merger agreement; (ii) the 1st Colonial board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (defined above); (iii) at least two (2) business days prior to furnishing any non-public information to, or entering into discussions with, such person, 1st Colonial gives Mid Penn written notice of the identity of such person and of 1st Colonial’s intention to furnish nonpublic information to, or enter into discussions with such person; and (iv) prior to furnishing or affording access to any confidential or nonpublic information or data with respect to 1st Colonial or any of its subsidiaries or otherwise relating to an acquisition proposal, 1st Colonial receives from such person a confidentiality agreement with terms no less favorable to Mid Penn than those contained in the existing confidentiality agreement between 1st Colonial and Mid Penn and provides a copy of the same to Mid Penn. 1st Colonial must also promptly provide to Mid Penn any nonpublic information regarding 1st Colonial or any of its subsidiaries provided to any other person that was not previously provided to Mid Penn no later than the date of provision of such information to such other person.
1st Colonial has also agreed to promptly (and in any event within two (2) calendar days) notify Mid Penn in writing of receipt of any acquisition proposal, any request for non-public information that could reasonably be expected to lead to an acquisition proposal, or any inquiry with respect to or that could reasonably be expected to lead to an acquisition proposal.
1st Colonial Shareholder Meeting; Adverse Recommendation Change
1st Colonial has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement to be held as promptly as practicable after the effectiveness of the registration statement of which this proxy statement/prospectus is a part and have the 1st Colonial board of directors unanimously recommend approval of the merger agreement to 1st Colonial shareholders (the “1st Colonial board recommendation”).
Subject to the exception described below, neither the 1st Colonial board of directors nor any committee thereof will (i) withdraw, qualify or modify or propose to withdraw, qualify or modify, in a manner adverse to Mid Penn in connection with the transactions contemplated by the merger agreement (including the merger), the 1st Colonial board recommendation, or make any statement, filing or release in connection with the 1st Colonial special meeting or otherwise, inconsistent with the 1st Colonial board recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal will be considered an adverse modification of the 1st Colonial board recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any 1st Colonial acquisition proposal (as defined in the section entitled “— Agreement Not to Solicit Other Offers” above) or (iii) enter into (or cause 1st Colonial or any of its subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any acquisition transaction or (B) requiring 1st Colonial to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement (any of the foregoing, a “recommendation change”).
Prior to the 1st Colonial special meeting, the 1st Colonial board of directors may approve or recommend to the 1st Colonial shareholders a superior proposal or make a recommendation change if it has provided at least five (5) business days’ notice to Mid Penn that a bona fide unsolicited written acquisition proposal received constitutes a superior proposal but only if, (i) the 1st Colonial board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside counsel and, with respect to financial matters, its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to 1st Colonial’s shareholders under applicable law and (ii) at the end of such five (5) business day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Mid Penn, the 1st Colonial board of directors has again in good faith determined that the bona fide unsolicited written acquisition proposal receive constitutes a superior proposal.

Expenses and Fees
In general, each of Mid Penn and 1st Colonial will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement, except as otherwise provided in the merger agreement.
Conditions to Complete the Merger
As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived. These conditions include:
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approval of the merger agreement and the transactions contemplated thereby by the 1st Colonial shareholders by the requisite 1st Colonial shareholder vote;

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the filing by Mid Penn with Nasdaq of a notification of listing shares of Mid Penn common stock to be issued in the merger and the absence of any objection by Nasdaq to the listing of such shares of Mid Penn common stock;

•
the receipt of all requisite regulatory approvals without the imposition of any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the board of directors of either Mid Penn or 1st Colonial, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise or materially impair the value of 1st Colonial to Mid Penn or the value of Mid Penn to 1st Colonial;

•
the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of such registration statement or proceedings for such purpose initiated or threatened by the SEC;

•
the absence of any order, injunction or decree prohibiting or making illegal the consummation of the merger;

•
the accuracy of the representations and warranties of each party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate signed on behalf of the other party by its chief executive officer or its chief financial officer to the foregoing effect);

•
the performance in all material respects by each party of all obligations required to be performed by it under the merger agreement at or prior to the effective time (and the receipt by each party of a certificate signed on behalf of the other party by its chief executive officer and its chief financial officer to the foregoing effect);

•
the absence of a material adverse effect with respect to the other party since the execution of the merger agreement; and

•
receipt by each party of an opinion of its legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions described or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Mid Penn’s obligation to complete the merger is also subject to the following additional conditions:
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no more than five percent (5%) of the outstanding shares of 1st Colonial common stock having properly exercised their dissenters’ rights under applicable law.

1st Colonial’s obligation to complete the merger is also subject to the following additional conditions:
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Mid Penn delivered the merger consideration to the exchange agent and the exchange agent has provided 1st Colonial with a certificate evidencing such delivery.

Neither Mid Penn nor 1st Colonial can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement
The merger agreement can be terminated before the closing date in the following circumstances:
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at any time by the mutual written agreement of Mid Penn and 1st Colonial;

•
by either Mid Penn or 1st Colonial if there is a breach by the other party of any of its representations or warranties set forth in the merger agreement that would constitute, together with all other such breaches, the failure of any applicable closing condition of the terminating party and that is not cured within thirty (30) days following written notice, or that by its nature cannot be cured prior to September 30, 2026 (the “termination date”);

•
by either Mid Penn or 1st Colonial if there is a material failure by the other party to perform or comply with any of its covenants or agreements set forth in the merger agreement that would constitute, together with all other such breaches, the failure of any applicable closing condition of the terminating party and that is not cured within thirty (30) days following written notice, or that by its nature cannot be cured prior to the termination date;

•
by either Mid Penn or 1st Colonial if the merger has not been consummated by the termination date, or such later date as agreed to in writing by Mid Penn and 1st Colonial, unless the failure to consummate the merger was due to the terminating party’s material breach of any representation, warranty, covenant or agreement contained in the merger agreement;

•
by either Mid Penn or 1st Colonial if the 1st Colonial shareholders fail to approve and adopt the merger agreement at the 1st Colonial special meeting (including any adjournment thereof); provided, however, that no termination right will exist for 1st Colonial if, prior to the vote of 1st Colonial shareholders, the 1st Colonial board of directors fails to make, withdraws, modifies or changes the 1st Colonial board recommendation in a manner adverse in any respect to the interests of Mid Penn;

•
by either Mid Penn or 1st Colonial if (i) final action has been taken by any regulatory authority whose approval is required in connection with the merger agreement and the transactions contemplated thereby, which final action (a) has become nonappealable and (b) does not approve the merger agreement or the transactions contemplated thereby, or (c) such approval has resulted in a materially burdensome regulatory condition, or (ii) any court of competent jurisdiction or any other governmental entity has issued an order, decree, ruling or taking any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree ruling or other action has become final and nonappealable;

•
by the Mid Penn board of directors if 1st Colonial has received a superior proposal, the 1st Colonial board of directors has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the superior proposal, withdrawn the 1st Colonial board recommendation or failed to make the 1st Colonial board recommendation or modified or qualified such 1st Colonial board recommendation in a manner adverse to Mid Penn, or has otherwise made a determination to accept a superior proposal; or

•
by the 1st Colonial board of directors if 1st Colonial has received a superior proposal and has determined to accept such superior proposal.

Effect of Termination
In the event of termination of the merger agreement by Mid Penn or 1st Colonial as provided under the section entitled “— Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of Mid Penn or 1st Colonial, any of their respective subsidiaries or any of the officers or directors will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcements, the effect of termination, including the termination fee described below, and certain general provisions, and (ii) neither Mid Penn nor 1st Colonial will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement.

Termination Fee
1st Colonial will pay Mid Penn a termination fee equal to $4,040,000 (the “termination fee”) if the merger agreement is terminated in the following circumstances:
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In the event that the merger agreement is terminated by Mid Penn pursuant to the second to last bullet point under the section entitled “— Termination of the Merger Agreement” above or by 1st Colonial pursuant to the last bullet point under the section entitled “— Termination of the Merger Agreement” above, then 1st Colonial will pay Mid Penn the termination fee within five (5) business days after Mid Penn makes written demand therefor.

•
In the event that 1st Colonial enters into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal within twelve (12) months after the termination of the merger agreement (i) by Mid Penn pursuant to the second and third bullet points under the section entitled “— Termination of the Merger Agreement” above because of a willful and material breach by 1st Colonial or (ii) by Mid Penn or 1st Colonial pursuant to the fifth bullet point under the section entitled “— Termination of the Merger Agreement” following the failure of the 1st Colonial shareholders to approve and adopt the merger agreement and, in the case of (ii): (y) 1st Colonial breached the non-solicitation provisions of the merger agreement or (z) a third party has publicly proposed or announced an acquisition proposal prior to the 1st Colonial special meeting, 1st Colonial will pay Mid Penn the termination fee within two (2) business days after Mid Penn makes a written demand therefor.

Amendment, Waiver and Extension of the Merger Agreement
Subject to applicable law, and except has provided in the merger agreement, the merger agreement may be amended in writing by Mid Penn or 1st Colonial at any time prior to the effective time, whether before or after approval thereof by 1st Colonial shareholders; provided, however, that after receipt of the requisite 1st Colonial shareholder approval, there may not be, without further approval of 1st Colonial shareholders, any amendment of the merger agreement which reduces the amount or value or changes the form of consideration to be delivered to 1st Colonial shareholders pursuant to the merger agreement.
At any time prior to the effective time, each of the parties by action of their respective boards of directors may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant thereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of either of the parties to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Pennsylvania, giving effect to its principles of conflicts of laws.
Specific Performance
Mid Penn and 1st Colonial will be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion addresses the material United States federal income tax consequences of the merger to a 1st Colonial shareholder who holds shares of 1st Colonial common stock as a capital asset. This discussion is based upon the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. It is also based upon factual representations contained in certificates of officers of Mid Penn and 1st Colonial. Future legislative, judicial, or administrative changes or interpretations which may or may not be retroactive, or the failure of any such facts or representations to be true, accurate and complete, may affect the statements and conclusions described in this discussion.
This discussion is not intended to be a complete description of all of the United States federal income tax consequences of the merger. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to 1st Colonial shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to 1st Colonial shareholders subject to special treatment under the Code (including but not limited to banks, financial institutions, trusts, estates, persons who hold shares of 1st Colonial common stock in an individual retirement account (“IRA”), 401(k) plans or similar tax-favored accounts, tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, dealers or brokers in securities or foreign currencies, traders in securities that elect to use a mark-to-market method of accounting, persons holding 1st Colonial common stock through a pass-through entity, 1st Colonial shareholders who hold their shares of 1st Colonial common stock as part of a hedge, straddle, conversion transaction or constructive sale transaction, 1st Colonial shareholders who acquired their shares of 1st Colonial common stock pursuant to the exercise of employee stock options or otherwise as compensation, persons that hold options or warrants to acquire 1st Colonial common stock, persons whose functional currency for United States federal income tax purposes is not the United States dollar, persons who are United States expatriates and holders who are not “United States persons”, within the meaning of Section 7701(a)(30) of the Code). For purposes of this discussion, a beneficial owner of 1st Colonial common stock that is considered a “United States person” within the meaning of section 7701(a)(30) of the Code is referred to as a “U.S. holder”. In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
No ruling has been or will be requested from the IRS regarding the tax consequences of the merger. Moreover, the opinions described in this discussion are not binding on the IRS, and these opinions would not prevent the IRS from challenging the United States federal income tax treatment of the merger. Because of the complexities of the tax laws in general, and the complexities of the tax consequences associated with the receipt of cash in the merger in particular, holders of 1st Colonial common stock are encouraged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger. This section is not intended to be tax advice to any shareholder.
Tax Opinions
The closing of the merger is conditioned, in part, upon the receipt by Mid Penn of the opinion of Holland & Knight, and the receipt by 1st Colonial of the opinion of Stradley Ronon, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the opinion (including factual representations contained in certificates of officers of Mid Penn and 1st Colonial) which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions to be delivered in connection with the merger represent each counsel’s best legal judgment; however, such opinions are not binding on the IRS or the courts, and neither Mid Penn nor 1st Colonial intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.
Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, the discussion below sets forth the opinions of Holland & Knight and Stradley Ronon, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, as to the material United States federal income tax consequences of the merger to 1st Colonial shareholders:
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a U.S. holder of 1st Colonial common stock receiving solely cash in exchange for such 1st Colonial common stock generally will recognize gain and loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis in the shares of 1st Colonial common stock surrendered;

•
gain (but not loss) will be recognized by U.S. holders of 1st Colonial common stock who receive both shares of Mid Penn common stock and cash in exchange for shares of 1st Colonial common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Mid Penn common stock and cash received by a U.S. holder of 1st Colonial common stock exceeds such U.S. holder’s basis in its 1st Colonial common stock and (2) the amount of cash received by such U.S. holder of 1st Colonial common stock (except with respect to U.S. holders who receive cash only or cash instead of a fractional share of Mid Penn common stock, which is discussed below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Mid Penn Common Stock”);

•
the aggregate basis of the Mid Penn common stock received by a U.S. holder of 1st Colonial common stock in the merger (including the basis of fractional shares of Mid Penn common stock deemed received, prior to their deemed redemption as described below) will be the same as the aggregate basis of 1st Colonial common stock for which it is exchanged, decreased by the amount of cash (if any) received in the merger (other than cash received in lieu of fractional share interests in Mid Penn common stock), and increased by the amount of gain recognized on the exchange (other than gain recognized with respect to cash received in lieu of fractional share interests in Mid Penn common stock, as discussed below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Mid Penn Common Stock”); and

•
the holding period of Mid Penn common stock received in exchange for shares of 1st Colonial common stock (including fractional shares of Mid Penn common stock deemed received and redeemed as described below) will include the holding period of 1st Colonial common stock for which it is exchanged.

If a U.S. holder of 1st Colonial common stock acquired different blocks of 1st Colonial common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of 1st Colonial common stock, and the cash and shares of Mid Penn common stock received will be allocated pro rata to each such block of stock. In computing the amount of gain realized, if any, a U.S. holder of 1st Colonial common stock may not offset a loss realized on one block of shares against the gain realized on another block of shares. U.S. holders should consult their tax advisors with regard to identifying the bases and holding periods of the particular shares of Mid Penn common stock received in the merger.
At the time that a U.S. holder makes a cash or stock election pursuant to the terms of the merger agreement, such U.S. holder will not know whether, and to what extent, the proration provisions of the merger agreement might alter the mix of consideration such U.S. holder will receive. As a result, the United States federal income tax consequences to such U.S. holder will not be ascertainable until such U.S. holder knows the precise amount of cash and/or Mid Penn common shares that such U.S. holder will receive in the merger.
Taxation of Capital Gain
Except as described under “Additional Considerations — Recharacterization of Gain as a Dividend” below, gain that U.S. holders of 1st Colonial common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their 1st Colonial common stock for more than one year as of the date of the merger. For U.S. holders of 1st Colonial common stock that are non-corporate holders, long-term capital gain is generally taxed at preferential rates. U.S. holders of 1st Colonial common stock are urged to consult with their own tax advisors about whether the United States federal income tax rate on long-term capital gain may be applicable to them.
Additional Considerations-Recharacterization of Gain as a Dividend
In limited circumstances, all or part of the gain that a particular U.S. holder of 1st Colonial common stock recognizes could be treated as dividend income rather than capital gain. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of 1st Colonial common stock, including the application of certain constructive ownership rules, U.S. holders of 1st Colonial common stock should consult their own tax advisor regarding the potential tax consequences of the merger to them.
Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Mid Penn Common Stock
A U.S. holder of 1st Colonial common stock who receives the entirety of its consideration in the form of cash will generally recognize gain or loss equal to the difference between the amount of cash received and its tax basis in its 1st Colonial common stock. In addition, a U.S. holder of 1st Colonial common stock who receives cash in lieu of a fractional share of Mid Penn common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Mid Penn. As a result, such U.S. holder of 1st Colonial common stock will generally recognize gain or loss equal to the difference between the amount of cash received and its tax basis in its fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one (1) year. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Backup withholding will generally apply to merger consideration that includes cash if the exchanging 1st Colonial shareholder fails to properly certify that it is not subject to backup withholding, generally on IRS Form W-9. Certain holders, including, among others, United States corporations, are not subject to backup withholding, but they may still need to furnish an IRS Form W-9 or otherwise establish an exemption. Any amounts withheld from payments to a 1st Colonial shareholder under the backup withholding rules are not additional taxes and will be allowed as a refund or credit against the shareholder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.
A U.S. holder receiving shares of Mid Penn common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. federal income tax return and is a “significant holder” will be required to file a statement with the holder’s U.S. federal income tax return setting forth the holder’s basis (determined immediately before the exchange) in the 1st Colonial common stock surrendered and the fair market value (determined immediately before the exchange) of the 1st Colonial common stock that is exchanged by such holder pursuant to the merger. A “significant holder” is a U.S. holder that receives shares of Mid Penn common stock in the merger and that, immediately before the merger, owned at least five percent (5%) of the outstanding stock of Mid Penn (by vote or value) or securities of Mid Penn with a tax basis of $1 million or more.
Tax matters are very complicated, and the tax consequences of the merger to each holder of 1st Colonial common stock will depend on the facts of that shareholder’s particular situation. The discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder of 1st Colonial common stock and may not be applicable to holders in special situations. Holders of 1st Colonial common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger, including those arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction. Further, such discussion does not address tax consequences that may arise with respect to Mid Penn by reason of any actions taken or events occurring subsequent to the merger.

DESCRIPTION OF CAPITAL STOCK OF MID PENN
As a result of the merger, 1st Colonial shareholders who receive shares of Mid Penn common stock in the merger will become shareholders of Mid Penn. Your rights as a shareholder of Mid Penn will be governed by the PBCL, the Mid Penn articles, and the Mid Penn bylaws. The following briefly summarizes the material terms of Mid Penn’s capital stock, including the Mid Penn common stock to be issued in the merger. We urge you to read the applicable provisions of Pennsylvania law, the Mid Penn articles and the Mid Penn bylaws and federal law governing bank holding companies carefully and in their entirety.
General
As of the date of this proxy statement/prospectus, Mid Penn has 50,000,000 shares of authorized capital stock, consisting of 40,000,000 shares of common stock, $1.00 par value, and 10,000,000 shares of preferred stock, $1.00 par value. Within the limits of applicable law and the listing rules of Nasdaq, these shares are available to be issued, without prior shareholder approval. As of the date of this proxy statement/prospectus, there were 23,042,389 shares of Mid Penn common stock and no shares of Mid Penn preferred stock issued and outstanding and 1,090,063 shares of Mid Penn common stock reserved for issuance under various stock-based equity plans and Mid Penn’s Employee Stock Purchase Plan and 401(k) Retirement Savings Plan. All outstanding shares of Mid Penn capital stock are fully paid and non-assessable.
Common Stock
Voting Rights.   Each outstanding share of Mid Penn common stock entitles the holder to one vote on all matters submitted to a vote of Mid Penn shareholders, including the election of directors. Unless a larger vote is required by law, the Mid Penn articles or the Mid Penn bylaws, when a quorum is present at a meeting of shareholders, a majority of the votes properly cast upon any question other than the election of directors will decide the question. A plurality of the votes properly cast for the election of a person to serve as a director will elect such person. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of Mid Penn common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The Mid Penn board is classified into three (3) classes with each class as nearly equal in number as possible. This means, in general, that one-third of the members of the Mid Penn board are subject to reelection at each annual meeting of shareholders.
Dividends; Liquidation; Dissolution.   Subject to the preferential rights of any other shares or series of capital stock, holders of shares of Mid Penn common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by the Mid Penn board of directors out of funds legally available for dividends and to share ratably in the assets of Mid Penn legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Mid Penn.
No Preemptive or Similar Rights.   Holders of Mid Penn common stock have no conversion, sinking fund or redemption rights or preemptive rights to subscribe for any of Mid Penn’s classes of stock.
Listing.   Mid Penn common stock is traded on the Nasdaq under the symbol “MPB.”
Transfer Agent and Registrar.   The transfer agent and registrar for Mid Penn common stock is Computershare.
Pennsylvania law and Certain Provisions of the Mid Penn Articles and the Mid Penn Bylaws; Anti-Takeover Measures
Articles of Incorporation and Bylaws.   The Mid Penn articles and the Mid Penn bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of Mid Penn. Among other things, these provisions:
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Empower the Mid Penn board of directors without shareholder approval, to issue shares of Mid Penn preferred stock the terms of which, including voting power, are set by the Mid Penn board of directors;

•
Divide the Mid Penn board of directors into three (3) classes serving staggered three (3)-year terms;

•
Restrict the ability of Mid Penn shareholders to remove directors;

•
Require that shares with at least eighty percent (80%) of total voting power approve any merger, consolidation, liquidation or dissolution, or sale of all or substantially all of the assets, of Mid Penn, unless approved in advance by at least eighty percent (80%) of the Mid Penn board of directors, in which case such transaction requires shareholder approval to the extent required by the PBCL and/or applicable Nasdaq listing rules;

•
Require that shares with at least eighty percent (80%) of, in certain circumstances, sixty-six and two-thirds percent (66 2∕3%) of, total voting power, approve the repeal or amendment of certain provisions of the Mid Penn articles;

•
Eliminate cumulative voting in the election of directors; and

•
Require advance notice of nominations for the election of directors and presentation of shareholder proposals at meetings of shareholders.

Pennsylvania Business Corporation Law.   The PBCL also contains certain provisions applicable to Mid Penn that may have the effect of deterring or discouraging an attempt to take control of Mid Penn. These provisions, among other things:
•
Require that, following any acquisition by any person or group of twenty percent (20%) of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the PBCL);

•
Prohibit for five (5) years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning twenty percent (20%) or more of a public corporation’s voting power (Subchapter 25F of the PBCL);

•
Expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•
Provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•
Provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•
Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumably to satisfy the directors’ fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•
Provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The PBCL also explicitly provides that the fiduciary duty of directors does not require them to:
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Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•
Render inapplicable, or make determinations under, provisions of the PBCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•
Act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

INFORMATION ABOUT THE COMPANIES
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, Pennsylvania 17110
1-866-642-7736
Mid Penn is the financial holding company for Mid Penn Bank, a full-service Pennsylvania-chartered bank and trust company originally organized in 1868. In addition to Mid Penn Bank, Mid Penn maintains five wholly-owned nonbanks subsidiaries: MPB Financial Services, LLC, which serves as the mid-tier holding company for MPB Risk Services, LLC, a licensed insurance producer, MPB Wealth Management, LLC (which ceased operating during the first quarter of 2024), and MPB Launchpad Fund I, LLC, which was formed to hold certain financial holding company eligible investments; and MPB Realty Holding, LLC, which was formed for purposes of holding certain assets acquired for debts previously contracted.
Mid Penn’s consolidated financial condition and results of operations consist almost entirely of that of Mid Penn Bank, which is managed as a single business segment. At September 30, 2025, Mid Penn had total consolidated assets of $6.3 billion with total deposits of $5.3 billion and total shareholders’ equity of $796 million.
Mid Penn common stock is listed on the Nasdaq under the symbol “MPB.”
Mid Penn Bank
349 Union Street
Millersburg, Pennsylvania 17061
Mid Penn Bank was organized in 1868 under a predecessor name, Millersburg Bank, and became a state-chartered bank in 1931, obtaining trust powers in 1935, at which time its name was changed to Millersburg Trust Company. In 1971, Millersburg Trust Company adopted the name “Mid Penn Bank”.
Mid Penn Bank presently has fifty-nine retail banking locations throughout Pennsylvania and central and southern New Jersey, has total assets of approximately $6.3 billion, and offers a comprehensive portfolio of financial products and services to the communities it serves.
Mid Penn Bank engages in full-service commercial banking and trust business, making available to the community a wide range of financial services, including, but not limited to, mortgage and home equity loans, secured and unsecured commercial and consumer loans, lines of credit, construction financing, farm loans, community development loans, loans to non-profit entities and local government loans, and various types of time and demand deposits including but not limited to, checking accounts, savings accounts, clubs, money market deposit accounts, certificates of deposit, and IRAs. In addition, Mid Penn provides a full range of trust and wealth management services through its Trust Department. Deposits are insured by the FDIC to the extent provided by law. The financial services are provided to individuals, partnerships, non-profit organizations, and corporations through its retail banking offices located throughout Pennsylvania and two counties in New Jersey.
Mid Penn Bank is subject to regulation and supervision by the FDIC and the PDB.
For more information about Mid Penn and Mid Penn Bank, please see the section entitled “Where You Can Find More Information” on page 96.
1st Colonial Bancorp, Inc.
1000 Atrium Way, Suite 200
Mount Laurel, New Jersey 08054
(856) 885-2391
1st Colonial Bancorp is a Pennsylvania corporation headquartered in Mount Laurel, New Jersey, and the parent company of 1st Colonial Bank.

1st Colonial was organized as the holding company for 1st Colonial Bank in connection with the reorganization approved by 1st Colonial Bank’s shareholders at the annual meeting in 2002. As a bank holding company registered under the Bank Holding Company Act of 1956, 1st Colonial is subject to the supervision and regulation of the Federal Reserve Board.
As of September 30, 2025, 1st Colonial had total consolidated assets of $843,100,000 with total deposits of $722,100,000 and total loans of $626,900,000.
1st Colonial common stock is quoted on the OTC Pink Limited Market under the symbol “FCOB.”
1st Colonial Community Bank
1040 Haddon Avenue
Collingswood, New Jersey 08108
1st Colonial Bank opened for business on June 30, 2000 and provides a wide range of business and consumer financial products and services, placing emphasis on customer service and access to decision makers through its two branch offices located in Westville, New Jersey and Limerick, Pennsylvania. 1st Colonial Bank also has administrative offices in Mount Laurel, New Jersey.
1st Colonial Bank was a national bank until November 1, 2012 when it was granted a state charter by the NJDB. 1st Colonial Bank’s deposits are insured by the FDIC. 1st Colonial’s operations and those of 1st Colonial Bank are subject to supervision and regulation by Federal Reserve Board, the FDIC, and the NJDB.
The principal activity of 1st Colonial Bank is to provide its local communities with general commercial and retail banking services. 1st Colonial Bank is managed as one business segment.
For more information about 1st Colonial and 1st Colonial Bank, please see the section entitled “Where You Can Find More Information” on page 96.

THE 1ST COLONIAL SPECIAL MEETING
This section contains information about the virtual special meeting that 1st Colonial has called to allow 1st Colonial shareholders to vote on the 1st Colonial merger proposal and the 1st Colonial adjournment proposal. The 1st Colonial board of directors is mailing this proxy statement/prospectus to you on or about December 29, 2025. Together with this proxy statement/prospectus, the 1st Colonial board of directors is also sending you a notice of the 1st Colonial special meeting of 1st Colonial shareholders and a form of proxy that the 1st Colonial board of directors is soliciting for use at the 1st Colonial special meeting and at any adjournments or postponements of the 1st Colonial special meeting.
Date, Time and Place
The 1st Colonial special meeting will be held virtually via live webcast at https://web.viewproxy.com/FCOB/2026 at 10:00 a.m., Eastern Time, on February 11, 2026, subject to any adjournments or postponements.
Matters to be Considered
1st Colonial shareholders of record are being asked to consider and vote on the 1st Colonial merger proposal and the 1st Colonial adjournment proposal.
A copy of the merger agreement is included in this proxy statement/prospectus as Annex A, and we encourage you to read it carefully in its entirety.
Recommendation of the 1st Colonial Board of Directors
The 1st Colonial board of directors recommends that 1st Colonial shareholders vote “FOR” the 1st Colonial merger proposal and “FOR” the 1st Colonial adjournment proposal. See the section entitled “The Merger — 1st Colonial’s Reasons for the Merger; Recommendation of the 1st Colonial Board of Directors” for a more detailed discussion of the recommendation of the 1st Colonial board of directors.
Record Date and Quorum
The record date for the 1st Colonial special meeting is December 15, 2025. All 1st Colonial shareholders who held shares of 1st Colonial common stock at the close of business on the 1st Colonial record date are entitled to receive notice of, and to vote at, the 1st Colonial special meeting. As of the close of business on the 1st Colonial record date, there were 4,903,232 outstanding shares of 1st Colonial common stock.
A quorum is necessary to transact business at the 1st Colonial special meeting. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares entitled to vote at the 1st Colonial special meeting shall constitute a quorum for the special meeting to be held. Shares of 1st Colonial common stock represented at the 1st Colonial special meeting but not voted, including shares that a 1st Colonial shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of 1st Colonial common stock is represented at the 1st Colonial special meeting, it will be counted for the purpose of determining a quorum not only at the 1st Colonial special meeting but also at any adjournment or postponement of the 1st Colonial special meeting. In the event that a quorum is not present at the 1st Colonial special meeting, it is expected that the 1st Colonial special meeting will be adjourned or postponed.
As of the close of business on the 1st Colonial record date, 1st Colonial directors and executive officers and their affiliates owned and were entitled to vote approximately 905,540 shares of 1st Colonial common stock, representing approximately 18.5% of the outstanding shares of 1st Colonial common stock.
Required Vote
In order for the 1st Colonial merger proposal to be approved and adopted, it must receive the affirmative vote of at least a majority of the votes cast at the 1st Colonial special meeting. If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the 1st Colonial merger proposal, you will be deemed not to have cast a vote with respect to the 1st Colonial merger proposal.

In order for the 1st Colonial adjournment proposal to be approved, it must receive the affirmative vote of at least a majority of the votes cast at the 1st Colonial special meeting; provided that, in the absence of a quorum, a majority of 1st Colonial shareholders present in person or by proxy and entitled to vote is required for the adjournment proposal. If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the 1st Colonial adjournment proposal, you will be deemed not to have cast a vote with respect to the 1st Colonial adjournment proposal (assuming the presence of a quorum); however, in the absence of a quorum, if you vote to “ABSTAIN” with respect to the 1st Colonial adjournment proposal or if you fail to vote on the 1st Colonial adjournment proposal, it will have the same effect as a vote “AGAINST” the 1st Colonial adjournment proposal.
Each holder of 1st Colonial common stock is entitled to cast one vote on each matter properly brought before the 1st Colonial special meeting for each share of 1st Colonial common stock that such holder owned of record as of the 1st Colonial record date.
Attending the 1st Colonial Special Meeting
1st Colonial shareholders of record and 1st Colonial shareholders who hold shares in “street name” will be able to attend the 1st Colonial special meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the 1st Colonial special meeting. If you are a registered holder, your virtual control number will be on your proxy card. If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the 1st Colonial special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 1st Colonial special meeting so long as you demonstrate proof of share ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of share ownership, are posted at https://web.viewproxy.com/FCOB/2026.
There will be technicians ready to assist you with any technical difficulties you may have accessing the 1st Colonial special meeting live audio webcast. Please be sure to check in by 9:45 a.m. EDT on February 11, 2026 so that any technical difficulties may be addressed before the 1st Colonial special meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the 1st Colonial special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the 1st Colonial special meeting. If your bank, broker, trustee or other nominee holds your shares of 1st Colonial common stock in “street name,” such entity will vote your shares of 1st Colonial common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.
How to Vote Your Shares ― Shareholders of Record
1st Colonial shareholders of record may vote by one of the following methods:
Voting by Mail.   If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.
Voting Online.   If you hold your shares in your name as a shareholder of record, you may submit your vote online up until 11:59 p.m. EDT the day before the cut-off date or 1st Colonial special meeting date by following the instructions provided on your proxy card as soon as possible.

At the 1st Colonial special meeting.   You may virtually attend the 1st Colonial special meeting and vote. If your shares are registered in the name of a broker or other nominee and you wish to vote at the 1st Colonial special meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote at the 1st Colonial special meeting.
Shares Held in Street Name
If you do not attend the 1st Colonial special meeting and wish to vote, you must instruct your bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee. You may not vote shares held in “street name” by returning a proxy card directly to 1st Colonial.
Further, banks, brokers, trustees or other nominees who hold shares on behalf of their customers may not give a proxy to 1st Colonial to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the 1st Colonial special meeting, including the 1st Colonial merger proposal and the 1st Colonial adjournment proposal.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the internet, whether or not you plan to attend the 1st Colonial special meeting virtually. Sending in your proxy card or voting via the internet will not prevent you from voting your shares personally at the 1st Colonial special meeting because you may subsequently revoke your proxy. See the section entitled “— Revocability of Proxies” below for further information.
Revocability of Proxies
If you directly hold shares of 1st Colonial common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the 1st Colonial special meeting. You can do this by:
•
submitting a written statement that you would like to revoke your proxy to the corporate secretary of 1st Colonial;

•
signing and returning a proxy card with a later date;

•
voting by internet as indicated on your proxy card; or

•
virtually attending the 1st Colonial special meeting and voting at the 1st Colonial special meeting.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:
•
contacting your bank, broker, trustee or other nominee; or

•
attending the 1st Colonial special meeting and voting your shares

Solicitation of Proxies
To assist in the solicitation of proxies, 1st Colonial has engaged Laurel Hill as proxy solicitor for the 1st Colonial special meeting, for a fee of $7,500 plus reimbursement of certain costs and expenses incurred in connection with the solicitation.
The proxy for the 1st Colonial special meeting is being solicited on behalf of the 1st Colonial board of directors. 1st Colonial will bear the entire cost of soliciting proxies from you. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of 1st Colonial in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Shares Subject to 1st Colonial Affiliate Letter Agreements
Each of the directors and executive officers of 1st Colonial who as of the 1st Colonial record date beneficially owned and were entitled to vote approximately 18.5% of the outstanding shares of 1st Colonial common stock as of the 1st Colonial record date, entered into an affiliate letter with Mid Penn, pursuant to which each such shareholder has agreed, at any meeting of 1st Colonial shareholders, however called, or any adjournment or postponement thereof (subject to certain exceptions), to be present (in person or by proxy) at such meeting:
•
vote (or cause to be voted) all shares of 1st Colonial common stock owned of record or beneficially owned by such holder, in favor of the 1st Colonial merger proposal and the 1st Colonial adjournment proposal; and

•
vote (or cause to be voted) such director’s shares against:

•
any competing transaction;

•
any action or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of 1st Colonial under the merger agreement or of the affiliate letter; and

•
any action or agreement that would reasonably be expected to prevent, impede or delay the consummation of the merger.

Pursuant to the affiliate letter, each such shareholder has also agreed not to sell or otherwise transfer any shares of 1st Colonial, subject to certain limited exceptions.
For more information about the beneficial ownership of 1st Colonial common stock by each five percent (5%) or greater beneficial owner, each director and executive officer and directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management of 1st Colonial.”
Other Matters to Come Before the 1st Colonial Special Meeting
1st Colonial management knows of no other business to be presented at the 1st Colonial special meeting, but if any other matters are properly presented at the meeting or any adjournments or postponements thereof, the persons named in the proxies will vote upon them in accordance with the 1st Colonial board of directors’ recommendation.
Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact 1st Colonial’s proxy solicitor at:
Laurel Hill Advisory Group
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and Brokers Call (516) 933-3100
All Others Call Toll-Free (888) 742-1305

1ST COLONIAL PROPOSALS
PROPOSAL 1: 1ST COLONIAL MERGER PROPOSAL
At the 1st Colonial special meeting, 1st Colonial shareholders will be asked to approve and adopt the merger agreement. 1st Colonial shareholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes and exhibits, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the 1st Colonial board of directors has unanimously (i) adopted and approved the merger agreement and the transactions contemplated thereby, (ii) determined the merger agreement and the merger to be advisable and in the best interests of 1st Colonial and 1st Colonial shareholders and (iii) declared it advisable to enter into the merger agreement. See the section entitled “The Merger — 1st Colonial’s Reasons for the Merger; Recommendation of the 1st Colonial Board of Directors” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the 1st Colonial board of directors’ recommendation.
The approval and adoption of the 1st Colonial merger proposal by 1st Colonial shareholders is a condition to completion of the merger.
The 1st Colonial board of directors unanimously recommends that 1st Colonial shareholders vote “FOR” the 1st Colonial merger proposal.
PROPOSAL 2: 1ST COLONIAL ADJOURNMENT PROPOSAL
The 1st Colonial special meeting may be adjourned to another time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the 1st Colonial special meeting to adopt and approve the 1st Colonial merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to 1st Colonial shareholders.
If, at the 1st Colonial special meeting, the number of shares of 1st Colonial common stock present or represented and voting in favor of the 1st Colonial merger proposal is insufficient to adopt and approve the 1st Colonial merger proposal, 1st Colonial intends to move to adjourn the 1st Colonial special meeting in order to enable the 1st Colonial board of directors to solicit additional proxies for the adoption and approval of the 1st Colonial merger proposal. In that event, 1st Colonial will ask 1st Colonial shareholders to vote upon the 1st Colonial adjournment proposal, but not the 1st Colonial merger proposal.
In this proposal, 1st Colonial is asking 1st Colonial shareholders to authorize the holder of any proxy solicited by the 1st Colonial board of directors, on a discretionary basis, to vote in favor of adjourning the 1st Colonial special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from 1st Colonial shareholders who have previously voted, if a quorum is not present, or if there are insufficient votes at the time of the 1st Colonial special meeting to adopt and approve the 1st Colonial merger proposal or if necessary or appropriate to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to holders of 1st Colonial common stock. Pursuant to the 1st Colonial bylaws, the 1st Colonial special meeting may be adjourned without further notice being given unless a new record date for such adjourned meeting is, or is required by law or the 1st Colonial bylaws to be fixed.
The approval of the 1st Colonial adjournment proposal by 1st Colonial shareholders is not a condition to completion of the merger.
The 1st Colonial board of directors unanimously recommends that 1st Colonial shareholders vote “FOR” the 1st Colonial adjournment proposal.

BENEFICIAL OWNERSHIP OF 1ST COLONIAL COMMON STOCK BY MANAGEMENT,
DIRECTORS AND PRINCIPAL SHAREHOLDERS OF 1ST COLONIAL
The following sets forth the beneficial ownership of 1st Colonial’s outstanding shares of common stock as of the 1st Colonial record date by (i) each director and executive officer of 1st Colonial, (ii) all directors and executive officers of 1st Colonial as a group and (iii) each person or entity who is known by 1st Colonial to beneficially own more than five percent (5%) of the outstanding shares of 1st Colonial common stock.
Unless otherwise indicated, share amounts are based on information furnished by the respective holders and our books and records. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares. Under federal securities laws, a person is deemed to have beneficial ownership of shares if that person has the right to acquire beneficial ownership of such shares within 60 days. The percentage of beneficial ownership by class is calculated in relation to the 4,903,232 outstanding shares of 1st Colonial common stock. Except as otherwise indicated, to 1st Colonial’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o 1st Colonial Bancorp, Inc., 1000 Atrium Way, Suite 200, Mount Laurel, New Jersey 08054.
For purposes of the table, we have assumed that 56,925 unvested restricted stock units and 7,000 shares issuable upon exercise of unvested stock options held by directors and officers of 1st Colonial will vest within 60 days as a result of the merger with Mid Penn. See the section entitled “Interests of Certain 1st Colonial Directors and Executive Officers in the Merger.”
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors & Executive Officers
Thomas R. Brugger(1)	19,050	*
Curt Byerley(2)	158,637	3.24%
Thomas A. Clark III(3)	43,753	*
John J. Donnelly, IV(4)	63,586	*
Michael C. Haydinger(5)	267,773	5.46%
Harvey Johnson(6)	51,620	*
Stanley H. Molotsky(7)	88,357	*
Linda M. Rohrer(8)	275,652	5.62%
Mary Kay Shea(9)	23,390	*
Shelley Y. Simms	15,500	*
Robert B. White	99,827	2.04%
All directors and executive officers as a group (11 persons)	1,107,145	22.58%
5% Owners
AllianceBernstein Financial Services Opportunities Fund New York, NY, USA(10)	663,199	13.53%
First Manhattan Co. New York, New York(11)	296,402	8.69%
Michael C. Haydinger Philadelphia, Pennsylvania	265,273	5.46%
Linda M. Rohrer Haddon Township, New Jersey	275,652	5.62%

*
Represents less than 1% of the outstanding common stock

(1)
Includes 10,925 shares held in the Brugger Family Trust for which Mr. Brugger and his spouse are the Trustees.

(2)
Includes 14,622 shares that Mr. Byerley has the right to acquire upon the exercise of vested stock options and 17,961 shares held in the Curt J Byerley Family Stock Trust, for which Mr. Byerley is the Settlor/Protector.

(3)
Includes 13,965 shares that Mr. Clark has the right to acquire upon the exercise of vested stock options.

(4)
Includes 13,146 shares that Mr. Donnelly has the right to acquire upon the exercise of vested stock options.

(5)
Includes 14,622 shares that Mr. Haydinger has the right to acquire upon the exercise of vested stock options, 94,987 shares owned by First Montgomery Properties NJ Inc., and 100,730 shares owned by Burlington Investment Group LLC. Mr. Haydinger is an executive officer of First Montgomery Properties NJ and Burlington Investment Group (which are affiliated companies) and through his position exercises voting and investment power over these shares.

(6)
Includes 12,714 shares that Mr. Johnson has the right to acquire upon the exercise of vested stock options, and 2,224 shares that Mr. Johnson owns jointly with his spouse.

(7)
Includes 14,622 shares that Mr. Molotsky has the right to acquire upon the exercise of vested stock options; 28,933 shares jointly owned by Mr. Molotsky and his spouse, 3,611 shares held in a Profit-Sharing Plan for the employees of SHM Financial Group, an investment advisory services firm owned by Mr. Molotsky. Does not include 23,867 shares held by clients of SHM Financial Group that have voting and dispositive power over the shares.

(8)
Includes 14,622 shares that Ms. Rohrer has the right to acquire upon the exercise of vested stock options.

(9)
Includes 15,500 shares that Ms. Shea has the right to acquire upon the exercise of vested stock options.

(10)
Based on written representation as of September 24, 2025. AllianceBernstein has the power to vote 476,091 shares, representing 9.9% of the Corporation’s voting common stock. The remaining 187,108 shares of common stock are presently deemed “excess shares” pursuant to the 1st Colonial articles and are therefore not entitled to vote on any matter or to take other shareholder action.

(11)
Based on written representation as of November 12, 2025.

COMPARISON OF SHAREHOLDERS’ RIGHTS
1st Colonial and Mid Penn are organized under the laws of the Commonwealth of Pennsylvania. Upon consummation of the merger, 1st Colonial shareholders will become Mid Penn shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of Mid Penn and Pennsylvania law.
The following is a summary of certain material differences between (i) the current rights of 1st Colonial shareholders under the 1st Colonial articles and the 1st Colonial bylaws and (ii) the current rights of Mid Penn shareholders under the Mid Penn articles and the Mid Penn bylaws.
The following summary is not a complete statement of the rights of shareholders of the two (2) companies or a complete description of the specific provisions referred to below. Copies of Mid Penn’s governing documents have been filed with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 96.
1ST COLONIAL	MID PENN
AUTHORIZED CAPITAL STOCK
1st Colonial is authorized to issue 10,000,000 shares of common stock, without par value, and 1,000,000 shares of preferred stock, having such par value as the 1st Colonial board of directors shall fix and determine. As of the 1st Colonial record date, there were 4,903,232 shares of 1st Colonial common stock outstanding and no shares of preferred stock outstanding.	Mid Penn is authorized to issue 40,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value of $1.00 per share. As of the date of this proxy statement/prospectus, there were 23,042,389 shares of Mid Penn common stock outstanding and no shares of preferred stock outstanding.
VOTING RIGHTS
Each holder of 1st Colonial common stock shall have the right to one vote for each share of 1st Colonial common stock standing in such holder’s name on the books and records of 1st Colonial.	Each holder of Mid Penn common stock is entitled to one vote for each share held of record.
SHAREHOLDER MEETINGS AND NOTICE THEREOF

The 1st Colonial bylaws provide that the annual meeting of 1st Colonial shareholders will be held on such day each year as may be fixed from time to time by the 1st Colonial board of directors, or, if no such day be so fixed, on the fourth Tuesday of April each year (provided such day does not fall on a legal holiday).
Special meetings of 1st Colonial shareholders may be called by the 1st Colonial board of directors pursuant to a resolution adopted by a majority of the total number of directors which 1st Colonial would have if there were no vacancies on the 1st Colonial board of directors.
Except as otherwise provided in the 1st Colonial bylaws or required by law, written notice of every meeting of the shareholders shall be given by the Secretary or other authorized person, to each shareholder of record entitled to vote at the meeting at least ten (10) days prior to the day named for the meeting. The notice of the meeting must specify the

The Mid Penn bylaws provide that all meetings of the shareholders will be held on such date, at such time, and at such place, as may be set by the Mid Penn board of directors. The Mid Penn board of directors may determine that a meeting be held solely by means of internet or other electronic communications technology in the manner and to the extent provided under Pennsylvania law.
Special meetings of the Mid Penn shareholders may be called at any time by Mid Penn’s chairman of the board, the chief executive officer, the president, a majority of the Mid Penn board of directors, a majority of the executive committee of the Mid Penn board of directors, or by shareholders entitled to cast at least one-fifth (1/5th) of the vote of which all shareholders are entitled to cast.
The Mid Penn bylaws provide that written notice of all shareholder meetings (other than adjourned meetings of shareholders) must state the place, date, hour, the purpose thereof at least ten days before

1ST COLONIAL	MID PENN
place, day and hour of the meeting and, in the case of a special meeting, the general nature of the business to be transacted.	such meeting, unless a greater period of notice is required by the statute or by the Mid Penn bylaws. The notice must be made either personally or by sending a copy thereof (i) by first class or express mail, postage prepaid, or by courier service, charges prepaid, to the postal address appearing on Mid Penn’s books or, in the case of directors, supplied by the director for purposes of notice or (ii) by facsimile transmission, e-mail or other electronic communication to such person’s facsimile number or address for e-mail or other electronic communications supplied by such person for the purpose of notice, or (iii) in any other manner permitted by law.
ELECTION OF DIRECTORS

The 1st Colonial bylaws provide that, except as otherwise provided therein, directors shall be elected by the shareholders. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.
The 1st Colonial articles prohibit cumulative voting for director elections.

The Mid Penn bylaws provide, that except as otherwise provided therein, directors shall be elected by a plurality of the votes cast at a meeting and entitled to vote on the election of the directors.
The Mid Penn articles prohibit cumulative voting in the election of directors.

SHAREHOLDER NOMINATIONS OF DIRECTORS
The 1st Colonial bylaws provide that nominations for the election of directors may be made by the 1st Colonial board of directors, by a committee appointed by the 1st Colonial board of directors or by any 1st Colonial shareholder of record entitled to vote in the election of directors who is a shareholder at the record date of the meeting and also on the date of the meeting at which directors are to be elected, must submit the nomination in writing to the Chairman of the 1st Colonial board of directors (i) in the case of an annual meeting that is called for a date that is within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than ninety (90) days nor more than one hundred twenty (120) days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the fifth (5th) day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.	The Mid Penn bylaws provide that nominations for the election of directors may be made by the Mid Penn board of directors or by any shareholder entitled to vote for the election of directors. Nominations made by the shareholders entitled to vote for the election of directors will be made by notice in writing, delivered or mailed to the Corporate Secretary not less than the earlier of one hundred twenty (120) days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by Mid Penn in connection with the immediately preceding annual meeting of shareholders, or the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e), promulgated by the SEC under the Exchange Act or any successor provision thereto.

1ST COLONIAL	MID PENN
NUMBER OF DIRECTORS
The number of 1st Colonial directors will be not less than seven (7) nor more than twenty-five (25) members in number, as fixed by the 1st Colonial board of directors from time to time.	The number of Mid Penn directors will be not less than five (5), nor more than twenty-five (25) as the Mid Penn board of directors may determine from time-to-time.
DIRECTOR QUALIFICATIONS, ELIGIBILITY AND MANDATORY RETIREMENT
Each 1st Colonial director must own common or preferred stock of the 1st Colonial with an aggregate par, fair market, or equity value of $1,000. The value can be determined as of either (i) the date of purchase, or (ii) the date the person became a director, whichever is greater. Any combination of common or preferred stock of the 1st Colonial or 1st Colonial Bank may be used to meet this requirement.
Each Mid Penn director must be a Mid Penn shareholder and will own in his/her own right the number of shares (if any) required by law in order to qualify as such director.
Mid Penn maintains a mandatory retirement policy. Upon reaching the age of seventy-two (72), a Mid Penn director will hold office until the following annual meeting of shareholders at which time such director will retire from the Mid Penn board of directors. In extraordinary circumstances, the Mid Penn board of directors may grant a director, on a case-by-case basis, a waiver from this mandatory retirement policy.

CLASSES OF DIRECTORS AND ELECTION OF DIRECTORS
The 1st Colonial board of director is divided into three (3) classes, as nearly equal in number as possible; each class elected annually for a three (3)-year term.	The Mid Penn board of directors is divided into three (3) classes, with each class being elected annually for a three (3)-year term.
FILLING VACANCIES ON THE BOARD OF DIRECTORS
The 1st Colonial bylaws provide that vacancies for any reason may be filled by a majority vote of the remaining members of the 1st Colonial board of directors though less than a quorum, or by a sole remaining director, and each person so selected shall be a director to serve for the balance of the unexpired term and until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal.	The Mid Penn bylaws provide that vacancies on the Mid Penn board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining members of the board, even though less than a quorum. Each person so elected to fill a vacancy on the Mid Penn board of directors will become a member of the same class of directors in which the vacancy existed. Each director so elected will be a director until the class to which he/she was appointed stands for election and until his or her successor is elected and qualified.
QUORUM
The 1st Colonial bylaws provide that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for purposes of consideration and action on such matter.	The Mid Penn bylaws provide that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter shall constitute a quorum for purposes of considering such matter.

1ST COLONIAL	MID PENN
ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS
The 1st Colonial bylaws provide that no action required to be taken or which may be taken at an annual or special meeting of shareholders of 1st Colonial may be taken without a meeting, and the power of the shareholders to consent in writing to action without a meeting is specifically denied.	The Mid Penn bylaws provide that any action required to be taken at a meeting of the shareholders, or of a class of shareholders, may be taken without a meeting, if a consent or consents in writing setting forth the action so taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with Mid Penn’s secretary.
ANTI-TAKEOVER PROVISIONS AND OTHER SHAREHOLDER PROTECTIONS

Under the 1st Colonial articles, any merger, consolidation, liquidation, dissolution, or sale of all or substantially all of 1st Colonial’s assets must be approved by the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast. If any class of shares is entitled to vote as a separate class, approval also requires the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of that class. If any of the foregoing transactions are approved in advance by sixty-six and two-thirds percent (66-2/3%) or more of the members of the 1st Colonial board of directors, at a meeting duly called and held then pursuant to Pennsylvania law, the transaction must be adopted by the affirmative vote of a majority of the votes cast at such meeting.
The 1st Colonial articles include a requirement that a twenty-five (25%) beneficial owner make a follow-on offer to purchase all voting shares at the highest price paid in prior twelve (12) months or at fair market value; except when the acquisition of the twenty-five (25%) beneficial owner is approved in advance by eighty percent (80%) or more of the 1st Colonial board of directors.
Under the Mid Penn articles, any merger, consolidation, liquidation or dissolution of Mid Penn or any action that would result in the sale or other disposition of all or substantially all of the assets of Mid Penn must be approved by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of common stock, unless approved in advance by at least eighty percent (80%) of the board of directors, in which case such transaction requires shareholder approval to the extent required by the PBCL or the rules of any national securities exchange on which shares of Mid Penn common stock are traded. The board may, if it deems advisable, oppose a tender or other offer for Mid Penn’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the board may, but is not legally obligated to, consider whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation; whether a more favorable price could be obtained for Mid Penn’s securities in the future; the social and economic effects of the offer or transaction on Mid Penn and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which Mid Penn and any of its subsidiaries operate or are located; the reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation’s stock; the value of the securities (if any) which the offeror is offering in exchange for Mid Penn’s securities, based on the analysis of the worth of the corporation or other entity whose securities are being offered; the business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such

1ST COLONIAL	MID PENN
conditions upon Mid Penn and any of its subsidiaries and the other elements of the communities in which Mid Penn and any of its subsidiaries operate or are located; and any antitrust or other legal and regulatory issues that are raised by the offer.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
The 1st Colonial bylaws provide that 1st Colonial will indemnifies directors and officers of 1st Colonial, such directors and officers are covered for actions taken in their official capacity, unless a court finds willful misconduct or recklessness. The coverage also extends to individuals serving at 1st Colonial’s request as directors, officers, employees, or agents of other entities. Employees and agents of 1st Colonial who are not directors or officers may be indemnified at 1st Colonial’s discretion. Directors are not personally liable for monetary damages to the extent the director did not breach duties and the breach does not constitute self-dealing, willful misconduct, recklessness, or breach of applicable law/regulations.	Under the Mid Penn bylaws, to the fullest extent authorized or permitted by applicable law, Mid Penn will indemnify any director, officer, employee, or agent of Mid Penn who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, or is or was serving at the request of Mid Penn as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, amounts paid in settlement, judgments, and fines actually and reasonably incurred by those persons in connection with any action suit or proceeding. No indemnification will be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The provision does not affect a director’s responsibility or liability under any criminal statute or liability for payment of taxes.
AMENDMENTS TO THE ARTICLES OF INCORPORATION AND BYLAWS

1st Colonial may amend, alter, change or repeal any provision contained in the 1st Colonial articles in the manner prescribed by statute and all rights conferred upon shareholders and directors are granted subject to this reservation; provided, however, that Articles Sixth through Fifteenth of the 1st Colonial articles may not be repealed, altered or amendment unless approved by either (1) the affirmative vote of shareholders of the 1st Colonial entitled to cast at least eighty percent (80%) of the votes which all shareholders of 1st Colonial are then entitled to cast or (2) the affirmative vote of eighty percent (80%) of the members of the 1st Colonial board of directors and the affirmative vote of shareholders of 1st Colonial entitled to cast at least a majority of the votes which all shareholders of 1st Colonial are then entitled to cast.
The 1st Colonial bylaws may be amended, altered, changed or repealed by the 1st Colonial board of directors, subject to the power of the shareholder to change such action by the affirmative vote of

Mid Penn shareholders are not entitled by statute to propose amendments to the articles of incorporation. The Mid Penn articles may be amended as provided under Pennsylvania law, with the following exception: any amendment to Articles 7 (anti-takeover provisions), 8 (no cumulative voting), 9 (opposing a tender offer), 10 (opt out and non-applicability of subchapter G of the PBCL), 11 (opt out and non-applicability of subchapter H of the PBCL), and 12 (amendments of the articles of incorporation) require the affirmative vote of holders of at least eighty percent (80%) of the outstanding shares of common stock, or the holders of sixty-six and two-thirds percent (66-2/3%) of the Mid Penn common stock, provided that such amendment has received the prior approval of at least eighty percent (80%) of all the members of the board of directors.
Mid Penn’s bylaws may be amended or repealed, in whole or in part, by the holders of eighty percent (80%) of the outstanding shares of Mid Penn common stock at any regular or special meeting

1ST COLONIAL	MID PENN
shareholders of 1st Colonial entitled to cast at least sixty-six and two-thirds percent (66-2/3%) of the votes which all shareholders are entitled to cast, except that provisions of the 1st Colonial bylaws relating to limitations on directors’ liabilities and indemnification of directors, officers and others may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the entire 1st Colonial board of directors or by the affirmative vote of the shareholders of the 1st Colonial entitled to cast at least eighty percent (80%) of the votes which all shareholders are entitled to cast.	duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the board of directors at any regular or special meeting.

APPRAISAL RIGHTS
1st Colonial shareholders have the right under Pennsylvania law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the PBCL. Below is a summary of the rights of dissenting shareholders, which is qualified in its entirety by reference to Annex C. Annex C sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, you should read carefully the summary below and the full text of the law set forth in Annex C.
In the discussion of dissenters’ rights, the term “fair value” means the value of a share of 1st Colonial common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger. Before the effective date of the merger, 1st Colonial shareholders should send any written notice or demand required in order to exercise dissenters’ rights to 1st Colonial Bancorp, Inc., 1000 Atrium Way, Suite 200, Mount Laurel, New Jersey 08054 (Attn: Mary Kay Shea, Secretary of 1st Colonial Bancorp, Inc.).
After the effective date of the merger, all dissenters should send any correspondence to Mid Penn Bancorp, Inc., 2407 Park Drive, Harrisburg, Pennsylvania 17110 (Attn: Investor Relations).
Notice of Intention to Dissent
If you wish to dissent from the merger, you must do the following:
•
Prior to the vote on the merger agreement at the 1st Colonial special meeting, file with 1st Colonial a written notice of your intention to demand payment of the fair value of your shares of common stock if the merger is completed;

•
Make no change in your beneficial ownership of the common stock with respect to which you are dissenting from the date you give notice of your intention to demand fair value of your shares through the day of the merger; and

•
Not vote your shares of common stock with respect to which you are dissenting in favor of adoption of the merger agreement at the special meeting.

Simply voting against the proposed merger, whether in person or by proxy, will not constitute notice of your intention to dissent. Further, if you submit a proxy, but do not indicate how you wish to vote, your shares will be voted in favor of the adoption and approval of the merger, and your right to dissent will be lost.
Notice to Demand Payment
If the merger is adopted by the required vote of 1st Colonial shareholders, 1st Colonial will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to adopt the merger agreement. The notice will state where and when dissenting shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for the shares of common stock for which they dissented in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than thirty (30) days from the date of mailing of the notice.
Failure to Comply with Required Steps to Dissent
You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent, and you will receive the same merger consideration as shareholders who do not dissent.
Payment of Fair Value of Shares
Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, Mid Penn will send each dissenting shareholder who has deposited his, her or its stock certificates, the amount that Mid Penn estimates to be the fair value of the common stock held by such dissenting shareholder. The remittance or notice will be accompanied by:
•
a closing balance sheet and statement of income of 1st Colonial for the fiscal year ending not more than sixteen (16) months before the date of remittance or notice, together with the latest available interim financial statements;

•
a statement of Mid Penn’s estimate of the fair value of 1st Colonial’s common stock; and

•
a notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares
If a dissenting shareholder believes that the amount stated or remitted by Mid Penn is less than the fair value of their common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of such common stock to Mid Penn within thirty (30) days after Mid Penn mails its remittance. If the dissenting shareholder does not file its estimated fair value within thirty (30) days after the mailing by Mid Penn of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by Mid Penn.
Valuation Proceedings
If any demands for payment remain unsettled within sixty (60) days after the latest to occur of:
•
the effective date of the merger;

•
timely receipt by 1st Colonial of any demands for payment; or

•
timely receipt by Mid Penn of any estimates by dissenters of the fair value,

•
then Mid Penn may file an application in the Court of Common Pleas requesting that the court determine the fair value of the common stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If Mid Penn were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against Mid Penn, may file an application in the name of Mid Penn at any time within the thirty (30)-day period after the expiration of the sixty (60)-day period and request that the Court of Common Pleas determine the fair value of the shares. The fair value determined by the Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than Mid Penn’s estimate of the fair value of their common stock and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court of Common Pleas finds fair and equitable.
Mid Penn intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then Mid Penn will file an application requesting that the fair value of the 1st Colonial common stock, as the case may be, be determined by the Court of Common Pleas.
Cost and Expenses
The costs and expenses of any valuation proceedings performed by the Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against Mid Penn, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.
1st Colonial shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN SUBCHAPTER D OF CHAPTER 15 OF THE PBCL REGARDING DISSENTERS’ RIGHTS WILL CONSTITUTE A WAIVER OF THOSE RIGHTS. SHAREHOLDERS MAY WISH TO CONSULT INDEPENDENT COUNSEL BEFORE EXERCISING DISSENTERS’ RIGHTS.
Income Tax Consequences
The exercise of dissenters’ rights may result in taxable income to you. Neither Mid Penn nor 1st Colonial has obtained a tax opinion regarding the tax consequences of a shareholder exercising their dissenters’ rights. Accordingly, those who wish to exercise their dissenters’ rights should consult their own tax advisors regarding the tax consequences of such an election. See “Material United States Federal Income Tax Consequences of the Merger” on page 71.

LEGAL MATTERS
The validity of the Mid Penn common stock to be issued in connection with the merger will be passed upon for Mid Penn by Holland & Knight. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Mid Penn by Holland & Knight and for 1st Colonial by Stradley Ronon.

EXPERTS
The consolidated financial statements of Mid Penn Bancorp, Inc. as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024 and the effectiveness of internal control over financial reporting as of December 31, 2024 incorporated in this registration statement by reference from the Mid Penn Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 2024 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Mid Penn has filed with the SEC a registration statement under the Securities Act, that registers the issuance of the shares of Mid Penn common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Mid Penn and a proxy statement for 1st Colonial shareholders. The registration statement, including this proxy statement/prospectus and the attached annexes, exhibits and schedules, contains additional relevant information about Mid Penn and Mid Penn common stock.
Mid Penn also files reports, proxy statements, and other information with the SEC under the Exchange Act. The SEC maintains an internet website that contains reports, proxy statements, and other information about issuers, such as Mid Penn, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Mid Penn with the SEC are also available at Mid Penn’s website at https://midpennbank.com. The web addresses of the SEC and Mid Penn are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.
1st Colonial is not subject to the informational reporting requirements of the Exchange Act. Therefore, 1st Colonial does not file and is not required to file reports, proxy statements and other informational statements pursuant to the Exchange Act with the SEC or the FDIC. 1st Colonial Bank, a wholly owned subsidiary of 1st Colonial, does file unaudited, periodic reports of income and condition, or call reports, with the FDIC. 1st Colonial Bank’s call reports can be accessed through the Federal Financial Institutions Examination Council (“FFIEC”), or FFIEC’s, website (https://cdr.ffiec.gov/public/). Reference to the call reports is for informational purposes only, and such call reports are not incorporated by reference into this proxy statement/prospectus.
The SEC allows Mid Penn to incorporate by reference information in this proxy statement/prospectus. This means that Mid Penn can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that Mid Penn previously filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed according to SEC rules). They contain important information about Mid Penn and its financial condition.
Mid Penn SEC Filings	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed on March 13, 2025
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2025, filed on May 8, 2025 Quarterly period ended June 30, 2025, filed on August 7, 2025 Quarterly period ended September 30, 2025, filed on November 6, 2025
Current Reports on Form 8-K	Filed January 22, 2025 (only with respect to Item 8.01), filed January 24, 2025, filed March 28, 2025, filed April 2, 2025, filed April 23, 2025 (only with respect to Item 8.01), filed April 24, 2025, filed May 1, 2025, filed May 13, 2025, filed July 23, 2025 (only with respect to Item 8.01), filed August 26, 2025, filed September 24, 2025 (only with respect to Item 8.01), filed September 25, 2025, filed October 22, 2025 (only with respect to Item 8.01), filed October 24, 2025
Current Reports on Form 8-K/A	Filed July 11, 2025 and filed July 25, 2025
Definitive Proxy Statement on Schedule 14A	Filed on March 28, 2025
Description of Mid Penn Common Stock	Filed as Exhibit 4.1 to Mid Penn’s Registration Statement on Form S-4 filed on January 17, 2025

In addition, Mid Penn incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the 1st Colonial’s special meeting, provided that Mid Penn is not incorporating by reference any information furnished to, but not filed with, the SEC.
Except where the context otherwise indicates, Mid Penn has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Mid Penn, and 1st Colonial has supplied all information contained in this proxy statement/prospectus relating to 1st Colonial.
Documents incorporated by reference are available from Mid Penn without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Mid Penn at the following address and phone number:
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, Pennsylvania 17110
Attention: Investor Relations
Telephone: (866) 642-7736
1st Colonial shareholders requesting documents must do so by February 4, 2026 to receive them before the 1st Colonial special meeting. 1st Colonial shareholders will not be charged for any of these documents that you request. If you request any incorporated documents from Mid Penn, Mid Penn will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
Neither Mid Penn nor 1st Colonial has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
MID PENN BANCORP, INC.
AND
1st COLONIAL BANCORP, INC.
dated as of
September 24, 2025

A-i

A-ii

A-iii

Exhibit A Form of 1st Colonial Affiliate Letter
Exhibit B Form of Bank Plan of Merger

A-iv

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September   , 2025, is made by and between Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”), and 1st Colonial Bancorp, Inc., a Pennsylvania corporation (“1st Colonial”). Certain capitalized terms have the meanings given to them in Article I.
RECITALS
1.   The Board of Directors of each of Mid Penn and 1st Colonial (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, shareholders and other constituencies and (ii) has approved and adopted this Agreement;
2.   In accordance with the terms of this Agreement, 1st Colonial will merge with and into Mid Penn (the “Merger”), so that Mid Penn is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;
3.   Each of the directors and executive officers of 1st Colonial has executed a letter agreement, in the form attached hereto as Exhibit A, dated as of the date hereof (the “1st Colonial Affiliate Letter”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of 1st Colonial Common Stock he or she has the sole power to vote or direct the voting thereof in favor of the approval of this Agreement and the transactions contemplated hereby;
4.   The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” (within the meaning of United States Treasury regulations section 1.368-2(g)) for purposes of Sections 354 and 361 of the Code; and
5.   The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1.   Certain Definitions.
As used in this Agreement, the following capitalized terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement). Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.
“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.
“Agreement” means this agreement, together with the Exhibits, the 1st Colonial Disclosure Schedule and the Mid Penn Disclosure Schedule, and any amendments hereto.
“Bank Merger” shall mean the merger of 1st Colonial Bank with and into Mid Penn Bank, with Mid Penn Bank as the surviving institution as contemplated by Section 2.7.
“Bank Plan of Merger” shall have the meaning set forth in Section 2.7.
“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC, the PDB and the NJDB, that regulates Mid Penn Bank or 1st Colonial Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.
“Book-Entry Shares” shall have the meaning set forth in Section 3.2(a)(2).
“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.
“Cash Consideration” shall have the meaning set forth in Section 3.1(c)(1).
“Cash Conversion Number” shall have the meaning set forth in Section 3.4(a).
“Cash Election” shall have the meaning set forth in Section 3.1(c)(1).
“Cash Election Number” shall have the meaning set forth in Section 3.4(b)(i).
“Cash Election Shares” shall have the meaning set forth in Section 3.1(c)(1).
“Certificates” or “1st Colonial Certificates” shall mean certificates evidencing shares of 1st Colonial Common Stock. Any reference to “Certificates” or “1st Colonial Certificates” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of 1st Colonial Common Stock.
“Claim” shall have the meaning set forth in Section 7.9(a).
“Closing” shall have the meaning set forth in Section 2.2(a).
“Closing Date” shall have the meaning set forth in Section 2.2(a).
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.
“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.
“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1.
“CRA” shall have the meaning set forth in Section 4.11(a).
“Dissenting Shareholder” shall have the meaning set forth in Section 3.3.
“Dissenting Shares” shall have the meaning set forth in Section 3.3.
“Effective Time” shall have the meaning set forth in Section 2.2(a).
“Election” shall have the meaning set forth in Section 3.2(a)(1)(a).
“Election Deadline” shall have the meaning set forth in Section 3.2(a)(1)(d).
“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall mean a bank or trust company or other agent mutually agreed upon by Mid Penn and 1st Colonial, which shall act as agent for Mid Penn in connection with the exchange procedures for exchanging certificates for shares of 1st Colonial Common Stock for certificates for shares of Mid Penn Common Stock as provided in Article III.
“Exchange Fund” shall have the meaning set forth in Section 3.2(a)(2).
“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).
“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.
“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh with regard to Mid Penn Bank and the Federal Home Loan Bank of New York with regard to 1st Colonial Bank.
“Form of Election” shall have the meaning set forth in Section 3.2(a)(1)(b).
“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia.
“1st Colonial” shall mean 1st Colonial Bancorp, Inc., a Pennsylvania corporation, with its principal offices located at 1000 Atrium Way, Suite 200, Mount Laurel, NJ 08054. References to 1st Colonial shall mean 1st Colonial on a consolidated basis unless the context clearly indicates otherwise.
“1st Colonial Acquisition Proposal” shall have the meaning set forth in Section 6.8(a).
“1st Colonial Acquisition Transaction” shall have the meaning set forth in Section 6.8(a).
“1st Colonial Affiliate Letters” shall have the meaning set forth in the Recitals.
“1st Colonial Bank” shall mean 1st Colonial Community Bank, a New Jersey-chartered bank, with its principal offices located at 1040 Haddan Avenue, Collingswood, NJ 08108, which is a wholly-owned subsidiary of 1st Colonial.
“1st Colonial Benefit Plans” shall have the meaning set forth in Section 4.12(a).
“1st Colonial Common Stock” shall mean the common stock, $0 par value per share, of 1st Colonial.
“1st Colonial Continuing Employee” shall have the meaning set forth in Section 7.8(b).
“1st Colonial Disclosure Schedule” shall mean a written disclosure schedule delivered by 1st Colonial to Mid Penn specifically referring to the appropriate section of this Agreement.
“1st Colonial Financial Statements” shall mean (i) the audited consolidated financial statements of 1st Colonial as of December 31, 2024, and for the two (2) years ended December 31, 2023 and December 31, 2022, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of 1st Colonial as of the end of each calendar quarter following December 31, 2024 and for the periods then ended, including the notes thereto.
“1st Colonial 401(k) Plan” shall have the meaning set forth in Section 6.14(b).
“1st Colonial Intellectual Property” means, collectively, all 1st Colonial Owned Intellectual Property and Licensed Intellectual Property.
“1st Colonial IT Assets” means any and all IT Assets owned, leased or licensed (or purported to be owned, leased or licensed) by 1st Colonial or any of the 1st Colonial Subsidiaries.
“1st Colonial Material Contracts” shall have the meaning set forth in Section 4.8(c).

“1st Colonial Nominee” shall have the meaning set forth in Section 7.13.
“1st Colonial Option” shall have the meaning set forth in Section 3.1(e)(1).
“1st Colonial Owned Intellectual Property” means Intellectual Property owned or purported to be owned by 1st Colonial or any of the 1st Colonial Subsidiaries, including the Registered Intellectual Property, 1st Colonial Products, and Software owned by 1st Colonial or any of the 1st Colonial Subsidiaries.
“1st Colonial Permitted Liens” shall have the meaning set forth in Section 4.9(a).
“1st Colonial Products” means all products or services (including any websites, mobile applications, firmware or other Software) owned (or purported to be owned), developed (or currently being developed) or otherwise made available at any time by or on behalf of 1st Colonial or any of the 1st Colonial Subsidiaries.
“1st Colonial Recommendation” shall have the meaning set forth in Section 8.1.
“1st Colonial Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).
“1st Colonial Regulatory Reports” means the Call Reports of 1st Colonial Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2024, through the Closing Date, and all reports filed with the NJDB or FRB by 1st Colonial or 1st Colonial Bank from December 31, 2024 through the Closing Date.
“1st Colonial Representatives” shall have the meaning set forth in Section 6.8(a).
“1st Colonial RSU” shall have the meaning set forth in Section 3.1(e).
“1st Colonial Shareholders’ Meeting” shall have the meaning set forth in Section 8.1.
“1st Colonial Stock Plan” means the 1st Colonial Bancorp, Inc. 2020 Equity Incentive Plan, the 1st Colonial Bancorp, Inc. 2013 Outside Director Plan and the 1st Colonial Bancorp, Inc. 2013 Employee Stock Option Plan.
“1st Colonial Subsequent Determination” shall have the meaning set forth in Section 6.8(e).
“1st Colonial Subsidiary” means any subsidiary of 1st Colonial as defined in Rule 1-02(x) of Regulation S-X promulgated by the SEC or the BHCA.
“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.
“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.
“Holder” shall have the meaning set forth in Section 3.4.
“Indemnified Parties” shall have the meaning set forth in Section 7.9(a).
“Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, internet and mobile account names, including social media names, “tags,” or “handles,” logos, symbols, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including Software, databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights, rights of publicity, or similar proprietary rights throughout the world, including causes of action, damages and remedies for past, present and future infringements, misappropriations or other violations thereof and rights of protection of an interest therein under the laws of any jurisdiction.
“IRS” shall mean the United States Internal Revenue Service, a bureau of the United States Department of Treasury.
“IT Assets” means the computer systems (including computers, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines, software, hardware, information technology systems, data processing systems, databases, data repositories, cloud services and other systems, equipment and infrastructure) that are owned, leased, licensed or otherwise used by or on behalf of 1st Colonial in or necessary to the conduct of 1st Colonial’s business.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means actual knowledge of that Person. Use in this Agreement of “know,” “knows,” or “known” shall in each case mean having “Knowledge.”
“Letter of Transmittal” shall have the meaning set forth in Section 3.2(a)(3).
“Licensed Intellectual Property” means all Intellectual Property owned by a third party that is licensed to 1st Colonial or any of the 1st Colonial Subsidiaries.
“Liens” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.
“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” “malware,” (in each case, as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.
“Mailing Date” shall have the meaning set forth in Section 3.2(a)(1)(c).
“Material Adverse Effect” shall mean, with respect to Mid Penn or 1st Colonial, respectively, any event, circumstance, change, condition, development or occurrence that either individually or in the aggregate, has had or would reasonably be expected to have an effect that (i) is material and adverse to the assets, liabilities, financial condition, results of operations, properties or business of Mid Penn and the Mid Penn Subsidiaries taken as a whole, or 1st Colonial and the 1st Colonial Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either 1st Colonial, on the one hand, or Mid Penn, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the timely consummation of the transactions contemplated by this Agreement; provided that, with respect to clause (i) above, “Material Adverse Effect” shall not be deemed to include the impact of the following on the assets, liabilities, business, properties, financial condition or results of operations of the parties and their respective subsidiaries: (a) changes in laws and regulations after the date hereof affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes, after the date hereof, in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies (and, in either case, any authoritative interpretations thereof) that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of the 1st Colonial Subsidiaries or Mid Penn Subsidiaries, as applicable) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby or which are otherwise required by the terms hereof; (d) the announcement of this Agreement and the transactions contemplated hereby and the impact thereof on relationships with customers, vendors or employees, and compliance with this Agreement, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national or international political or social conditions, including any outbreak or escalation of major hostilities or any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States, declarations of any national or global epidemic, pandemic or disease outbreak or the material worsening of such conditions threatened or existing as of the date of this Agreement that do not have a materially disproportionate impact on such party and its subsidiaries, taken as a whole, as compared to other companies in the banking and financial services industry; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other companies in the banking and financial services industry; (g) changes in the trading price or trading volume of either party’s common stock; (h) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, unless such facts are otherwise included in an exception set forth herein); or (i) changes in the banking industry after the date hereof, including changes in prevailing interest rates, credit availability and liquidity, that do not have a materially disproportionate impact on such party.
“Materially Burdensome Regulatory Condition” shall have the meaning set forth in Section 9.1(c).
“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.
“Maximum Amount” shall have the meaning set forth in Section 7.9(c).
“Merger” shall have the meaning set forth in the Recitals to this Agreement.
“Merger Consideration” shall have the meaning set forth in Section 3.1(c).
“Mid Penn” shall mean Mid Penn Bancorp, Inc., a Pennsylvania corporation, with its principal executive offices located at 2407 Park Drive, Harrisburg, Pennsylvania 17110. References to Mid Penn shall mean Mid Penn on a consolidated basis unless the context clearly indicates otherwise.
“Mid Penn Bank” shall mean Mid Penn Bank, a Pennsylvania banking institution, with its principal offices located at 349 Union Street, Millersburg, Pennsylvania 17061, which is a wholly owned subsidiary of Mid Penn.
“Mid Penn Benefit Plans” shall have the meaning set forth in Section 5.12(a).
“Mid Penn Common Stock” shall mean the common stock, par value $1.00 per share, of Mid Penn.
“Mid Penn Contract” shall have the meaning set forth in Section 5.8(a).
“Mid Penn Disclosure Schedule” shall mean a written disclosure schedule delivered by Mid Penn to 1st Colonial specifically referring to the appropriate sections of this Agreement.
“Mid Penn Excluded Benefit Plans” shall mean any Mid Penn defined benefit pension plan, any Mid Penn equity compensation plan and those Mid Penn Benefit Plans identified on Mid Penn Disclosure Schedule 7.8(b).
“Mid Penn Financial Statements” shall mean (i) the audited consolidated financial statements of Mid Penn as of December 31, 2024, and for the two (2) years ended December 31, 2024 and December 31, 2023, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Mid Penn as of the end of each calendar quarter following December 31, 2024 and for the periods then ended, including the notes thereto.
“Mid Penn 401(k) Plan” shall have the meaning set forth in Section 6.14(b).
“Mid Penn Owned Shares” shall have the meaning set forth in Section 3.1(b).
“Mid Penn Regulatory Agreement” shall have the meaning set forth in Section 5.11(c).
“Mid Penn Regulatory Reports” means the Call Reports of Mid Penn Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31,

2024, through the Closing Date, and all reports filed with the PDB or FRB by Mid Penn or Mid Penn Bank from December 31, 2024 through the Closing Date.
“Mid Penn SEC Reports” shall have the meaning set forth in Section 5.17.
“Mid Penn Stock Plans” shall have the meaning set forth in Section 5.2(a).
“Mid Penn Subsidiary” means any subsidiary of Mid Penn as defined in Rule 1-02(x) of Regulation S-X promulgated by the SEC or the BHCA.
“Mid Penn Termination Fee” shall have the meaning set forth in Section 10.2(c).
“Nasdaq” shall mean The NASDAQ Stock Market, LLC.
“NJDB” means the New Jersey Department of Banking and Insurance.
“Non-Election Shares” shall have the meaning set forth in Section 3.1(c)(3).
“Notice of Superior Proposal” shall have the meaning set forth in Section 6.8(e).
“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.
“Open Source Software” means any Software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (iii) under a license that (A) requires source code or derivative works based on such Software to be made publicly available under the same license or (B) prohibits the receipt of consideration in connection with sublicensing or distributing such software.
“Option Merger Consideration” shall have the meaning set forth in Section 3.1(e)(1).
“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.
“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.
“PDB” shall mean the Pennsylvania Department of Banking and Securities.
“PDS” shall mean the Pennsylvania Department of State.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.
“Personal Data” means any and all information that (i) alone or in combination with other information held by a party or any of the 1st Colonial Subsidiaries can reasonably be used to identify an individual person, household, device or browser, or (ii) is defined as “personally identifiable information,” “personal information,” “personal data” or any term similar to any of the foregoing under applicable Privacy and Security Requirements.
“Privacy and Security Laws” means all applicable laws (including common law), statute, legislation, constitution, principle of common law, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator or Governmental Entity, including without limitation laws relating to privacy, data security, data protection, data transfer, data disposal, breach notification, telephone and text message communications, online tracking, and marketing by email or other channels, in all relevant jurisdictions. This includes but is not limited to U.S. state comprehensive and financial privacy laws, federal privacy laws and regulations (including but not limited to the Gramm-Leach-Bliley Act, Fair Credit Reporting Act, etc.), Federal Financial Institutions Examination Council IT Handbooks, and digital marketing practices subject to laws such as the CAN-SPAM Act and Telephone Consumer Protection Act.

“Privacy and Security Requirements” means, in connection with the collection, storage, use, security, disclosure or disposal of any Personal Data by or on behalf of 1st Colonial, all (a) applicable Privacy and Security Laws, (b) contractual commitments of a party or any of the 1st Colonial Subsidiaries, (c) publicly-facing statements, policies, or procedures adopted by a party or any of the 1st Colonial Subsidiaries, (d) internal privacy and security policies and procedures, and (e) industry and self-regulatory standards and codes of conduct to which a party or any of the 1st Colonial Subsidiaries is bound, including, as applicable, the Payment Card Industry Data Security Standard, in each of clause (a) through (e) of this definition, regarding privacy, cybersecurity, data security or artificial intelligence.
“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).
“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity, Internet domain name registrar, or social media platform.
“Registered Intellectual Property” means all 1st Colonial Owned Intellectual Property that is Registered.
“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Mid Penn Common Stock to be offered to holders of 1st Colonial Common Stock in connection with the Merger.
“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.
“Relevant Group” shall mean any affiliated, consolidated, combined, unitary or similar group.
“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.
“SEC” shall mean the Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Shortfall Number” shall have the meaning set forth in Section 3.4(b)(ii).
“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all material documentation relating thereto.
“Statement of Merger” shall mean the statement of merger to be executed by Mid Penn and 1st Colonial and filed with the PDS in accordance with the laws of the Commonwealth of Pennsylvania.
“Stock Consideration” shall have the meaning set forth in Section 3.1(c)(2).
“Stock Election” shall have the meaning set forth in Section 3.1(c)(2).
“Stock Election Shares” shall have the meaning set forth in Section 3.1(c)(2).
“Superior Proposal” shall have the meaning set forth in Section 6.8(b).
“Surviving Corporation” shall have the meaning set forth in the Recitals.
“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.
“Tax Return” means any return, declaration or other report (including elections, declarations, schedules, estimates, information and amended returns) with respect to any Taxes.
“Taxing Authority” means any governmental or administrative agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction having jurisdiction with respect to any Tax.
“Termination Date” shall mean September 30, 2026.
“Treasury Regulations” means the regulations issued by the IRS.
“Treasury Stock” shall have the meaning set forth in Section 3.1(b).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Voting Debt” shall have the meaning set forth in Section 4.2(a).
Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.
ARTICLE II
THE MERGER
2.1.   Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time: (i) 1st Colonial shall merge with and into Mid Penn, with Mid Penn as the Surviving Corporation in accordance with the PBCL; and (ii) the separate existence of 1st Colonial shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of 1st Colonial shall be vested in and assumed by Mid Penn in accordance with the applicable laws of the Commonwealth of Pennsylvania. As part of the Merger, each share of 1st Colonial Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.
2.2.   Effective Time; Closing.
(a)   Closing.   The closing (“Closing”) shall occur no later than the later of: (i) the close of business on the tenth (10th) calendar day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), except that Mid Penn may extend such date for up to an additional twenty (20) calendar days by providing written notice to 1st Colonial confirming that all such conditions have been satisfied (or waived) and stating the date on which Closing shall occur (subject to the satisfaction of those conditions that by their terms are to be satisfied at the Closing and absent a material breach of this Agreement by either party prior to such date), or (ii) such other date that may be mutually agreed to in writing by the parties. The Merger shall be effected by the filing of a Statement of Merger with the PDS with a stated effective time of the day of the Closing (the “Closing Date”) in accordance with the PBCL. The “Effective Time” shall mean the time specified in the Statement of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing of the Statement of Merger.
(b)   Time and Place of Closing.   Subject to the provisions of Article IX and Section 2.2(c) hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Mid Penn at 2407 Park Drive, Harrisburg, PA 17110, or by the electronic (PDF) facsimile or overnight courier, exchange of executed documents, at 10:00 a.m., or at such other place or time upon which Mid Penn and 1st Colonial mutually agree.

(c)   Deliveries at Closing.   At or prior to Closing there shall be delivered to Mid Penn and 1st Colonial by electronic delivery the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof. At or prior to the Closing, Mid Penn shall have delivered the Merger Consideration as set forth in Section 3.1 hereof.
2.3.   Articles of Incorporation and Bylaws.
The articles of incorporation and bylaws of Mid Penn as in effect immediately prior to the Effective Time shall remain in effect and shall be the articles of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The articles of incorporation and the bylaws of Mid Penn Bank as in effect immediately prior to the Effective Time of the Bank Merger shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.
2.4.   Directors and Officers.
(a)   Subject to Section 2.4(e), the directors of Mid Penn immediately prior to the Effective Time shall be the directors of Mid Penn, as the Surviving Corporation, after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.
(b)   The officers of Mid Penn immediately prior to the Effective Time shall be the officers of Mid Penn, as the Surviving Corporation, after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly appointed.
(c)   The directors of Mid Penn Bank immediately prior to the Effective Time shall be the directors of Mid Penn Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn Bank, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.
(d)   The officers of Mid Penn Bank immediately prior to the Effective Time shall be the officers of Mid Penn Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn Bank, until their respective successors are duly appointed, and Robert B. White shall be appointed as Senior Executive Vice President, Greater Philadelphia Metro Area Market President and Senior Risk Advisor of Mid Penn Bank.
(e)   Subject to the appointment of the 1st Colonial Nominee in accordance with Section 7.12(a), the directors of Mid Penn immediately prior to the Effective Time shall continue to serve and continue in their capacity as directors in accordance with the articles of incorporation and bylaws of Mid Penn. Mid Penn shall offer all directors of 1st Colonial, other than the 1st Colonial Nominee, a one-year paid advisory board position. Nothing in this Section 2.4(e) shall require the election or appointment of any individual whose election or appointment is prohibited or advised against in writing by any Bank Regulator.
2.5.   Effects of the Merger.
At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the PBCL and this Agreement.
2.6.   Tax Consequences.
It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” (within the meaning of United States Treasury regulations section 1.368-2(g)) for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the

Closing, neither Mid Penn nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Mid Penn and 1st Colonial each hereby agrees to deliver certificates substantially in compliance with IRS published guidance (and including such additional covenants, statements and representations deemed necessary or appropriate by counsel for Mid Penn and 1st Colonial, respectively), with customary exceptions and modifications thereto, at such time or times as may reasonably be requested by counsel, including at the time Mid Penn files such opinions with the SEC as part of the Registration Statement, at any time that Mid Penn exercises its right to change the method of effecting the business combination contemplated by this Agreement (as more fully described below) and at the Closing Date, to enable counsel to execute such legal opinions to be filed with the Registration Statement as required by the SEC or deliver the legal opinions contemplated by Section 9.1(e), which certificates shall be effective as of the date of such opinions. Mid Penn may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that such change shall be subject to the written consent of 1st Colonial which shall not be unreasonably withheld, and no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of 1st Colonial Common Stock as Merger Consideration or the holders of 1st Colonial Options as Option Merger Consideration, (ii) materially impede or delay consummation of the Merger (or such alternate form of business combination), jeopardize or delay receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or cause any condition to Closing set forth in Article IX not to be capable of being fulfilled, (iii) result in any adverse federal or state income tax or other adverse tax consequences to 1st Colonial shareholders as a result of such modification or structure or (iv) require submission to or approval of 1st Colonial’s shareholders after this Agreement has been approved by 1st Colonial’s shareholders. In the event Mid Penn elects to make such a change, the parties agree to execute appropriate documents to reflect the change.
2.7.   Bank Merger.
Mid Penn and 1st Colonial shall cause 1st Colonial Bank to merge (the “Bank Merger”) with and into Mid Penn Bank, with Mid Penn Bank surviving such merger, immediately, or as soon as reasonably practicable, after the Effective Time in accordance with the Bank Plan of Merger, which will be substantially in the Form of Exhibit B attached hereto (the “Bank Plan of Merger”). In addition, immediately, or as soon as reasonably practicable, after the execution and delivery of this Agreement, Mid Penn will cause Mid Penn Bank, and 1st Colonial will cause 1st Colonial Bank, to execute and deliver the Bank Plan of Merger. Each of Mid Penn and 1st Colonial shall approve the Bank Plan of Merger and the Bank Merger as the sole stockholder of Mid Penn Bank and 1st Colonial Bank, respectively, to execute certificates or articles of merger and other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Plan of Merger in accordance with applicable law, or at such other time as shall be provided by applicable law.
ARTICLE III
CONSIDERATION; EXCHANGE PROCEDURES
3.1.   Merger Consideration; Effect on Shares.
At the Effective Time, by virtue of the Merger and without any action on the part of Mid Penn, 1st Colonial or the holders of any of the shares of 1st Colonial Common Stock, the Merger shall be effected in accordance with the following terms:
(a)   Each share of Mid Penn Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
(b)   All shares of 1st Colonial Common Stock held in the treasury of 1st Colonial (“Treasury Stock”), and each share of 1st Colonial Common Stock owned by Mid Penn immediately prior to the Effective Time (if any) (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Mid Penn Owned Shares”) shall, at the Effective Time, cease to exist, and the

Certificates for such shares shall be cancelled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.
(c)   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of 1st Colonial Common Stock (excluding Treasury Stock, Mid Penn Owned Shares and Dissenting Shares pursuant to Section 3.3) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, at the election of the holder thereof and in accordance with the procedures set forth in Section 3.2 and subject to Section 3.4 and Section 3.1(f) and (h), the following:
(1)   For each share of 1st Colonial Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Cash Election”), the right to receive in cash from Mid Penn, without interest, an amount equal to $18.50 (the “Cash Consideration”)(collectively, “Cash Election Shares”);
(2)   for each share of 1st Colonial Common Stock with respect to which an election to receive Mid Penn Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Stock Election”), the right to receive from Mid Penn the number of shares of Mid Penn Common Stock equal to the Exchange Ratio (the “Stock Consideration”) (collectively, the “Stock Election Shares”); and
(3)   for each share of 1st Colonial Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2 (collectively, “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as determined in accordance with Section 3.4.
For purposes of this Agreement: (x) “Exchange Ratio” means 0.6945 of Mid Penn Common Stock; and (y) Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”
(d)   After the Effective Time, shares of 1st Colonial Common Stock shall be no longer outstanding and shall automatically be cancelled and shall cease to exist, and shall represent thereafter by operation of this section only the right to receive the Merger Consideration as set forth in this Article III and, if applicable, any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by 1st Colonial on such shares of 1st Colonial Common Stock in accordance with this Agreement on or prior to the Effective Time.
(e)   The number of shares of 1st Colonial Common Stock to be converted into the right to receive the Stock Consideration shall be equal to sixty percent (60%) of the number of shares of 1st Colonial Common Stock outstanding immediately prior to the Effective Time and the number of shares of 1st Colonial Common Stock to be converted into the right to receive the Cash Consideration shall be equal to forty percent (40%) of the number of shares of 1st Colonial Common Stock outstanding immediately prior to the Effective Time. In the event that the foregoing clauses of this Section 3.1 and the election procedures set forth in Section 3.2 result in less or more than such percentages, then pro rata adjustments will be made in accordance with the procedures set forth in Section 3.4.
(f)   Notwithstanding Section 3.1(e), if either of the tax opinions referred to in Section 9.1(e) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Mid Penn shall reduce the Cash Consideration and increase the Stock Consideration to the minimum extent necessary to enable the relevant tax opinions to be rendered.
(g)   Treatment of 1st Colonial Equity Awards.
(1)   At the Effective Time, each option granted by 1st Colonial to purchase shares of 1st Colonial Common Stock (the “1st Colonial Option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and converted into the right to receive a single lump sum cash payment by Mid Penn, equal to the product of (i) the number of shares of 1st Colonial Common Stock subject to such 1st Colonial Option immediately prior to the Effective Time, and (ii) the excess, if any, of (A) $18.50 over (B) the exercise price per share of such 1st Colonial Option (the “Option Merger Consideration”), less any applicable Taxes required to be withheld with respect to such payment in accordance with Section 3.2(e) and less all applicable payroll deductions. If the exercise price per share of any such 1st Colonial Option is equal to or greater than $18.50, such 1st Colonial Option shall be canceled at the Effective Time without any cash payment being made in respect thereof. The Option Merger Consideration (less all applicable payroll deductions and Tax withholdings) shall be paid on the first or second payroll date after the Closing Date. Ten (10) days prior to the Closing Date, 1st Colonial shall accelerate the vesting of all unvested 1st Colonial Options that are then outstanding, and shall provide the holders of all 1st Colonial Options with notice of their right to exercise such 1st Colonial Options at any time prior to the Effective Time and the consequences of not exercising their 1st Colonial Options prior to the Effective Time.
(2)   1st Colonial shall take all actions necessary, such that (i) within five days prior to the Closing Date, (a) any vesting restrictions on each then outstanding restricted stock unit granted by 1st Colonial (a “1st Colonial RSU”) under a 1st Colonial Stock Plan shall automatically lapse, (b) each then outstanding 1st Colonial RSU shall be cancelled at the time of such acceleration and settled (with one share of 1st Colonial Common Stock being issued in settlement of each 1st Colonial RSU then being settled), provided, that the number of shares of 1st Colonial Common Stock issued in settlement of any such 1st Colonial RSU shall be net of any applicable Tax withholding obligations in accordance with appliable law and (c) all accrued but unpaid dividend equivalents on the 1st Colonial RSUs settled pursuant to the preceding clause (b) have been paid to the holder of such 1st Colonial RSU (less all applicable Tax withholdings and payroll deductions) and (ii) on the Closing Date, no 1st Colonial RSUs shall be outstanding.
(3)   At or prior to the Effective Time, 1st Colonial, the 1st Colonial Board of Directors and/or its compensation committee, as applicable, shall adopt any resolutions, effective and contingent on the Closing, and take any actions that are necessary to (i) effectuate the provisions of this Section 3.1(g), (ii) terminate the 1st Colonial Stock Plans effective as of the Effective Time and (iii) ensure that following the Effective Time, no Person by virtue of holding any 1st Colonial RSUs or any 1st Colonial Option, shall have any rights with respect thereto other than as specifically provided in this Section 3.1(g).
(h)   In the event Mid Penn changes the number of shares of Mid Penn Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, split up, readjustment or similar capitalization change and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted to give 1st Colonial and the holders of 1st Colonial Common Stock the same economic effect as contemplated by this Agreement prior to such events. In addition, in the event Mid Penn enters into an agreement pursuant to which shares of Mid Penn Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of 1st Colonial Common Stock entitled to receive shares of Mid Penn Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.
(i)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Mid Penn Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Mid Penn Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Mid Penn. In lieu of the issuance of any such fractional share, Mid Penn shall pay to each former holder of 1st Colonial Common Stock who otherwise would be entitled to receive a fractional share of Mid Penn Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of the fractional share interest to which such holder would otherwise be entitled by $18.50. For purposes of determining any fractional share interest, all shares of 1st Colonial Common Stock owned by a 1st Colonial shareholder shall be combined so as to calculate the maximum number of whole shares of Mid Penn Common Stock issuable to such 1st Colonial shareholder. The parties acknowledge that the payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares. This Section 3.1(g) shall apply mutatis mutandis to Section 3.1(e)(2).
3.2.   Procedures for Exchange of 1st Colonial Common Stock.
(a)   Election and Exchange Procedures.
(1)   Each holder of record (“Holder”) of shares of 1st Colonial Common Stock shall have the right, subject to the limitations set forth in this Article III to submit an election in accordance with the following procedures:
a.   Each Holder may specify in a request made in accordance with the provisions of this Section 3.2(a) (herein called an “Election”) (x) the number of shares of 1st Colonial Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of shares of 1st Colonial Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.
b.   Mid Penn shall prepare a form reasonably acceptable to 1st Colonial (the “Form of Election”) which shall be mailed to 1st Colonial’s shareholders entitled to vote at the 1st Colonial Shareholders’ Meeting, as well as to holders of 1st Colonial Options and 1st Colonial RSUs, so as to permit 1st Colonial shareholders to exercise their right to make an Election prior to the Election Deadline.
c.   The Form of Election shall be mailed to each Holder not more than forty-five (45) nor less than thirty (30) calendar days prior to the anticipated Effective Time or on such date as 1st Colonial and Mid Penn shall mutually agree (the “Mailing Date”).
d.   Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date that is the twenty-fifth (25th) calendar day following the Mailing Date (the “Election Deadline”), a Form of Election properly completed and signed.
e.   Any 1st Colonial stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Mid Penn, after consultation with the Exchange Agent, shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of 1st Colonial Common Stock, such Election shall be deemed to be not in effect, and the shares of 1st Colonial Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.
f.   All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Mid Penn or 1st Colonial that this Agreement has been terminated in accordance with Article X.
(2)   Five (5) days prior to the Effective Time, or as soon as practical prior to the Effective Time, Mid Penn shall (A) deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of 1st Colonial Common Stock, an amount of cash sufficient to pay the aggregate Cash Consideration, cash necessary to make payments of any dividends or distributions with a record date occurring on or after the Effective Time with respect to the Merger Consideration (without any interest on any such dividends or distributions) and cash for fractional shares pursuant to Section 3.1(g)) and (B) provide the Exchange Agent with the irrevocable authorization to issue such cash and sufficient shares of Mid Penn Common Stock in book entry form (“Book-Entry Shares”) (such cash and Book-Entry Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).
(3)   Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, Mid Penn shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of 1st Colonial Common Stock a notice advising such holders of the effectiveness of the Merger, including a form of letter of transmittal in a form reasonably satisfactory to Mid Penn and 1st Colonial (“Letter of Transmittal”) containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration and cash for any fractional shares of Mid Penn Common Stock which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon (i) with respect to shares evidenced by Certificates, proper delivery to the Exchange Agent of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto, and (ii) with respect to book-entry shares, proper delivery of an “agent’s message” regarding the book-entry transfer of book-entry shares (or such other evidence (if any) of the transfer as the Exchange Agent may reasonably request). Upon surrender to the Exchange Agent of a Certificate or book-entry shares for cancellation together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate or book-entry shares shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, a certificate, or at the election of Mid Penn, a statement reflecting shares issued in book-entry form, representing the Stock Consideration to which such holder is entitled pursuant to this Article III, plus a check for the Cash Consideration plus any amounts due for fractional shares pursuant to Section 3.1(g), any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(a)(1) and the Certificate or book-entry share so surrendered shall forthwith be cancelled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates or book-entry shares.
(b)   Rights of Certificate Holders after the Effective Time.   The holder of a Certificate that prior to the Merger represented issued and outstanding 1st Colonial Common Stock shall have no rights, after the Effective Time, with respect to such 1st Colonial Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Mid Penn Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without any interest thereon, any such dividends or other distributions with a record date after the Effective Time, which theretofore had become payable with respect to shares of Mid Penn Common Stock represented by such Certificate.
(c)   Surrender by Persons Other than Record Holders.   If the Person surrendering a Certificate and signing the accompanying Letter of Transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the Letter of Transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
(d)   Closing of Transfer Books.   From and after the Effective Time, there shall be no transfers on the stock transfer books of 1st Colonial of the shares of 1st Colonial Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, 1st Colonial Certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.
(e)   Withholding.   The Exchange Agent, Mid Penn, 1st Colonial and their respective Affiliates will be entitled to deduct and withhold from the Cash Consideration, any cash in lieu of fractional shares of Mid Penn and any other amounts or property otherwise payable or distributable to any holder of 1st Colonial Common Stock or Person pursuant to this Agreement (including with respect to any 1st Colonial Option and any 1st Colonial RSU) such amounts as Mid Penn, the Exchange Agent, 1st Colonial and their respective Affiliates are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are so properly withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.
(f)   Return of Exchange Fund.   At any time following the twelve (12) month period after the Effective Time, Mid Penn shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Mid Penn (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Mid Penn nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.
(g)   Lost, Stolen or Destroyed Certificates.   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Mid Penn, the posting by such Person of a bond in such amount as Mid Penn may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.
(h)   Mid Penn, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election or the Letters of Transmittal and compliance by any 1st Colonial shareholder with the election and exchange procedures set forth herein, (B) the issuance and delivery of shares of Mid Penn Common Stock into which shares of 1st Colonial Common Stock are converted in the Merger and (C) the method of payment of cash in lieu of fractional shares of Mid Penn Common Stock.
(i)   Reservation of Shares.   Mid Penn shall reserve for issuance a sufficient number of shares of Mid Penn Common Stock for the purpose of issuing shares of Mid Penn Common Stock to the 1st Colonial shareholders in accordance with this Article III.
3.3.   Dissenting Shareholders.
Pursuant to the PBCL, the holders of 1st Colonial Common Stock shall be entitled to exercise dissenters’ rights. Each outstanding share of 1st Colonial Common Stock, the holder of which has perfected his, her or its right to dissent under Subchapter D of Chapter 15 of the PBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Subchapter D of Chapter 15 of the PBCL. 1st Colonial shall give Mid Penn prompt notice upon receipt by 1st Colonial of any such demands for payment of the fair value of such shares of 1st Colonial Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Mid Penn shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. 1st Colonial shall not, except with the prior written consent of Mid Penn, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the PBCL. Any payments made in respect of Dissenting Shares shall be made by Mid Penn. If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his, her, or it’s right to such payment at or before the Effective Time, such holder’s shares of 1st Colonial Common Stock shall no longer be “Dissenting Shares”, and shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his, her or it’s right to such payment after the Effective Time, each share of 1st Colonial Common Stock of such holder shall be entitled to receive the Merger Consideration.
3.4.   Proration.
(a)   Notwithstanding any other provision contained in this Agreement, the total number of shares of 1st Colonial Common Stock to be entitled to receive the Cash Consideration pursuant to Section 3.1(c)(1) shall be equal to the product (rounded down to the nearest whole share) of (i) 0.40 and (ii) the total number of shares of 1st Colonial Common Stock issued and outstanding immediately prior to the Effective Time (excluding the shares of 1st Colonial Common Stock to be cancelled as provided in Section 3.1(b)) (the “Cash Conversion Number”). All other shares of 1st Colonial Common Stock (excluding the shares of 1st Colonial Common Stock to be cancelled as provided in Section 3.1(b)) shall be converted into the right to receive the Stock Consideration.
(b)   Promptly (and in any event no later than five (5) business days) after the Effective Time, Mid Penn shall cause the Exchange Agent to effect the allocation among Holders (as defined below) of rights to receive the Cash Consideration and the Stock Consideration as follows:
(i)   If the aggregate number of shares of 1st Colonial Common Stock (including shares of 1st Colonial Common Stock issued prior to the Effective Time for 1st Colonial Option exercises and the vesting of 1st Colonial RSUs) with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each Holder will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such Holder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such Holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and
(ii)   If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:
(A)   If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such Holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such Holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or
(B)   If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each Holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such Holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such Holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF 1ST COLONIAL
1st Colonial represents and warrants to Mid Penn that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except (i) as set forth in the 1st Colonial Disclosure Schedules delivered by 1st Colonial to Mid Penn on the date hereof (it being understood that the mere inclusion of an item in the 1st Colonial Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by 1st Colonial that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect). Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by 1st Colonial and nothing in this Agreement shall require such disclosure. References to the Knowledge of 1st Colonial shall mean to the Knowledge of those Persons identified in 1st Colonial Disclosure Schedule 4.0.
4.1.   Organization.
(a)   1st Colonial is a corporation duly organized and subsisting under the laws of the Commonwealth of Pennsylvania and is duly registered as a bank holding company under the BHCA. 1st Colonial has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.
(b)   1st Colonial Bank is a New Jersey-chartered bank duly organized and validly subsisting under the laws of the State of New Jersey and is regulated by the NJDB and the FDIC. 1st Colonial Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the State of New Jersey and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of 1st Colonial Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by 1st Colonial Bank when due. 1st Colonial Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.
(c)   1st Colonial Disclosure Schedule 4.1(c) sets forth each 1st Colonial Subsidiary, the state of organization of each 1st Colonial Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such 1st Colonial Subsidiary owned by 1st Colonial or 1st Colonial Bank. Each 1st Colonial Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization. Each 1st Colonial Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.
(d)   The respective minute books of 1st Colonial, 1st Colonial Bank and each 1st Colonial Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).
(e)   Prior to the date of this Agreement, 1st Colonial has made available to Mid Penn true and correct copies of the articles of incorporation and bylaws of 1st Colonial and similar governing documents of 1st Colonial Bank and each other 1st Colonial Subsidiary, each as in effect on the date hereof.
4.2.   Capitalization.
(a)   The authorized capital stock of 1st Colonial consists of Ten Million (10,000,000) shares of 1st Colonial Common Stock, $0.0 par value per share, and One Million (1,000,000) shares of preferred stock, $0.0 par value per share (“1st Colonial Preferred Stock”). As of the date of this Agreement, there are (i) 4,799,342 shares of 1st Colonial Common Stock issued and outstanding, (ii) zero shares of 1st Colonial Preferred Stock issued and outstanding, (iii) 531,931 shares of 1st Colonial Common Stock held by 1st Colonial as Treasury Stock, (iv) 110,147 shares of 1st Colonial Common Stock reserved for issuance upon the vesting of 1st Colonial RSUs, and (v) 224,864 shares of 1st Colonial Common Stock reserved for issuance upon exercise of 1st Colonial Options. All of the issued and outstanding shares of 1st Colonial Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. Except as set forth on 1st Colonial Disclosure Schedule 4.2(a), as of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of 1st Colonial, nor any trust preferred or subordinated debt securities of 1st Colonial, are issued or outstanding. Except as set forth on 1st Colonial Disclosure Schedule 4.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of 1st Colonial, or otherwise obligating 1st Colonial to issue, transfer, sell, purchase, redeem, or otherwise acquire, to register under the Securities Act and the rules and regulations of the SEC thereunder, or to pay a dividend on any such securities. Except for the 1st Colonial Affiliate Letters, to 1st Colonial’s Knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the 1st Colonial Common Stock or other equity interests of 1st Colonial. There are no outstanding, authorized or promised appreciation rights, phantom stock or similar rights with respect to 1st Colonial or any 1st Colonial Subsidiary.
(b)   1st Colonial owns all of the capital stock of 1st Colonial Bank, free and clear of any Lien except as set forth on 1st Colonial Disclosure Schedule 4.2(b). Except for the 1st Colonial Subsidiaries, 1st Colonial does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of 1st Colonial Subsidiaries, equity interests held by 1st Colonial Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending or borrowing activities of 1st Colonial Subsidiaries, including stock in the FHLB and Atlantic Community Bankers Bank. Either 1st Colonial or 1st Colonial Bank owns all of the outstanding shares of capital stock or equity interests of each 1st Colonial Subsidiary free and clear of all Liens.
(c)   To 1st Colonial’s Knowledge, except as set forth on 1st Colonial Disclosure Schedule 4.2(c), as of the date of this Agreement, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of 1st Colonial Common Stock.
(d)   All contractual or other rights or obligations (including preemptive rights) of 1st Colonial to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on 1st Colonial Disclosure Schedule 4.2(d).
(e)   1st Colonial Disclosure Schedule 4.2(e) set forth, as of the date of this Agreement, with respect to each 1st Colonial Option and each 1st Colonial RSU, (i) the grantee, (ii) the date of grant, (iii) the number of 1st Colonial shares of Common Stock subject thereto, (iv) the per share exercise price (if applicable), (v) whether such 1st Colonial Option is an “incentive stock option” for purposes of Section 422 of the Code and (vi) the expiration date (if applicable).
4.3.   Authority; No Violation.
(a)   1st Colonial has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by 1st Colonial’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by 1st Colonial and the consummation by 1st Colonial of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of 1st Colonial, and no other corporate proceedings on the part of 1st Colonial, except for the approval of the 1st Colonial shareholders, the execution and delivery of the Bank Plan of Merger by 1st Colonial Bank and the consent of the sole shareholder of 1st Colonial Bank are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by 1st Colonial and, subject to (i) approval by the shareholders of 1st Colonial, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by Mid Penn, constitutes the valid and binding obligation of 1st Colonial, enforceable against 1st Colonial in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity.
(b)   Subject to receipt of Regulatory Approvals, approval by the required vote of 1st Colonial’s shareholders and 1st Colonial’s and Mid Penn’s compliance with any conditions contained herein, (i) the execution and delivery of this Agreement by 1st Colonial, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by 1st Colonial with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of 1st Colonial, (B) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to 1st Colonial or any of its properties or assets, or (y) except as set forth in 1st Colonial Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of 1st Colonial under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which 1st Colonial is a party, or by which 1st Colonial or any of its properties or assets may be bound or affected, except, with respect to (B), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.
4.4.   Consents.
Except for the Regulatory Approvals, approval of the shareholders of 1st Colonial, and consents, approvals, filings and registrations from or with the SEC, Nasdaq and state “blue sky” authorities, those additional applications, filings and notices, if any, listed in 1st Colonial Disclosure Schedule 4.4 and approval of such applications, filings and notices, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are, or will be, necessary, and no consents or approvals of any third parties are, or will be, necessary, in connection with (a) the execution and delivery of this Agreement by 1st Colonial or the Bank Plan of Merger by 1st Colonial Bank and (b) the completion by 1st Colonial of the transactions contemplated hereby or by 1st Colonial Bank of the Bank Merger. As of the date of this Agreement, 1st Colonial (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of 1st Colonial or 1st Colonial Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
4.5.   Financial Statements; Undisclosed Liabilities.
(a)   1st Colonial has previously made available, or will make available, to Mid Penn the 1st Colonial Regulatory Reports. The 1st Colonial Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present, or will fairly present, in all material respects the financial position, results of operations and changes in shareholders’ equity of 1st Colonial as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.
(b)   1st Colonial has previously made available, or will make available, to Mid Penn the 1st Colonial Financial Statements. The 1st Colonial Financial Statements have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of 1st Colonial and the 1st Colonial Subsidiaries as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of certain footnotes.
(c)   As of the date of each balance sheet included in the 1st Colonial Financial Statements, neither 1st Colonial nor 1st Colonial Bank has had, or will have, any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such 1st Colonial Financial Statements or 1st Colonial Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of certain footnotes.
(d)   The records, systems, controls, data and information of 1st Colonial and the 1st Colonial Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of 1st Colonial or any 1st Colonial Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect. 1st Colonial (i) has, to the extent required by applicable law or GAAP, implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to 1st Colonial, including its consolidated 1st Colonial Subsidiaries, is made known to the chief executive officer and the chief financial officer of 1st Colonial by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to 1st Colonial’s outside auditors and the audit committee of 1st Colonial’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect 1st Colonial’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in 1st Colonial’s internal control over financial reporting. These disclosures (if any) were made in writing by management to 1st Colonial’s auditors and audit committee and a copy has previously been made available to Mid Penn.
(e)   Since December 31, 2022, (i) neither 1st Colonial nor any of the 1st Colonial Subsidiaries, nor to the Knowledge of 1st Colonial, any director, officer, employee, auditor, accountant or representative of 1st Colonial or any of the 1st Colonial Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of 1st Colonial or any of the 1st Colonial Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that 1st Colonial or any of the 1st Colonial Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing 1st Colonial or any of the 1st Colonial Subsidiaries, whether or not employed by 1st Colonial or any of the 1st Colonial Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by 1st Colonial or any of its officers, directors, employees or agents to the Board of Directors of 1st Colonial or any committee thereof or to any director or officer of 1st Colonial.
4.6.   Taxes.
(a)   All income and other material Tax Returns required to have been filed by 1st Colonial and any of the 1st Colonial Subsidiaries have been, or will be, duly and timely filed (taking into account extensions of time to file), and each such Tax Return is, or will be, true, correct and complete in all material respects. All income and other material Taxes due and payable by 1st Colonial and any of the 1st Colonial Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)   Except as set forth on 1st Colonial Disclosure Schedule 4.6(b), there is no action, audit, dispute or claim now pending or proposed or threatened in writing against 1st Colonial or any of the 1st Colonial Subsidiaries in respect of Taxes. Except as set forth on 1st Colonial Disclosure Schedule 4.6(b), neither 1st Colonial nor any of the 1st Colonial Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where 1st Colonial or any of the 1st Colonial Subsidiaries did not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no Liens on any of the assets of 1st Colonial with respect to Taxes other than for Taxes not yet due and payable.
(c)   1st Colonial and any of the 1st Colonial Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid in connection with amounts paid and has complied with all information reporting and backup withholding requirements in all material respects.
(d)   1st Colonial Disclosure Schedule 4.6(d) lists all Tax Returns filed by 1st Colonial or the 1st Colonial Subsidiaries for taxable periods ended on or after December 31, 2017 that have been or are currently the subject of audit. Except as set forth on 1st Colonial Disclosure Schedule 4.6(d), neither 1st Colonial nor any of the 1st Colonial Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.
(e)   No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of 1st Colonial are pending with respect to 1st Colonial or any of the 1st Colonial Subsidiaries. Neither 1st Colonial nor any of the 1st Colonial Subsidiaries has received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where 1st Colonial has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against 1st Colonial or any of the 1st Colonial Subsidiaries.
(f)   1st Colonial is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither 1st Colonial nor any of the 1st Colonial Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which 1st Colonial is the parent.
(g)   Neither 1st Colonial nor any of the 1st Colonial Subsidiaries has agreed to, or is required to, make any adjustment under Section 481(a) of the Code. Neither 1st Colonial nor any of the 1st Colonial Subsidiaries has been a “distributing corporation” or a “controlled corporation” with respect to a transaction described in Section 355 of the Code within the five (5) year period ending as of the date of this Agreement. Neither 1st Colonial nor any of the 1st Colonial Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority. 1st Colonial has disclosed on its federal income Tax Returns all positions taken in those Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Except as set forth on 1st Colonial Disclosure Schedule 4.6(g), neither 1st Colonial nor any of the 1st Colonial Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.
(h)   Except as set forth on 1st Colonial Disclosure Schedule 4.6(h), neither 1st Colonial nor any of the 1st Colonial Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. Neither 1st Colonial nor any of the 1st Colonial Subsidiaries is liable for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Tax law), other than as a result of being a member of a Relevant Group of which 1st Colonial is the parent, or as a transferee or successor, by contract or otherwise.
(i)   Neither 1st Colonial nor any of the 1st Colonial Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of such taxable period) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.
4.7.   No Material Adverse Effect.
Since December 31, 2024, each of 1st Colonial and the 1st Colonial Subsidiaries has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for actions in connection with the transactions contemplated by this Agreement). 1st Colonial has not suffered any Material Adverse Effect since December 31, 2024, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on 1st Colonial.
4.8.   Material Contracts; Leases; Defaults.
(a)   Except as set forth on 1st Colonial Disclosure Schedule 4.8(a), neither 1st Colonial nor any 1st Colonial Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of 1st Colonial or any 1st Colonial Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of 1st Colonial or any 1st Colonial Subsidiary; (iii) any collective bargaining agreement with any labor organization relating to employees of 1st Colonial or any 1st Colonial Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by 1st Colonial or any 1st Colonial Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of One Hundred Thousand Dollars ($100,000) whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which 1st Colonial or any 1st Colonial Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, FRB Paycheck Protection Program Liquidity Facility borrowings, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates 1st Colonial or any 1st Colonial Subsidiary for the payment of more than Fifty Thousand Dollars ($50,000) annually or for the payment of more than One Hundred Thousand Dollars ($100,000) over its remaining term, which is not terminable without cause on sixty (60) days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software); (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by 1st Colonial or any 1st Colonial Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material); (viii) any contract between or among 1st Colonial or any of the 1st Colonial Subsidiaries or Affiliates; (ix) any contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses); (x) any contract relating to the provision of data processing, network communications or other technical services to or by 1st Colonial or any of the 1st Colonial Subsidiaries providing for the payment of more than Fifty Thousand Dollars ($50,000) annually or for the payment of more than One Hundred Thousand Dollars ($100,000) over its remaining term; (xi) any contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement; (xii) any contract that provides any rights to investors in 1st Colonial, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the 1st Colonial Board of Directors; (xiii) any contract that provides for potential material indemnification payments by 1st Colonial or any of the 1st Colonial Subsidiaries; (xiv) any contract or understanding with a labor union, in each case whether written or oral; (xv) any contract that grants any right of first refusal, right first offer or similar right with respect to any material assets, rights or properties of 1st Colonial or the 1st Colonial Subsidiaries; (xvi) any contract which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Governmental Entity in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earn-out or other obligations that continue in effect after the date of this Agreement; or (xvii) any other contract or amendment thereto that would be required to be filed as an exhibit to any SEC report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K).
(b)   1st Colonial Disclosure Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by 1st Colonial, 1st Colonial Bank or any 1st Colonial Subsidiary. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed on 1st Colonial Disclosure Schedule 4.8(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither 1st Colonial nor any 1st Colonial Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
(c)   True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (collectively, the “1st Colonial Material Contracts”) have been made available to Mid Penn on or before the date hereof, and are in full force and effect on the date hereof, and neither 1st Colonial nor any 1st Colonial Subsidiary (nor, to the Knowledge of 1st Colonial, any other party to any 1st Colonial Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any 1st Colonial Material Contract. Except as listed on 1st Colonial Disclosure Schedule 4.8(c), no party to any 1st Colonial Material Contract will have the right to terminate any or all of the provisions of any such 1st Colonial Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.
(d)   Except as set forth on 1st Colonial Disclosure Schedule 4.8(d), since December 31, 2024, through and including the date of this Agreement, neither 1st Colonial nor any 1st Colonial Subsidiary has (i) (A) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, or fringe benefits or perquisites payable or provided to any officer, employee, or director from the amount thereof in effect as of December 31, 2024 (which amounts have been previously made available to Mid Penn), (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on 1st Colonial Disclosure Schedule 4.12(a), as in effect as of the date hereof), or (C) paid any bonus other than customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of 1st Colonial Common Stock, or any Right to any executive officer, director or employee, (iii) increased the benefits provided under, or terminated, established or materially amended, any bonus, welfare, severance, deferred compensation, pension, retirement, profit sharing, equity-based (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock units or restricted stock awards), stock purchase or other employee benefit plan, program, practice, agreement, policy or arrangement, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of 1st Colonial or any of the 1st Colonial Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of Fifty Thousand Dollars ($50,000), other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of 1st Colonial or the 1st Colonial Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance, or (x) hired, offered to hire, terminated, received a notice of termination from, or provided a notice of termination to, any (A) non-officer employee whose annual compensation exceeds $100,000 or (B) officer.

(e)   As of the date of this Agreement, except as set forth on 1st Colonial Disclosure Schedule 4.8(e), none of the deposits of 1st Colonial is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).
4.9.   Ownership of Property; Insurance Coverage.
(a)   1st Colonial and each 1st Colonial Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by 1st Colonial or any 1st Colonial Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the 1st Colonial Regulatory Reports and in the 1st Colonial Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, FRB, inter-bank credit facilities or any transaction by a 1st Colonial Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not materially adversely affect the value or use of such real property, and (iv) those described and reflected in the 1st Colonial Financial Statements (together “1st Colonial Permitted Liens”). Such securities are valued on the books of 1st Colonial and each of the 1st Colonial Subsidiaries in accordance with GAAP. 1st Colonial and the 1st Colonial Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by 1st Colonial and the 1st Colonial Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither 1st Colonial nor any 1st Colonial Subsidiary is in default in any material respect under any lease for any real or personal property to which either 1st Colonial or any 1st Colonial Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on 1st Colonial.
(b)   With respect to all agreements pursuant to which 1st Colonial or any 1st Colonial Subsidiary has purchased securities subject to an agreement to resell, if any, 1st Colonial or such 1st Colonial Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. 1st Colonial and each of the 1st Colonial Subsidiaries employs investment, securities risk management and other policies, practices and procedures that 1st Colonial and each such 1st Colonial Subsidiary believes are prudent and reasonable in the context of such businesses.
(c)   1st Colonial and each 1st Colonial Subsidiary currently maintains insurance considered by 1st Colonial to be reasonable for their respective operations in accordance with industry practice. Neither 1st Colonial nor any 1st Colonial Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as provided on 1st Colonial Disclosure Schedule 4.9(c), there are presently no material claims pending under such policies of insurance and no notices have been given by 1st Colonial or any 1st Colonial Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years 1st Colonial and each 1st Colonial Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. 1st Colonial Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by 1st Colonial and each 1st Colonial Subsidiary, as well as the other matters required to be disclosed under this Section 4.9(c). This Section 4.9(c) does not apply to insurance with respect to any 1st Colonial Benefit Plan.
4.10.   Legal Proceedings.
Neither 1st Colonial nor any 1st Colonial Subsidiary is a party to any, and there are no pending or, to 1st Colonial’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against

1st Colonial or any 1st Colonial Subsidiary except as set forth on 1st Colonial Disclosure Schedule 4.10(a), (b) to which 1st Colonial’s or any 1st Colonial Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of 1st Colonial or 1st Colonial Bank to perform under this Agreement in any material respect.
4.11.   Compliance With Applicable Law.
(a)   Each of 1st Colonial and each 1st Colonial Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, the New Jersey Law Against Discrimination, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a 1st Colonial or any 1st Colonial Subsidiary employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and neither 1st Colonial nor any 1st Colonial Subsidiary has received any written notice to the contrary, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on 1st Colonial. The Board of Directors of 1st Colonial Bank has adopted, and 1st Colonial Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.
(b)   Each of 1st Colonial and each 1st Colonial Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on 1st Colonial; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and to 1st Colonial’s Knowledge, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.
(c)   Since January 1, 2021, neither 1st Colonial nor any 1st Colonial Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that 1st Colonial or any 1st Colonial Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to 1st Colonial or any 1st Colonial Subsidiary; (iii) requiring, or threatening to require, 1st Colonial or any 1st Colonial Subsidiary, or indicating that 1st Colonial or any 1st Colonial Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit, in any material respect the operations of 1st Colonial or any 1st Colonial Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) except as disclosed on 1st Colonial Disclosure

Schedule 4.11(c), directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of 1st Colonial or any 1st Colonial Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “1st Colonial Regulatory Agreement”). 1st Colonial has not consented to or entered into any 1st Colonial Regulatory Agreement that is currently in effect or that was in effect since January 1, 2021. The most recent regulatory rating given to 1st Colonial Bank as to compliance with the CRA is satisfactory or better.
(d)   1st Colonial Bank is “well capitalized” within the meaning of the regulations of the FDIC, and neither 1st Colonial nor 1st Colonial Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. 1st Colonial Bank knows of no reason why it would not continue to be “well capitalized” under applicable capital requirements imposed by any Bank Regulator.
(e)   1st Colonial maintains a written information privacy and security program that contains reasonable administrative, technical and physical safeguards designed to protect the privacy, confidentiality and security of Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized access to or acquisition of Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the Knowledge of 1st Colonial, since January 1, 2021, 1st Colonial and the 1st Colonial Subsidiaries have not experienced any Security Breach that would reasonably be expected to be material to 1st Colonial and the 1st Colonial Subsidiaries or require notification to affected individuals, a Governmental Entity or a Bank Regulator that has not been made. To the Knowledge of 1st Colonial, there are no data security or other technological vulnerabilities with respect to the information technology systems or networks of 1st Colonial and the 1st Colonial Subsidiaries that would reasonably be expected to have a Material Adverse Effect on 1st Colonial. To the Knowledge of 1st Colonial, 1st Colonial has not been the subject of any inquiry or action of any Governmental Entity or Bank Regulator with respect to any unauthorized processing of Personal Data or material violation of any laws related to cybersecurity, data protection or privacy.
(f)   Without limitation, none of 1st Colonial, or any of the 1st Colonial Subsidiaries, or to the Knowledge of 1st Colonial, any director, officer, employee, agent or other person acting on behalf of 1st Colonial or any of the 1st Colonial Subsidiaries has, directly or indirectly, (i) used any funds of 1st Colonial or any of the 1st Colonial Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of 1st Colonial or any of the 1st Colonial Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of 1st Colonial or any of the 1st Colonial Subsidiaries, (v) made any fraudulent entry on the books or records of 1st Colonial or any of the 1st Colonial Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for 1st Colonial or any of the 1st Colonial Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for 1st Colonial or any of the 1st Colonial Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
4.12.   Employee Benefit Plans.
(a)   1st Colonial Disclosure Schedule 4.12(a) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other benefit plans, agreements, contracts, programs, policies or arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies, agreements, contracts and arrangements (including vacation), in any case, under which any current or former employee, director, officer, consultant or individual independent contractor of 1st Colonial or any 1st Colonial Subsidiary has any present or future right to benefits from 1st Colonial, any 1st Colonial Subsidiary or any ERISA Affiliate, or under which 1st Colonial or any 1st Colonial Subsidiary has any present or future liability. All such plans, agreements, programs, policies, contracts and arrangements shall be collectively referred to as the “1st Colonial Benefit Plans.”
(b)   With respect to each 1st Colonial Benefit Plan, 1st Colonial has made available to Mid Penn a current, accurate and complete copy thereof and all amendments thereto (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter issued by the IRS and any current application to the IRS for a determination letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; (iv) annual return/reports on Form 5500 for the last three (3) plan years with respect to each 1st Colonial Benefit Plan which is required to file such annual return/report; (v) any materials relating to any legal proceeding or voluntary compliance program (in each case, during the last three (3) years); (vi) testing results for the three (3) most recently completed plan years for which testing was prepared; (vii) all administrative service and similar contracts and agreements; and (viii) all Forms 1094 and 1095 for the 2021 through 2024 calendar years. In addition, 1st Colonial has made available to Mid Penn a copy of each 1st Colonial Stock Plan, each form of award agreement issued under a 1st Colonial Stock Plan and each award agreement issued under a 1st Colonial Stock Plan that materially deviates from such form of award agreement.
(c)   (i) Each 1st Colonial Benefit Plan has been established, operated, funded, maintained and administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations; (ii) each 1st Colonial Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification on which 1st Colonial may currently rely or, with respect to an IRS-approved prototype or volume submitter plan, may rely on a favorable opinion letter issued by the IRS to the sponsor of such plan, and to the Knowledge of 1st Colonial, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of 1st Colonial after reasonable inquiry, no event has occurred and no condition exists that is reasonably likely to subject 1st Colonial or any 1st Colonial Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any Person who is, or at any relevant time was, treated as a single employer with 1st Colonial or any 1st Colonial Subsidiary under Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in 1st Colonial Disclosure Schedule 4.12(c)(iv), no 1st Colonial Benefit Plan provides, and none of 1st Colonial or any of the 1st Colonial Subsidiaries have any obligation to provide, any welfare benefits to any Person (or any beneficiary thereof) after such Person’s termination of employment and/or service other than as required by Section 4980B of the Code and/or other applicable law (or for coverage through the last day of the month in which termination of employment occurs, to the extent required by the terms of the appliable 1st Colonial Benefit Plan); (v) all contributions required to be made under the terms of any 1st Colonial Benefit Plan have been timely made or, if not yet due, have been properly reflected in 1st Colonial’s financial statements in accordance with GAAP; and (vi) to the Knowledge of 1st Colonial, none of 1st Colonial, any 1st Colonial Subsidiary, any current or former employee of 1st Colonial or any 1st Colonial Subsidiary, or, any other Person, has engaged in a transaction with respect to any 1st Colonial Benefit Plan which would subject 1st Colonial or any 1st Colonial Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
(d)   Except as set forth on 1st Colonial Disclosure Schedule 4.12(d), none of 1st Colonial, any of the 1st Colonial Subsidiaries or any ERISA Affiliate maintains, contributes to, has an obligation to contribute to, or has any liability (whether actual, contingent or otherwise) with respect to: (i) a defined benefit plan (within the meaning of Section 3(35) of ERISA; (ii) any plan or arrangement subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA; (iii) any “multiemployer plan”

(within the meaning of Section 3(37) of ERISA); (iv) any “multiple employer plan” within the meaning of Section 413(c) of the Code; (v) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (vi) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code; or (vii) any “welfare benefit fund” within the meaning of Section 419 of the Code.
(e)   With respect to any 1st Colonial Benefit Plan, the assets of any trust under such 1st Colonial Benefit Plan, 1st Colonial Benefit Plan sponsor, 1st Colonial Benefit Plan fiduciary (in their capacity as such) or 1st Colonial Benefit Plan administrator (in their capacity as such), (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of 1st Colonial, threatened and (ii) to the Knowledge of 1st Colonial, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course).
(f)   Other than as set forth on 1st Colonial Disclosure Schedule 4.12(f), neither the execution of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement could, separately or together with any other event, (i) entitle any current or former employee, officer, consultant, independent contractor or director of 1st Colonial or any 1st Colonial Subsidiary to severance pay, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation or benefits due to any current or former employee, officer, consultant, independent contractor or director of 1st Colonial or any 1st Colonial Subsidiary, or (iii) result in any “parachute payment” or “excess parachute payment” under Section 280G of the Code. 1st Colonial has made available to Mid Penn true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.
(g)   All 1st Colonial Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code, and, except as set forth on 1st Colonial Disclosure Schedule 4.12(g), neither 1st Colonial nor any 1st Colonial Subsidiary has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under section 409A of Code. Except as set forth on 1st Colonial Disclosure Schedule 4.12(g), no outstanding stock options or restricted stock units are subject to Section 409A of the Code. In addition, 1st Colonial Disclosure Schedule 4.12(g) sets forth the amounts of any deferred compensation payable to any current or former employee, director or other service provider of 1st Colonial or any 1st Colonial Subsidiary.
(h)   1st Colonial has not communicated to any current or former employee or other service provider of 1st Colonial or any 1st Colonial Subsidiary (or any beneficiary or dependent thereof) any intention or commitment to modify or establish any 1st Colonial Benefit Plan or other compensation or benefit plan or arrangement.
4.13.   Environmental Matters.
Except as set forth on 1st Colonial Disclosure Schedule 4.13, with respect to 1st Colonial and each 1st Colonial Subsidiary:
(a)   To the Knowledge of 1st Colonial, neither (i) the conduct nor operation of the business of 1st Colonial or any 1st Colonial Subsidiary nor (ii) any condition of any property currently or previously owned or operated by 1st Colonial or any 1st Colonial Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon 1st Colonial or any 1st Colonial Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to 1st Colonial or any 1st Colonial Subsidiary by reason of any Environmental Laws. Neither 1st Colonial nor any 1st Colonial Subsidiary during the past five (5) years has received any written notice from any Person or Governmental Entity that 1st Colonial or any 1st Colonial Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by 1st Colonial or any 1st Colonial Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon 1st Colonial or any 1st Colonial Subsidiary;
(b)   There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to 1st Colonial’s Knowledge, threatened, before any court, Governmental Entity or other forum against 1st Colonial or any 1st Colonial Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by 1st Colonial or any 1st Colonial Subsidiary; and
(c)   There are no underground storage tanks on, in or under any properties owned or operated by 1st Colonial or any of the 1st Colonial Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by 1st Colonial or any of the 1st Colonial Subsidiaries except in compliance with Environmental Laws in all material respects.
4.14.   Brokers, Finders and Financial Advisors.
Neither 1st Colonial, nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Stephens, Inc. by 1st Colonial and the fee payable pursuant thereto. A true and complete copy of the engagement letter, as amended, between 1st Colonial and Stephens, Inc. has been delivered to Mid Penn.
4.15.   Loan Matters.
(a)   The allowance for credit losses reflected in 1st Colonial’s audited consolidated balance sheet at December 31, 2024 was, and the allowance for credit losses shown on 1st Colonial’s balance sheets for periods ending after December 31, 2024 was, or will be, adequate, as of the date thereof, under GAAP.
(b)   1st Colonial Disclosure Schedule 4.15(b) sets forth a listing, as of August 31, 2025, by account, of: (i) all loans (including loan participations) of 1st Colonial Bank or any other 1st Colonial Subsidiary that have been accelerated during the past twelve (12) months; (ii) all loan commitments or lines of credit of 1st Colonial Bank or any other 1st Colonial Subsidiary which have been terminated by 1st Colonial Bank or any other 1st Colonial Subsidiary during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified 1st Colonial Bank or any other 1st Colonial Subsidiary during the past twelve (12) months of, or has asserted against 1st Colonial Bank or any other 1st Colonial Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of 1st Colonial, each borrower, customer or other party which has given 1st Colonial Bank or any other 1st Colonial Subsidiary any oral notification of, or orally asserted to or against 1st Colonial Bank or any other 1st Colonial Subsidiary, any such claim; (iv) all loans (A) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three (3) years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by 1st Colonial Bank or any 1st Colonial Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on 1st Colonial Disclosure Schedule 4.15(b), all loans of 1st Colonial Bank have been classified as of August 31, 2025 in accordance with the loan policies and procedures of 1st Colonial Bank.
(c)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all loans receivable (including discounts) and accrued interest entered on the books of 1st Colonial and the 1st Colonial Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of 1st Colonial’s or the appropriate 1st Colonial Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of 1st Colonial, the loans, discounts and the accrued interest reflected on the books of 1st Colonial and the 1st Colonial Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by 1st Colonial or the appropriate 1st Colonial Subsidiary free and clear of any Liens.
(d)   The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.
(e)   1st Colonial Disclosure Schedule 4.15(e) sets forth, as of the date of this Agreement, a schedule of all executive officers and directors of 1st Colonial who have outstanding loans from 1st Colonial or any 1st Colonial Subsidiary, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.
(f)   Except as set forth on 1st Colonial Disclosure Schedule 4.15(f), to the Knowledge of 1st Colonial, no shares of 1st Colonial Common Stock were purchased with the proceeds of a loan made by 1st Colonial or any 1st Colonial Subsidiary.
4.16.   Related Party Transactions.
Except as set forth on 1st Colonial Disclosure Schedule 4.16, neither 1st Colonial nor any 1st Colonial Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of 1st Colonial or any 1st Colonial Subsidiary. All such loans (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). Except as set forth on 1st Colonial Disclosure Schedule 4.16, no loan or credit accommodation to any Affiliate of 1st Colonial or any 1st Colonial Subsidiary is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither 1st Colonial nor any 1st Colonial Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by 1st Colonial is inappropriate. Except as set forth on 1st Colonial Disclosure Schedule 4.16, no shareholder or Affiliate of 1st Colonial owns any material property or asset used in the conduct of the business of 1st Colonial and the 1st Colonial Subsidiaries.
4.17.   Credit Card Accounts and Merchant Processing.
(a)   Credit Card Accounts.   1st Colonial and the 1st Colonial Subsidiaries only originate, maintain or administer credit card accounts through a third party originator.
(b)   Merchant Processing.   1st Colonial and the 1st Colonial Subsidiaries only provide merchant credit card processing services to merchants through a third party provider.
4.18.   Required Vote.
This Agreement and the Merger have been approved unanimously by all of the members of the 1st Colonial Board of Directors. Pursuant to this vote of the 1st Colonial Board of Directors, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the 1st Colonial Shareholders’ Meeting is required to approve this Agreement and the Merger under 1st Colonial’s articles of incorporation and the PBCL.
4.19.   Registration Obligations.
Except as set forth on 1st Colonial Disclosure Schedule 4.19, neither 1st Colonial nor any 1st Colonial Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
4.20.   Risk Management Instruments.
All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for 1st Colonial’s own account, or for the account of one or more of the 1st Colonial Subsidiaries or their customers (all of which are set forth on 1st Colonial Disclosure Schedule 4.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of 1st Colonial or the applicable 1st Colonial Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither 1st Colonial nor any 1st Colonial Subsidiary, nor to the Knowledge of 1st Colonial any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.
4.21.   Fairness Opinion.
The Board of Directors of 1st Colonial has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Stephens, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to 1st Colonial shareholders, and a signed copy of the written opinion will be delivered to Mid Penn solely for informational purposes after receipt thereof by 1st Colonial. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.22.   Fiduciary Accounts.
1st Colonial and each of the 1st Colonial Subsidiaries have properly administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable Law. Neither 1st Colonial nor any of the 1st Colonial Subsidiaries, nor, to the Knowledge of 1st Colonial, any of their respective directors, officers or employees acting on behalf of 1st Colonial or any of the 1st Colonial Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account.
4.23.   Intellectual Property; Information Security.
(a)   1st Colonial Disclosure Schedule 4.23(a)(i) contains a true and complete list, as of the date hereof, of all Registered Intellectual Property, indicating for each item the record owner, registration number, registration date and the filing jurisdiction, domain name registrar, as applicable. 1st Colonial Disclosure Schedule 4.23(a)(ii) contains a true and complete list, as of the date hereof, of all 1st Colonial Owned Intellectual Property that is not Registered, including: (a) all material unregistered trademarks (e.g., trademarks service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin); (b) all Software owned by 1st Colonial or any of the 1st Colonial Subsidiaries; and (c) summary description of all material Trade Secrets and other unregistered Intellectual Property owned by 1st Colonial or the 1st Colonial Subsidiaries.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial: (a) each of 1st Colonial and the 1st Colonial Subsidiaries solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than 1st Colonial Permitted Liens, all right, title and interest in and to its respective material 1st Colonial Owned Intellectual Property; (b) 1st Colonial Owned Intellectual Property and all issued and granted items therein are valid, subsisting, and enforceable; (c) 1st Colonial and the 1st Colonial Subsidiaries have not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver, or unenforceability of any 1st Colonial Owned Intellectual Property; (d) 1st Colonial or one of the 1st Colonial Subsidiaries is properly recorded as the registered owner of the Registered Intellectual Property; (e) neither 1st Colonial nor any of the 1st Colonial Subsidiaries is a party to any consent, coexistence, indemnification, forbearance to sue, license, settlement, distribution, development or other agreements relating to 1st Colonial Intellectual Property; (f) to 1st Colonial’s Knowledge, none of 1st Colonial Owned Intellectual Property is subject to any outstanding order or agreement restricting or otherwise materially limiting the use, validity, enforceability, scope, disposition or exploitation thereof by 1st Colonial or any of the 1st Colonial Subsidiaries or any right, title or interest of 1st Colonial or any of the 1st Colonial Subsidiaries with respect thereto; (g) 1st Colonial has received no written notice claiming or alleging that 1st Colonial Owned Intellectual Property is, and to 1st Colonial’s Knowledge none of 1st Colonial Owned Intellectual Property is, the subject of any opposition, cancellation, inter partes review or similar proceeding before any governmental, registration, or other authority in any jurisdiction, or is currently the subject of an office action or other form of preliminary or final refusal of registration; and (h) 1st Colonial has received no written notice claiming or alleging that either 1st Colonial or any of the 1st Colonial Subsidiaries is, and to 1st Colonial’s Knowledge neither 1st Colonial nor any of the 1st Colonial Subsidiaries are, subject to any injunction or other specific judicial, administrative, or other order that restricts or impairs its use or distribution of any 1st Colonial Intellectual Property.
(c)   1st Colonial Intellectual Property constitutes all of the material Intellectual Property used in and necessary for the operation of the business of 1st Colonial and the 1st Colonial Subsidiaries as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial, each of 1st Colonial and the 1st Colonial Subsidiaries owns or has the right to use, and immediately following the Closing will continue to own or have the right to use, all 1st Colonial Intellectual Property on identical terms and conditions.
(d)   1st Colonial has disclosed a complete and accurate list, as of the date hereof, of all Licensed Intellectual Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial, any use, reproduction, modification, distribution, or sublicensing of Licensed Intellectual Property by 1st Colonial or the 1st Colonial Subsidiaries has been performed in accordance with the applicable terms, and 1st Colonial and the 1st Colonial Subsidiaries are otherwise in compliance with all obligations relating to the use or protection of the Licensed Intellectual Property.
(e)   Neither 1st Colonial Owned Intellectual Property nor the operation of 1st Colonial and each of the 1st Colonial Subsidiaries’ respective businesses as presently conducted infringes, dilutes, misappropriates or otherwise violates, nor has infringed, diluted, misappropriated or otherwise violated, the Intellectual Property rights of any third person, and neither 1st Colonial nor any of the 1st Colonial Subsidiaries has received any written claim, notice, invitation to license or similar communication, nor has any action been instituted or threatened relating to any 1st Colonial Owned Intellectual Property, alleging any of the foregoing.
(f)   1st Colonial has received no written notice claiming or alleging that a third person is, and to 1st Colonial’s Knowledge no third person is, infringing, diluting, misappropriating or otherwise violating, or has since January 1, 2022 infringed, diluted, misappropriated or otherwise violated any of 1st Colonial Owned Intellectual Property or any Licensed Intellectual Property exclusively licensed to 1st Colonial or any of the 1st Colonial Subsidiaries, and neither 1st Colonial nor any of the 1st Colonial

Subsidiaries has since January 1, 2022 asserted or threatened in writing any claim, action, suit, proceeding or investigation against any person alleging any of the foregoing.
(g)   1st Colonial and the 1st Colonial Subsidiaries have made commercially reasonable efforts to protect and maintain the proprietary nature of each item of 1st Colonial Intellectual Property and the confidentiality of the Trade Secrets that are included in 1st Colonial Intellectual Property (including, without limitation, by entering into confidentiality, nondisclosure, or similar agreements as appropriate with the officers, directors, employees, agents, independent contractors, and consultants to 1st Colonial or the 1st Colonial Subsidiaries who would reasonably be expected to have access to any such Trade Secrets). Without limiting the generality of the foregoing, all past and present employees of 1st Colonial and the 1st Colonial Subsidiaries have entered into valid and binding written confidentiality and nondisclosure agreements with 1st Colonial or a 1st Colonial Subsidiary that are in substantially the form provided by 1st Colonial to Mid Penn for review. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial and to the Knowledge of 1st Colonial, no such Trade Secrets (and to the extent contractually or otherwise required to do so, the Trade Secrets of third parties in the possession of 1st Colonial or the 1st Colonial Subsidiaries) have been disclosed or permitted to be disclosed to any person (except in the ordinary and normal course of business and under an obligation of confidence), and all such Trade Secrets held outside 1st Colonial or the 1st Colonial Subsidiaries are subject to contractual confidentiality obligations to which 1st Colonial or a 1st Colonial Subsidiary is a party and able to enforce. To 1st Colonial’s Knowledge, no such Trade Secrets have been used or appropriated without authorization, and other than for benefit of 1st Colonial and the 1st Colonial Subsidiaries. To 1st Colonial’s Knowledge, no present or former officer, director, employee, agent, independent contractor, or consultant has misappropriated in any material respect any such Trade Secrets in the course of the performance of responsibilities to 1st Colonial or the 1st Colonial Subsidiaries.
(h)   1st Colonial and each of the 1st Colonial Subsidiaries have implemented commercially reasonable measures designed to (i) protect the confidentiality, integrity, operation and security of 1st Colonial IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including backup, security and disaster recovery technology and procedures, and (ii) prevent the introduction of Malicious Code, including the use of firewall protections and virus scans and access monitoring.
(i)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial and each of the 1st Colonial Subsidiaries do not access, distribute, modify, or otherwise use, and since January 1, 2022, have not accessed, distributed, modified, or otherwise used, any Open Source Software.
(j)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial, 1st Colonial Products comply in all material respects with applicable contractual commitments relating to their use, functionality, or performance, and, to the Knowledge of 1st Colonial, there are no pending or threatened claims alleging any such failure.
(k)   1st Colonial has disclosed a complete and accurate list and summary description of all generative artificial intelligence, machine learning, deep learning tools or similar technologies (“AI Tools”) utilized by 1st Colonial or any of the 1st Colonial Subsidiaries. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial, 1st Colonial and the 1st Colonial Subsidiaries (i) maintain and adhere to commercially reasonable practices designed to ensure the lawful use of AI Tools, and (ii) comply with any obligations pertaining to such use under applicable laws or any contracts to which they are parties.
(l)   No funding, facilities, or personnel of any Governmental Entity or educational institution were used to develop or create, in whole or in part, any of 1st Colonial Owned Intellectual Property. None of 1st Colonial Owned Intellectual Property contains Intellectual Property that is (i) owned by any Governmental Entity or educational institution or (ii) derived from Intellectual Property owned by any Governmental Entity or educational institution.
(m)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial, 1st Colonial IT Assets operate and perform substantially as required by 1st Colonial and each of the 1st Colonial Subsidiaries in connection with their respective businesses. To the Knowledge of 1st Colonial, there has been no material unauthorized use, access, interruption, modification or corruption of any of 1st Colonial IT Assets (or any information or transactions stored or contained therein or transmitted thereby) since January 1, 2022 that, individually or in the aggregate, has resulted in or is reasonably expected to result in material liability to 1st Colonial or any of the 1st Colonial Subsidiaries, taken as a whole, or an obligation for 1st Colonial or any of the 1st Colonial Subsidiaries to notify any Governmental Entity. 1st Colonial has implemented and maintains data backups, disaster recovery and business-continuity practices for its business, IT Assets and data contained therein that are consistent with industry practices and comply in all material respects with applicable law. 1st Colonial has: (i) on a periodic basis, conducted reasonable vulnerability tests and assessments of the IT Assets, and (ii) to the Knowledge of 1st Colonial, timely corrected any identified material issues, and patched or otherwise remediated any identified vulnerabilities. To the Knowledge of 1st Colonial, the IT Assets do not presently have any material issues or vulnerabilities.
(n)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial, 1st Colonial has not: (i) suffered, or reasonable suspected to have suffered, any (A) failures or delays or breakdowns in the IT Assets since January 1, 2022 which have caused any material disruption or interruption in 1st Colonial’s business, or (B) any material unauthorized intrusion or breach of the security of the IT Assets or any material defect, bug, breakdown, malfunction, or other failure of the IT Assets; or (ii) received any written notices, written claims or written complaints from any person regarding the same. 1st Colonial maintains and has since January 1, 2022 maintained reasonable physical, technical and administrative security measures, policies, and practices to protect the confidentiality, integrity and availability of all Personal Data and other confidential or proprietary information of 1st Colonial’s business therein from and against unlawful, accidental, or unauthorized access, destruction, disposal, loss, use, modification, misuse or disclosure. To the Knowledge of 1st Colonial, 1st Colonial contractually requires all vendors and other persons providing services for 1st Colonial’s business who have access to, or receive, Personal Data or other confidential or proprietary information of 1st Colonial’s business from or on behalf of 1st Colonial’s business to (i) maintain reasonable physical, technical and administrative security measures, and (ii) comply with all Privacy and Security Requirements, as applicable. 1st Colonial has not since January 1, 2022 received any written complaint, claim, demand, inquiry or other such notice, from any person or Governmental Entity regarding any alleged violation of, or deficiency in, Privacy and Security Requirements, or compliance with contractual obligations, with respect to Personal Data, other confidential or proprietary information of the business or the IT Assets.
(o)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial, 1st Colonial has not: (i) experienced, or reasonably suspected, any breaches of security or privacy (including theft or unlawful, accidental, or unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption, modification or other misuse by any person of Personal Data) or policies relating to Personal Data collected, processed, owned, stored, used, maintained or controlled by or on behalf of 1st Colonial’s business, (ii) materially failed to comply with Privacy and Security Requirements, in each case relating to Personal Data collected, processed, owned, stored, used, or maintained or controlled by or on behalf of any of 1st Colonial’s business, or (iii) experienced any material losses, thefts or unauthorized accesses to or disclosures of confidential information or proprietary information ((i)-(iii) collectively, “Information Security Incident”). 1st Colonial has not been obligated to provide notification of an Information Security Incident under applicable Privacy and Security Requirements to any person or Governmental Entity and has not received any written complaints or notices of the same. To the Knowledge of 1st Colonial, this Agreement will not result in any violation of any applicable Privacy and Security Requirements.
4.24.   Labor Matters.
There are no labor or collective bargaining agreements to which 1st Colonial or any 1st Colonial Subsidiary is a party. To the Knowledge of 1st Colonial, there is no activity involving 1st Colonial or any 1st Colonial Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or to the Knowledge of 1st Colonial, threatened against 1st Colonial or any 1st Colonial Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of 1st Colonial, threatened against 1st Colonial or any 1st Colonial Subsidiary (other than routine employee grievances that are not related to union employees). 1st Colonial and each 1st Colonial Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.
4.25.   1st Colonial Information Supplied.
The information relating to 1st Colonial and any 1st Colonial Subsidiary to be contained in the Proxy Statement — Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by Mid Penn specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
4.26.   Takeover Laws.
The adoption and approval by the Board of Directors of 1st Colonial of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to 1st Colonial in connection with the execution, delivery or performance of this Agreement.
4.27.   Reorganization.
1st Colonial has not taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.28.   Quality of Representations.
The representations made by 1st Colonial in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.
4.29.   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by 1st Colonial in this Article IV, neither 1st Colonial nor any other Person makes any express or implied representation or warranty with respect to 1st Colonial, the 1st Colonial Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Mid Penn or any of its affiliates or representatives in the course of their due diligence investigation of 1st Colonial, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and 1st Colonial hereby disclaims any such other representations or warranties.
(b)   Notwithstanding anything contained in this Agreement to the contrary, 1st Colonial acknowledges and agrees that neither Mid Penn nor any other Person has made or is making any representations or warranties relating to Mid Penn whatsoever, express or implied, beyond those expressly given by Mid Penn in Article V hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Mid Penn furnished or made available to 1st Colonial or any of its representatives.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MID PENN
Mid Penn represents and warrants to 1st Colonial that the statements contained in this Article V are correct and complete as of the date of this Agreement, except (i) as set forth in the Mid Penn Disclosure

Schedules delivered by Mid Penn to 1st Colonial on the date hereof (it being understood that (i) the mere inclusion of an item in the Mid Penn Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Mid Penn that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect), or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC by Mid Penn prior to the date hereof and on or after the date on which Mid Penn filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) unless such information is specifically requested herein to be included in the Mid Penn Disclosure Schedules. Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by Mid Penn and nothing in this Agreement shall require such disclosure. References to the Knowledge of Mid Penn shall mean Knowledge of those Persons identified in Mid Penn Disclosure Schedule 5.0.
5.1.   Organization.
(a)   Mid Penn is a corporation duly organized, validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania, is duly registered as a bank holding company under the BHCA and has elected to be, and qualifies as, a financial holding company under section 12 of the BHCA. Mid Penn has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.
(b)   Mid Penn Bank is a Pennsylvania-chartered banking institution duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FDIC. Mid Penn Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of Mid Penn Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Mid Penn Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.
(c)   Mid Penn Disclosure Schedule 5.1(c) sets forth each Mid Penn Subsidiary, the state of organization of each Mid Penn Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Mid Penn Subsidiary owned by Mid Penn or Mid Penn Bank. Each Mid Penn Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization. Each Mid Penn Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. There are no restrictions on the ability of Mid Penn or any Mid Penn Subsidiary to pay dividends or distributions except, in the case of Mid Penn or any Mid Penn Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.
(d)   The respective minute books of Mid Penn and each Mid Penn Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).
(e)   Prior to the date of this Agreement, Mid Penn has made available to 1st Colonial true and correct copies of the articles of incorporation and bylaws of Mid Penn and similar governing documents of Mid Penn Bank, each as in effect on the date hereof.

5.2.   Capitalization.
(a)   The authorized capital stock of Mid Penn consists of (a) Forty Million (40,000,000) shares of Mid Penn Common Stock, having a par value of $1.00 per share, of which, as of the date of this Agreement, 23,135,624 shares were issued and outstanding and (b) Ten Million (10,000,000) shares of preferred stock, having a par value of $1.00 per share (“Mid Penn Preferred Stock”), none of which were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Mid Penn Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth on Mid Penn Disclosure Schedule 5.2(a), there were no shares of Mid Penn Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Mid Penn’s equity compensation plans (the Mid Penn equity compensation plans, together with such employment inducement awards, the “Mid Penn Stock Plans”). As of the date of this Agreement, except as set forth on Mid Penn Disclosure Schedule 5.2(a), pursuant to this Agreement and the Mid Penn Stock Plans, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Mid Penn, or otherwise obligating Mid Penn to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the date of this Agreement, except as disclosed in the Mid Penn SEC Reports there is no Voting Debt of Mid Penn, nor any trust preferred or subordinated debt securities of Mid Penn are issued or outstanding. The shares of Mid Penn Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. To the Knowledge of Mid Penn, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with regard to the voting or transfer of the Mid Penn Common Stock or other equity interests of Mid Penn. Mid Penn has, or as of the Effective Time will have, sufficient authorized and unissued shares of Mid Penn Common Stock to issue the Merger Consideration at the Effective Time. As of the date of this Agreement, except pursuant to the Mid Penn Stock Plans, there are no outstanding options or other rights to purchase, or securities convertible or exchangeable into, Mid Penn Common Stock or Mid Penn Preferred Stock.
(b)   Mid Penn owns all of the capital stock of Mid Penn Bank free and clear of any Lien. Except for the Mid Penn Subsidiaries or as set forth on Mid Penn Disclosure Schedule 5.2(b), Mid Penn does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Mid Penn Subsidiaries, equity interests held by Mid Penn Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Mid Penn Subsidiaries, including stock in the FHLB. Mid Penn or Mid Penn Bank owns all of the outstanding shares of capital stock or equity interests of each Mid Penn Subsidiary free and clear of all Liens.
(c)   To Mid Penn’s Knowledge, except as disclosed in the Mid Penn SEC Reports, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Mid Penn Common Stock.
5.3.   Authority; No Violation.
(a)   Mid Penn has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mid Penn and the consummation by Mid Penn of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Mid Penn, and no other corporate proceedings on the part of Mid Penn, except for the execution and delivery of the Bank Plan of Merger by Mid Penn Bank and the consent of the sole shareholder of Mid Penn Bank, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Mid Penn and, subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by 1st Colonial, constitutes the valid and binding obligation of Mid Penn, enforceable against Mid Penn in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
(b)   Subject to receipt of Regulatory Approvals and 1st Colonial’s and Mid Penn’s compliance with any conditions contained herein, (i) the execution and delivery of this Agreement by Mid Penn, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Mid Penn with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Mid Penn or any similar governing documents of any of Mid Penn’s Subsidiaries, including Mid Penn Bank, (B) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mid Penn or any Mid Penn Subsidiary or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Mid Penn or any Mid Penn Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.
5.4.   Consents.
Except for the Regulatory Approvals and consents, approvals, filings and registrations from or with the SEC, Nasdaq and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Mid Penn or the Bank Plan of Merger by Mid Penn Bank and (b) the completion by Mid Penn of the transactions contemplated hereby or by Mid Penn Bank of the Bank Merger. Mid Penn (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Mid Penn or Mid Penn Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
5.5.   Financial Statements; Undisclosed Liabilities.
(a)   Mid Penn has previously made available, or will make available, to 1st Colonial the Mid Penn Regulatory Reports. The Mid Penn Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Mid Penn as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.
(b)   The Mid Penn Financial Statements (including the related notes where applicable) have been or will be prepared in accordance with GAAP (except, in each case, as indicated in such statements or in the notes thereto), and fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Mid Penn and the Mid Penn Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of any unaudited statements to normal recurring audit adjustments.

(c)   At the date of each balance sheet included in the Mid Penn Financial Statements, neither Mid Penn nor Mid Penn Bank has had or will have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Mid Penn Financial Statements or Mid Penn Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of any unaudited statements to normal, recurring audit adjustments and, in the case of Mid Penn Regulatory Reports, the absence of footnotes.
(d)   The records, systems, controls, data and information of Mid Penn and the Mid Penn Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Mid Penn or any Mid Penn Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect. Mid Penn (x) has implemented and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Mid Penn, including the Mid Penn Subsidiaries, is made known to the chief executive officer and the chief financial officer of Mid Penn by others within those entities as reasonably appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Mid Penn’s outside auditors and the audit committee of Mid Penn’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Mid Penn’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Mid Penn’s internal controls over financial reporting.
(e)   Since December 31, 2022, (i) neither Mid Penn nor any of the Mid Penn Subsidiaries nor, to the Knowledge of Mid Penn, any director, officer, employee, auditor, accountant or representative of Mid Penn or any Mid Penn Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Mid Penn or any Mid Penn Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Mid Penn or any Mid Penn Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Mid Penn or any Mid Penn Subsidiary, whether or not employed by Mid Penn or any Mid Penn Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Mid Penn or any of its officers, directors, employees or agents to the Board of Directors of Mid Penn or any committee thereof or to any director or officer of Mid Penn.
5.6.   Taxes.
(a)   All income and other material Tax Returns required to have been filed by Mid Penn and any of the Mid Penn Subsidiaries have been, or will be, duly and timely filed (taking into account extensions of time to file), and each such Tax Return is, or will be, true, correct and complete in all material respects. All income and other material Taxes due and payable by Mid Penn and any of the Mid Penn Subsidiaries (whether or not shown on any Tax Return) have been paid.
(b)   There is no action, audit, dispute or claim now pending or proposed or threatened in writing against Mid Penn or any of the Mid Penn Subsidiaries in respect of Taxes. Except as set forth on Mid Penn Disclosure Schedule 5.6(b), neither Mid Penn nor any of the Mid Penn Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where Mid Penn or any of the Mid Penn Subsidiaries did not file Tax

Returns that it is or may be subject to taxation in that jurisdiction. There are no Liens on any of the assets of Mid Penn with respect to Taxes other than for Taxes not yet due and payable.
(c)   Mid Penn and any of the Mid Penn Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid in connection with amounts paid and has complied with all information reporting and backup withholding requirements in all material respects.
(d)   Except as set forth on Mid Penn Disclosure Schedule 5.6(d), neither Mid Penn nor any of the Mid Penn Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. Neither Mid Penn nor any of the Mid Penn Subsidiaries is liable for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), other than as a result of being a member of a Relevant Group of which Mid Penn is the parent, or as a transferee or successor, by contract or otherwise.
5.7.   No Material Adverse Effect.
Mid Penn has not suffered any Material Adverse Effect since December 31, 2024, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Mid Penn.
5.8.   Material Contracts.
(a)   Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Mid Penn or any Mid Penn Subsidiary is a party or by which Mid Penn or any Mid Penn Subsidiary is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Mid Penn, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Mid Penn Contract”).
(b)   In each case, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn, (i) each Mid Penn Contract is valid and binding on Mid Penn or one of the Mid Penn Subsidiaries, as applicable, and in full force and effect, (ii) Mid Penn and each of the Mid Penn Subsidiaries has performed and complied with all obligations required to be performed by it under each Mid Penn Contract, (iii) to the Knowledge of Mid Penn, each counterparty to each Mid Penn Contract has performed and complied with all obligations required to be performed by it under such Mid Penn Contract, (iv) neither Mid Penn nor any of the Mid Penn Subsidiaries knows of, or has received notice of, any violation of any Mid Penn Contract by any of the parties thereto and (v) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Mid Penn or any of the Mid Penn Subsidiaries, or to the Knowledge of Mid Penn, any other party thereto, of or under any such Mid Penn Contract.
5.9.   Insurance Coverage.
Mid Penn and each Mid Penn Subsidiary currently maintain insurance considered by Mid Penn to be reasonable for their respective operations in accordance with industry practice. There are presently no material claims pending under such policies of insurance and no notices have been given by Mid Penn or any Mid Penn Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Mid Penn and each Mid Penn Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. This Section 5.9 does not apply to insurance with respect to any Mid Penn Benefit Plan.
5.10.   Legal Proceedings.
Neither Mid Penn nor any Mid Penn Subsidiary is a party to any, and there are no pending or, to the Knowledge of Mid Penn, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Mid Penn or any Mid Penn Subsidiary, (b) to which Mid Penn or any Mid Penn Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Mid Penn or Mid Penn Bank to perform under this Agreement in any material respect.
5.11.   Compliance With Applicable Law.
(a)   Each of Mid Penn and each Mid Penn Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a Mid Penn or Mid Penn Subsidiary employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and neither Mid Penn nor any Mid Penn Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn. The Board of Directors of Mid Penn Bank has adopted and Mid Penn Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.
(b)   Each of Mid Penn and each Mid Penn Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and to the Knowledge of Mid Penn, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.
(c)   Since January 1, 2021, neither Mid Penn nor any Mid Penn Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Mid Penn or any Mid Penn Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Mid Penn or any Mid Penn Subsidiary; (iii) requiring or threatening to require Mid Penn or any Mid Penn Subsidiary, or indicating that Mid Penn or any Mid Penn Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Mid Penn Regulatory Agreement”). Neither Mid Penn nor any Mid Penn Subsidiary has consented to or entered into any Mid Penn Regulatory Agreement that is currently in effect or that was in effect since January 1, 2021. The most recent regulatory rating given to Mid Penn Bank as to compliance with the CRA is satisfactory or better.

(d)   Each of Mid Penn and Mid Penn Bank are “well capitalized” within the meaning of the regulations of the FRB and the FDIC, respectively, and neither Mid Penn nor Mid Penn Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. Neither Mid Penn nor Mid Penn Bank knows of any reason why it would not continue to be “well capitalized” under applicable capital requirements imposed by any Bank Regulator.
(e)   Mid Penn maintains a written information privacy and security program that contains reasonable administrative, technical and physical safeguards designed to protect the privacy, confidentiality and security of Personal Data against any Security Breach. To the Knowledge of Mid Penn, since January 1, 2021, Mid Penn and the Mid Penn Subsidiaries have not experienced any Security Breach that would reasonably be expected to be material to Mid Penn and the Mid Penn Subsidiaries or require notification to affected individuals, a Governmental Entity or a Bank Regulator that has not been made. To the Knowledge of Mid Penn, there are no data security or other technological vulnerabilities with respect to the information technology systems or networks of Mid Penn and the Mid Penn Subsidiaries that would reasonably be expected to have a Material Adverse Effect on Mid Penn. To the Knowledge of Mid Penn, Mid Penn has not been the subject of any inquiry or action of any Governmental Entity or Bank Regulator with respect to any unauthorized processing of Personal Data or material violation of any laws related to cybersecurity, data protection or privacy.
(f)   Without limitation, none of Mid Penn, or any of the Mid Penn Subsidiaries, or to the Knowledge of Mid Penn, any director, officer, employee, agent or other person acting on behalf of Mid Penn or any of the Mid Penn Subsidiaries has, directly or indirectly, (i) used any funds of Mid Penn or any of the Mid Penn Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Mid Penn or any of the Mid Penn Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Mid Penn or any of the Mid Penn Subsidiaries, (v) made any fraudulent entry on the books or records of Mid Penn or any of the Mid Penn Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Mid Penn or any of the Mid Penn Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Mid Penn or any of the Mid Penn Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
5.12.   Employee Benefit Plans.
(a)   Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Mid Penn Benefit Plan has been established, operated, funded, maintained and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations; (ii) each Mid Penn Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification on which Mid Penn may currently rely or, with respect to an IRS-approved prototype or volume submitter plan, may rely on a favorable opinion or advisory letter issued by the IRS to the sponsor of such plan, and to the Knowledge of Mid Penn, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) all contributions required to be made under the terms of any Mid Penn Benefit Plan have been timely made or, if not yet due, have been properly reflected in Mid Penn Financial Statements in accordance with GAAP; and (iv) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Mid Penn, threatened with respect to any Mid Penn Benefit Plan, and to the Knowledge of Mid Penn, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course). For purposes of this Agreement, “Mid Penn Benefit Plan” means (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and (ii) all other supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, change-in-control agreements, material fringe benefit plans, bonus plans and deferred compensation plans, in any case of clauses (i) and (ii), under which any current or former employee, director, officer, consultant or individual independent contractor of Mid Penn or any Mid Penn Subsidiary has any present or future right to benefits from Mid Penn, any Mid Penn Subsidiary or any trade or business, whether or not incorporated, that together with Mid Penn or any Mid Penn Subsidiary would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Mid Penn ERISA Affiliate”), or under which Mid Penn or any Mid Penn Subsidiary has any present or future liability.
(b)   Mid Penn has made available to 1st Colonial true, correct, and complete copies of each material Mid Penn Benefit Plan in effect as of the date of this Agreement.
(c)   Except as set forth on Mid Penn Disclosure Schedule 5.12(c), as of the date of this Agreement, none of Mid Penn, any of the Mid Penn Subsidiaries or any Mid Penn ERISA Affiliate maintains, contributes to, has an obligation to contribute to, or has any liability (whether actual, contingent or otherwise) with respect to: (i) a defined benefit plan (within the meaning of Section 3(35) of ERISA; (ii) any plan or arrangement subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA; (iii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iv) any “multiple employer plan” within the meaning of Section 413(c) of the Code; (v) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (vi) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code; or (vii) any “welfare benefit fund” within the meaning of Section 419 of the Code.
(d)   As of the date of this Agreement, no Mid Penn Benefit Plan that is subject to Section 436 of the Code has an adjusted funding target attainment percentage (as such term is defined in Section 436 of the Code) that is less than, or presumed to be less than, eighty percent (80%). As of the date of this Agreement, no Mid Penn Benefit Plan that is subject to Section 430 of the Code is considered at-risk (as such term is defined in Section 430 of the Code). As of the date of this Agreement, no accumulated funding deficiency (as such term is defined in Section 412 of the Code) has been incurred with respect to any Mid Penn Benefit Plan subject to Section 412 of the Code, whether or not waived.
(e)   No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Mid Penn Benefit Plan within the twelve (12) months prior to the date of this Agreement.
5.13.   Environmental Matters.
(a)   Mid Penn and the Mid Penn Subsidiaries are, and have been, during the last seven (7) years, in compliance, in all material respects, with all Environmental Laws.
(b)   There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Mid Penn’s Knowledge, threatened, before any court, Governmental Entity or other forum against Mid Penn or any Mid Penn Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Mid Penn or any Mid Penn Subsidiary.
5.14.   Brokers, Finders and Financial Advisors.
Neither Mid Penn nor any Mid Penn Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Keefe, Bruyette & Woods, Inc. and the fees payable pursuant thereto.
5.15.   Loan Matters.
The allowance for credit losses reflected in Mid Penn’s audited consolidated balance sheet at December 31, 2024 was, and the allowance for credit losses shown on Mid Penn’s balance sheets for periods ending after December 31, 2024, was, or will be, adequate, as of the date thereof, under GAAP.

5.16.   No 1st Colonial Capital Stock.
Neither Mid Penn nor any Mid Penn Subsidiary beneficially owns, directly or indirectly, any shares of 1st Colonial Common Stock, or any options, warrants or other rights to acquire any 1st Colonial Common Stock, except pursuant to the Merger as contemplated in this Agreement.
5.17.   SEC Reports.
Mid Penn has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 31, 2024 (the “Mid Penn SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Mid Penn SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the Securities Act to the extent applicable, and the rules and regulations of the SEC thereunder, applicable to such Mid Penn SEC Reports. None of the Mid Penn SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Mid Penn Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Mid Penn has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.
5.18.   Required Vote.
This Agreement and the Merger have been unanimously approved by the members of the Mid Penn Board of Directors and no vote of the Mid Penn stockholders is required to approve the transactions or actions contemplated by this Agreement.
5.19.   Registration Obligations.
Except for the shares of Mid Penn Common Stock to be issued under Article III of this Agreement, neither Mid Penn nor any Mid Penn Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
5.20.   Mid Penn Information Supplied.
The information relating to Mid Penn and any Mid Penn Subsidiary to be contained in the Proxy Statement — Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by 1st Colonial specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
5.21.   Reorganization.
Mid Penn has not taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
5.22.   No Financing.
Mid Penn has, or will have available to it prior to the Closing, all funds necessary to satisfy all of its obligations hereunder.
5.23.   Takeover Laws.
The adoption and approval by the Board of Directors of Mid Penn of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to Mid Penn in connection with the execution, delivery or performance of this Agreement.
5.24.   Quality of Representations.
The representations made by Mid Penn in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.
5.25.   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Mid Penn in this Article V, neither Mid Penn nor any other Person makes any express or implied representation or warranty with respect to Mid Penn, the Mid Penn Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to 1st Colonial or any of its affiliates or representatives in the course of their due diligence investigation of Mid Penn, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Mid Penn hereby disclaims any such other representations or warranties.
(b)   Notwithstanding anything contained in this Agreement to the contrary, Mid Penn acknowledges and agrees that neither 1st Colonial nor any other Person has made or is making any representations or warranties relating to 1st Colonial whatsoever, express or implied, beyond those expressly given by 1st Colonial in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding 1st Colonial furnished or made available to Mid Penn or any of its representatives.
ARTICLE VI
COVENANTS OF 1ST COLONIAL
6.1.   Conduct of Business.
(a)   Affirmative Covenants.   From the date of this Agreement to the Effective Time or earlier termination of this Agreement, except with the written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed, or as expressly contemplated by this Agreement (including as set forth in the 1st Colonial Disclosure Schedules), 1st Colonial will, and will cause each 1st Colonial Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business in all material respects, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect or delay the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect or delay its ability to perform its covenants and agreements under this Agreement.
(b)   Negative Covenants.   1st Colonial agrees that from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth on 1st Colonial Disclosure Schedule 6.1(b), (iii) consented to by Mid Penn in writing in advance, and, except with respect to paragraphs (1), (2), (8), (10) and (15) of this Section 6.1(b), which consent shall not be unreasonably withheld, conditioned or delayed, or (iv) required by law or by any Bank Regulator, 1st Colonial will not, and it will cause each of the 1st Colonial Subsidiaries not to:
(1)   change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;
(2)   change the number of authorized or issued shares of its capital stock, issue any shares of 1st Colonial capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or equity plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that 1st Colonial may issue shares of 1st Colonial Common Stock upon the exercise of 1st Colonial Options and settlement of 1st Colonial RSUs, in each case, that are outstanding on the date of this Agreement and listed on 1st Colonial Disclosure Schedule 4.2(e) (provided that any such settlement is required by the terms of the applicable 1st Colonial RSU);
(3)   enter into, amend in any material respect or terminate any 1st Colonial Material Contract (including without limitation any settlement agreement with respect to litigation), except in the ordinary course of business or as required by law;
(4)   make application for the opening or closing of any, or open, close or sell any, branch, automated banking facility or administrative office;
(5)   grant or agree to pay any bonus, severance, termination, retention, change in control or similar payment to, or enter into, renew or amend any employment agreement, severance agreement, retention agreement, change in control agreement, supplemental executive agreement or similar agreement with, or increase in any manner the compensation or benefits of, any of its or their current or former directors, officers, consultants, individual independent contractors or employees, except (i) as may be required by the terms of any 1st Colonial Benefit Plan as in effect immediately prior to the date of this Agreement and set forth on 1st Colonial Disclosure Schedule 4.12(a), (ii) for increases in base salary, hourly wages and annual or more short-term cash bonus opportunities, in each case of this clause (ii), in the ordinary course of business consistent with past practice to employees whose annualized base salary does not exceed One Hundred Thousand Dollars ($100,000), provided that such increases are not material in the aggregate, and (iii) as required by statute, regulations or regulatory guidance.
(6)   promote any employee to a rank having a title of senior vice president or other more senior rank or hire or offer to hire any new employee at an annual rate of compensation in excess of One Hundred Thousand Dollars ($100,000) except as set forth on 1st Colonial Disclosure Schedule 6.1(b)(6), provided that, in any event, 1st Colonial shall not enter into, renew or amend any employment agreement, severance agreement, retention agreement, change in control agreement and/or supplemental executive agreement in connection with any such hiring or promotion, and provided, further, that 1st Colonial may hire at will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;
(7)   terminate, or provide a notice of termination to, any employee other than for cause;
(8)   adopt, amend, establish or terminate any 1st Colonial Benefit Plan or any plan, program, agreement, contract, practice, policy or arrangement that would be a 1st Colonial Benefit Plan if it was in effect on the date of this Agreement (other than offer letters on 1st Colonial’s standard form of offer letter made available to Mid Penn, which provides for at-will employment and does not provide for any stock option, restricted stock unit, other equity or equity-based, change in control, retention or severance benefits or promises), or grant (or promise to grant) any option, restricted stock unit or other equity or equity-based award to any Person;
(9)   make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;
(10)   merge or consolidate 1st Colonial or any 1st Colonial Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of 1st Colonial or any 1st Colonial Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between 1st Colonial, or any 1st Colonial Subsidiary and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; or voluntarily revoke or surrender by any 1st Colonial Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;
(11)   sell or otherwise dispose of the capital stock of 1st Colonial or any 1st Colonial Subsidiary (except that 1st Colonial may issue shares of 1st Colonial Common Stock upon the exercise of 1st Colonial Options and settlement of 1st Colonial RSUs, in each case, that are outstanding on the date of this Agreement and listed on 1st Colonial Disclosure Schedule 4.2(e) (provided that any such settlement is required by the terms of the applicable 1st Colonial RSU)) or sell or otherwise dispose of any asset of 1st Colonial or of any 1st Colonial Subsidiary other than in the ordinary course of business consistent with past practice, except for transactions with the FHLB and Atlantic Community Bankers Bank; subject any asset of 1st Colonial or any 1st Colonial Subsidiary to a Lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), unless such Lien is subject to a stay or appeal proceeding, other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;
(12)   voluntarily take any action that would result in any of the representations and warranties of 1st Colonial or 1st Colonial Bank set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;
(13)   change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) any Bank Regulator responsible for regulating 1st Colonial or 1st Colonial Bank, or 1st Colonial’s independent accounting firm;
(14)   waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of One Million Dollars ($1,000,000) or greater to which 1st Colonial or any 1st Colonial Subsidiary is a party;
(15)   purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to its investment securities portfolio policies approved by the 1st Colonial Board of Directors and in effect on the date hereof; provided that any such individual purchase shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) per trade, provided, further, that all such purchases shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate and, provided, further, that no individual security purchased shall have a maturity date greater than two (2) years;
(16)   issue or sell any equity or debt securities of 1st Colonial or any 1st Colonial Subsidiary (except that 1st Colonial may issue shares of 1st Colonial Common Stock upon the exercise of 1st Colonial Options and settlement of 1st Colonial RSUs, in each case, that are outstanding on the date of this Agreement and listed on 1st Colonial Disclosure Schedule 4.2(e) (provided that any such settlement is required by the terms of the applicable 1st Colonial RSU));
(17)   make or acquire any loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan other credit facility commitment, or amend or modify in any material respect any loan or other credit facility commitment (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by 1st Colonial), except (i) in accordance with past practice pursuant to policies approved by the 1st Colonial Board of Directors and in effect on the date hereof, and (ii) with respect to each such loan or other commitment for any new borrower, the aggregate borrowings from 1st Colonial of such relationship does not exceed Five Hundred Thousand Dollars ($500,000.00) and for any existing borrower such aggregate amount of the increase does not exceed One Million Dollars ($1,000,000.00). For any proposed extension of credit for which 1st Colonial shall seek the prior consent of Mid Penn, 1st Colonial shall send the credit write-up for the proposed credit to Mid Penn’s Chief Credit Officer at paul.spotts@midpennbank.com and if Mid Penn does not (i) object in writing to the proposed credit or (ii) request reasonable additional information on the proposed credit, within three (3) Business Days of receipt of the credit write-up, Mid Penn shall be deemed to have consented to the origination of such credit. If 1st Colonial sends additional information on the proposed credit to Mid Penn, and Mid Penn does not (i) request any further additional information on the proposed credit or (ii) object in writing to the proposed credit, within three (3) Business Days of receipt of the initial additional information, Mid Penn shall be deemed to have consented to the origination of such credit;
(18)   enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;
(19)   enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest other than in the ordinary course of business consistent with past practice;
(20)   except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement other than wages and bonuses accrued in the ordinary course of business;
(21)   enter into any new line of business;
(22)   make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations, GAAP or by a Bank Regulator;
(23)   except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any 1st Colonial Benefit Plan;
(24)   make any capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate, other than pursuant to binding commitments existing on the date hereof or other than expenditures necessary to maintain existing assets in good repair;
(25)   purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;
(26)   undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business involving (i) a payment by 1st Colonial or 1st Colonial Bank of more than Twenty-Five Thousand Dollars ($25,000) annually, (ii) containing any financial commitment extending beyond twenty-four (24) months from the date hereof, or (iii) any Affiliate of 1st Colonial or 1st Colonial Bank; provided that the aggregate payments under clauses (i) and (ii) shall not exceed Fifty Thousand Dollars ($50,000);
(27)   pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of Twenty-Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that 1st Colonial may not charge-off through settlement, compromise or discharge more than Fifty Thousand Dollars ($50,000) of the outstanding principal balance of any loan that is ninety (90) or more days contractually past due without first discussing the decision with Mid Penn;
(28)   foreclose upon or take a deed or title to any commercial real estate (which, for clarification, shall not include any real property used for residential purposes which secures a commercial loan) without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;
(29)   purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;
(30)   take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(31)   make any promise, commitment, representation, guarantee or other communication to any employee (including general communications relating to benefits and compensation) relating to post-Closing employment, benefits or compensation without the prior written consent of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed);
(32)   issue any broadly distributed communication of a general nature to customers regarding the Merger without the prior approval of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or
(33)   agree to do any of the foregoing.
6.2.   Financial and Other Statements.
(a)   Promptly upon receipt thereof, 1st Colonial will furnish to Mid Penn copies of each annual, interim or special audit of the books of 1st Colonial and the 1st Colonial Subsidiaries made by its independent auditors and copies of all internal control reports submitted to 1st Colonial by such auditors in connection with each annual, interim or special audit of the books of 1st Colonial and the 1st Colonial Subsidiaries made by such auditors.
(b)   1st Colonial will furnish to Mid Penn copies of all documents, statements and reports as it or any 1st Colonial Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Promptly after approval thereof by the 1st Colonial Board of Directors, but in no event later than thirty (30) days after the end of each month, 1st Colonial will deliver to Mid Penn a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.
(c)   1st Colonial will advise Mid Penn promptly of the receipt of any written examination report of any Bank Regulator with respect to the condition or activities of 1st Colonial or any of the 1st Colonial Subsidiaries, but nothing provided for herein shall require 1st Colonial to disclose confidential supervisory information or to provide copies of such reports to Mid Penn to the extent such disclosure is legally prohibited.
(d)   With reasonable promptness, 1st Colonial will furnish to Mid Penn such additional financial data that 1st Colonial possesses and as Mid Penn may reasonably request, including without limitation, detailed monthly financial statements, loan reports and 1st Colonial Regulatory Reports.
6.3.   Maintenance of Insurance.
1st Colonial shall maintain, and cause each 1st Colonial Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

6.4.   Disclosure Supplements.
From time to time prior to the Effective Time, 1st Colonial will promptly supplement or amend the 1st Colonial Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such 1st Colonial Disclosure Schedule or that is necessary to correct any information in such 1st Colonial Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such 1st Colonial Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
6.5.   Consents and Approvals of Third Parties.
1st Colonial shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.
6.6.   Commercially Reasonable Efforts.
Subject to the terms and conditions herein provided, 1st Colonial agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to 1st Colonial.
6.7.   Failure to Fulfill Conditions.
In the event that 1st Colonial determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Mid Penn.
6.8.   No Other Bids and Related Matters.
(a)   From and after the date hereof until the termination of this Agreement, except as otherwise expressly permitted in this Agreement, 1st Colonial shall not, and shall not authorize, permit or cause any 1st Colonial Subsidiary, and shall use its reasonable best efforts to cause its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “1st Colonial Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a 1st Colonial Acquisition Proposal; (ii) respond to any inquiry relating to a 1st Colonial Acquisition Proposal or a 1st Colonial Acquisition Transaction (except to notify a Person that has made a 1st Colonial Acquisition Proposal of the existence of the provisions of this Section 6.8); (iii) recommend or endorse a 1st Colonial Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any 1st Colonial Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Mid Penn) any confidential or nonpublic information or data with respect to 1st Colonial or any 1st Colonial Subsidiary or otherwise relating to a 1st Colonial Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which 1st Colonial is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any 1st Colonial Acquisition Proposal or approve or resolve to approve any 1st Colonial Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a 1st Colonial Acquisition Proposal. Any violation of the foregoing restrictions by 1st Colonial or any 1st Colonial Representative, whether or not such 1st Colonial Representative is so authorized and whether or not such 1st Colonial Representative is purporting to act on behalf of 1st Colonial or otherwise, shall be deemed to be a breach of this Agreement by 1st Colonial. 1st Colonial and each 1st Colonial Subsidiary shall, and shall cause each of the 1st Colonial Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential 1st Colonial Acquisition Proposal. 1st Colonial shall notify Mid Penn immediately if any such discussion or negotiations are sought to be initiated with 1st Colonial by any Person other than Mid Penn or if any such requests for information, inquiries, proposals or communications are received from any Person other than Mid Penn.

For purposes of this Agreement, “1st Colonial Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Mid Penn), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a 1st Colonial Acquisition Transaction. For purposes of this Agreement, “1st Colonial Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving 1st Colonial or any 1st Colonial Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of 1st Colonial or any 1st Colonial Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of 1st Colonial and each 1st Colonial Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of 1st Colonial or any 1st Colonial Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of 1st Colonial or any 1st Colonial Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
(b)   Notwithstanding Section 6.8(a), the 1st Colonial Board of Directors shall be permitted to engage in discussions or negotiations with any Person that makes an acquisition proposal if, but only if, (i) 1st Colonial has received a bona fide unsolicited written 1st Colonial Acquisition Proposal that did not result from a breach of this Section 6.8; (ii) the 1st Colonial Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such 1st Colonial Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) at least two (2) Business Days prior to furnishing any non-public information to, or entering into discussions with, such Person, 1st Colonial gives Mid Penn written notice of the identity of such Person and of 1st Colonial’s intention to furnish nonpublic information to, or enter into discussions with, such Person and (iv) prior to furnishing or affording access to any confidential or nonpublic information or data with respect to 1st Colonial or any of the 1st Colonial Subsidiaries or otherwise relating to a 1st Colonial Acquisition Proposal, 1st Colonial receives from such Person a confidentiality agreement with terms no less favorable to Mid Penn than those contained in the Confidentiality Agreement (other than the public knowledge of the proposed terms of the Merger) and provides a copy of the same to Mid Penn. 1st Colonial shall promptly provide to Mid Penn any non-public information regarding 1st Colonial or any 1st Colonial Subsidiary provided to any other Person that was not previously provided to Mid Penn, such additional information to be provided no later than the date of provision of such information to such other party.
For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a 1st Colonial Acquisition Transaction on terms that the 1st Colonial Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its financial advisor (i) would, if consummated, result in the acquisition of greater than fifty percent (50%), of the issued and outstanding shares of 1st Colonial Common Stock or all, or substantially all, of the assets of 1st Colonial and the 1st Colonial Subsidiaries on a consolidated basis; (ii) would result in a transaction that involves consideration to the holders of the shares of 1st Colonial Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to 1st Colonial’s shareholders pursuant to this Agreement taking into account all factors relating to such proposed transaction deemed relevant by 1st Colonial’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Mid Penn in response to such Acquisition Proposal); and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
(c)   1st Colonial shall promptly (and in any event within two (2) calendar days) notify Mid Penn in writing of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). 1st Colonial agrees that it shall keep Mid Penn informed, on a current basis, of the status and terms of any such Acquisition Proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d)   Subject to Section 6.8(e), neither the 1st Colonial Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mid Penn in connection with the transactions contemplated by this Agreement (including the Merger), the 1st Colonial Recommendation, or make any statement, filing or release, in connection with the 1st Colonial Shareholders’ Meeting or otherwise, inconsistent with the 1st Colonial Recommendation (it being understood that taking a neutral position or no position with respect to a 1st Colonial Acquisition Proposal shall be considered an adverse modification of the 1st Colonial Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any 1st Colonial Acquisition Proposal; or (iii) enter into (or cause 1st Colonial or any 1st Colonial Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any 1st Colonial Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.8(b)) or (B) requiring 1st Colonial to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)   Notwithstanding Section 6.8(d) above, prior to the 1st Colonial Shareholders’ Meeting, the 1st Colonial Board of Directors may approve or recommend to the shareholders of 1st Colonial a Superior Proposal and withdraw, qualify or modify the 1st Colonial Recommendation in connection therewith or take any of the other actions otherwise prohibited by Section 6.8(d) (a “1st Colonial Subsequent Determination”) after the fifth (5th) Business Day following the receipt by Mid Penn of a notice (the “Notice of Superior Proposal”) from 1st Colonial advising Mid Penn that the 1st Colonial Board of Directors has decided that a bona fide unsolicited written 1st Colonial Acquisition Proposal that it received (that did not result from a breach of this Section 6.8) constitutes a Superior Proposal (it being understood that 1st Colonial shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that 1st Colonial proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the 1st Colonial Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to 1st Colonial’s shareholders under applicable law and (ii) at the end of such five (5) Business Day period (or two (2) Business Day period for a revised Superior Proposal), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Mid Penn since its receipt of such Notice of Superior Proposal (provided, however, that Mid Penn shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the 1st Colonial Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.8(e) and (B) that such 1st Colonial Acquisition Proposal constitutes a Superior Proposal.
(f)   Nothing contained in this Section 6.8 or elsewhere in this Agreement shall prohibit 1st Colonial or the 1st Colonial Board of Directors from complying with 1st Colonial’s obligations under Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or Item 1012(a) of Regulation M-A (as if such rules were applicable to 1st Colonial) with respect to an Acquisition Proposal or from making any legally required disclosure to the shareholders of 1st Colonial; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.9.   Reserves and Merger-Related Costs.
1st Colonial agrees to consult with Mid Penn with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Mid Penn and 1st Colonial shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Mid Penn shall reasonably request and which are consistent with GAAP and regulatory accounting principles, provided that no such actions need be effected until immediately prior to the Effective Time and Mid Penn shall have irrevocably certified to 1st Colonial that all conditions set forth in Article IX to the obligation of Mid Penn to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.
6.10.   Board of Directors and Committee Meetings.
1st Colonial shall provide or make available to Mid Penn (a) any 1st Colonial or 1st Colonial Subsidiary board or board committee package, including the agenda and any draft minutes (other than minutes that discuss any of the transactions contemplated by this Agreement or other subject matter 1st Colonial reasonably determines should be kept confidential), promptly following the time at which it makes a copy of such package available to the Board of Directors of 1st Colonial or such 1st Colonial Subsidiary or any committee thereof, and (b) the minutes (including supporting documentation and schedules, but other than minutes that discuss any of the transactions contemplated by this Agreement or other subject matter 1st Colonial reasonably believes should be kept confidential) of any meeting of the 1st Colonial Board of Directors or any of the 1st Colonial Subsidiaries, or any committee thereof, or any senior management committee (including, but not limited to, the loan committee of 1st Colonial Bank) and (c) following the receipt of all required Regulatory Approvals to consummate the transactions described herein, permit Mid Penn’s President and Chief Executive Officer to attend in person or telephonically (to the extent practicable), solely as an observer, any meeting of the Board of Directors of 1st Colonial or any 1st Colonial Subsidiary or the executive or loan committees thereof, except, in each case, to the extent exclusion (x) may be required for the 1st Colonial Board of Directors to exercise its fiduciary duties under Pennsylvania law or applicable law, (y) may be required by applicable Bank Regulators, or (z) may be required to protect attorney-client privilege. Minutes of meetings deliverable to Mid Penn pursuant to this Section 6.10 shall be delivered within fifteen (15) days after the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Effective Time, such minutes shall be provided prior to the Effective Time.
6.11.   Affiliate Letters.
Concurrently with the execution of this Agreement, 1st Colonial shall deliver to Mid Penn the 1st Colonial Affiliate Letters.
6.12.   Proxy Solicitor.
1st Colonial shall, if requested in writing by Mid Penn, retain a proxy solicitor in connection with the solicitation of 1st Colonial shareholder approval of this Agreement.
6.13.   Approval of Bank Plan of Merger.
1st Colonial shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of 1st Colonial Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by 1st Colonial Bank in accordance with applicable laws and regulations and no later than after completion of the Merger on the Effective Time.
6.14.   Employee Benefit Plans.
(a)   To the extent permitted by applicable law, 1st Colonial shall take, or shall cause the 1st Colonial Subsidiaries to take, all actions that may be requested by Mid Penn to cause the termination, amendment or freezing of any 1st Colonial Benefit Plan prior to the Effective Time.
(b)   If requested by Mid Penn in writing at least thirty (30) days prior to the Effective Time, 1st Colonial shall cause any 401(k) plan sponsored or maintained by 1st Colonial or any 1st Colonial

Subsidiary (each, a “1st Colonial 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time. If Mid Penn requests that the 1st Colonial 401(k) Plan be so terminated, the 1st Colonial Continuing Employees who participated in the 1st Colonial 401(k) Plan immediately prior to the Effective Time shall be eligible to participate effective as of the Effective Time in a 401(k) plan sponsored or maintained by Mid Penn or one of the Mid Penn Subsidiaries (each, a “Mid Penn 401(k) Plan”). 1st Colonial and Mid Penn shall take any and all actions as may be reasonably required, including amendments to any 1st Colonial 401(k) Plan and/or Mid Penn 401(k) Plan, to permit the 1st Colonial Continuing Employees who are then actively employed to make eligible rollover contributions of their 1st Colonial 401(k) Plan account balance to the Mid Penn 401(k) Plan in the form of cash, outstanding participant loans (and promissory notes) or a combination thereof.
ARTICLE VII
COVENANTS OF MID PENN
7.1.   Conduct of Business.
(a)   Affirmative Covenants.   From the date of this Agreement to the Effective Time or earlier termination of this Agreement, except with the written consent of 1st Colonial (which shall not be unreasonably withheld, conditioned or delayed) Mid Penn will, and it will cause each Mid Penn Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect or delay the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect or delay its ability to perform its covenants and agreements under this Agreement.
(b)   Negative Covenants.   Mid Penn agrees that from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Mid Penn Disclosure Schedule 7.1(b), (iii) consented to by 1st Colonial in writing in advance, or (iv) required by law or by any Bank Regulator, Mid Penn will not, and it will cause each Mid Penn Subsidiary not to:
(1)   amend its articles of incorporation or bylaws or similar governing documents of any of the Mid Penn Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of 1st Colonial Common Stock or that would materially impede Mid Penn’s ability to consummate the transactions contemplated by this Agreement;
(2)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article IX not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;
(3)   prior to the receipt of (i) all Regulatory Approvals and (ii) the approval of the transactions contemplated by this Agreement by the shareholders of 1st Colonial at the 1st Colonial Shareholders’ Meeting, publicly announce or discuss with any Bank Regulator any transaction involving the acquisition of all or any substantial portion of the equity interests, business or assets of any other Person, other than (x) acquisitions of the equity interests or assets of a nonbank entity or (y) acquisitions in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Mid Penn, or any Mid Penn Subsidiary and any other Person.
(4)   take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(5)   agree to any of the foregoing.

7.2.   Maintenance of Insurance.
Mid Penn shall maintain, and cause each Mid Penn Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.
7.3.   Disclosure Supplements.
From time to time prior to the Effective Time, Mid Penn will promptly supplement or amend the Mid Penn Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Mid Penn Disclosure Schedule or that is necessary to correct any information in such Mid Penn Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Mid Penn Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
7.4.   Consents and Approvals of Third Parties.
Mid Penn shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.
7.5.   Commercially Reasonable Efforts.
Subject to the terms and conditions herein provided, Mid Penn agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Mid Penn.
7.6.   Failure to Fulfill Conditions.
In the event that Mid Penn determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify 1st Colonial.
7.7.   Post-Closing Governance.
On or prior to the Effective Time, Mid Penn shall take such actions as are necessary to cause the 1st Colonial Nominee to be appointed to the Board of Directors of Mid Penn.
7.8.   Employee Matters.
(a)   After the Closing, the 1st Colonial Benefit Plans may, at Mid Penn’s election and subject to the requirements of the Code and ERISA and the terms of the 1st Colonial Benefit Plans, continue to be maintained separately, consolidated, merged, frozen or terminated.
(b)   Employees of 1st Colonial or any 1st Colonial Subsidiary as of immediately prior to the Effective Time (each, a “1st Colonial Continuing Employee”) who become participants in a Mid Penn Benefit Plan shall, except with respect to any Mid Penn Excluded Benefit Plan, be given credit for service as an employee of 1st Colonial or 1st Colonial Bank or any predecessor thereto prior to the Effective Time for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels (but not benefit accrual) under such plans. Notwithstanding the foregoing, 1st Colonial Continuing Employees who become eligible to participate in a Mid Penn Excluded Benefit Plan shall be treated as new employees (without any credit for service prior to the Closing Date) for all purposes under any such Mid Penn Excluded Benefit Plan.
(c)   This Agreement shall not limit, and shall not be construed to limit, the ability of Mid Penn, Mid Penn Bank, the Surviving Corporation or any of their respective Affiliates to terminate the employment of any 1st Colonial Continuing Employee at any time or for any reason, or to review employee benefit programs from time to time and to make such changes (including terminating or amending any benefit plan or program) as it deems appropriate.

(d)   In the event of any termination of any 1st Colonial health plan or consolidation of any 1st Colonial health plan with any Mid Penn health plan, Mid Penn shall make available to employees of 1st Colonial or any 1st Colonial Subsidiary and their dependents health coverage on the same basis as it provides such coverage to Mid Penn employees. With respect to any 1st Colonial Continuing Employee, Mid Penn shall use commercially reasonable efforts to cause any coverage limitation under the Mid Penn health plan due to any pre-existing condition to be waived by the Mid Penn health plan to the degree that such condition was waived or satisfied under the corresponding 1st Colonial health plan. Solely with respect to the plan year that includes the Closing Date, Mid Penn shall use commercially reasonable efforts to cause the applicable Mid Penn Benefit Plan that is a medical, prescription drug, dental or vision plan to recognize any expenses incurred by a 1st Colonial Continuing Employee (or any dependent thereof) under the corresponding medical, prescription drug, dental or vision plan of 1st Colonial in the plan year that includes the Closing Date for purposes of determining any applicable deductible and annual out of pocket expense under such Mid Penn Benefit Plan.
(e)   In the event (i) Mid Penn terminates the employment (other than for circumstances reasonably constituting cause) of any 1st Colonial Continuing Employee (other than 1st Colonial Continuing Employees who are subject to employment, change of control or similar contracts), or (ii) such 1st Colonial Continuing Employee is not offered or retained in substantially comparable employment, with respect to job description, responsibilities, work location (it being understood that any work location that is located within thirty-five (35) miles of the 1st Colonial Continuing Employee’s work location as of the Closing Date shall be deemed “substantially comparable” for purposes of this Section 7.8(e)) and pay, with Mid Penn or Mid Penn Bank, as applicable, then Mid Penn shall pay severance benefits to such individuals as follows: (A) in the event employment is terminated on the Closing Date or within one (1) year after the Closing Date, two (2) weeks’ salary for each full year of continuous service with 1st Colonial, with a minimum severance benefit of four (4) weeks and a maximum severance benefit of twenty-six (26) weeks; or (B) in the event employment is terminated after the one (1) year anniversary of the Closing Date, in accordance with the then existing severance policy of Mid Penn or its successor; provided, however, that Mid Penn’s obligation to pay severance to any 1st Colonial Continuing Employee pursuant to the foregoing shall be expressly conditioned on the timely receipt by Mid Penn of a release in such form and substance as deemed acceptable by Mid Penn in its sole and absolute discretion. From and after the Effective Time, Mid Penn shall permit all 1st Colonial Continuing Employees whose employment is terminated without cause as of the Effective Time by Mid Penn, 1st Colonial or any 1st Colonial Subsidiary to participate in Mid Penn’s outplacement services plan for employees of Mid Penn and Mid Penn Subsidiaries, which outplacement services shall be provided for a period of not less than six months following the termination of employment by an outplacement agency selected by Mid Penn.
(f)   As soon as reasonably practicable following the date of this Agreement, 1st Colonial and Mid Penn shall cooperate and use their commercially reasonable efforts to establish an aggregate retention bonus amount and identify key employees of 1st Colonial who will be offered a retention bonus prior to the Effective Time upon such terms and conditions as the Chief Executive Officers of 1st Colonial and Mid Penn shall mutually agree in writing.
(g)   Concurrently with the execution of this Agreement, Mid Penn Bank is entering into an employment agreement and change in control severance agreement with Robert B. White, in the forms attached hereto as Mid Penn Disclosure Schedule 7.8(g), to be effective as of the Effective Time.
(h)   Mid Penn shall honor all obligations under the existing employment and change in control agreements as set forth in Section 7.8(h) of the Mid Penn Disclosure Schedule.
(i)   The provisions of this Section 7.8 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee (including any 1st Colonial Continuing Employee), other service provider or independent contractor, any beneficiary or dependent of any of the foregoing or any other person or entity shall be a third-party beneficiary of this Section 7.8 or otherwise have the right to enforce any provision of this Section 7.8. Nothing in this Agreement shall be, or shall be construed as, an amendment to, or the adoption of, any 1st Colonial Benefit Plan, Mid Penn Benefit Plan or other compensation or benefit plan, program, practice, policy, agreement, contract or arrangement. Nothing in this Section 7.8 shall, or shall be deemed to, limit the right of Mid Penn, any

Mid Penn Subsidiary, the Surviving Corporation or any subsidiary of any of the foregoing from amending, terminating or adopting any employee benefit plan, program, agreement, contract, practice, policy or arrangement at any time, without notice or without the consent of any person or entity.
7.9.   Directors and Officers Indemnification and Insurance.
(a)   Following the Effective Time, Mid Penn shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of 1st Colonial or 1st Colonial Bank (the “Indemnified Parties”) against all losses, claims, damages, fines, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with, arising out of or pertaining to any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of 1st Colonial or a 1st Colonial Subsidiary if such Claim pertains to acts, omissions, or any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the approval of this Agreement and the transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by 1st Colonial under the PBCL and under 1st Colonial’s articles of incorporation and bylaws. Mid Penn shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by 1st Colonial under the PBCL and under 1st Colonial’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify Mid Penn (but the failure so to notify Mid Penn shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices Mid Penn) and shall deliver to Mid Penn the undertaking referred to in the previous sentence. Following the Effective Time, Mid Penn shall reasonably cooperate with the Indemnified Parties, and the Indemnified Parties shall reasonably cooperate with Mid Penn, in the defense of any such claim, action, suit, proceeding or investigation.
(b)   In the event that either Mid Penn or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Mid Penn shall assume the obligations set forth in this Section 7.9.
(c)   Mid Penn shall maintain, or shall cause Mid Penn Bank to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of 1st Colonial (provided, that Mid Penn may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time (including the approval of this Agreement and the transactions contemplated hereby); provided, however, that in no event shall Mid Penn be required to expend pursuant to this subsection more than two hundred percent (200%) of the annual cost currently expended by 1st Colonial with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Mid Penn shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Mid Penn or 1st Colonial, in consultation with, but only upon the consent of Mid Penn, may (and at the request of Mid Penn, 1st Colonial shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under 1st Colonial’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed the Maximum Amount.

(d)   The obligations of the Surviving Corporation, Mid Penn or 1st Colonial under this Section 7.9 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Indemnified Party or any other person entitled to the benefit of this Section 7.9 without the prior written consent of the affected Indemnified Party or affected person.
(e)   The obligations of Mid Penn provided under this Section 7.9 shall survive the Effective Time and are intended to be enforceable against Mid Penn directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Mid Penn.
7.10.   Stock Reserve.
Mid Penn agrees at all times from the date of this Agreement until the Stock Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.
7.11.   Exchange Listing.
Prior to the Closing Date, Mid Penn will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of Mid Penn Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Mid Penn Common Stock to be issued in the Merger.
7.12.   Approval of Bank Plan of Merger.
Mid Penn shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of Mid Penn Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Mid Penn Bank in accordance with applicable laws and regulations and no later than after completion of the Merger on the Effective Time.
7.13.   Mid Penn Board
Prior to the Closing Date, the 1st Colonial Board of Directors shall nominate one (1) member of the 1st Colonial Board of Directors as of the date hereof to be appointed to the Board of Directors of Mid Penn. The individual so appointed pursuant to this Section 7.13(a) shall be designated after consultation with Mid Penn and is referred to as the “1st Colonial Nominee.” Mid Penn agrees to take all action necessary to appoint or elect, effective as of the Effective Time, the 1st Colonial Nominee as a Class B director of Mid Penn, to serve for a term that shall coincide with the remaining term of that class and until his or her successor is elected and qualified or otherwise in accordance with applicable law and Mid Penn’s articles of incorporation and bylaws.
Following the Effective Time and subject to compliance with the fiduciary duties of the Board of Directors of Mid Penn (including compliance with the requirements of Mid Penn’s articles of incorporation and bylaws), the Board of Directors of Mid Penn shall take appropriate actions to cause the 1st Colonial Nominee, whose term expires at Mid Penn’s 2027 annual meeting of shareholders, to be nominated to stand for election by Mid Penn’s shareholders at Mid Penn’s 2027 annual meeting of shareholders. Thereafter, Mid Penn will apply their normal governance and nomination procedures to the re-election of incumbent directors. If the 1st Colonial Nominee initially named shall not be eligible to serve in accordance with this Section 7.13, chooses not to serve or is unable to serve, then 1st Colonial and Mid Penn shall mutually agree upon another Person to be the 1st Colonial Nominee and the provisions of this Section 7.13 shall apply to such successor 1st Colonial Nominee in all respects.
7.14.   Advisory Board.
All members of the Board of Directors of 1st Colonial in office as of the Effective Time, other than the 1st Colonial Nominee, will be offered the opportunity to serve a paid one-year term, subject to such compensation as set forth on Mid Penn Disclosure Schedule Section 7.14 and such policies established by Mid Penn Bank from time to time.

ARTICLE VIII
ADDITIONAL AGREEMENTS
8.1.   Shareholder Meeting.
Subject to Section 10.1(h) of this Agreement, 1st Colonial will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “1st Colonial Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in 1st Colonial’s reasonable judgment, necessary or desirable, and (ii), except as otherwise permitted by Section 6.8(e), have its Board of Directors unanimously recommend approval of this Agreement to the 1st Colonial shareholders (the “1st Colonial Recommendation”) and otherwise support the Merger.
8.2.   Proxy Statement-Prospectus.
(a)   For the purposes of (i) registering Mid Penn Common Stock to be offered to holders of 1st Colonial Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) holding the 1st Colonial Shareholders’ Meeting, Mid Penn shall draft and prepare, and 1st Colonial shall cooperate in the preparation of, the Registration Statement, including a joint proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement-prospectus in the form mailed to the 1st Colonial shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Mid Penn shall use its best efforts to file, or cause to be filed, the Registration Statement, including the Proxy Statement-Prospectus, with the SEC within sixty (60) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of Mid Penn and 1st Colonial shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and 1st Colonial shall thereafter promptly mail the Proxy Statement-Prospectus to the 1st Colonial shareholders. Mid Penn shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and 1st Colonial shall furnish all information concerning 1st Colonial and the holders of 1st Colonial Common Stock as may be reasonably requested in connection with any such action.
(b)   1st Colonial shall provide Mid Penn with any information concerning itself that Mid Penn may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Mid Penn shall notify 1st Colonial promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to 1st Colonial promptly copies of all correspondence between Mid Penn or any of its representatives and the SEC. Mid Penn shall give 1st Colonial and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give 1st Colonial and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Mid Penn and 1st Colonial agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of 1st Colonial Common Stock entitled to vote at the 1st Colonial Shareholders’ Meeting at the earliest practicable time.
(c)   1st Colonial and Mid Penn shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, 1st Colonial shall cooperate with Mid Penn in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Mid Penn shall file an amended Registration Statement with the SEC, and 1st Colonial, in its sole determination, shall mail an amended Proxy Statement-Prospectus to the 1st Colonial shareholders.

8.3. Regulatory Approvals.
Each of 1st Colonial and Mid Penn will cooperate with the other and use commercially reasonable efforts to promptly prepare and within sixty (60) days of the date of this Agreement or as promptly as reasonably practicable thereafter file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement. 1st Colonial and Mid Penn shall furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of 1st Colonial or Mid Penn to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. 1st Colonial shall have the right to review and approve in advance all characterizations of the information relating to 1st Colonial and any 1st Colonial Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. Mid Penn shall give 1st Colonial and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give 1st Colonial and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Mid Penn shall notify 1st Colonial promptly of the receipt of any comments of any Bank Regulator with respect to such filings. Each of 1st Colonial and Mid Penn will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement.
8.4.   Current Information.
(a)   During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request. Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of the properties of such party or the Mid Penn Subsidiaries or 1st Colonial Subsidiaries, as applicable, and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any Mid Penn Subsidiary or 1st Colonial Subsidiary, as applicable. Without limiting the foregoing, executive officers of Mid Penn and 1st Colonial shall confer at the reasonable request of the other, and shall meet on a reasonably regular basis, to review the financial and operational affairs of 1st Colonial and the 1st Colonial Subsidiaries and of Mid Penn and the Mid Penn Subsidiaries, in accordance with applicable law, and 1st Colonial shall give due consideration to Mid Penn’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Mid Penn nor any Mid Penn Subsidiary shall, under any circumstance, be permitted to exercise control of 1st Colonial or any 1st Colonial Subsidiary prior to the Effective Time; provided, however, neither Mid Penn nor 1st Colonial shall be required to take any action that would provide access to or disclose information where such access or disclosure would, in such disclosing party’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by such disclosing party of the privilege protecting communications between such disclosing party and any of its legal counsel.
(b)   1st Colonial Bank shall provide Mid Penn Bank, within fifteen (15) Business Days after the end of each calendar month, a written list of nonperforming assets, its asset quality report and a written list of its investment security purchases during the calendar month then ended. On a monthly basis, 1st Colonial Bank shall provide Mid Penn Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.
(c)   Each of Mid Penn and 1st Colonial shall promptly inform the other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations

(by any federal, state or local commission, agency or board) relating to the alleged liability of such party or any 1st Colonial Subsidiary or any Mid Penn Subsidiary, as applicable, under any labor or employment law.
8.5.   [Intentionally Omitted].
8.6.   Shareholder Litigation.
Each of Mid Penn and 1st Colonial shall promptly advise the other party in writing of any actual or threatened shareholder litigation against such party or any of its Subsidiaries and/or the members of the Board of Directors of Mid Penn or Board of Directors of 1st Colonial or their respective Subsidiaries related to this Agreement or the Merger and the other transactions contemplated by this Agreement. 1st Colonial shall give Mid Penn the right to review and comment on all filings or responses to be made by 1st Colonial in connection with any such litigation, and 1st Colonial will in good faith take such comments into account, and no such settlement shall be offered or agreed to without Mid Penn’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Mid Penn shall not be obligated to consent to any settlement which does not include a full release or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or its affiliates.
8.7.   Access; Confidentiality.
(a)   From the date of this Agreement through the Effective Time, 1st Colonial shall, and shall cause each 1st Colonial Subsidiary to, afford to Mid Penn and its authorized agents and representatives, commercially reasonable access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of 1st Colonial and each 1st Colonial Subsidiary will use commercially reasonable efforts to furnish Mid Penn and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Mid Penn or its representatives shall from time to time reasonably request except, in each case, to the extent exclusion (x) may be required for the board of directors to exercise its fiduciary duties under Pennsylvania law or applicable law, (y) may be required by applicable Bank Regulators, or (z) may be required to protect attorney-client privilege.
(b)   Mid Penn agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of 1st Colonial and the 1st Colonial Subsidiaries.
(c)   In addition, 1st Colonial shall provide Mid Penn (i) a weekly loan pipeline report; and (ii) appropriate information, as requested, regarding matters relating to problem loans, loan restructurings and loan workouts of 1st Colonial and any 1st Colonial Subsidiary where the outstanding balance, including principal and interest, is equal to or in excess of One Hundred Thousand Dollars ($100,000), provided that nothing contained in this subparagraph shall be construed to grant Mid Penn or any Mid Penn employee any final decision-making authority with respect to such matters.
(d)   Prior to the Effective Time, Mid Penn shall hold in confidence all confidential information of 1st Colonial on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, Mid Penn will continue to comply with the terms of such Confidentiality Agreement.
ARTICLE IX
CLOSING CONDITIONS
9.1.   Conditions to Each Party’s Obligations under this Agreement.
The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:
(a)   Shareholder Approval.   This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of 1st Colonial.
(b)   Injunctions.   None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.
(c)   Regulatory Approvals.   All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either 1st Colonial or Mid Penn, materially reduce the benefits of the Merger to such a degree that either 1st Colonial or Mid Penn would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof (a “Materially Burdensome Regulatory Condition”).
(d)   Effectiveness of Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Mid Penn Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.
(e)   Tax Opinions.   On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Mid Penn shall have received an opinion of Holland & Knight LLP (or, if Holland & Knight LLP is unwilling or unable to issue the opinion, an opinion of another nationally recognized law firm), and 1st Colonial shall have received an opinion of Stradley Ronon Stevens & Young, LLP (or, if Stradley Ronon Stevens & Young, LLP is unwilling or unable to issue the opinion, an opinion of another nationally recognized law firm), each reasonably acceptable in form and substance to Mid Penn and 1st Colonial, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the legal opinions described in this Section 9.1(e), the law firms may require and rely upon customary representations contained in certificates of officers of Mid Penn and 1st Colonial and their respective subsidiaries. The receipt of such legal opinions may not be waived by either party to this Agreement unless the Proxy Statement-Prospectus is re-circulated to the 1st Colonial shareholders for solicitation of their approval of the consummation of the Merger without fulfillment of the condition described in this Section 9.1(e).
(f)   Listing of Mid Penn Common Stock.   The shares of Mid Penn Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.
9.2.   Conditions to the Obligations of Mid Penn under this Agreement.
The obligations of Mid Penn to consummate the Merger also are subject to the fulfillment or written waiver (subject to applicable law) by Mid Penn prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   (i) Each of the representations and warranties of 1st Colonial (other than in Sections 4.1(a), 4.1(b) (1st two sentences only), 4.1(c), 4.1(d), 4.2, 4.3 and 4.7) set forth in this Agreement or in any certificate or agreement delivered by 1st Colonial pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on 1st Colonial, (ii) each of the representations and warranties of 1st Colonial set forth in Section 4.2 shall be true and correct

(other than de minimus inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of 1st Colonial set forth in Sections 4.1(a), 4.1(b) (1st two sentences only), 4.1(c), 4.1(d), 4.3 and 4.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).
(b)   Agreements and Covenants.   1st Colonial shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.
(c)   Dissenters’ Rights.   Holders of no more than five percent (5%) of the outstanding shares of 1st Colonial Common Stock shall have properly exercised their dissenters’ rights pursuant to the PBCL.
(d)   No Change Resulting in Material Adverse Effect.   From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to 1st Colonial.
(e)   Officer’s Certificate.   1st Colonial shall have delivered to Mid Penn a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (d) of this Section 9.2 have been satisfied.
9.3.   Conditions to the Obligations of 1st Colonial under this Agreement.
The obligations of 1st Colonial to consummate the Merger also are subject to the fulfillment or written waiver (subject to applicable law) by 1st Colonial prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   (i) Each of the representations and warranties of Mid Penn (other than in Sections 5.1(a), 5.1(b) (1st two sentences only), 5.1(c), 5.1(d), 5.2, 5.3 and 5.7) set forth in this Agreement or in any certificate or agreement delivered by Mid Penn pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mid Penn, (ii) each of the representations and warranties of Mid Penn set forth in Section 5.2 shall be true and correct (other than de minimus inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Mid Penn set forth in Sections 5.1(a), 5.1(b) (1st two sentences only), 5.1(c), 5.1(d), 5.3 and 5.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).
(b)   Agreements and Covenants. Mid Penn shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c)   No Change Resulting in Material Adverse Effect.   From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Mid Penn or Mid Penn Bank.
(d)   Payment of Merger Consideration.   Mid Penn shall have delivered the Exchange Fund to the Exchange Agent no later than one (1) Business Day before the Closing Date and the Exchange Agent shall provide 1st Colonial with a certificate evidencing such delivery.
(e)   Officer’s Certificate.   Mid Penn shall have delivered to 1st Colonial a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (d) of this Section 9.3 have been satisfied.
9.4.   Frustration of Closing Conditions.
Neither Mid Penn nor 1st Colonial may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to this Article IX.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
10.1.   Termination.
This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of 1st Colonial:
(a)   at any time by the mutual written agreement of Mid Penn and 1st Colonial;
(b)   by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by 1st Colonial) or Section 9.3(a) (in the case of a breach of a representation or warranty by Mid Penn);
(c)   by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of such covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of a covenant or agreement by 1st Colonial) or Section 9.3(b) (in the case of a breach of a covenant or agreement by Mid Penn);
(d)   by either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Mid Penn and 1st Colonial; provided, that no party may terminate this Agreement pursuant to this Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e)   by either party if the shareholders of 1st Colonial fail to approve the transactions contemplated by this Agreement at the 1st Colonial Shareholders’ Meeting called for that purpose (including any adjournment thereof); provided, however, that no termination right shall exist for 1st Colonial pursuant to this Section 10.1(e) if, prior to such shareholder vote, the Board of Directors of 1st Colonial shall have failed to make the 1st Colonial Recommendation, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Mid Penn;
(f)   by either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (C) such approval shall have resulted in a Materially Burdensome Regulatory Condition, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
(g)   by the Board of Directors of Mid Penn if 1st Colonial has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the 1st Colonial Board of Directors has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement or failed to make such recommendation at any time a recommendation is required to be made under this Agreement or modified or qualified such recommendation in a manner adverse to Mid Penn, or has otherwise made a determination to accept such Superior Proposal; or
(h)   by the Board of Directors of 1st Colonial if 1st Colonial has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the 1st Colonial Board of Directors has made a determination to accept such Superior Proposal.
10.2.   Effect of Termination.
(a)   In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 10.2, 11.1, 11.4, 11.5, 11.7, 11.10, 11.11, 11.12 (related to jurisdiction) and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.
(b)   If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:
(1)   Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
(2)   In the event of a termination of this Agreement because of a willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder (including the loss to the shareholders of 1st Colonial or Mid Penn, as applicable, of the benefits of the transactions contemplated by this Agreement, including, in the case of 1st Colonial, the loss of the premium (if any) to which the shareholders of 1st Colonial would have been entitled). “Willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.
(3)   In the event that this Agreement is terminated by Mid Penn pursuant to Section 10.1(g), or by 1st Colonial pursuant to Section 10.1(h), 1st Colonial shall pay to Mid Penn the Mid Penn

Termination Fee within five (5) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.
(4)   In the event that 1st Colonial enters into a definitive agreement relating to a 1st Colonial Acquisition Proposal or consummates a 1st Colonial Acquisition Proposal within twelve (12) months after the termination of this Agreement (i) by Mid Penn pursuant to Sections 10.1(b) or 10.1(c) because of a willful and material breach by 1st Colonial; or (ii) by Mid Penn or 1st Colonial pursuant to Section 10.1(e) following failure of the shareholders of 1st Colonial to approve the transactions contemplated by this Agreement and, in the case of (ii): (y) 1st Colonial has breached the provisions of Section 6.8, or (z) a third party has publicly proposed or announced an Acquisition Proposal prior to the 1st Colonial Shareholders’ Meeting, 1st Colonial shall pay to Mid Penn the Mid Penn Termination Fee within two (2) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.
(c)   For purposes of this Agreement, the “Mid Penn Termination Fee” shall mean $4,040,000.00.
(d)   The right to receive payment of the Mid Penn Termination Fee under Sections 10.2(b)(3) and 10.2(b)(4) constitutes the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under these Sections, and shall constitute liquidated damages and not a penalty.
10.3.   Amendment, Extension and Waiver.
Subject to applicable law, and except as provided in this Agreement, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of 1st Colonial), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of 1st Colonial, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to 1st Colonial’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE XI
MISCELLANEOUS
11.1.   Confidentiality.
Except as specifically set forth herein, Mid Penn and 1st Colonial mutually agree to be bound by the terms of the confidentiality agreement dated May 19, 2025 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.
11.2.   Public Announcements.
1st Colonial and Mid Penn shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither 1st Colonial nor Mid Penn shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto, provided, however, that nothing in this Section 11.2 shall be deemed to prohibit any party from making any disclosure (i) which it deems necessary in order to satisfy such party’s disclosure obligations imposed by law, (ii) with respect to any Acquisition Proposal (in accordance with the terms of this Agreement) or (iii) for statements that are reasonably necessary in connection with a party enforcing its rights under this Agreement in any litigation between the parties relating to this Agreement.
11.3.   Survival.
All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including Section 2.4(e), Article III, Section 7.8, Section 7.9, Section 7.10, and Section 7.11.
11.4.   Confidential Supervisory Information.
Notwithstanding any other provision of this Agreement, no party shall be required to make any disclosure or furnish access to any information (whether pursuant to a representation or warranty or otherwise) that would involve the disclosure of confidential supervisory information (as defined in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. Notwithstanding the foregoing, no failure to disclose pursuant to this Section 11.4 will operate to waive or exclude a breach of any representation, warranty or covenant of this Agreement.
11.5.   Expenses.
Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement-Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of Mid Penn, the registration fee to be paid to the SEC in connection with the Registration Statement.
11.6.   Notices.
All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next Business Day delivery, addressed as follows:
If to Mid Penn, to:	Rory G. Ritrievi President and Chief Executive Officer Mid Penn Bancorp, Inc. 2407 Park Drive Harrisburg, Pennsylvania 17110
With required copies (which shall not constitute notice) to:	Kevin Houlihan, Esq. William Levay, Esq. Holland & Knight LLP 800 17th Street, N.W., Suite 1100 Washington, D.C. 20006 E-mail: kevin.houlihan@hklaw.com William.levay@hklaw.com
If to 1st Colonial, to:	Robert B. White President and Chief Executive Officer 1st Colonial Bancorp, Inc. 1000 Atrium Way, Suite 200 Mount Laurel, New Jersey 08054

With required copies (which shall not constitute notice) to:	Christopher S. Connell, Esq. Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, Pennsylvania 19103 E-mail: cconnell@stradley.com or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier and requesting next Business Day delivery.
11.7.   Parties in Interest.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
11.8.   Complete Agreement.
This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement referred to in Section 11.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.
11.9.   Counterparts.
This Agreement may be executed in one or more counterparts (including by transmission of duly executed signature pages in .pdf format) all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.
11.10.   Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
11.11.   Governing Law.
This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws.
11.12.   Interpretation.
When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including”

are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The phrases “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. A disclosure set forth in any Mid Penn Disclosure Schedule shall be deemed to be a disclosure under all Mid Penn Disclosure Schedules, and a disclosure in any 1st Colonial Disclosure Schedule shall be deemed to be a disclosure under all 1st Colonial Disclosure Schedules.
11.13.   Specific Performance; Jurisdiction.
The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any federal or state court of competent jurisdiction located in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court of competent jurisdiction located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other a federal or state court of competent jurisdiction located in the Commonwealth of Pennsylvania.
11.14.   Waiver of Trial by Jury.
The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based on, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.
11.15.   Delivery by Facsimile or Electronic Transmission.
This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
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IN WITNESS WHEREOF, Mid Penn and 1st Colonial have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.
MID PENN BANCORP, INC.
By:
/s/ Rory G. Ritrievi

Name: Rory G. Ritrievi
Title:  President and Chief Executive Officer
1ST COLONIAL BANCORP, INC.
By:
/s/ Robert B. White

Name: Robert B. White
Title:  President & Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Exhibit A
September 24, 2025
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, Pennsylvania 17110
Ladies and Gentlemen:
Mid Penn Bancorp, Inc. (“Mid Penn”) and 1st Colonial Bancorp, Inc. (“1st Colonial”) desire to enter into, concurrently with or following the execution of this letter agreement (this “Agreement”), an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, 1st Colonial will merge with and into Mid Penn with Mid Penn surviving the merger (the “Merger”) pursuant to the terms and conditions of the Merger Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
Mid Penn has required that, as a condition to its willingness to enter into the Merger Agreement and pursuant to Section 6.11 of the Merger Agreement, the undersigned shareholder of 1st Colonial, being either a director or executive officer as of the date hereof, execute and deliver to Mid Penn this Agreement.
The undersigned, in order to induce Mid Penn to enter into the Merger Agreement, hereby irrevocably (in his or her individual capacity and not as a director or officer of 1st Colonial):
(a)   represents and warrants to Mid Penn that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act of 1934 (the “Exchange Act”)), and has the sole power to vote or to direct the voting of, all of the shares of 1st Colonial Common Stock set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of 1st Colonial Common Stock pursuant to paragraph (d) below, the “Shares”) (provided that the term “Shares” shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary) free and clear of all Liens (other than Liens which do not affect the ability of the undersigned to vote the Shares), (B) does not beneficially own any shares of 1st Colonial Common Stock over which the undersigned has the sole power to vote or direct the voting of other than the Original Shares, and (C) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares (other than Liens which do not affect the ability of the undersigned to vote the Original Shares) and there are no voting trusts or voting agreements with respect to the Original Shares, (iii) neither the execution and delivery of this Agreement nor the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or law applicable to the undersigned or to the undersigned’s property or assets, and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;
(b)   agrees to (i) be present (in person or by proxy) at all 1st Colonial Shareholders’ Meetings in order to be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) vote or cause to be voted all such Shares (A) in favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the 1st Colonial Board of Directors), and (B) against (x) any 1st Colonial Acquisition Proposal, including any Superior Proposal, (y) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of 1st Colonial under the Merger Agreement or of the undersigned under this Agreement and (z) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Mid Penn’s or 1st Colonial’s conditions under the Merger Agreement;
(c)   agrees that (1) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than (i) to any immediate family member of the undersigned, (ii) to a trust for the benefit of the undersigned or his or her immediate family member or upon the undersigned’s death, (iii) to 1st Colonial in connection with the vesting, settlement or exercise of 1st Colonial equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of 1st Colonial equity awards, the exercise price thereon, (iv) as is otherwise permitted by Mid Penn in its sole discretion, (v) Transfers by will or operation of law, in which case this Agreement shall bind the transferee, (vi) to any charitable organization that is tax exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or (vii) Transfers to any other shareholder of 1st Colonial who has executed a copy of this Agreement on the date hereof; provided that, in the case of the foregoing clauses (i), (ii), (iv), (v), (vi) and (vii), (1) prior to the effectiveness of such transfer, the transferee executes and delivers to Mid Penn an agreement that is identical to this Agreement or such other written agreement, in a form reasonably satisfactory to Mid Penn, to assume all of the undersigned’s obligations hereunder in respect of the Shares subject to such Transfer, to the same extent as the undersigned is bound hereunder and to make each of the representations and warranties hereunder in respect of the Shares transferred as the undersigned shall have made hereunder and (2) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void;
(d)   agrees that all shares of 1st Colonial Common Stock, for which the undersigned has the sole power to vote or to direct the voting of, that the undersigned purchases or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement; provided however, that such purchases by the undersigned shall not constitute Shares if the undersigned does not have the sole power to vote or to direct the voting of such shares;
(e)   represents, covenants and agrees that, except for this Agreement, the undersigned (x) has not entered into, and shall not enter into during the term of this Agreement, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with the undersigned’s obligations under this Agreement and (y) has not granted, and shall not grant during the term of this Agreement, a proxy, consent or power of attorney with respect to the Shares, except any proxy to carry out the intent of and the undersigned’s obligations under this Agreement and any revocable proxy granted to officers or directors of 1st Colonial at the request of 1st Colonial’s Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of 1st Colonial’s shareholders;
(f)   to the fullest extent permitted by applicable law, irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect any rights of appraisal or rights to dissent in connection with the Merger or any other transactions contemplated by the Merger Agreement that the undersigned may have with respect to the Shares under applicable law;
(g)   agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any proceeding, claim or action, derivative or otherwise, against Mid Penn, 1st Colonial, the Mid Penn Subsidiaries or the 1st Colonial Subsidiaries, successors, directors or officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing), or (ii) to the fullest extent permitted under applicable law, alleging a breach of any duty of the Board of Directors of Mid Penn or 1st Colonial in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby; and
(g)   agrees not to, and agrees to cause his, her or its controlled affiliates (which, for the avoidance of doubt, do not include 1st Colonial or any 1st Colonial Subsidiaries), and his, her or its and their respective representatives, not to, take any action that, were it taken by the 1st Colonial or the 1st Colonial Representatives would violate Section 6.8 of the Merger Agreement.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of 1st Colonial Common Stock and is not in any way intended to affect the exercise or omission by the undersigned of the undersigned’s responsibilities as a director or officer of 1st Colonial. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise or omission, including under the Merger Agreement, by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of 1st Colonial Common Stock held or controlled by the undersigned as of the date hereof. No such actions or omissions in furtherance of the undersigned’s responsibilities as a director or officer shall be deemed a breach of this Agreement.
The obligations set forth in this Agreement shall terminate upon the earliest to occur of (i) the 1st Colonial Shareholders’ Meeting (including any adjournment or postponement thereof) and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.
This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.
This Agreement shall inure to the benefit of Mid Penn, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other. This Agreement shall survive the death or incapacity of the undersigned.
If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
The undersigned agrees that, in the event of his or her breach of this Agreement, Mid Penn shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Mid Penn for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.
[Signature Page Follows]

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Mid Penn by signing and returning to Mid Penn a counterpart hereof.
Very truly yours,
Name:
Number of Shares:
Accepted as of this       day of September  , 2025:
MID PENN BANCORP, INC.
By:

Name: Rory G. Ritrievi
Title:  President & CEO

Exhibit B
BANK PLAN OF MERGER
THIS BANK PLAN OF MERGER (“Plan of Merger”) dated as of    , 2026, is by and between MID PENN BANK, a Pennsylvania bank and trust company (“MP Bank”), and 1st Colonial Community Bank, a New Jersey-chartered bank (“1st Colonial Bank”).
BACKGROUND
1.   MP Bank is a Pennsylvania bank and trust company and a wholly-owned subsidiary of Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”). MP Bank’s principal office is located at 349 Union Street, Millersburg (Dauphin County), PA 17061, and having branch offices at the locations set forth on Schedule I. The authorized capital stock of MP Bank consists of 10,000,000 shares of common stock, par value $1.00 per share (the “MP Capital Stock”), of which at the date hereof 150,000 shares are issued and outstanding.
2.   1st Colonial Community Bank is a New Jersey-chartered bank and a wholly-owned subsidiary of 1st Colonial Bancorp, Inc., a Pennsylvania corporation (“1st Colonial”). 1st Colonial Bank’s principal office is located at 1000 Atrium Way, Suite 200, Mount Laurel, NJ 08054 and having branch offices at the locations set forth on Schedule II. The authorized capital stock of 1st Colonial Bank consists of 5,000,000 shares of common stock, par value $2.00 per share (the “1st Colonial Bank Common Stock”), of which at the date hereof 500,000 shares are issued and outstanding.
3.   The respective Boards of Directors of MP Bank and 1st Colonial Bank deem the merger of 1st Colonial Bank with and into MP Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.
4.   The respective Boards of Directors of MP Bank and 1st Colonial Bank have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Mid Penn and 1st Colonial have adopted resolutions approving an Agreement and Plan of Merger of even date herewith (the “Holding Company Merger Agreement”) between Mid Penn and William Penn, providing for the merger of 1st Colonial with and into Mid Penn (the “Holding Company Merger”) and pursuant to which this Plan of Merger is being executed by MP Bank and 1st Colonial Bank.
5.   For U.S. federal income tax purposes, it is intended that the Bank Merger (defined below) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Merger is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.
AGREEMENT
In consideration of the premises and of the mutual covenants and agreements herein contained, MP Bank and 1st Colonial Bank, intending to be legally bound hereby, agree:
ARTICLE I
MERGER; BUSINESS
1.1    Merger.   Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, and the provisions of the Pennsylvania Banking Code of 1965, as amended, on the Effective Date (as that term is defined in Article V hereof), 1st Colonial Bank shall merge with and into MP Bank; the separate existence of 1st Colonial Bank shall cease; and 1st Colonial Bank shall be the surviving bank under the name and title “Mid Penn Bank” (such transaction referred to herein as the “Bank Merger” and MP Bank, as the surviving bank in the Bank Merger, referred to herein as the “Surviving Bank”).
1.2    Business.   The business of the Surviving Bank shall be conducted at the main office of MP Bank, and shall be located at 349 Union Street, Millersburg, Pennsylvania 17061, and its legally established branches, which shall include the main office and all of the branch offices of 1st Colonial Bank. The branch offices at the locations set forth on Schedule I and Schedule II hereto shall be continued as branch offices of the Surviving Bank.
ARTICLE II
ARTICLES OF INCORPORATION AND BY-LAWS
On and after the Effective Date of the Bank Merger, the articles of incorporation and by-laws of MP Bank in effect immediately prior to the Effective Date shall continue to be the articles of incorporation and bylaws of the Surviving Bank.
ARTICLE III
BOARD OF DIRECTORS AND OFFICERS
3.1    Board of Directors.   On and after the Effective Date, the Board of Directors of the Surviving Bank shall consist of the existing directors of MP Bank holding office immediately prior to such Effective Date, each to hold office until his or her successor is elected and qualified in accordance with applicable law and the articles of incorporation and bylaws of the Surviving Bank.
3.2    Officers.   On and after the Effective Date of the Bank Merger, the officers of MP Bank duly appointed and holding office immediately prior to such Effective Date shall be the officers of MP Bank, as the Surviving Bank in the Bank Merger, and Robert B. White, President and Chief Executive Officer of 1st Colonial, shall be appointed and serve as Senior Executive Vice President, Greater Philadelphia Metro Area Market President and Senior Risk Advisor of MP Bank.
ARTICLE IV
CONVERSION OF SHARES
4.1    Stock of MP Bank.   Each share of MP Capital Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of capital stock of the Surviving Bank.
4.2    Stock of 1st Colonial Bank.   Each share of 1st Colonial Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be canceled and no cash, stock or other property shall be delivered in exchange therefor.
ARTICLE V
EFFECTIVE DATE OF THE MERGER
The Bank Merger shall be effective on the date on which articles of merger executed by 1st Colonial Bank and MP Bank are filed with the Pennsylvania Department of State and the Department of Banking and Insurance of New Jersey, unless a later date is specified in such articles of merger (the “Effective Date”).
ARTICLE VI
EFFECT OF THE MERGER
On the Effective Date, the separate existence of 1st Colonial Bank shall cease; the principal and branch offices of 1st Colonial Bank shall become authorized branch offices of the Surviving Bank; and all of the property (real, personal and mixed), rights, powers, duties and obligations of MP Bank and 1st Colonial Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations. At the Effective Time, the amount of capital stock of the Surviving Bank shall be $[•], divided into 150,000 shares of common stock, each of $1.00 par value, and at the Effective Time the Surviving Bank shall have a surplus of $[•].
ARTICLE VII
CONDITIONS PRECEDENT
The obligations of MP Bank and 1st Colonial Bank to effect the Bank Merger shall be subject to (i) the approval of this Plan of Merger by 1st Colonial and Mid Penn in their capacities as the sole shareholder of

1st Colonial Bank and MP Bank, respectively, (ii) receipt of the required approval of the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and Securities, and any other applicable regulatory authority, (iii) receipt of any necessary approval to operate the main office of 1st Colonial Bank and the branch offices of 1st Colonial Bank as offices of the Surviving Bank, and (iv) the completion of the transactions contemplated by the Holding Company Merger Agreement on or before the Effective Date.
ARTICLE VIII
TERMINATION
This Plan of Merger shall terminate upon any termination of the Holding Company Merger Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.
ARTICLE IX
AMENDMENT
Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Holding Company Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.
ARTICLE X
MISCELLANEOUS
10.1    Extensions; Waivers.   Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Plan of Merger.
10.2    Notices.   Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Holding Company Merger Agreement.
10.3   Captions.   The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.
10.4   Counterparts.   For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.
10.5   Governing Law.   This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws principles thereof.
[Signature Page Follows]

IN WITNESS WHEREOF, each party has caused this Plan of Merger to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.
ATTEST:	MID PENN BANK
Elizabeth Martin, Secretary (SEAL)	By: Rory G. Ritrievi, President & CEO
ATTEST:	1ST COLONIAL BANK
Mary Kay Shea, Secretary (SEAL)	By: Robert B. White, President & CEO

Schedule I
1.	349 Union Street, Millersburg, PA 17061
2.	545 E. Grand Avenue, Tower City, PA 17980
3.	4509 Derry Street, Harrisburg, PA 17111
4.	1001 Peters Mountain Road, Dauphin, PA 17018
5.	4622 Carlisle Pike, Mechanicsburg, PA 17050
6.	550 Main Street, Lykens, PA 17048
7.	2615 N. Front Street, Harrisburg, PA 17110
8.	17 North 2nd Street, Harrisburg, PA 17101
9.	51 South Front Street, Steelton, PA 17113
10.	1100 Spring Garden Drive, Middletown, PA 17057
11.	4642 State Route 209, Elizabethville, PA 17023
12.	2148 Market Street, Camp Hill, PA 17011
13.	2305 South Market Street, Elizabethtown, PA 17022
14.	437 Pa 901, Minersville, PA 17954
15.	504 South Lehigh Avenue, Frackville, PA 17931
16.	641 State Route 93, Conyngham, PA 18219
17.	5288 Simpson Ferry Road, Mechanicsburg, PA 17050
18.	1817 Oregon Pike, Lancaster, PA 17601
19.	150 Pittsburgh Street, Scottdale, PA 15683
20.	125 South Arch Street, Connellsville, PA 15425
21.	103 Bessemer Road, Mount Pleasant, PA 15666
22.	3663 Peters Mountain Road, Halifax, PA 17032
23.	104 Pheasant Run, Newtown, PA 18940
24.	480 Norristown Road, Blue Bell, PA 19422
25.	1310 Broadcasting Road, Wyomissing, PA 19610
26.	3101 Shillington Road, Sinking Spring, PA 19608
27.	4200 N. 5th Street Highway, Temple, PA 19560
28.	237 E. Gay Street, West Chester, PA 19380
29.	5049 Jonestown Road, Harrisburg, PA 17112
30.	1215 N. Church Street, Hazle Township, PA 18202
31.	9585 William Penn Highway, Huntingdon, PA 16652
32.	500 South State Road, Marysville, PA 17053
33.	2173 West Market Street, Pottsville, PA 17901
34.	308 N. Claude A. Lord Blvd, Pottsville, PA 17901
35.	100 Hollywood Boulevard, Orwigsburg, PA 17961
36.	204 Bridge Street, Clearfield, PA 16830
37.	19 Irwin Drive Extension, Philipsburg, PA 16866
38.	407 Walnut Street, Curwensville, PA 16833
39.	91 Beaver Drive, Du Bois, PA 15801
40.	2287 Curryville Road, P.O. Box 270, Martinsburg, PA 16662
41.	3900 Hamilton Boulevard, Allentown, PA 18103
42.	439 Livingston Avenue, New Brunswick, NJ 08901

43.	444 West Main Street, Freehold Township, NJ
44.	249 Applegarth Road, Monroe, NJ 08831
45.	201 Pond Street, Bristol, PA 19007
46.	191 West State Street, Doylestown, PA 18901
47.	1309 S Woodbourne Rd, Levittown, PA 19057
48.	400 West Trenton Avenue, Morrisville, PA 19067
49.	911 Second Street Pike, Richboro, PA 18954
50.	10 North Main Street, Yardley, PA 19067
51.	1196 Walnut Bottom Road, Carlisle, PA 17015
52.	212 E Lancaster Ave, Wayne, PA 19087
53.	2701 East Allegheny Avenue, Philadelphia, PA 19134
54.	2900 Comly Road, Philadelphia, PA 19154
55.	5039 Church Road, Mt Laurel, NJ 08054
56.	509 S. White Horse Pike, Audubon, NJ 08106
57.	2 Cooper Street, 1st Floor, Camden, NJ 08102
58.	701 Erial Road, Pine Hill, NJ 08021
59.	4631 Nottingham Way, Hamilton Township, NJ 08690
Schedule II
1.	1,000 Atrium Way, Suite 200, Mount Laurel, NJ 08054
2.	1040 Haddon Avenue, Collingswood, NJ 08108
3.	440 Linfield Trappe Road, Limerick, PA 19468
4.	321 Broadway, Westville, NJ 08093

Annex B
September 24, 2025
Board of Directors
1st Colonial Bancorp, Inc.
1000 Atrium Way, Suite 200
Mount Laurel, NJ, 08054
Dear Members of the Board:
We have acted as your financial advisor in connection with the proposed merger (the “Transaction”) of 1st Colonial Bancorp, Inc. (the “Company”) with and into Mid Penn Bancorp, Inc. (the “Buyer”). You have requested that we provide our opinion (the “Opinion”) as investment bankers as to whether the consideration to be received by the common stockholders of the Company (solely in their capacity as such, the “Shareholders”) in the Transaction is fair to them from a financial point of view.
Pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between the Company and the Buyer, and subject to the terms, conditions and limitations set forth therein, we understand that, subject to potential adjustments as described in the Agreement, the total consideration payable by the Buyer in the Transaction has an aggregate value of approximately $101.1 million. Such consideration, subject to potential adjustments, will consist of (i) the obligation to pay approximately $2.3 million in cash in respect of the cancellation of outstanding options on the Company’s common stock, and (ii) with respect to each outstanding share of the Company’s common stock (including restricted shares), the right to receive, at the election of the holder thereof, either $18.50 in cash or 0.6945 shares of the Buyer’s common stock, with such elections subject to proration such that, in the aggregate, 40% of the Company’s outstanding common shares will be converted into cash consideration and 60% into stock consideration. The terms and conditions of the Transaction are more fully set forth in the Agreement.
In connection with developing our Opinion we have:
(i)
reviewed certain publicly available financial statements and reports regarding the Company and the Buyer;

(ii)
reviewed certain audited financial statements regarding the Company and the Buyer;

(iii)
reviewed certain internal financial statements, management reports and other financial and operating data concerning the Company and the Buyer prepared by management of the Company and management of the Buyer, respectively;

(iv)
reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning the Company and the Buyer provided by management of the Company and management of the Buyer, as applicable, and upon consensus research estimates concerning the Buyer, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Buyer;

(v)
reviewed the reported prices and trading activity for the common stock of the Company and the Buyer;

(vi)
compared the financial performance of the Company and the Buyer with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(vii)
reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)
reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(ix)
discussed with management of the Company and management of the Buyer the operations of and future business prospects for the Company and the Buyer, respectively and the anticipated financial consequences of the Transaction to the Company and the Buyer, respectively;

(x)
assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Buyer; and

(xi)
performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information, financial data and financial forecasts provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified or undertaken any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of the Company has assured us that it is not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or the Buyer. We have not received or reviewed any individual loan or credit files nor have we made an independent evaluation of the adequacy of the allowance for credit losses of the Company or the Buyer. We have not made an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities or any other disaster or adversity, on the business or prospects of the Company or the Buyer. With respect to the financial projections or forecasts prepared by management of the Company and management of the Buyer, including the forecasts of potential cost savings and potential synergies, we have also assumed that such financial projections or forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of management of the Company and management of the Buyer, respectively, as to the future financial performance of the Company and the Buyer, respectively, and provide a reasonable basis for our analysis. We recognize that such financial projections or forecasts are based on numerous variables, assumptions and judgments that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such projections or forecasts, and we express no opinion as to the reliability of such financial projections, forecasts or estimates or the assumptions upon which they are based.
As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Buyer. We issue periodic research reports regarding the business and prospects of the Buyer, and we make a market in the stock of the Buyer. We have provided investment banking services to the Buyer in recent years, including serving as financial advisor in connection with the Buyer’s acquisitions of Brunswick Bancorp and William Penn Bancorporation, which closed on May 19, 2023 and April 30, 2025, respectively, and as an underwriter on a follow-on offering of the Buyer’s common stock which priced on November 1, 2024. We are also serving as financial advisor to the Buyer in connection with another potential acquisition, and we expect to receive customary compensation for such services. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our

Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments with participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of any participants in the Transaction.
We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Transaction will be resolved favorably to the Company and its shareholders. We do not express any opinion as to any tax or other consequences that might result from the Transaction.
The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. Market price data used in connection with this Opinion is based on reported market closing prices as of September 23, 2025. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on events occurring after the date hereof. We further note that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities or any other disaster or adversity, may or may not have an effect on the Company or the Buyer, and we are not expressing an opinion as to the effects of such volatility or disruptions on the Transaction or any party to the Transaction. We further express no opinion as to the prices at which shares of the Buyer’s or Company’s common stock may trade at any time subsequent to the announcement of the Transaction.
In connection with developing this Opinion, we have assumed that, in all respects material to our analyses:
(i)
the Transaction and any related transactions will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification;

(ii)
the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct;

(iii)
each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)
all conditions to the completion of the Transaction will be satisfied within the time frames contemplated by the Agreement without any waivers;

(v)
that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Shareholders;

(vi)
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Buyer since the date of the most recent financial statements made available to us, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact the Company or the Buyer; and

(vii)
the Transaction will be consummated in a manner that complies with applicable law and regulations.

This Opinion is directed to, and is for the use and benefit of, the Board of Directors of the Company (in its capacity as such) solely for purposes of assisting with its review and deliberations regarding the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the Transaction, including with respect to how to vote or act with respect to the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise.
Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety, and we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications and prior to distribution of any amendments thereto.
Based on the foregoing and our general experience as investment bankers, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the consideration to be received by the Shareholders in the Transaction is fair to them from a financial point of view.
Very truly yours,
STEPHENS INC.

Annex C
DISSENTERS’ RIGHTS STATUTE
Pennsylvania Business Corporation Law of 1988, as amended
Provisions for Dissenting Shareholders
SUBCHAPTER D — DISSENTERS RIGHTS
§1571. Application and effect of subchapter
(a)    General rule. — Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:
Section 329(c) (relating to special treatment of interest holders).
Section 333 (relating to approval of merger).
Section 343 (relating to approval of interest exchange).
Section 353 (relating to approval of conversion).
Section 363 (relating to approval of division).
Section 1906(c) (relating to dissenters rights upon special treatment).
Section 1932(c) (relating to dissenters rights in asset transfers).
Section 2104(b) (relating to procedure).
Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
Section 2325(b) (relating to minimum vote requirement).
Section 2704(c) (relating to dissenters rights upon election).
Section 2705(d) (relating to dissenters rights upon renewal of election).
Section 2904(b) (relating to procedure).
Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
Section 7104(b)(3) (relating to procedure).
(b)   Exceptions.
(1)   Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:
(i)   listed on a national securities exchange registered under section 6 of the Exchange Act; or
(ii)   held beneficially or of record by more than 2,000 persons.
(2)   Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:
(i)   (Repealed).

(ii)   Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.
(iii)   Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).
(3)   The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.
(c)   Grant of optional dissenters rights. — The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).
(d)   Notice of dissenters rights. — Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:
(1)   a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and
(2)   a copy of this subchapter.
(e)   Other statutes. — The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.
(f)   Certain provisions of articles ineffective. — This subchapter may not be relaxed by any provision of the articles.
(g)   Computation of beneficial ownership. — For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.
(h)   Cross references. — See:
Section 315 (relating to nature of transactions).
Section 1105 (relating to restriction on equitable relief).
Section 1763(c) (relating to determination of shareholders of record).
Section 2512 (relating to dissenters rights procedure).
§1572. Definitions
The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.
“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.
“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.
“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.
“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.
§1573. Record and beneficial holders and owners
(a)   Record holders of shares. — A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.
(b)   Beneficial owners of shares. — A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.
§1574. Notice of intention to dissent
If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.
§1575. Notice to demand payment
(a)   General rule. — If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:
(1)   State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2)   Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.
(3)   Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.
(4)   Be accompanied by a copy of this subchapter.
(b)   Time for receipt of demand for payment. — The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.
§1576. Failure to comply with notice to demand payment, etc.
(a)   Effect of failure of shareholder to act. — A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.
(b)   Restriction on uncertificated shares. — If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).
(c)   Rights retained by shareholder. — The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.
§1577. Release of restrictions or payment for shares
(a)   Failure to effectuate corporate action. — Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.
(b)   Renewal of notice to demand payment. — When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.
(c)   Payment of fair value of shares. — Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:
(1)   The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.
(2)   A statement of the corporation’s estimate of the fair value of the shares.
(3)   A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.
(d)   Failure to make payment. — If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.
§1578. Estimate by dissenter of fair value of shares
(a)   General rule. — If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.
(b)   Effect of failure to file estimate. — Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.
§1579. Valuation proceedings generally
(a)   General rule. — Within sixty (60) days after the latest of:
(1)   effectuation of the proposed corporate action;
(2)   timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or
(3)   timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);
if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.
(b)   Mandatory joinder of dissenters. — All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 C.S.A. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).
(c)   Jurisdiction of the court. — The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.
(d)   Measure of recovery. — Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.
(e)   Effect of corporation’s failure to file application. — If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the sixty (60)-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.
§1580. Costs and expenses of valuation proceedings
(a)   General rule. — The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.
(b)   Assessment of counsel fees and expert fees where lack of good faith appears. — Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the Party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.
(c)   Award of fees for benefits to other dissenters. — If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.